Exhibit 10.5

[CONFIDENTIAL TREATMENT REQUESTED.  CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION]

AIRLINE SERVICES AGREEMENT

by and between

MESABA AVIATION, INC.

and

NORTHWEST AIRLINES, INC.

Dated as of August 29, 2005

*** Denotes portions omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934. A copy of this agreement with the omitted information intact has been filed separately with the Securities and Exchange Commission

Section 4.01	Coordination with Mesaba
Section 4.02	Ground Handling and Dangerous Goods Handling; Technological Improvements; Weather-event Recovery
Section 4.03	Facilities
Section 4.04	Data Communications
Section 4.05	Security
Section 4.06	Reservation Services
Section 4.07	Ticketing Services and Ticketing Procedures
Section 4.08	Baggage Handling Procedures
Section 4.09	Air Cargo Handling Services
Section 4.10	Use of COMAT
Section 4.11	Slots and Route Authorities
Section 4.12	Emergency Response and Family Assistance
Section 4.13	Technology Improvements

ARTICLE V	REVENUES, PAYMENTS AND SETOFF

Section 5.01	Revenues
Section 5.02	Payments to Mesaba
Section 5.03	Billing
Section 5.04	Credit Card Chargebacks
Section 5.05	Returned Checks

ARTICLE VI	REPORTING OBLIGATIONS, AUDITING, INSPECTIONS AND CONFIDENTIALITY/PUBLICITY

Section 6.01	Reporting Obligations
Section 6.02	Audits
Section 6.03	Inspections
Section 6.04	Confidentiality/Publicity

ARTICLE VII	NORTHWEST IDENTIFICATION

Section 7.01	Identification License
Section 7.02	Designator License
Section 7.03	New Identifications
Section 7.04	Use of Identification
Section 7.05	Quality Control
Section 7.06	Reservation of Rights
Section 7.07	Ownership
Section 7.08	Termination
Section 7.09	Bankruptcy

ARTICLE VIII	TAXES AND FEES

Section 8.01	Taxes and Fees
Section 8.02	Ticket Taxes and Fees
Section 8.03	Property Tax, Fuel Tax, and Sales and Use Tax Compliance.

Section 8.04	Refunds of Tax.

ARTICLE IX	LIABILITY, INDEMNIFICATION AND INSURANCE

Section 9.01	Independent Contractor
Section 9.02	Indemnification
Section 9.03	Insurance

ARTICLE X	TERM AND TERMINATION

Section 10.01	Term
Section 10.02	Termination by Either Party
Section 10.03	Termination by Northwest

ARTICLE XI	MISCELLANEOUS

Section 11.01	Limitation on Performance
Section 11.02	Mutual Cooperation
Section 11.03	Representations and Warranties
Section 11.04	Assignment
Section 11.05	Governing Law
Section 11.06	Interline and Other Agreements
Section 11.07	Notices
Section 11.08	Parties
Section 11.09	Counterparts
Section 11.10	Severability
Section 11.11	Captions, Section Headings and Table of Contents
Section 11.12	Dispute Resolution; Availability of Equitable Remedies; Procedures
Section 11.13	Exhibits
Section 11.14	Integration and Entire Agreement
Section 11.15	Relationship of Parties
Section 11.16	Termination of Prior Agreements

EXHIBITS

Exhibit A-1	CRJ-200/440 Aircraft Lease Form
Exhibit A-2	CRJ Spare Engine Lease Form
Exhibit B	CRJ-200/440 Delivery Schedule
Exhibit C	ARJ Payment Terms
Exhibit D	Saab Payment Terms
Exhibit E	CRJ Payment Terms
Exhibit F	Pass Travel Privileges
Exhibit G	Northwest Service Cities
Exhibit H	Facilities Use Agreement
Exhibit I	Cancellation Codes

AIRLINE SERVICES AGREEMENT

THIS AIRLINE SERVICES AGREEMENT (the “Agreement”) is dated as of the 29th day of August, 2005 by and between MESABA AVIATION, INC., a Minnesota corporation (“Mesaba”), and NORTHWEST AIRLINES, INC., a Minnesota corporation (“Northwest”).

WITNESSETH:

WHEREAS, Mesaba and Northwest are parties to (i) a Regional Jet Services Agreement, dated October 25, 1996, as amended (the “RJ Agreement”), and (ii) an Airline Services Agreement, dated July 1, 1997, as amended (the “Saab Agreement”), and Mesaba and Northwest desire to replace the RJ Agreement and the Saab Agreement with this Agreement;

WHEREAS, Mesaba, Northwest and MAIR Holdings, Inc. executed a Term Sheet Proposal for New Omnibus Airline Services Agreement dated April 20, 2005 (the “Term Sheet Proposal”), pursuant to which, among other things, Mesaba agreed to fly additional regional jet aircraft for Northwest;

WHEREAS, Mesaba and Northwest desire to make certain arrangements between them which will enable Mesaba to continue to provide Northwest with turboprop air transportation services and to provide Northwest with additional regional jet air transportation services;

WHEREAS, Mesaba and Northwest are each willing to perform in the manner and upon the conditions and terms hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Northwest and Mesaba do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01     Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(1)                                  the terms as defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(2)                                  all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; and

(3)                                  the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article or other subdivision; and

(4)                                  Exhibits C, D and E each include defined terms that have meanings assigned to them in such Exhibits.

“ACARS” means the Aircraft Communications Addressing and Reporting System which provides datalink communications between the Aircraft and Mesaba with respect to operational matters.

“Affiliate” means, as applied to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Air Cargo” means air freight, United States mail and small package services appropriate for the Aircraft.

“Air Cargo Handling Services” means the Air Cargo handling services to be performed pursuant to Section 4.09.

“Aircraft” means, the Avro Regional Jet Aircraft, the CRJ-200/440 Aircraft and the Saab 340 Aircraft.

“Aircraft Rental Expense” means the Basic Rent charged in the Leases between Northwest and Mesaba with respect to the CRJ-200/440 Aircraft.

“Airlink Carrier” means an airline operating regional jet and/or turboprop air transportation services as a Northwest Airlink carrier pursuant to an airline services agreement between such airline and Northwest.

“Airport Landing Fees” shall include all landing fees, airport user fees and assessments to the extent such fees and assessments are attributable to or result from Regional Airline Services.

“Annual Operating Plan” shall have the meaning ascribed to such term in Section 2.12.

“Avro Regional Jet Aircraft” means the thirty-five (35) Avro Regional Jet aircraft in Mesaba’s fleet as of the Effective Date.

“Baggage Handling Services” means the baggage handling services to be performed pursuant to Section 4.08.

“Basic Rent” shall have the meaning ascribed to such term in the Leases.

“Beneficial Ownership” has the meaning given such term as defined as of the date hereof in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended.

“Block Hour” means the period of time (in minutes) beginning when an Aircraft first moves from the ramp blocks in connection with a Scheduled Flight, a Non-Scheduled Flight or a Charter Flight and ending when the Aircraft next comes to a stop at the ramp blocks at any station or other point of termination as recorded by ACARS or another mutually agreed system, divided by sixty (60).

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, options, warrants, participation or other equivalents of or interests in (however designated) the equity of such Person, including any preferred stock.

“Charter Flights” means revenue passenger flights using the Aircraft (other than Scheduled Flights).

“COMAT” means company material, including but not limited to priority aircraft maintenance parts.

“CRJ-200/440 Aircraft” means (i) up to *** CRJ-200 or CRJ-440 Canadair Regional Jet aircraft when and as such aircraft are added to Mesaba’s fleet pursuant to Section 3.02, and (ii) up to *** additional CRJ-200 or CRJ-440 Canadair Regional Jet aircraft when and if such aircraft are added to Mesaba’s fleet pursuant to Section 3.02.

“CRJ Spare Engine Rental Expense” means the Basic Rent charged in the Leases between Northwest and Mesaba for the CRJ Spare Engines.

“CRJ Spare Engines” means the General Electric CF34-3B1 spare engines to be added to Mesaba’s fleet pursuant to Section 3.02, when and as such spare engines are added to Mesaba’s fleet pursuant to Section 3.02.  Any CRJ Spare Engine removed from Mesaba’s fleet ceases to be a “CRJ Spare Engine” hereunder upon the date of such removal.

“Dangerous Goods” shall have the meaning ascribed to such term in Section 1.0 of the Dangerous Goods Regulations of the International Air Transport Association (“IATA”), as such term may be amended from time to time by IATA.

“Data Communication Equipment” shall have the meaning ascribed to such term in Section 4.04.

“Default” means the occurrence of an event set forth in Section 10.02 or Section 10.03, and the expiration of any cure period provided therein without cure or other remedial action having occurred, permitting termination of this Agreement.

“Designator” means “NW” or such other designator code selected by Northwest from time to time in its sole discretion to identify Northwest’s own flights.

“Direct Costs” means Northwest’s or Mesaba’s, as applicable, actual cost for goods and services without any surcharge for administrative or general overhead expenses.

“DOT” means the United States Department of Transportation or any successor to its functions with respect to the regulation of air transportation.

“DOT Certification” means any and all certifications and approvals by the DOT, the FAA and other regulatory agencies required for Mesaba to operate the Aircraft and to perform pursuant to the terms of this Agreement and all Governmental Regulations.

“Effective Date” means the date specified in Section 10.01 of this Agreement.

“Equipment” means the Aircraft and the CRJ Spare Engines.

“FAA” means the Federal Aviation Administration or any successor organization.

“Facilities Leases” shall have the meaning ascribed to such term in Section 4.03(g).

“Governmental Regulations” means the rules and regulations prescribed by an airport authority at a Service City or by any local, state or federal unit of government having authority and jurisdiction to regulate the business and affairs of an air carrier having DOT Certification, including without limitation, the DOT and the FAA.

“Ground Handling Functions” shall have the meaning ascribed to such term in Section 4.02.

“Hub Cities” means Memphis, Tennessee (“MEM”), Minneapolis/St. Paul, Minnesota (“MSP”), Detroit, Michigan (“DTW”) and any other city in the United States where Northwest, together with its subsidiaries and Airlink Carriers operating under Northwest’s Designator, operate an average of more than fifty (50) departures per day during any Northwest Schedule Period.

“Identification” means a trade name, trademark, service mark, graphic, logo, distinctive color scheme or other trade dress, domain name and/or other identification or indication of source or origin.

“Lease” means (i) the leases, subleases and/or sub-subleases entered into with respect to the Avro Regional Jet Aircraft, (ii) the leases, subleases and/or sub-subleases entered into or to be entered into pursuant to Section 3.03 in respect of the CRJ-200/440 Aircraft substantially in the form of Exhibit A-1,  (iii) the leases, subleases and/or sub-subleases entered into or to be entered into pursuant to Section 3.03 in respect of CRJ Spare Engines substantially in the form of Exhibit A-2, and (iv) the leases, subleases and/or sub-subleases with respect to the Saab 340 Aircraft.

“Maintenance Facilities” shall have the meaning ascribed to such term in Section 4.03(c).

“Maintenance Program” shall have the meaning ascribed to such term in the Leases.

“MAIR Holdings, Inc.” means Mesaba’s parent company MAIR Holdings, Inc., a Minnesota corporation, and any successor.

“Margin Payment” shall have the meaning ascribed to such term in Attachment A of Exhibit E.

“Mesaba Change of Control” means:

(a)                                  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”)) (other than Northwest) of Beneficial Ownership of 20% or more of either (i) the then outstanding shares of Capital Stock of MAIR Holdings, Inc. (the “Outstanding Holdings Capital Stock”) or (ii) the combined Voting Power of the then outstanding voting securities of MAIR Holdings, Inc. entitled to vote generally in the election of directors (the “Outstanding Holdings Voting Securities”); provided, however, the term “Person” as used in this definition shall not include Northwest, any Northwest assignee or transferee, or Carl R. Pohlad and his family or any Affiliate of Carl R. Pohlad which beneficially owns directly or indirectly shares of MAIR Holdings, Inc. common stock as of the date hereof;

(b)                                 Approval by the Board of Directors of Mesaba or MAIR Holdings, Inc. of a reorganization, merger or consolidation (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Holdings Capital Stock and Outstanding Holdings Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of Capital Stock and the combined Voting Power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns MAIR Holdings, Inc. or Mesaba through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Holdings Capital Stock and Outstanding Holdings Voting Securities, as the case may be; or

(c)                                  Approval by the Board of Directors of Mesaba or MAIR Holdings, Inc. of (i) a complete liquidation or dissolution, or (ii) the sale or other disposition of all or substantially all of the assets of Mesaba or MAIR Holdings, Inc., other than to a corporation with respect to which following such sale or other disposition, more than 75% of, respectively, the then outstanding shares of Capital Stock of such corporation and the combined Voting Power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Holdings Capital Stock and Outstanding Holdings Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership immediately prior to such sale or other disposition of the Outstanding Holdings Capital Stock and Outstanding Holdings Voting Securities, as the case may be.

“Mesaba Identification” means any Identification selected by Mesaba from time to time for use in connection with the business of Mesaba, including without limitation “Mesaba,” “Mesaba Airlines,” “XJ” or any similar name.

“Mesaba Service Cities” means those Service Cities at which Mesaba operates Saab 340 Aircraft and which are not Northwest Service Cities or Hub Cities (as determined by Northwest and Mesaba from time to time).

“Northwest Schedule Period” means the planned duration of various time periods for which Northwest’s flight schedule is for sale in computer reservation systems.

“Northwest Service Cities” means those Service Cities at which Mesaba operates Regional Airline Services and Northwest’s employees or contract agents perform the Ground Handling Functions and which are listed in Exhibit G hereto (as amended by Northwest in its sole discretion from time to time).

“Northwest Tickets” shall have the meaning ascribed to such term in Section 4.07(a).

“NW Identification” means any Identification specifically selected by Northwest from time to time in its sole discretion for use by Mesaba in connection with the Regional Airline Services (including without limitation “Northwest Airlink” or any similar name).

“Performance Period” means each six (6) month period ending on a June 30 or December 31 occurring during the Term of this Agreement.

“Person” means an individual, partnership, corporation, business trust, joint stock company, limited liability company, unincorporated association, joint venture or other entity of whatever nature.

“PPI” means Producer Price Index for Commodities, Item Finished Goods – not seasonally adjusted, published by the United States Department of Labor, Bureau of Labor Statistics, and, if no longer published, any comparable successor index agreed to by both Northwest and Mesaba.

“Regional Airline Services” means the provisioning by Mesaba to Northwest of Scheduled Flights and Charter Flights using the Aircraft in accordance with this Agreement.

“Revenue Passenger” means a revenue passenger flown on a Scheduled Flight or a Charter Flight.

“Saab 340 Aircraft” means the sixty-three (63) turboprop aircraft leased by Mesaba as of the Effective Date (forty-nine (49) Saab 340B+ turboprop aircraft leased from Northwest, eleven (11) Saab 340B turboprop aircraft leased from Pinnacle Airlines, Inc. and three (3) Saab 340A turboprop aircraft leased by Mesaba directly from third parties).

“Scheduled Flights” means revenue passenger flights (other than Charter Flights) using the Aircraft which, regardless of frequency, are held out to the public and published in the customary and applicable schedule distribution systems, such as the Official Airline Guide (“OAG”), or published by Northwest in its own system timetables.  In addition, Scheduled Flights shall include all regularly scheduled flights which are not revenue passenger flights as determined by Northwest in its sole discretion.

“Service Cities” means those cities identified from time to time by Northwest to which Mesaba shall provide Regional Airline Services.

“Support Agreements” shall have the meaning ascribed to such term in Section 3.11.

“Term” means the term of this Agreement as determined by the length of time between the Effective Date and Termination Date as set forth in Article X herein (unless otherwise terminated earlier pursuant to the terms of this Agreement).

“Termination Date” means the date on which this Agreement terminates pursuant to Article X.

“Ticket Taxes and Fees” means any taxes pursuant to Sections 4261 or 4271 of the U.S. Internal Revenue Code of 1986, as amended or succeeded, on any amounts paid by customers for transportation of persons or packages by air, and any passenger facility charges, airport improvement fees, security fees or charges, stamp taxes, excise taxes, value-added taxes (in the nature of a sales or use tax), gross receipts taxes (in the nature of a sales or use tax), U.S. APHIS user fees, U.S. Customs user fees, U.S. Immigration user fees, and any other taxes and/or user fees imposed by any domestic or foreign governmental entity, airport or taxing authority on a per-passenger basis on any amounts paid by customers for transportation of persons or packages by air.

“Ticketing Services” means the ticketing services to be performed pursuant to Section 4.07.

“Traffic Referral” shall have the meaning ascribed to such term in Section 4.07(e).

“Transfer Manifest” shall have the meaning ascribed to such term in Section 4.09(a).

“TSA” means the United States Transportation Security Administration or any successor governmental organization.

“Voting Power” means, as of the date of determination, the voting power in the general election of directors, managers or trustees, as applicable.

ARTICLE II

PROVISION OF REGIONAL AIRLINE SERVICES

Section 2.01     Operation of Scheduled Flights.  Subject to the terms and conditions of this Agreement, Mesaba shall use the Aircraft to operate Scheduled Flights and Charter Flights as shall be designated by Northwest from time to time in Northwest’s sole discretion, provided that (a) Northwest will not schedule the CRJ-200/440 Aircraft operated by Mesaba pursuant to this Agreement to operate Scheduled Flights to/from a Hub City other than Minneapolis/St. Paul, Minnesota until after the date on which Mesaba is operating at least *** such Aircraft pursuant to this Agreement, and (b) if Northwest schedules CRJ-200/440 Aircraft operated by Mesaba pursuant to this Agreement to operate Scheduled Flights to/from a Hub City other than Minneapolis/St. Paul, Minnesota pursuant to this Section 2.01(a), Northwest will nonetheless continue to schedule at least *** such Aircraft to operate Scheduled Flights to/from Minneapolis/St. Paul, Minnesota.  All schedules and aircraft routing for such Scheduled Flights and all utilization of the Aircraft shall be determined by Northwest from time to time, in its sole discretion, subject to the reasonable operating constraints of Mesaba taking into consideration airport gate constraints, Aircraft maintenance, crew training and Aircraft rotation requirements.  Scheduled block times shall be set in accordance with Northwest’s standards unless otherwise mutually agreed by Northwest and Mesaba.  Minimum turn times shall be mutually agreed to by Mesaba and Northwest and set in conformity with standard industry practices and Aircraft type.

Section 2.02     Use of Designator, NW Identification and Related Matters.  Subject to the applicable provisions of Article VII below, Mesaba shall operate the Scheduled Flights and Charter Flights provided under this Agreement using the Designator.  The Scheduled Flights and Charter Flights shall be identified by Mesaba solely with flight numbers assigned by Northwest.  Subject to the applicable provisions of Article VII below, Mesaba shall use only the NW Identification for the Aircraft (except as otherwise required by Governmental Regulations), and for all airport terminal facilities (such as gates, passenger waiting areas and jetways), signage, equipment, uniforms and advertising, promotional and business materials in any form or media that are used in connection with the Regional Airline Services; provided, however, all Mesaba uniforms shall be determined by Mesaba, provided that such uniforms shall at all times be consistent with Mesaba’s existing uniform standards and subject to the approval of Northwest (including approval of any use of the NW Identification thereon) which shall not be unreasonably withheld.  Mesaba shall not use the Mesaba Identification for the Aircraft (except as required by Governmental Regulation), airport terminal facilities (such as gates, passenger waiting areas and jetways), signage or advertising, promotional or business materials in any form or media that are used in connection with the Regional Airline Services; provided, however, nothing in the foregoing prohibition shall preclude Mesaba from using the Mesaba Identification for general corporate purposes, investor relations, responding to customer inquiries, on crew wings and employee service pins, and for purposes that are not covered by the foregoing prohibition.

Section 2.03     Use of Other Designators.  Mesaba shall not use on the Aircraft the airline designator, Identification, or any other identifying feature of a foreign or United States airline other than Northwest (except as otherwise required by Governmental Regulations), without the express prior written consent of Northwest, or unless Northwest directs Mesaba to use such other designator, Identification, or identifying feature.  Notwithstanding the foregoing, Northwest acknowledges the existence of the following current letter agreements between Northwest and Mesaba:  Delta Letter Number 1 side letter agreement dated June 19, 2003; Delta Letter Number 2 side letter agreement dated June 19, 2003; Continental Letter Number 1 side letter agreement dated January 4, 1999; and Continental Letter Number 2 side letter agreement dated January 4, 1999, all pursuant to which Northwest has provided its written consent to Mesaba’s use of Delta’s and/or Continental’s designator code on specified Mesaba flights pursuant to separate Implementation Agreements between Mesaba and such airlines.

Section 2.04     Personnel and Dispatch Control.  Mesaba shall be responsible for providing all crews (flight and cabin) to operate the Scheduled Flights and any Charter Flights and for all aspects (personnel and other) of dispatch control, including but not limited to load control.

Section 2.05     Inventory Management.  Northwest shall have  complete control over all inventory management functions for all Scheduled Flights and Charter Flights operated pursuant to this Agreement, including, without limitation, overbooking levels, discount seat levels, and allocation of seats among the various fare buckets.   In performing Mesaba’s inventory management, Northwest shall conform in all material respects to its own procedures and standards, taking into account the type of Aircraft operated by Mesaba.

Section 2.06     Passenger Fares.  Northwest shall be the sole authority for filing tariffs for Scheduled Flights operated pursuant to this Agreement, and Northwest shall establish all passenger fares for Scheduled Flights and Charter Flights operated pursuant to this Agreement.  All charges for filing of fares or tariffs for Scheduled Flights operated pursuant to this Agreement shall be paid by Northwest.

Section 2.07     DOT Certification.  Mesaba has and shall maintain DOT Certification and all other permits, licenses, certificates and insurance required by governmental authorities and Article IX hereof to enable Mesaba to perform the services required by this Agreement.

Section 2.08     Compliance with Governmental Regulations.  All flight operations, dispatch operations and all other operations undertaken by Mesaba pursuant to this Agreement shall be conducted and operated by Mesaba in strict compliance with all Governmental Regulations, including, without limitation, those relating to airport security, the use and transportation of hazardous materials, flight crew and mechanic qualifications and licensing requirements, crew training and hours.  All Equipment shall be operated and maintained by Mesaba in strict compliance with all Governmental Regulations, Mesaba’s own operations manuals and maintenance manuals and procedures, and all applicable equipment manufacturer’s instructions.  At all times, Mesaba shall operate with the highest standards of care.

Section 2.09     Quality of Service.  Northwest policies, procedures, performance standards (including but not limited to Northwest’s “Customers First” customer service plan) and means of measurement thereof concerning the provision of air passenger and air cargo services shall be applicable to all services provided by Mesaba under this Agreement.  Mesaba shall achieve at least the same quality of airline service provided by Northwest, subject to limitations imposed by the type of Aircraft used by Mesaba, its route network, the availability of equipment and facilities at the Service Cities and the performance by Northwest of its obligations under this Agreement.  Mesaba shall maintain adequate staffing levels to ensure at least the same level of customer service and operational efficiency that Northwest achieves; Mesaba shall cooperate with Northwest in any way necessary or desirable to provide such comparable level of customer service in connection with the operation of Regional Airline Services; and Mesaba shall maintain new hire and recurrent training programs for all job descriptions, and such programs shall be reasonably acceptable to Northwest.

Section 2.10     Service Standards.  Without limiting Section 2.09, Mesaba shall achieve the following specific performance standards.

(a)                                  For Scheduled Flights operated with CRJ-200/440 Aircraft:

(i)                                     Minimum Completion Factor.  Mesaba shall achieve not less than *** points less than the mutually agreed completion factor percentage goal for the current calendar year for all Scheduled Flights which are scheduled to be operated by Mesaba during each Performance Period.  Scheduled Flights which are cancelled at Northwest’s request (as determined by Northwest’s System Operations Control (“SOC”) operations reporting group) and/or due to Northwest controllable events will not be included in calculating Mesaba’s completion factor.  The excluded cancellation codes are listed in Exhibit I.

(ii)                                  Minimum On-Time Reliability.  Mesaba shall achieve not less than *** points less than the mutually agreed arrival within zero minutes factor goal for the current calendar year and not less than *** points less than the mutually agreed departure within zero minutes factor goal for the current calendar year for all Scheduled Flights which are scheduled to be operated and are actually completed by Mesaba during each Performance Period (collectively, the “On-Time Reliability Factors”).  All Scheduled Flights actually completed will be included in this calculation, except for those operated on days when Northwest and Mesaba mutually agree that Mesaba’s on-time performance was significantly degraded by Northwest’s implementation of its Irregular Operating Procedures Program.  Upon mutual agreement between Northwest’s Vice President of System Operations Control and Mesaba, all Scheduled Flights operated on days with such extraordinary events will be excluded from the calculation of Mesaba’s On-Time Reliability Factors.  If Northwest and Mesaba are unable to reach agreement on the exclusion of certain days, then all Scheduled Flights completed on such days will be included in the calculation of Mesaba’s On-Time Reliability Factors.

In conjunction with Mesaba’s arrival within zero minutes (“A0”) performance, Mesaba’s block within zero minutes (“B0”) performance “cap” will equal ***.  If Mesaba’s actual B0 exceeds the cap, Mesaba’s actual A0 will be *** for every ***.  The cap and *** amount will be predetermined in the fourth quarter of the prior year based on the most recent five-year monthly regression (the “Regression”) for D0, B0 and A0 for Avro Regional Jet Aircraft and CRJ-200/440 Aircraft.

Example:  If the agreed upon goals are as follows:  *** and the agreed upon *** is ***  (based on regression analysis), then:

1.                                       DO Penalty high point is *** (see Exhibit E, section 1.08);

2.                                       B0 regression analysis to achieve *** is ***; and

3.                                       If B0 is greater than ***, then A0 *** will be *** for each ***.

Subsequent to a Performance Period, Northwest and Mesaba agree to meet and confer if passenger/luggage holding delays (LXS/LTS) materially differ from historical norms.

(iii)                               Establishment of Goals.  In the fourth quarter of the each year, Northwest and Mesaba will mutually agree on the operating goals for the upcoming year regarding completion factor, arrival within zero minutes and departure within zero minutes.  Failure to reach an agreement on the goals will result in the completion factor percentage goal defaulting to Northwest’s North American completion factor goal, and the on-time reliability goals defaulting to Northwest’s North American arrival within zero minutes and departure within zero minutes goals, as adjusted below.

Mesaba default on-time reliability goals (rounded to half-point):
XJ D0 goal = ***

XJ A0 goal = Regression (assuming calculated D0 and current year B0 goals).

Northwest and Mesaba shall mutually agree on seasonalized goals for each Performance Period.

(b)                                 For Scheduled Flights operated with Avro Regional Jet Aircraft:

(i)                                     Completion Factor.  Mesaba shall achieve not less than a *** percent (***%) completion factor for all Scheduled Flights which are scheduled to be operated by Mesaba during each Performance Period.  For purposes of this Agreement, all cancellations due to airport closure and weather minima at the Service Cities or the Hub Cities, or Northwest controllable events, will be excluded from this calculation.

(ii)                                  Minimum On-Time Reliability.  Mesaba shall achieve a *** percent (***%) on-time arrival factor (“On-Time Factor”) for all Scheduled Flights actually completed by Mesaba during each Performance Period.  An arrival will be considered on-time if it arrives not later than *** after its published, scheduled arrival time.  All Scheduled Flights that arrive *** later than their published, scheduled arrival time will not be considered on-time, regardless of the reason for the delay.  All Scheduled Flights that are actually completed by Mesaba will be included in this calculation, except for those Scheduled Flights operated on days when Northwest and Mesaba mutually agree that Mesaba’s on-time performance was significantly degraded by Northwest’s implementation of an Irregular Operating Procedures Program.  Upon mutual agreement between Northwest’s Vice President of System Operations Control and Mesaba, all Scheduled Flights operated on days with such extraordinary events will be excluded from the calculation of Mesaba’s On-Time Factor.  If Northwest and Mesaba are unable to reach agreement on the exclusion of certain days, then all Scheduled Flights actually completed by Mesaba on such days will be included in the calculation of Mesaba’s On-Time Factor.

(c)                                  For Scheduled Flights operated with Saab 340 Aircraft:

(i)                                     Completion Factor.  Mesaba shall achieve not less than a *** percent (***%) completion factor for all Scheduled Flights which are scheduled to be operated by Mesaba during each Performance Period.  ***

(ii)                                  Minimum On-Time Reliability.  Mesaba shall achieve a *** percent (***%) On-Time Factor for all Scheduled Flights actually completed by Mesaba during each Performance Period.  An arrival will be considered on-time if it arrives not later than *** after its published, scheduled arrival time.  All Scheduled Flights that arrive *** later than their published, scheduled arrival time will not be considered on-time, regardless of the reason for the delay.  ***

(iii)                               Mishandled Luggage Factor.  The number of incidences of mishandled luggage by Mesaba shall not exceed *** enplaned Revenue Passengers during any Performance Period.  The number of incidences of mishandled luggage shall be determined by Northwest by dividing (i) the total number of Mesaba caused claims at Primary Service Cities, Complementary Service Cities and the Hub Cities during the applicable Performance Period, by (ii) the total number of enplaned Revenue Passengers during such Performance Period.

(iv)                              Customer Complaints Factor.  The number of customer complaints received by Northwest in respect of Regional Airline Services shall not exceed *** enplaned Revenue Passengers during any Performance Period.

Section 2.11     Service Recovery.  Mesaba shall provide service recovery for passengers affected by service disruptions involving the Saab 340 Aircraft in accordance with Sections 1.01(c) and 1.01(d) of Exhibit D hereto and the terms of any separate ground handling agreement(s) between the parties.  With respect to all flights utilizing Avro Regional Jet Aircraft and CRJ-200/440 Aircraft and for which Mesaba provides ground handling services for passengers affected by service disruptions, Mesaba shall provide service recovery in accordance with Northwest’s standard policies and procedures, but Northwest shall, pursuant to a separate agreement between the parties, reimburse Mesaba for all Direct Costs incurred as a result of providing such service recovery, provided that Mesaba provides Northwest with sufficient detail and supporting documentation to allow Northwest to verify the invoiced amount.

Section 2.12     Annual Operating Plan.  At least 90 days prior to January 1 of each year during the term of this Agreement, Mesaba and Northwest shall confer and prepare an operating plan for the succeeding calendar year, which plan shall include (i) Northwest’s forecast with respect to the schedule and routing for all Scheduled Flights for such year, (ii) Northwest’s forecast of the Service Cities to which Mesaba shall operate Regional Airline Services, (iii) Northwest’s forecast of specific dates for the commencement of service to new Service Cities, if any, (iv) Northwest’s forecast of the number of Aircraft to be added to or removed from Mesaba’s fleet (subject to Section 3.02), and (v) such other matters as Northwest and Mesaba shall determine (as amended in accordance with this Section 2.12, the “Annual Operating Plan”).  Northwest and Mesaba shall meet and confer on a quarterly basis (or more frequently if requested by either Northwest or Mesaba) to review the implementation of the Annual Operating Plan and to discuss any changes to the Annual Operating Plan.  In the event Northwest elects to alter the Annual Operating Plan during the course of a year, Northwest shall use its reasonable best efforts to provide at least sixty (60) days prior notice to Mesaba.  Notwithstanding the foregoing provisions of Section 2.12, Northwest shall promptly notify Mesaba of any determination by Northwest to increase or decrease Mesaba’s fleet size, and, except as provided in Section 3.02 (a)(iii) below, Northwest shall give Mesaba no less than ninety (90) days prior notice.  Northwest agrees that any substantial increases in Mesaba’s fleet size pursuant to the preceding sentence are subject to Mesaba’s reasonable operating constraints.

Section 2.13     Inflight Food, Beverages and Supplies.

(a)                                  CRJ Aircraft.  For all Scheduled Flights utilizing CRJ-200/440 Aircraft, Mesaba shall, at its sole cost, provide catering services and beverages for passengers and crews, in accordance with Northwest’s specifications and directions.  To the extent food is provided by Northwest, it shall be at Northwest’s sole cost, and any revenue associated with on-board sales of the food product shall be handled pursuant to Section 5.01.  In the event Mesaba is responsible and incurs expenses associated with the provision of food, the parties agree to revise the rates in Exhibit E, Section 1.02, to account for the incremental food cost incurred by Mesaba.  Mesaba shall be solely responsible for maintaining all licenses necessary for the serving of inflight food and beverages on Scheduled Flights.  Northwest shall furnish Mesaba, at Northwest’s sole cost, adequate supplies of its customary inflight supplies including, but not limited to, the Northwest inflight magazine, cups, napkins, pillows, blankets, trash bags, sick sacks, lavatory supplies, creamers, swizzle sticks and sugar in a form similar or identical to that used by Northwest.  Notwithstanding anything to the contrary in this Agreement, Northwest may, at its option, require Mesaba upon ninety (90) days prior written notice to utilize Northwest or a Northwest-designated contract agent to provide catering services, food and beverages for passengers and crews on Scheduled Flights utilizing CRJ-200/440 Aircraft, provided that (i) any modifications to the provision of catering services, food and beverages that result in the addition or removal of costs to Mesaba shall result in an adjustment to the rates in Section 1.02 of Exhibit E, and (ii) the service standards applicable to any such Northwest-designated contract agent are either reasonably satisfactory to Mesaba or no less stringent than the standards applicable to Northwest’s own operations.

(b)                                 Avro Regional Jet Aircraft.  For all Scheduled Flights utilizing Avro Regional Jet Aircraft, Northwest shall provide catering services, food and beverages for passengers and crews, all at Northwest’s sole cost.  Northwest shall furnish Mesaba, at Northwest’s sole cost, adequate supplies of its customary inflight supplies including, but not limited to, the Northwest inflight magazine, cups, napkins, pillows, blankets, trash bags, sick sacks, lavatory supplies, creamers, swizzle sticks and sugar in a form similar or identical to that used by Northwest.  Any modifications to the provision of catering services, food and beverages that result in additional costs to Mesaba shall be reimbursed by Northwest.

(c)                                  Saab 340 Aircraft.  For all Scheduled Flights utilizing Saab 340 Aircraft, Mesaba shall, at its sole cost, provide beverages for passengers and crews, in accordance with Northwest’s specifications and directions.  Northwest shall furnish Mesaba, at Northwest’s sole cost, adequate supplies of its customary inflight supplies including, but not limited to, the Northwest inflight magazine, cups, napkins, pillows, blankets, trash bags, sick sacks, lavatory supplies, creamers, swizzle sticks and sugar in a form similar or identical to that used by Northwest.  Notwithstanding anything to the contrary in this Agreement, Northwest may, at its option, require Mesaba upon ninety (90) days prior written notice to utilize Northwest or a Northwest-designated contract agent to provide beverages for passengers and crews on Scheduled Flights utilizing Saab 340 Aircraft, provided that (i) any modifications to the provision of catering services, food and beverages that result in additional costs to Mesaba shall be reimbursed by Northwest, and (ii) the service standards applicable to any such Northwest-designated contract agent are either reasonably satisfactory to Mesaba or no less stringent than the standards applicable to Northwest’s own operations.

Section 2.14     Exclusivity Arrangements.  During the term of this Agreement, Mesaba shall not operate any flights to or from the Hub Cities using its own airline code or the airline code, logo, or any other identifying feature of a foreign or United States airline (other than Northwest) without the express prior written consent of Northwest.

Nothing in this Agreement shall preclude Northwest from (i) entering into code share, alliance or other commercial cooperation arrangements with any other airline, or (ii) subject to Northwest’s obligations pursuant to Section 3.02 below, entering into similar or other arrangements with other carriers for the provisioning of regional airline services using Avro Regional Jet Aircraft, CRJ-200/440 Aircraft or any other aircraft to or from the Hub Cities, the same Service Cities or elsewhere; subject to the following condition:  Mesaba shall have the exclusive right to operate Scheduled Flights which (i) use the Identification and Designator, (ii) originate or terminate at Minneapolis/St. Paul, Minnesota (“MSP”), Detroit, Michigan (“DTW”) and Memphis, Tennessee (“MEM”) and (iii) use turboprop aircraft with fifty (50) or fewer seats, provided that with respect to Scheduled Flights which (a) use the Identification and Designator, (b) originate or terminate at MSP, DTW or MEM and (c) use turboprop aircraft with nineteen (19) or fewer seats, Northwest may solicit bids from other airlines for operation of such Scheduled Flights and Northwest may enter into an agreement with another airline to operate such Scheduled Flights unless, after notification by Northwest of the terms of the bid Northwest intends to accept, Mesaba submits an economically equivalent bid to operate such Scheduled Flights and is willing to enter into an agreement with Northwest to operate such Scheduled Flights on such terms.  Northwest further acknowledges and agrees that, with respect to Scheduled Flights operated with turboprop aircraft with more than fifty (50) seats, Northwest will give Mesaba the right to submit a bid for operation of such Scheduled Flights.

ARTICLE III

EQUIPMENT

Section 3.01     Use of the Equipment.  Mesaba agrees (a) that the Equipment shall be used only to provide and/or support the Regional Airline Services contemplated by this

Agreement, (b) that the Equipment shall not be used by Mesaba for any other purpose without the prior written consent of Northwest, and (c) that Mesaba shall not acquire, lease or operate any aircraft other than the Aircraft, and with respect to the engines utilized by the CRJ-200/440 Aircraft, Mesaba shall not acquire, lease or operate any spare engines other than the CRJ Spare Engines.  Mesaba shall use its best efforts to achieve Category II status for CRJ-200/440 Aircraft and Category IIIa status for Avro Regional Jet Aircraft as soon as reasonably practicable.

Section 3.02     Fleet Size and Related Matters.

(a)                                  Determination of Fleet Size.  As of the Effective Date, Mesaba’s fleet consisted of thirty-five (35) Avro Regional Jet Aircraft and sixty-three (63) Saab 340 Aircraft.

(i)                                     Additional Aircraft

(aa)            CRJ Aircraft.

(1) Northwest and Mesaba agree that (A) subject to Bombardier (x) continuing to provide or cause to be provided to Northwest financing for the Equipment on a basis no less favorable to Northwest than the terms of such financing in effect as of the Effective Date, and (y) delivering Canadair Regional Jet Aircraft to Northwest as scheduled as of the Effective Date, fifteen (15) CRJ-200/440 Aircraft shall be added to Mesaba’s fleet on or before March 31, 2006 and in accordance with the delivery schedule set forth in Exhibit B, one (1) CRJ Spare Engine shall be added to Mesaba’s fleet on or before January 31, 2006, and if the parties mutually agree that it is necessary, a second CRJ Spare Engine shall be added to Mesaba’s fleet on a mutually agreed date, and Mesaba shall accept such CRJ-200/440 Aircraft and CRJ Spare Engines into its fleet, (B) after fifteen (15) CRJ-200/440 Aircraft and one (1) CRJ Spare Engine are added to Mesaba’s fleet pursuant to Section 3.02(a)(i) (aa)(A), Mesaba shall have the exclusive right to operate the next twenty (20) new or used CRJ-200/440 Aircraft operated for the benefit of Northwest, and (C) Northwest shall have the right to cause from time to time up to an additional *** CRJ-200/440 Aircraft and *** CRJ Spare Engines to be added to Mesaba’s fleet, or such number of CRJ Spare Engines as are mutually determined by the parties pursuant to Section 3.02(a)(v).

(2)  Northwest and Mesaba agree that if Northwest becomes aware that Bombardier will not meet the financing and aircraft delivery conditions for any of the fifteen (15) CRJ-200/440 Aircraft (set forth in Section 3.02(a)(i)(aa)(1)(A) above), (i) Northwest shall use commercially reasonable efforts to ***, and (y) if Mesaba is operating such Aircraft pursuant to this Agreement when this Agreement terminates or expires with respect to such Aircraft, *** at the termination date or expiration date of the Agreement on the same terms and conditions as apply to ***, and Northwest shall *** provided that in connection with any ***.

(3)  Northwest and Mesaba agree that if Northwest becomes aware that Bombardier will not meet the financing and aircraft delivery conditions for any of the fifteen (15) CRJ-200/440 Aircraft (set forth in Section 3.02(a)(i)(aa)(1)(A) above) and *** pursuant to Section 3.02(a)(i)(aa)(2)(i) above, then (i) Northwest will cooperate with Mesaba or MAIR Holdings, Inc. in good faith with respect to Mesaba’s or MAIR Holdings, Inc.’s efforts to obtain replacement CRJ-200/440 Aircraft from another source at the then prevailing market terms and conditions, and (ii) the parties will negotiate in good faith with respect to any modifications to this Agreement that may be necessary as a result of Mesaba or MAIR Holdings, Inc. obtaining replacement CRJ-200/440 Aircraft from a source other than Bombardier.  However, under no circumstances will Northwest be obligated to accept economic terms deemed by Northwest to be materially worse than those contemplated if Northwest had provided such CRJ-200/440 Aircraft to Mesaba pursuant to Section 3.02(a)(i)(aa)(1) above.  For the avoidance of doubt, nothing in this Section 3.02(a)(i)(aa)(3) shall obligate Northwest to source such replacement CRJ-200/440 Aircraft or procure the financing for such replacement CRJ-200/440 Aircraft for Mesaba.

(4)  Notwithstanding anything to the contrary in Sections 3.02(a)(i)(aa)(1) and (2) above, if Northwest determines in its sole discretion that the terms and conditions on which Bombardier will provide Northwest with financing for one or more of the fifteen (15) CRJ-200/440 Aircraft (as referenced in Section 3.02(a)(i)(aa)(1) above) are considered above market and Northwest therefore does not take delivery of such Aircraft, or if Bombardier *** (pursuant to Section 3.02(a)(i)(aa)(2) above) and Northwest *** because such terms and conditions are considered above market, then Northwest shall obtain replacement CRJ-200/440 Aircraft from another source at market rates and provide such Aircraft to Mesaba.

(bb)          ARJ Aircraft.  If Northwest requires the removal of Avro Regional Jet Aircraft from Mesaba’s fleet pursuant to Section 3.02(a)(ii)(bb) below, Northwest and Mesaba agree that subject to (x) Northwest obtaining financing for the Equipment on a commercially reasonable basis, and (y) Bombardier delivering Canadair Regional Jet Aircraft to Northwest as ordered by Northwest from time to time, after *** CRJ-200/440 Aircraft are added to Mesaba’s fleet pursuant to Section 3.02(a)(i)(aa) above, the next ***  and up to *** ordered by and delivered to Northwest shall be added to Mesaba’s fleet; provided, however, that if Northwest determines, in its sole discretion, to utilize aircraft other than *** to replace the Avro Regional Jet Aircraft, and if Mesaba is awarded the right to operate such ***, Northwest’s obligation to provide Mesaba with *** pursuant to this Section 3.02(a)(i)(bb) shall be *** delivered to Mesaba.  For the avoidance of doubt, if more than *** are added to Mesaba’s fleet pursuant to Section 3.02(a)(i)(aa)(B) above, Northwest’s obligation to provide Mesaba with *** pursuant to this Section 3.02(a)(i)(bb) shall be reduced by ***.

(cc)            Saab 340 Aircraft.  Northwest shall have the right to cause from time to time additional Saab 340 Aircraft to be added to Mesaba’s fleet.

(ii)                                  Equipment Removal Rights.

(aa)              CRJ Aircraft.  Northwest and Mesaba agree that from and after that time when Mesaba has more than *** CRJ-200/440 Aircraft pursuant to Section 3.02(a)(i)(aa) above, Northwest shall have the right upon at least ninety (90) days prior written notice to require the removal of such CRJ-200/440 Aircraft and related Spare Engines selected by Northwest from Mesaba’s fleet provided that at no time shall the number of such Aircraft and Spare Engines removed pursuant to this Section 3.02(a)(ii)(aa) cause the number of such Aircraft in Mesaba’s fleet to be less than *** or cause the number of Spare Engines in Mesaba’s fleet to be less than ***; and further provided that if Mesaba has received CRJ-200/440 Aircraft and Spare Engines pursuant to Section 3.02(a)(i)(bb) above, at no time shall the number of CRJ-200/440 Aircraft and Spare Engines removed pursuant to this Section 3.02(a)(ii)(aa) cause the number of such Aircraft in Mesaba’s fleet to be less than *** plus the number of CRJ-200/440 Aircraft added to Mesaba’s fleet pursuant to Section 3.02(a)(i)(bb) or cause the number of Spare Engines in Mesaba’s fleet to be less than *** plus the number of Spare Engines added to Mesaba’s fleet pursuant to Section 3.02(a)(i)(bb).

(bb)            ARJ Aircraft.  Northwest and Mesaba agree that Northwest shall have the right (i) upon at least ninety (90) days prior written notice to require the removal of any one or more of the Avro Regional Jet Aircraft from Mesaba’s fleet upon early termination of the applicable Lease between Northwest and Mesaba or termination of the debt obligation related to Northwest’s ownership of such Avro Regional Jet Aircraft, or (ii) to require the removal of any one or more of the Avro Regional Jet Aircraft from Mesaba’s fleet upon the final expiration date of the applicable Lease.  Northwest’s removal right in the previous sentence shall apply up to and including removal of all thirty-five (35) Avro Regional Jet Aircraft from Mesaba’s fleet.  If Avro Regional Jet Aircraft are removed from Mesaba’s fleet pursuant to this Section 3.02(a)(ii)(bb), (x) Northwest’s obligation to provide Mesaba with replacement aircraft shall be governed by Section 3.02(a)(i)(bb) above, and (y) Northwest may sell, lease or otherwise transfer the Avro Regional Jet Aircraft which are removed from Mesaba’s fleet to any other entity in Northwest’s sole discretion; provided, however, that Northwest shall not sell, lease, or otherwise transfer such Avro Regional Jet Aircraft to any other entity which will operate such Avro Regional Jet Aircraft for the benefit of Northwest.

(cc)              Saab 340 Aircraft.  Northwest and Mesaba agree that Northwest shall have the right (I) upon at least ninety (90) days prior written notice to require the removal of any one or more of the Saab 340A Aircraft from Mesaba’s fleet, up to and including removal of *** Saab 340A Aircraft from Mesaba’s fleet, provided that such Saab 340A Aircraft shall not be removed from Mesaba’s fleet before January 1, 2006, (II) upon expiration of the Lease or upon the occurrence of an early termination event as set forth in the Lease with respect to *** Saab 340B Aircraft in Mesaba’s fleet, to require the removal of such Saab 340B Aircraft from Mesaba’s fleet, up to and including removal of *** Saab 340B Aircraft from Mesaba’s fleet, provided that such Saab 340B Aircraft shall not be removed from Mesaba’s fleet before November 15, 2006 except upon the occurrence of an early termination event as set forth in the Lease, and (III) upon expiration of the Lease or upon the occurrence of an early termination event as set forth in the Lease with respect to *** Saab 340B+ Aircraft in Mesaba’s fleet, to require the removal of such Saab 340B+ Aircraft from Mesaba’s fleet, provided that such Saab 340B+ Aircraft shall not be removed from Mesaba’s fleet before January 1, 2014, except upon the occurrence of an early termination event as set forth in the Lease.

(dd)            For the avoidance of doubt, during the Term of this Agreement, if any Aircraft are lost from Mesaba’s fleet and are replaced with other aircraft, the replacement aircraft will be flown by Mesaba as long as Mesaba operates the aircraft type.

(ee)              In the event Mesaba ceases operating a specific Aircraft type during the Term of this Agreement or will cease operating a specific Aircraft type upon the Termination Date, the parties will cooperate in good faith to develop and implement an orderly wind-down/termination plan including but not limited to responsibility for wind-down costs (other than aircraft return costs which are governed by this Agreement), and such plan will be implemented over a period not to exceed nine (9) months.

(iii)                               Additional Equipment Removal Rights.  Notwithstanding Section 3.02(a)(ii), in the event of (aa) an event giving rise to Northwest’s right to terminate this Agreement pursuant to Section 10.03(e) and (bb) Northwest has not yet exercised its termination rights, (1) if the event is not resolved within ***, Northwest shall have the right to terminate Leases for, and take immediate possession of, up to *** CRJ-200/440 Aircraft and related CRJ Spare Engines selected by Northwest, (2) if the event is not resolved within ***, Northwest shall have the right to terminate Leases for, and take immediate possession of, up to an additional *** CRJ-200/440 Aircraft and related CRJ Spare Engines selected by Northwest, and (3) if the event is not resolved within ***, Northwest shall have the right to terminate Leases for, and take immediate possession of, up to an additional *** CRJ-200/440 Aircraft and related CRJ Spare Engines selected by Northwest, and (4) if the event continues for a period in excess of ***, Northwest shall have the right to select and terminate Leases for, and take immediate possession of, *** CRJ-200/440 Aircraft and the related CRJ Spare Engines in Mesaba’s fleet.

(iv)                              Unscheduled Aircraft.  Northwest and Mesaba shall mutually determine the appropriate level of unscheduled Aircraft to be included in Mesaba’s fleet from time to time.

(v)                                 Spare Engine Requirements.  Subject to Section 3.02(a)(i) above, Northwest and Mesaba shall mutually determine the appropriate quantity of CRJ Spare Engines to be included in Mesaba’s fleet from time to time.

(vi)                              Other RJ Operations.  The parties agree that notwithstanding anything to the contrary in this Agreement, Northwest has a one-time right to enter an airline services agreement with an airline other than Mesaba or Pinnacle Airlines, Inc. (“Pinnacle”) for such airline to finance and operate between *** and *** CRJ-200/440 Aircraft as an Airlink Carrier, provided that (aa) such CRJ-200/440 Aircraft shall not operate regularly scheduled flights which originate or terminate at MSP, DTW or MEM, and (bb) substantially all of such CRJ-200/440 Aircraft are placed in service for the benefit of Northwest within a period of sixty (60) days of implementation of the arrangement with such other airline.

(b)                                 Induction Costs.  All one-time expenses which are associated with inducting CRJ-200/440 Aircraft into Mesaba’s fleet shall be paid one hundred percent (100%) by Mesaba; provided, however, that (i) if Northwest removes the Avro Regional Jet Aircraft from Mesaba’s fleet pursuant to Section 3.02(a)(ii)(bb)(i) above and replaces the Avro Regional Jet Aircraft with new CRJ-200/440 Aircraft or new 70-seat aircraft, Northwest will be responsible for all one-time expenses associated with inducting such CRJ-200/440 Aircraft or 70-seat aircraft up to an amount of $*** per replacement aircraft, and further provided that Northwest may utilize manufacturer credits to pay such amounts per Aircraft as and to the extent Northwest has available and Mesaba can utilize such manufacturer credits to pay for such induction expenses, and (ii) if Northwest provides Mesaba with used CRJ-200/440 Aircraft, Northwest will be responsible for the costs of conforming such used aircraft to Northwest’s specifications used for the *** CRJ-200/440 Aircraft delivered to Mesaba pursuant to Section 3.02(a)(i)(aa) above, including such items as aircraft livery, interior modifications and maintenance induction.

(c)                                  Termination Costs.  All return costs and expenses associated with the return of Saab 340 Aircraft shall be paid ***; provided, however, that (i) to the extent *** has previously paid *** for part or all of such return costs and expenses through ***, *** rather than *** shall be responsible to pay such portion of the return costs and expenses for such Saab 340 Aircraft, and (ii) return costs and expenses with respect to the eleven Saab 340B turboprop aircraft in Mesaba’s fleet shall be governed by the letter agreement dated March 25, 2003 among Northwest, Mesaba and Mesaba Holdings, Inc.  All return costs and expenses associated with the return of CRJ-200/440 Aircraft shall be paid *** (and *** shall have no obligation to reimburse *** for such costs and expenses) and ***; provided, however, in the event Northwest exercises its Equipment removal rights pursuant to Section 3.02(a)(ii)(aa) above, *** share of return costs and expenses or meet the return conditions in the Leases for the Aircraft and CRJ Spare Engines that are thus removed from Mesaba’s fleet unless (i) Northwest intends to return such Equipment to the lessor under the Leases and (ii) Mesaba has operated the Equipment for more than *** years.  If the Avro Regional Jet Aircraft are returned to Northwest at the final expiration date of the applicable Lease, all return costs and expenses associated with the return of the Avro

Regional Jet Aircraft shall be paid ***; provided, however, that with respect to such Avro Regional Jet Aircraft which are leased by Northwest from third parties, *** shall not be obligated to pay an amount for such return costs and expenses that exceeds the amount *** for return costs and expenses if *** is then obligated to return such Aircraft to such ***.  If the Avro Regional Jet Aircraft are returned to Northwest prior to the final expiration date of the applicable Lease, all return costs and expenses associated with the return of the Avro Regional Jet Aircraft shall be paid ***; provided, however, that (i)  *** shall not be obligated to pay an amount for such return costs and expenses that exceeds the amount *** may be obligated to pay (x) the holders of any debt financing or (y) in order to exercise any rights it may have under any residual value or deficiency agreement, in either case in connection with the return of such Avro Regional Jet Aircraft, (ii) with respect to such Avro Regional Jet Aircraft which are leased by Northwest from third parties, *** shall not be obligated to pay an amount for such return costs and expenses that exceeds the amount *** for return costs and expenses if *** is then returning such Aircraft to such *** (or such amount as *** is otherwise then obligated to pay the ***), (iii) the return costs and expenses associated with the Avro Regional Jet Aircraft engine leases and simulator agreements shall be paid *** and ***, and (iv) *** total payment obligation for return costs and expenses for such Avro Regional Jet Aircraft engine leases and simulator agreements shall not exceed ***.  In all cases of returned aircraft Mesaba shall use its reasonable commercial efforts to minimize such return costs and expenses.

(d)                                 Aircraft Re-certification.  Northwest may, at its sole option, direct Mesaba to take such actions as are necessary to cause 44-seat Aircraft to be re-certificated as 50-seat Aircraft or to take such actions as are necessary to cause 50-seat Aircraft to be re-certificated as 44-seat Aircraft and all Direct Costs which are associated with such Aircraft re-certifications shall be paid ***.  Any such Aircraft re-certifications will be accomplished within a mutually agreed time frame, but in any event within sixty (60) days unless otherwise directed by Northwest.

Section 3.03     Lease of the Equipment.  As of the Effective Date, Mesaba and Northwest (and/or an Affiliate of Northwest) have entered into Leases with respect to the thirty-five (35) Avro Regional Jet Aircraft in Mesaba’s fleet and agree to enter into (or, as to Northwest, Northwest agrees to cause such Affiliate as Northwest may designate to enter into) a Lease with respect to each CRJ-200/440 Aircraft and each CRJ Spare Engine added to Mesaba’s fleet when and as Northwest takes delivery of such additional Equipment if Northwest has determined to use such Equipment for Regional Airline Services pursuant to this Agreement.  As of the Effective Date, Mesaba and Northwest (and/or an Affiliate of Northwest) have entered into Leases with respect to the forty-nine (49) Saab 340B+ Aircraft in Mesaba’s fleet, Mesaba and Pinnacle have entered into Leases with respect to the eleven (11) Saab 340B Aircraft in Mesaba’s fleet, and Mesaba and third parties have entered into Leases with respect to the three (3) Saab 340A Aircraft in Mesaba’s fleet.  Mesaba and Northwest hereby agree to amend any of the Leases for the Saab 340B+ Aircraft and the Avro Regional Jet Aircraft as may be necessary to take into account the terms and conditions of this Agreement.

Section 3.04     Terms of the CRJ Leases.  Each Lease for the CRJ-200/440 Aircraft and the CRJ Spare Engines shall be substantially in the forms of Exhibit A-1 and Exhibit A-2, respectively, and shall include the following terms:

(a)                                  the term of each Lease shall be for a period ending on the Termination Date; provided, however, no Lease shall be for a term longer than the term of the related head lease, if any;

(b)                                 the rent for CRJ-200/440 Aircraft shall equal the applicable CRJ 200/440 Aircraft Rental Expense and shall be payable monthly in advance;

(c)                                  the rent for the CRJ Spare Engines shall equal the CRJ Spare Engine Rental Expense and shall be payable monthly in advance; and

(d)                                 the Leases shall include such terms as are necessary to conform provisions of the Leases to the head lease and to any ancillary documents actually entered into by Northwest or any of its Affiliates in connection with such Equipment (to the extent Northwest requests conformation).

Section 3.05     Manufacturer Benefits Agreement.  Pursuant to a letter dated June 27, 2005 (the “Letter Agreement”) from Northwest to Bombardier Aerospace (“Bombardier”), and pursuant to a Manufacturer Benefits Agreement, dated as of the date hereof, between Northwest and Mesaba, Northwest has made available to Mesaba certain benefits under the Purchase Agreements between Northwest and Bombardier, which benefits relate to, among other things, manufacturer credits, inventory service representatives, field service representatives and technical manuals.

Section 3.06     Equipment Maintenance, Servicing and Cleaning.  Mesaba shall be responsible for all aspects of the maintenance in accordance with the Maintenance Program (including any maintenance or modifications required by FAA airworthiness directives and all routine and non-routine maintenance), servicing and cleaning (including painting of aircraft exteriors and replacement of worn interior items) of the Equipment (except for ground handling as specified in Section 4.02).  With respect to the CRJ-200/440 Aircraft and CRJ Spare Engines, Mesaba’s responsibility with respect to the Maintenance Program includes, but is not limited to, incorporating the latest revision of the Original Equipment Manufacturer (OEM) Maintenance Program, collecting log page, non-routine, equipment check findings and Service Difficulty Reports (SDR).

Any Maintenance Program changes on the CRJ-200/440 Aircraft and CRJ Spare Engines that involve expenses pursuant to Exhibit E, Section 1.03 Direct Expenses shall be reviewed by Northwest prior to implementation and will include financial justification/support provided by Mesaba consistent with internal Northwest review requirements (e.g. net present value financial analysis).  Mesaba, however, may on its own authority and cost (with no reimbursement from Northwest) make maintenance program changes on the CRJ-200/440 Aircraft and CRJ Spare Engines.

On a quarterly basis during the Term of this Agreement, Mesaba will provide to Northwest a list of Maintenance Program changes on the CRJ-200/440 Aircraft and CRJ Spare Engines, including required labor, estimated costs to implement, any expenses that are deemed Exhibit E, Section 1.03 expenses and implementation status.  The list shall include:

(a)                                  Deletion or escalation of a routine task (this does not include a complete “check” such as “A” check),

(b)                                 Deletion of steps to a routine task or procedure that may result in a change to the task intent or task scope,

(c)                                  De-escalation of a task,

(d)                                 Escalation or de-escalation of a “check” such as an “A” check,

(e)                                  Addition of a routine task (adding a function not currently being performed), and

(f)                                    Addition of steps to a routine task or procedure that may result in change to the intent or work scope (a change of access or area for inspection, and/or change of method for inspection).

Section 3.07     CRJ-200/440 Aircraft Maintenance Agreements.

(a)                                  Mesaba shall utilize the Northwest selected vendor(s) for all major shop-level engine maintenance and heavy airframe maintenance in accordance with terms and conditions negotiated by Northwest after review and concurrence by Mesaba that such agreements contain reasonably satisfactory arrangements in respect of Mesaba’s operational requirements.

(b)                                 In the event Northwest enters into agreements for auxiliary power unit (APU) and associated component maintenance, avionics maintenance and/or landing gear overhauls with respect to the Aircraft, Mesaba shall utilize the vendors in such agreements for such services; provided, however, Mesaba’s utilization of such vendors shall be subject to (i) termination of Mesaba’s existing vendor contracts, if any, and Northwest’s payment of any early termination penalties imposed pursuant to Mesaba’s contracts and (ii) reasonably satisfactory arrangements in respect of Mesaba’s operational requirements.

(c)                                  In the event spare engine and/or spare parts pooling agreements are established for Airlink Carriers, Mesaba will participate in such agreements so long as such agreements reasonably address Mesaba’s inventory needs, logistics requirements and configuration concerns and are not contrary to any FAA regulation.

(d)                                 In the event Mesaba is or becomes a party to such agreements as outlined in this Section, Mesaba shall not execute any amendment or side letter to any of those agreements without Northwest’s prior written consent.

(e)                                  The use of such vendors and related agreements by Mesaba as provided for in this Section 3.07, shall be subject to Mesaba formally approving such vendors as part of its FAA approved Maintenance Program, with such approvals not unreasonably withheld.  Pursuant to Mesaba’s FAA approved Maintenance Program the use of such vendors and related agreements may be terminated by Mesaba, with the consent of Northwest, with such consent not being unreasonably withheld, as a remedy for quality control related issues associated with non-compliance with the Mesaba FAA approved Maintenance Program or FAA regulatory requirements.

Section 3.08     CRJ-200/440 FAA Airworthiness Directives.  Pursuant to Section 3.06, Mesaba shall be financially responsible for maintenance or modifications required by FAA Airworthiness Directives (ADs) with respect to the CRJ-200/440 Aircraft and CRJ Spare Engines.  Expenses associated with such ADs are not Direct Expenses as defined per Exhibit E, Section 1.03 below.  However,  if during the course of a normally scheduled maintenance visit or an accelerated heavy maintenance visit agreed to by Northwest the maintenance work that is performed also accomplishes the requirements of the AD, Northwest will pay for the AD costs as a Direct Expense under Exhibit E, Section 1.03; provided, however, if the work/costs incurred to accomplish the requirements of the AD are incremental to the other required maintenance performed during the visit, then Mesaba will remain financially responsible for the costs of compliance with the AD.

Section 3.09     CRJ-200/440 Aircraft and Engine/APU Configuration. Mesaba shall be responsible for review, justification and implementation of OEM safety and reliability service bulletins with respect to the CRJ-200/440 Aircraft, the CRJ Spare Engines and the CRJ APUs.  In order to maintain consistency in engine and APU configuration, Northwest will work with the respective Airlink Carriers to create and maintain one Engine Configuration Specification Manual (CSM) and one APU CSM.  Mesaba agrees to participate in the CSM process, and Northwest shall obtain the concurrence of Mesaba prior to any changes being made to the CSMs, including incorporation of any service bulletins, and Mesaba shall not unreasonably withhold such concurrence.  If concurrence between the parties cannot be achieved, then Mesaba may, on its own authority and cost (with no reimbursement by Northwest) incorporate revisions to the CSM.  Upon completion of this Agreement and if requested by Northwest, Mesaba shall restore any engine or APU to CSM configuration at Mesaba’s sole cost.

Northwest shall have responsibility for oversight of Aircraft modifications and/or projects for incorporation on the Mesaba CRJ fleet subject to the following criteria:

(a)                                  All Aircraft modifications/projects that involve expenses deemed Exhibit E, Section 1.03 Direct Expenses, shall, prior to implementation, be treated in a manner consistent with internal Northwest standards and procedures for approval by Northwest.  Mesaba shall request funding for modifications/projects involving Exhibit E, Section 1.03 Direct Expenses, through the Northwest required process, including use of Northwest forms.  Should Northwest not approve such modifications or projects, Mesaba may elect to perform such activity solely at its expense and shall perform such actions in accordance with terms of its Aircraft Lease,

(b)                                 All Engine/APU costs involving work outside the scope of a third-party contract shall require Northwest workscope approval prior to shop induction,

(c)                                  A listing of all in-production and pending ADs, Notice of Proposed Rule Making (NPRM), safety-related, reliability, operator-designed and Supplemental Type Certificate (STC) Aircraft projects shall be provided to Northwest on a quarterly basis.  The listing shall include Aircraft/Engine/APU effectivity and implementation status.  Such information shall be treated as confidential in nature in accordance with Section 6.04 of this Agreement.

The CRJ-200/440Aircraft shall be included in the Northwest Reliability Control Board (RCB) Fleet Briefing twice per year.  The fleet briefing content will be similar to Northwest operated aircraft.  Mesaba agrees to provide the following information, at the minimum, subject to mutual agreement of the parties as to specific details:

(i)                                     Fleet performance (i.e. On-Time, On-Time within 30 minutes, Completion Factor and Operational Difficult Index) vs. mutually agreed goals and vs. other CRJ-200/440 operators as applicable,

(ii)                                  AD and safety-related modifications/projects,

(iii)                               Top five (5) reliability drivers with root cause and corrective action,

(iv)                              Engine performance (i.e. removal rate, low-time engine removal rate), and

(v)                                 Routine and Periodic Maintenance Intervals and Maintenance Program status with differences that exist against mutually agreed comparative programs, and in comparison to other CRJ-200/440 operators as applicable.

Section 3.10     Third Party Guarantees and Warranties.  Mesaba shall administer, track and pursue warranty and guaranty claims under the purchase, support and service agreements for the Equipment, so as to minimize operating costs for the Equipment.  Such efforts shall include establishment of all systems and procedures necessary to track and submit warranty and guaranty claims, including providing reports and information required to be provided under the purchase, support or services agreement.  Mesaba shall not operate or maintain the Equipment in a manner that could result in any warranty or guaranty being terminated or voided, without the prior written consent of Northwest.

Section 3.11     Related Transfer Arrangements.  All leases and subleases of simulators, tooling and spare parts inventory agreements and vendor and/or maintenance agreements with respect to the Equipment (collectively “Support Agreements”) entered into by Mesaba after the Effective Date shall be assignable to Northwest without the consent of the other party to such Support Agreement on termination of this Agreement.  On termination of this Agreement, Mesaba shall, at Northwest’s option, assign to Northwest such Support Agreements as Northwest shall designate.  Mesaba shall use its best efforts to obtain the consent of the other party to any such Support Agreements in effect as of the Effective Date and, subject to obtaining such consents, if necessary, shall, at Northwest’s option, assign such Support Agreements as Northwest shall designate to Northwest on termination of this Agreement.  On termination of this Agreement, Northwest shall have the option to purchase from Mesaba all simulators, tooling and spare parts inventory then owned by Mesaba which are used with or related to the Equipment for an amount equal to such assets’ then fair market value.  In the event Northwest invokes its Equipment removal rights under Section 3.02 above, on the Equipment removal date and for a period of thirty (30) days thereafter, Northwest shall have the option to purchase from Mesaba all simulators, tooling and spare parts inventory then owned by Mesaba which are used with or related to the returning Equipment for an amount equal to such assets’ then fair market value.  Upon termination of this Agreement or upon removal of Equipment from Mesaba’s fleet pursuant to Section 3.02 above, Mesaba shall make available to Northwest at no cost all aircraft records required in order to operate and maintain the Equipment.

Section 3.12     Equipment Financing Coordination.  Mesaba shall coordinate and cooperate with Northwest with respect to Equipment sale, purchase and lease transactions.  Such coordination and cooperation shall include, but is not limited to, cooperating with Northwest in structuring the closing of Equipment sale, purchase or lease transactions in a manner that will minimize the imposition of any local, city, county, state, provincial, federal or foreign taxes or other governmental transfer charges related to such transactions, providing Northwest with financial information (audited and unaudited) that Northwest may then provide to third parties, assisting Northwest in raising capital through the sale of either debt and/or equity in connection with the financing or leasing of the Equipment where and as requested by Northwest (including but not limited to participating in meeting with the manufacturer, potential investors and sources of financing or lease equity to discuss Mesaba’s financial and operational performance and outlook), and full cooperation in meeting appropriate return conditions of the Equipment upon expiration of the Equipment’s Lease.

Section 3.13     Spare Parts Inventory; Application of Credits.  If Mesaba acquires spare parts or inventory from Bombardier, Mesaba shall purchase from Northwest manufacturer, supplier or servicer credits obtained from third parties at the face value of the credits in an amount equal to the amount to be purchased from Bombardier (but only to the extent Bombardier will accept such credits).  In addition, Mesaba shall purchase from Northwest credits in amount equal to any service provided by Bombardier where credits are accepted by Bombardier, provided that if Mesaba receives credits from Bombardier in connection with Mesaba’s purchase of CRJ-200/440 Aircraft pursuant to Section 3.02(a)(i)(aa) above, Mesaba may utilize such credits prior to purchasing credits from Northwest.  Following notification by Mesaba to Northwest of Mesaba’s intent to utilize credits, Northwest shall deduct the amount of such credits from the next payment due to Mesaba hereunder, and on such date, Northwest shall deliver to Mesaba a credit memorandum equal to the amount of such credits purchased by Mesaba.

ARTICLE IV

ANCILLARY ARRANGEMENTS

Section 4.01     Coordination with Mesaba.

(a)                                  Schedules and Timetables.  Northwest shall file and maintain schedules with all applicable schedule distribution systems for all Scheduled Flights, and such schedules shall be filed and maintained by Northwest together with the schedules for its flights.  Northwest shall include and list all Scheduled Flights providing Regional Airline Services in the schedule publication program of Northwest.  Northwest shall include Scheduled Flights operated by Mesaba in all appropriate flight information systems on which Northwest flights are listed.

(b)                                 Travel Privileges.  Northwest and Mesaba shall each be entitled to make available for their respective employees and members of their respective Boards of Directors, the travel privileges set forth on Exhibit F attached hereto in accordance with the terms and conditions set forth therein.

(c)                                  United States Weather Bureau Information.  Upon request of Mesaba or its flight crews, Northwest shall, pursuant to a separate Agreement, dated December 18, 1997, by and between Northwest and Mesaba, or any amendment thereto or successor agreement, furnish Mesaba such weather information or data as may be produced by or available to Northwest (subject to any restrictions imposed by third party data providers); provided, however, that neither Northwest nor its employees will be responsible or liable for the accuracy thereof.

Section 4.02     Ground Handling and Dangerous Goods Handling; Technological Improvements; Weather-event Recovery

(a)                                  Ground Handling.  The ground handling functions for Regional Airline Services operated pursuant to this Agreement shall consist of the following functions:  (i) all gate check-in activities, (ii) passenger enplaning/deplaning activities, (iii) sky cap and wheelchair services, (iv) aircraft loading/unloading services, included but not limited to airside busing, (v) passenger ticketing, (vi) jetbridge maintenance, (vii) janitorial services, (viii) deicing services, (ix) pushback, tow or taxi, (x) airstarts, and (xi) aircraft cleaning, including but not limited to overnight cleaning, lavatory service and water service (collectively, the “Ground Handling Functions”).

With respect to Scheduled Flights or Charter Flights operated by Mesaba with Saab 340 Aircraft, (i) at Mesaba Service Cities, Mesaba shall be responsible for performing all the Ground Handling Functions, including but not limited to providing passengers with the services specified in Exhibit D, Sections 1.01(c) and 1.01(d) hereto, (ii) at Northwest Service Cities, Northwest shall be responsible for performing all the Ground Handling Functions, including but not limited to providing passengers with amenities, denied boarding compensation and transportation to their destinations by other means in accordance with Northwest’s policies and procedures; Northwest agrees to provide such Ground Handling Functions to Mesaba at Northwest Service Cities at the rate of $*** per turn for aircraft with 20 to 39 passenger seats; such rates shall be adjusted each April 1 by increasing such rates by the CPPI, but in no event shall an annual adjustment result in an increase of more than *** percent (***%); Mesaba shall at its sole expense provide to Northwest any specialized equipment necessary to handle the Saab 340 Aircraft at Northwest Service Cities; and (iii) at DTW, MEM and MSP, Mesaba shall be responsible for performing the Ground Handling Functions listed in sub-sections (i), (ii), (iv), (viii), (ix) and (xi) of the definition of Ground Handling Functions, and Northwest shall be responsible for performing all other Ground Handling Functions.

With respect to Scheduled Flights or Charter Flights operated by Mesaba with Avro Regional Jet Aircraft or CRJ-200/440 Aircraft, Northwest shall be responsible for performing all of the Ground Handling Functions.

Notwithstanding anything to the contrary in this Agreement, Northwest may, at its option, require Mesaba upon ninety (90) days prior written notice to utilize Northwest, a Northwest-designated contract agent, or Mesaba’s own personnel and equipment to perform the Ground Handling Functions at a Mesaba Service City, a Northwest Service City or a Hub City.

(b)                                 Dangerous Goods Handling.  At Mesaba Service Cities and at Hub Cities where Mesaba is responsible for performing gate check-in and aircraft loading/unloading services, Mesaba shall comply with Northwest’s policies and procedures with respect to the handling of Dangerous Goods; provided, however, that Northwest acknowledges that Mesaba has not in the past, and will not in the future, carry Dangerous Goods on any flight operated with Saab 340 Aircraft.

(c)                                  Weather-event Recovery.  With respect to recovery from weather events that disrupt the Regional Airline Services operated by Mesaba, Mesaba’s System Operations Control shall coordinate with Northwest’s System Operations Control for returning to normal operations.

Section 4.03     Facilities.

(a)                                  Hub Cities and Northwest Service Cities.  During the term hereof, Northwest will provide Mesaba, at no cost to Mesaba, with access to a portion of the premises and facilities leased by Northwest pursuant to Northwest’s lease with the applicable airport authority at the Hub Cities and Northwest Service Cities on the terms and conditions set forth in the form of Facilities Use Agreement attached hereto as Exhibit H (the “Facilities Use Agreement”).  Northwest, in its sole discretion, shall designate from time to time the portion of such premises and facilities to be used by Mesaba solely for the performance of Regional Airline Services hereunder.  In the event Northwest determines that Mesaba requires additional facilities at any of the Hub Cities or Northwest Service Cities for the performance of Regional Airline Services, Northwest shall use its reasonable efforts to obtain such facilities and provide them to Mesaba at no additional charge to Mesaba.  Northwest and Mesaba agree that Northwest may relocate Mesaba to comparable facilities at the Hub Cities and Northwest Service Cities, provided that Northwest pays Mesaba’s reasonable relocation expenses in connection with any such relocation.  Upon request by Northwest, Mesaba agrees to use its best efforts to obtain signatory carrier status at any Hub City or Northwest Service City and shall perform all conditions required by the applicable airport authority to obtain such status, including without limitation the posting of a bond or letter of credit to the airport authority, provided that, if Mesaba becomes a signatory carrier at any Hub City or Northwest Service City, Mesaba shall vote as directed by Northwest on any matters submitted to the signatory carriers for a vote.  Northwest shall cooperate with Mesaba in obtaining such signatory status at any such airport.

(b)                                 Mesaba Service Cities.  During the term hereof, at all Mesaba Service Cities and at any other location where Mesaba handles flights operated by Mesaba hereunder or by Northwest pursuant to a ground handling agreement, Mesaba shall be responsible for obtaining, constructing and maintaining, at no cost to Northwest (other than amounts payable by Northwest pursuant to the next sentence), adequate airport facilities and equipment consistent with Northwest’s standards to provide such ground handling services.  With respect to (i) flights operated by Mesaba with Avro Regional Jet Aircraft or CRJ-200/440 Aircraft which are handled by Mesaba, or (ii) flights operated by Northwest which are handled by Mesaba, Mesaba will allocate amounts payable or assessed by the airport in connection with such flights for joint or common use facilities and Northwest will reimburse Mesaba for such expenses in accordance with Section 5.03 below (for Northwest-operated flights), in accordance with Section 1.09 of Exhibit C (for flights operated by Mesaba with Avro Regional Jet Aircraft) and pursuant to such separate ground handling agreement (for flights operated by Mesaba with CRJ-200/440 Aircraft).

(c)                                  Maintenance Facilities.  During the term hereof, Mesaba shall be responsible for obtaining and maintaining adequate maintenance facilities required for the maintenance of all Equipment operated or utilized in connection with the performance of Regional Airlines Services hereunder (the “Maintenance Facilities”).   In the event Northwest elects to provide any Maintenance Facilities to Mesaba, such facilities will be provided on the terms and conditions set forth in the Facilities Use Agreement or such other mutually agreeable terms and conditions.

(d)                                 Airport Landing Fees.

(i)                                     Mesaba shall be responsible for all Airport Landing Fees (as defined in Article I of this Agreement) with respect to flights operated with Saab 340 Aircraft at all airports to which it provides Regional Airline Services pursuant to this Agreement and at all airports to which a Saab 340 Aircraft Scheduled Flight, Non-Scheduled Flight or Charter Flight is diverted.

(ii)                                  Subject to the consent of the applicable airport authority and Northwest’s receipt of a copy of any report submitted by Mesaba to any airport authority for purposes of calculation of Airport Landing Fees (as defined in Exhibit C below), with respect to flights operated hereunder with Avro Regional Jet Aircraft, (aa) Northwest shall be invoiced for and shall pay all applicable Airport Landing Fees at Hub Cities and Northwest Service Cities and at all airports to which a Scheduled Flight, Non-Scheduled Flight or Charter Flight is diverted, or Mesaba shall be invoiced for and shall pay all applicable Airport Landing Fees at Hub Cities and Northwest Service Cities and at all airports to which a Scheduled Flight, Non-Scheduled Flight or Charter Flight is diverted, and following Northwest’s receipt of a report by Mesaba detailing payment of such Airport Landing Fees, Northwest shall reimburse Mesaba for such amounts in accordance with Section 1.09 of Exhibit C, (bb) Mesaba shall be invoiced for and shall pay all applicable Airport Landing Fees at Mesaba Service Cities and at all airports to which a Scheduled Flight, Non-Scheduled Flight or Charter Flight is diverted, and following Northwest’s receipt of a report by Mesaba detailing payment of such Airport Landing Fees, Northwest shall reimburse Mesaba for such amounts in accordance with Section 1.09 of Exhibit C.

(iii)                               Subject to the consent of the applicable airport authority and Northwest’s receipt of a copy of any report submitted by Mesaba to any airport authority for purposes of calculation of Airport Landing Fees (as defined in Article I of this Agreement), with respect to flights operated hereunder with CRJ-200/440 Aircraft, Mesaba shall be invoiced for and shall pay all applicable Airport Landing Fees at Hub Cities, Northwest Service Cities, Mesaba Service Cities and at all airports to which a Scheduled Flight, Non-Scheduled Flight or Charter Flight is diverted, and following Northwest’s receipt of a report by Mesaba detailing payment of such Airport Landing Fees, Northwest shall reimburse Mesaba for such amounts in accordance with Section 1.03 of Exhibit E.

(e)                                  Passenger Facility Charges.  Northwest shall be responsible for the collection and remittance of all passenger facility charges, if any, at all Service Cities and the Hub Cities.

(f)                                    Signage.  Subject to Governmental Regulations, Mesaba shall display at all ticketing and check-in locations such signage or other forms of advertisement to identify and promote Northwest’s service as Northwest may specify and as approved by the applicable airport authority.  All signage utilizing the NW Identification shall be provided by Northwest at its sole cost, shall be the property of Northwest and shall be subject to the applicable provisions of Article VII below.  Mesaba shall not use the Mesaba Identification on any signage or other forms of advertisement used to identify or promote the Regional Airline Services (except as otherwise required by Governmental Regulations).

(g)                                 Related Transfer Arrangements.  All leases and subleases of airport facilities used in connection with Regional Airline Services (collectively, “Facilities Leases”) entered into by Mesaba after the Effective Date shall be assignable to Northwest without the consent of the other party to such Facility Lease upon termination of this Agreement, the withdrawal of Scheduled Flights from such airport or upon written notice from Northwest to Mesaba, provided that if the consent of the facility lessor is required by contract or Governmental Regulations, Mesaba will use its best efforts to obtain such consent at the time the Facility Lease is entered into and to incorporate such consent in the terms of the Facility Lease.  Upon termination of this Agreement, the withdrawal of Scheduled Flights from such airport or upon receipt of written notice from Northwest, upon Northwest’s option, Mesaba shall assign all of its right, title and interest in and to such Facilities Leases, together with all improvements and fixtures located on such facilities as Northwest shall designate and Mesaba shall use its best efforts to obtain the consent of the other party to any such assignment.

(h)                                 Facilities Lease Option.  Notwithstanding anything to the contrary in this Agreement, Northwest may, at its option, elect to hold the leasehold interest in any facilities to be used by Mesaba at any new or existing Service City, and in the event Northwest exercises this option (i) Northwest shall enter into a Facilities Lease with the lessor of such facilities, (ii) Mesaba shall utilize such facilities pursuant to a Facilities Use Agreement with Northwest, (iii) the rent/facilities charges payable by Mesaba in such Facilities Use Agreement shall be the same as Northwest’s Direct Cost under the Facilities Lease for the facilities used by Mesaba, (iv) the Facilities Use Agreement shall terminate when Mesaba ceases to operate Regional Airline Services at the airport, and (v) Northwest shall lease facilities which are reasonably suitable for Mesaba’s operational needs and, with respect to new Service Cities, Northwest shall complete the leasing arrangements in a manner that will allow Mesaba adequate time to prepare to commence Regional Airline Services at the Service City in accordance with the Annual Operating Plan or as otherwise scheduled by Northwest.

Section 4.04     Data Communications. Northwest shall provide to Mesaba at all Service Cities and Hub Cities, *** data circuit lines, any required data networking equipment, the use of computer reservation terminals, printers and modems, including hardware, software and maintenance support for such equipment (the “Data Communication Equipment”).  Such Data Communication Equipment shall be of the same type and quality as that used by Northwest in its airline operations.  In connection with the commencement of Regional Airline Services at a new Service City, Northwest will provide Mesaba with Northwest’s standard Data Communications Equipment ***.

Section 4.05     Security.  Airport security and passenger screening is conducted by the TSA as of the Effective Date.  To the extent airlines have responsibility for airport security and/or passenger screening (i) at all Northwest Service Cities and the Hub Cities, Northwest is solely responsible for Mesaba’s allocated share of all maintenance expenses associated with all security equipment and Mesaba’s allocated share of all personnel expenses (including overtime) associated with the operation of the equipment and all airport security-related functions, including, without limitation, passenger screening and activities related to security directives imposed by Governmental Regulations, and (ii) at Mesaba Service Cities, Mesaba is solely responsible for all or its allocated share of all maintenance expenses associated with all security equipment and all or its allocated share of all personnel expenses (including overtime) associated with the operation of the equipment and all airport security related functions, including, without limitation, passenger screening and activities related to security directives imposed by Governmental Regulations; provided that, Northwest shall, pursuant to a separate agreement, reimburse Mesaba for all such expenses at Mesaba Service Cities related to passengers and flights utilizing the CRJ 200/440 Aircraft and Avro Regional Jet Aircraft.  Notwithstanding the foregoing, the parties acknowledge and agree that should the U.S. government augment or change the directives, requirements, processes, procedures or the activities related to passenger screening as may be imposed by future Governmental Regulations, then the parties will negotiate in good faith regarding any changes to this Agreement that may be necessary as a result.

Section 4.06     Reservation Services.  During the term of this Agreement, Northwest shall handle, at its sole expense, reservations for all passenger air transportation on Scheduled Flights operated pursuant to this Agreement.  Reservations shall be handled in the same manner and subject to the same standards utilized by Northwest for its own reservations.  All reservations shall be made in the name of Northwest unless otherwise required by Governmental Regulations.  Northwest shall be sole owner of any customer or passenger data relating to the Scheduled Flights and related reservation services.  However, upon the reasonable request of Mesaba, Northwest will share such customer or passenger data relating to the Scheduled Flights and related reservation services when reasonably necessary to resolve Customer/Passenger complaints or claims, or if Mesaba is required to produce such customer or passenger data relating to the Scheduled Flights and related reservation services in response to a valid subpoena, order of a court or other governmental body of the United States or any political subdivision thereof (provided, however, that Mesaba shall have given notice to Northwest and shall allow Northwest to make a reasonable effort to obtain a protective order requiring that such information so disclosed shall be used only for the purposes for which the order was issued) or if otherwise required by law, or if necessary to establish rights or enforce obligations under this Agreement.

Section 4.07     Ticketing Services and Ticketing Procedures.

(a)                                  Ticketing Services.  At all of its ticketing locations, Northwest shall, ***, sell, issue and exchange tickets for passenger air transportation on all Scheduled Flights to be operated pursuant to this Agreement utilizing Northwest ticket stock and all related accounting forms printed with the Northwest logo, name and format (“Northwest Tickets”).  Northwest hereby appoints Mesaba as its agent, and Mesaba hereby agrees to act as Northwest’s agent, at all Mesaba ticketing locations in connection with the sale and issuance of all passenger tickets by Mesaba and with the same duties owed to Northwest in that capacity as is customary in the industry between airlines.  At all of its ticketing locations, Mesaba shall sell, issue and exchange Northwest Tickets for passenger air transportation on all Scheduled Flights to be operated pursuant to this Agreement and to be provided by and over the routes of Northwest (collectively, “Ticketing Services”).  Nothing in this Section 4.07(a) shall be deemed to alter or conflict with the provisions of Section 9.01 hereof.  Air carriers and other agencies other than Northwest may also issue tickets for travel to be performed by Mesaba.

(b)                                 Booking and Ticketing Procedures.  The procedures followed and standards applied by Mesaba in booking flights and performing the Ticketing Services shall conform in all material respects to Northwest’s own tariffs, procedures and standards applicable to the booking of Northwest flights and the issuance of Northwest Tickets and to the collection and remittance of the proceeds of such sales.  Mesaba employees booking flights and performing Ticketing Services shall adhere to Northwest’s procedures and standards as shall be provided to Mesaba in writing.  In accordance with Section 8.02 below, Mesaba shall be responsible for collecting and shall pay to Northwest any Ticket Taxes and Fees required to be collected under applicable law on Tickets sold by Mesaba utilizing Northwest ticket stock.

(c)                                  Frequent Flyer Program.  Mesaba agrees to accept Northwest frequent flyer tickets and to provide transportation services pursuant to such tickets at no charge to Northwest.  All travel under the frequent flyer program solely on Mesaba shall entitle a passenger to such credit as shall be equivalent to the credit offered on Northwest for comparable mileage segments.  Northwest will provide such credit to members of its frequent flyer program who travel on Mesaba at no charge to Mesaba.

(d)                                 Supplies.  Northwest shall, ***, provide an adequate supply of ticket office forms and specialized supplies (such as baggage tags, but excluding normal office supplies such as paper, stationery, envelopes, memo pads and the like) bearing the NW Identification for use by Mesaba subject to the applicable provisions of Article VII below.

(e)                                  Ticketing Costs.  All travel agency commissions attributable to Scheduled Flights shall be ***.  *** shall pay all computer reservation system fees attributable to passengers on Scheduled Flights.  ***.

Section 4.08     Baggage Handling Procedures.  For Regional Airline Services utilizing the Saab 340 Aircraft, “Baggage Handling Procedures” shall consist of the following:

(a)                                  At all Northwest Service Cities and Hub Cities, Mesaba and Northwest shall exchange and transfer baggage in accordance with procedures to be mutually agreed upon and generally utilized by the parties.

(b)                                 Subject to Section 4.02(c) above with respect to technological improvements, the procedures utilized by Mesaba in performing such Baggage Handling Services shall conform in all respects to Northwest’s own standards and procedures as adapted to Mesaba’s Aircraft and operations.

(c)                                  With respect to baggage claims, Mesaba shall be responsible for all baggage claim expenses at Mesaba Service Cities, and Northwest shall be responsible for all baggage claim expenses at Hub Cities and at Northwest Service Cities.  Mesaba will make available at the request of any passenger excess valuation insurance, if any, offered by Northwest to the extent such insurance covers Mesaba’s flights and Northwest’s flights.

Section 4.09     Air Cargo Handling Services.  “Air Cargo Handling Services” shall consist of the following:

(a)                                  At each location at which Northwest operates Ticketing Services, Northwest shall *** accept Air Cargo for shipment on flights to be operated by and over the routes of Mesaba or Northwest. Northwest shall issue air waybills covering Air Cargo and shall prepare a “Transfer Manifest” for each Mesaba flight on which there shall be an Air Cargo shipment which transfer manifest shall set forth all Air Cargo to be carried on the flight.

(b)                                 Northwest hereby appoints Mesaba as its agent, and Mesaba hereby agrees to act as Northwest’s agent, at all Mesaba ticketing locations in connection with the sale and issuance of all air waybills by Mesaba and with the same duties owed to Northwest in that capacity as is customary in the industry between airlines.  Mesaba agrees to observe all Northwest procedures and standards applicable to the issuance of air waybills and to the collection and remittance of the proceeds of such sales.  Mesaba employees performing such duties shall adhere to Northwest’s procedures and standards as shall be provided to Mesaba in writing.  In accordance with Section 8.02 below, Mesaba shall be responsible for collecting and shall pay to Northwest any applicable Ticket Taxes and Fees required to be collected under applicable law on air waybills sold by Mesaba utilizing Northwest air waybills.  Nothing in this Section 4.09(b) shall be deemed to alter or conflict with the provisions of Section 9.01 hereof.  Air carriers other than Northwest may also issue air waybills for cargo transportation to be performed by Mesaba.

(c)                                  At Mesaba’s ticketing locations, Mesaba shall provide Air Cargo handling services in connection with the Regional Airline Services for and on behalf of Northwest for Air Cargo carried solely on Mesaba or on both a Mesaba flight and a Northwest flight.  Such handling services shall be performed in accordance with Northwest’s procedures and standards as provided to Mesaba in writing, including but not limited to (1) accepting all Air Cargo in accordance with Northwest’s procedures with the following exceptions (items that will not be accepted):

(i)                                     Restricted Articles (dry ice will be accepted at a maximum of 5 pounds per container for refrigeration only),

(ii)                                  Articles having a declared value exceeding $*** USD or more,

(iii)                               Adult human remains other than cremated,

(iv)                              Air Cargo shipments having pieces weighing more than *** pounds.  VIP express cargo having pieces weighing more than *** pounds,

unless otherwise mutually agreed, and (2) keeping facilities open at least *** hours before and *** after each Scheduled Flight for customers to deliver and pick up Air Cargo.  Air Cargo will be accepted until *** prior to departure.

(d)                                 For Air Cargo carried solely on Mesaba or on both a Mesaba flight and a Northwest flight, Mesaba and Northwest shall charge rates in accordance with Northwest’s applicable rates and tariffs; such revenues shall be allocated between the parties in accordance with Section 5.01 below.

(e)                                  For purposes of Air Cargo claims, Mesaba will be treated as if it were a party to standard industry ticketing and baggage agreements with Northwest and other air carriers, provided that all damage claims involving routing on both Northwest and Mesaba will be determined and managed by Northwest’s cargo claims department.  If Northwest determines Mesaba is liable for the loss, the claim will be forwarded to Mesaba for review and reimbursement to Northwest.

(f)                                    Northwest shall, at its sole expense, supply Mesaba with all necessary Air Cargo forms and supplies in an agreed upon form with the NW Identification, subject to the applicable provisions of Article VII below.  Northwest and Mesaba shall utilize such forms and supplies when accepting Air Cargo for transport on Mesaba’s flights.

(g)                                 Mesaba agrees that it shall provide necessary training to its employees to satisfy Northwest’s requirements for training of employees with respect to Air Cargo; provided that if Northwest makes any material changes in its training program following the Effective Date, Northwest shall reimburse Mesaba for any incremental costs Mesaba incurs as a result of its compliance with such changes to the training program.

Section 4.10     Use of COMAT.  Northwest and Mesaba shall each provide to the other, at no cost to the other and on a non-discriminatory basis, access to its respective COMAT system for the movement and acquisition of priority aircraft maintenance parts and other company material.  Northwest’s failure to deliver timely a maintenance component via COMAT, whether timely or at all, shall not cause an affected Scheduled Flight to be excluded in calculating Mesaba’s on-time performance and completion factors.  All access shall be consistent with Northwest’s and Mesaba’s respective published COMAT procedures and policies, as amended from time to time.  Northwest shall provide to Mesaba on a non-discriminatory basis, access to Northwest’s VIP express cargo service at a cost of $*** USD per piece.

Section 4.11     Slots and Route Authorities.  During the Term of this Agreement or upon the expiration or termination of this Agreement, Northwest may, in its sole discretion, require Mesaba to transfer to Northwest or its designee at no charge any airport takeoff or landing slots, route authorities or other regulatory authorities as Northwest shall designate which have been or are being used for Regional Airlines Services under this Agreement, provided that if Mesaba is operating Regional Airline Services at a Service City pursuant to the DOT’s Essential Air Service (“EAS”) program on behalf of Northwest, upon the expiration or termination of this Agreement, Northwest will obtain another operator to provide air service to such city and the parties will cooperate in good faith to transfer the EAS designation and air service responsibility to the new operator.

Section 4.12     Emergency Response and Family Assistance.  Northwest and Mesaba have entered into a Family Assistance Services Agreement, dated March 1, 2005, and retroactively effective as of April 1, 2004, with respect to emergency response and family assistance services to be provided to Mesaba by Northwest in connection with the Regional Airlines Services operated under this Agreement.

Section 4.13     Technology Improvements.  In the event Northwest begins utilizing new technology, tools, systems or procedures for the provision of Regional Airline Services, Mesaba will also utilize such new technology, tools, systems or procedures for performing Regional Airline Services, provided that the net present value of any required capital investment by Mesaba is zero or positive at Mesaba’s cost of capital.

ARTICLE V    REVENUES, PAYMENTS AND SETOFF

Section 5.01     Revenues.  Mesaba acknowledges and agrees that all revenues resulting from the sale and issuance of passenger tickets and cargo air waybills associated with the operation of the Aircraft and all other sources of revenue associated with the operation of the Aircraft are the sole property of Northwest, including without limitation ticket change fees and other fees or charges which are applicable pursuant to Northwest’s tariffs, fuel surcharges, governmental subsidies, revenue guarantees, unaccompanied minor fees, snack/beverage services, luggage fees, advertising revenue, excess baggage fees and nonrevenue pass travel charges; provided, however, that through June 30, 2007 (i) revenues from cargo air waybills associated solely with the operation of the Saab 340 Aircraft are the sole property of Mesaba, and (ii) revenues from cargo air waybills associated with cargo carried on both a Mesaba-operated flight and a Northwest-operated flight will be divided in accordance with the Bilateral Prorate Cargo Agreement, dated December 21, 1998, between Mesaba and Northwest, as amended from time to time.

In addition, Mesaba shall pay Northwest a one-time payment of $*** on the date this Agreement is executed as additional consideration for placing the CRJ-200/440 Aircraft at Mesaba.

Section 5.02     Payments to Mesaba.  Northwest will pay Mesaba for the Regional Airline Services in accordance with Exhibits C, D and E hereto.  The parties will negotiate in good faith with respect to modifying Exhibits C and D to utilize the same payment methodology as is used in Exhibit E.  The parties intend to conclude these negotiations on or before December 31, 2005.  In this regard, the parties agree that (i) the transition of the Avro Regional Jet Aircraft and Saab 340 Aircraft payment methodologies to the same methodology as used in Exhibit E will not change the financial outcome for either party with respect to the Avro Regional Jet Aircraft and the Saab 340 Aircraft through March 31, 2007, (ii) Mesaba’s operating expenses used to calculate the payment from Northwest for the Avro Regional Jet Aircraft and the Saab 340 Aircraft shall be *** through March 31, 2007 at the expenses incurred for the twelve-month period ending March 31, 2005 adjusted for average annual PPI percentage increases and adjusted for changes in fleet size, (iii) from the Effective Date until March 31, 2007 the margin with respect to the Avro Regional Jet Aircraft and the Saab 340 Aircraft shall remain unchanged from the margin for such Aircraft for the twelve-month period ending March 31, 2005, (iv) after March 31, 2007, the Margin with respect to each Aircraft type shall be set at the Market Margin Rate, as defined in Exhibit E, (v) after March 31, 2007, Northwest and Mesaba will share any Margin exceeding *** above the base target Margin on a *** basis, Mesaba’s Margin will be *** Margin and such Margin sharing and *** will be calculated on Mesaba’s total operating Margin, not per Aircraft type, (vi) in the event the Avro Regional Jet Aircraft are removed from Mesaba’s fleet, the parties shall reset the then applicable overhead reimbursement rate, and (vii) the parties will negotiate in good faith regarding system-wide service standards for completion factor and minimum on-time reliability to be effective after March 31, 2007 with respect to Regional Airline Services operated by Mesaba, provided that after December 31, 2006 incentive/penalty payments will not exceed *** of Margin.

Section 5.03     Billing.  Northwest and Mesaba shall bill each other on a monthly basis (or as otherwise agreed) in respect of amounts owed to each other under this Agreement not contemplated under Exhibits C, D or E.  If such billed items are not paid by the party within sixty (60) days of the statement date, the aggregate amount of undisputed items may be offset against or included in the next scheduled wire transfer pursuant to Exhibits C, D or E.  Disputed amounts must be paid when the dispute is resolved, provided that such amount may be set off against or included in the next scheduled wire transfer pursuant to Exhibits C, D or E if the formerly disputed amount is not paid within seven (7) days of resolution.  Northwest may also offset against the next scheduled wire transfer pursuant to Exhibits C, D or E the amount of any payment (including those under any Lease) with respect to which Mesaba shall have defaulted and shall have failed to cure before the expiration of any applicable grace period.

Section 5.04     Credit Card Chargebacks.

(a)           Mesaba shall be billed for credit card chargebacks resulting from Mesaba’s noncompliance with Northwest’s credit card acceptance procedures.  Northwest shall apply the same card acceptance procedures and standards to Mesaba as applied to Northwest by Northwest’s credit card contractors.  Northwest will inform Mesaba in writing regarding any material changes in Northwest’s agreements with its credit card contractors to the extent such changes will impact the procedures and standards to be applied by Mesaba.

(b)           With respect to all credit card charge forms returned to Mesaba by Northwest, Northwest will furnish Mesaba with a complete written explanation of the reason therefore accompanied by relevant documentation received from the credit card issuer or credit card holder.

(c)           Upon receipt of a chargeback, Mesaba shall have a reasonable period of time, but not to exceed 60 days, to review the validity of the chargeback notice.  If the chargeback is valid (within the scope of the circumstances for the chargeback), Mesaba shall remit to Northwest a gross amount equal to such credit card charge form.  If, in Mesaba’s good faith opinion, the chargeback is not valid, Mesaba will so notify Northwest and provide Northwest with a complete written explanation of the transaction together with any necessary supporting documentation within the 60-day period.

(d)           All revisions to Northwest’s credit card acceptance procedures must be in writing and must be submitted to Mesaba at least 30 days in advance of the effective date of such procedures or such shorter notification period as Northwest may utilize in notifying its own personnel.  All warning notices must be current and stored in Northwest’s computerized reservation credit card check system and accessible to Mesaba on the transaction date.

Section 5.05     Returned Checks.

(a)           Mesaba shall be billed pursuant to Section 5.04 above for all returned checks resulting from Mesaba’s non-compliance with Northwest’s check acceptance procedures.

(b)           Northwest will furnish Mesaba with a complete written explanation of the reason therefore, accompanied with the relevant documentation.

(c)           Mesaba shall refund Northwest the full amount of the dishonored check within 30 days.  If, in Mesaba’s reasonable opinion, the charge is not valid, Mesaba will so notify Northwest and provide Northwest with a complete written explanation of the transaction together with any necessary supporting documentation within the 30-day period.

(d)           All revisions to Northwest’s check acceptance procedures will be in writing and will be submitted to Mesaba at least 30 days in advance of the effective date of such procedures or such shorter notification period as Northwest may utilize in notifying its own personnel.

ARTICLE VI

REPORTING OBLIGATIONS, AUDITING, INSPECTIONS AND CONFIDENTIALITY/PUBLICITY

Section 6.01     Reporting Obligations.

(a)                                  Certain Notices to Northwest.  Mesaba shall give prompt written notice to Northwest of (i) any litigation involving an uninsured claim of more than $*** against Mesaba, (ii) any proceeding before any governmental agency which, if adversely determined, would materially and adversely affect Mesaba’s financial condition, affairs, operations or prospects, including but not limited to any significant FAA enforcement or civil penalty action, and (iii) any other matter which would materially and adversely affect the financial condition, affairs, operations or prospects of Mesaba or its ability to perform its obligations under this Agreement.

(b)                                 Financial and Reporting Covenants.  Mesaba shall provide to Northwest promptly following the filing or providing thereof copies of all financial statements, reports, notices and proxy statements filed with or provided to the Securities and Exchange Commission or the United States Department of Transportation.  Mesaba shall also promptly provide to Northwest notice of and adequate information regarding any material weaknesses noted in any management letters received by Mesaba or its Affiliates from its independent auditors and the company’s responses thereto.  Mesaba shall also provide Northwest with monthly financial statements, annual expense budgets and periodic business plans and related projections.  Mesaba shall not be required to provide any of the foregoing information to Northwest if such information is publicly available and accessible by Northwest.

(c)                                  Certain Notices to Mesaba.  Northwest shall report to Mesaba not later than the last day of each month the number of customer complaints, the completion factor and on-time factor for the previous month related to the Regional Airline Services provided hereunder.  Upon the reasonable prior written request by Mesaba, Northwest shall make available its books and records related to customer complaints in connection with the Regional Airline Services provided hereunder.

Section 6.02     Audits.

(a)                                  Compliance Audits.  Upon the reasonable prior written request by Northwest, Mesaba shall make available its books and records, including but not limited to general ledger backup (monthly) for financial statements and records for operations with respect to this Agreement.  Northwest shall also be entitled to make copies and notes of such information as it deems necessary and to discuss such records and the finances and accounts of Mesaba with the Chief Financial Officer or other employee or agent of Mesaba knowledgeable about such records.  Any audit completed in compliance with this Section 6.02(a) shall be conducted as follows:  (i) Northwest shall give not less than thirty (30) days written notice to Mesaba of its intention to audit Mesaba’s books and records, including a request list of the books and records that are to be made available; (ii) Northwest shall have the right to audit the first nine (9) months of Mesaba’s fiscal year at any time after December 31; and (iii) Northwest shall have the right to audit the last three (3) months of Mesaba’s fiscal year at any time, provided that all issues identified in the audit for a fiscal year be finally completed by May 15 of the following fiscal year.  If the audit has not been completed within the time period described above, Northwest forever waives its audit rights for the relevant fiscal year.    Northwest and Mesaba agree that all payments or reimbursements from one party to the other resulting from any audit conducted under this Agreement shall relate only to services, goods or payments to be performed, provided, or made during the period under audit.  For the avoidance of doubt and notwithstanding the foregoing, nothing in this Section 6.02(a) shall preclude Northwest from bringing a breach of contract claim against Mesaba with respect to matters discovered in an audit or otherwise (even if such matter(s) relates to a period previously audited or no longer subject to audit).

(b)                                 Inventory Audits.  At Northwest’s request, during the term of this Agreement Mesaba and Northwest shall conduct an annual inventory audit of all spare parts, tooling and ground support equipment owned by Northwest and leased to Mesaba or owned by Northwest and supplied to Mesaba.  Such audit shall not be requested more than one time per calendar year.  In conducting such audit, the parties shall tabulate the quantity and type of all spare parts and ground support equipment including recognition of spare parts and ground support equipment which were scrapped in the preceding year(s). Such audit, when completed and agreed to by both parties, shall be final.

Section 6.03     Inspections.  Northwest shall be entitled to conduct on-site observations of Mesaba’s in-flight service, flight, maintenance, technical operations, gate-check in service, ground operations, Aircraft cleaning and any and all other services and operations performed under this Agreement to monitor Mesaba’s operations in the same manner as similar functions are evaluated at Northwest.  The purpose of such inspections shall be to determine Mesaba’s compliance with applicable Governmental Regulations, state and local laws, equipment manufacturer’s instructions and the standards established by this Agreement.  Mesaba’s operation will be evaluated according to the same standard as Northwest taking into account the differences in size and operational capabilities between the two airlines.  Such inspections may be announced or unannounced, but under no circumstances shall they interfere with the operation of Mesaba’s business.  Northwest shall report the findings of any such inspection to Mesaba in writing.  Mesaba shall provide a timely written response detailing a plan of corrective action to remedy any deficiencies noted in an inspection.  If any deficiency comes to the attention of Mesaba through audits or any other means, Mesaba shall take immediate corrective action.

Section 6.04     Confidentiality/Publicity.  Each of Northwest and Mesaba agrees that, except as otherwise required by Governmental Regulations or any other applicable law, it shall not disclose to others and shall keep confidential the terms of this Agreement and any confidential, non-public information concerning the other that it obtains as a result of or pursuant to this Agreement.  The Parties agree, however, that each Party may share this Agreement, and the terms and details herein, with its respective outside financial auditors or attorneys without the consent of the other Party, and without breach or violation of this Section 6.04 or this Agreement.  Mesaba shall not issue any press release or public announcement relating to new Scheduled Flights, the cessation of Scheduled Flights in any Service City, schedule changes, customer initiatives, marketing programs or promotions, without Northwest’s prior written approval of the press release or public announcement.  In any such press release or public announcement, Mesaba shall identify itself as a Northwest Airlink carrier.

ARTICLE VII

NORTHWEST IDENTIFICATION

Section 7.01     Identification License.  Northwest hereby grants to Mesaba a non-exclusive, non-transferable, non-sublicensable license to use the NW Identification in connection with its operation of the Regional Airline Services as authorized hereunder.

Section 7.02     Designator License.  Northwest hereby grants to Mesaba a non-exclusive, non-transferable, non-sublicensable license to use the Designator in connection with its operation of the Scheduled Flights as authorized hereunder.

Section 7.03     New Identifications.  From time to time in its sole discretion, Northwest may change any NW Identifications and/or Designators upon notice to Mesaba.  After receipt of such notice, Mesaba shall, as soon as practicable, but no later than thirty (30) days thereafter, commence use solely of the new NW Identifications and/or Designators and cease all use of any superseded ones.  Northwest shall reimburse Mesaba for the reasonable out-of-pocket expenses incurred by Mesaba in making such changes.

Section 7.04     Use of Identification.  Northwest shall have exclusive control over the use and display of all NW Identifications and Designators, and Mesaba shall comply with all policies and guidelines of Northwest in this regard.   Mesaba shall use the NW Identifications and Designators in good faith, in a dignified manner and in compliance with good trademark practice.  Mesaba shall use the NW Identifications and Designators exactly as prescribed by Northwest, and shall not use (i) any stylization, abbreviation or variation thereof or (ii) the NW Identifications and Designators in connection or combination with any other Identification, in each case, without Northwest’s prior written consent, which may be withheld in its sole discretion.

Section 7.05     Quality Control.  Mesaba shall use the NW Identifications and Designators only in connection with products and services that comply with the high standards of quality associated with Northwest. At Northwest’s request, Mesaba shall submit representative samples to Northwest of all uses by Mesaba of the NW Identifications and Designators pursuant to this Agreement, including Sections 2.02, 4.03(f), 4.07(d) and 4.09(e).  Mesaba shall receive the prior written approval of Northwest for any new uses of the NW Identifications and Designators, including on any advertising and promotional materials.  Once such approval is received, Mesaba need not resubmit such materials for approval unless they contain non-trivial modifications.

Section 7.06     Reservation of Rights.  All rights not expressly granted to Mesaba hereunder are expressly reserved by Northwest, including without limitation the right to use or license others to use any NW Identifications or Designators.  Mesaba shall not use the NW Identification or Designator except as expressly authorized herein, and has no right to use any other Identification of Northwest other than the specific NW Identification in the exact form prescribed by Northwest from time to time.

Section 7.07     Ownership.  Mesaba hereby acknowledges that, as between the parties, Northwest is the sole owner of the names “Northwest” and “Northwest Airlink,” the initials “NW,” and any Designators or NW Identifications related thereto or otherwise licensed to Mesaba hereunder.  Mesaba agrees not to directly or indirectly question attack, contest or impugn the validity and/or Northwest’s rights in the Designators and NW Identifications, including without limitation by attempting to register title to or any intellectual property rights in same or by participating in any action or proceeding adverse to Northwest in this regard.  Mesaba agrees to cooperate fully with Northwest in all actions to enforce, police and defend Northwest’s rights in the Designators and NW Identifications, subject to reimbursement for its out-of-pocket expenses.

Section 7.08     Termination.  Should this Agreement expire or terminate for any reason, the licenses in Sections 7.01 and 7.02 shall immediately terminate (although Sections 7.07 and 7.08 shall survive), and Mesaba shall promptly, but in any event within ninety (90) days (one hundred twenty (120) days with respect to any distinctive color scheme), take all such actions as may be necessary to change its facilities, equipment, uniforms, supplies and other materials to cease all use of any Designators and NW Identifications and to avoid any customer confusion or the suggestion or appearance that Mesaba continues to have an operating relationship with Northwest.

Section 7.09     Bankruptcy.  The parties intend that the identity of Mesaba as the licensee hereunder is a material condition to Northwest’s granting of the licenses in 7.01 and 7.02, and that this Agreement should be construed overall as a contract for the personal services of Mesaba.  Therefore, in the event Mesaba becomes subject to a bankruptcy proceeding, the parties intend that this Agreement shall not be assumed and/or assigned by Mesaba or its representative without Northwest’s consent.

ARTICLE VIII

TAXES AND FEES

Section 8.01     Taxes and Fees.

(a)                                  Mesaba shall be liable for and pay the amount of any taxes (other than Ticket Taxes and Fees which are addressed separately in Section 8.02 below), duties, license fees, assessments, and other charges, together with any interest and penalties thereon, levied, assessed, or imposed by any federal, foreign, state or local taxing or airport authority related or attributable to (i) the property owned or used by Mesaba, and (ii) the performance of Regional Airline Services pursuant to this Agreement.

(b)                                 Excluded from the coverage of Section 8.01(a) are any taxes based on the net income of Northwest.

Section 8.02     Ticket Taxes and Fees.

(a)                                  For all sales by Mesaba using Northwest ticket stock or air waybills, Mesaba shall be responsible for (1) collecting all Ticket Taxes and Fees, and (2) remitting such Ticket Taxes and Fees to Northwest at the same time as the revenues to which the Ticket Taxes and Fees relate are received by Northwest.  Northwest then shall be responsible for remitting to the appropriate governmental entities and taxing authorities Ticket Taxes and Fees remitted by Mesaba to Northwest.

(b)                                 Mesaba shall indemnify, defend, and hold harmless Northwest and its current or former officers, directors, employees, agents, and its Affiliates (the “NW Indemnitees”) from and against all assessments or payments for Ticket Taxes and Fees related to all sales by Mesaba using Northwest ticket stock or air waybills, and any interest and/or penalties related thereto.  This indemnification specifically includes, but is not limited to, assessments or payments under Sections 4261, 4263, 4271, 4291, 6662, 6672, 6861 or 7275 of the Internal Revenue Code of 1986, as amended, and any successor provisions.  Mesaba further agrees as part of this indemnification to reimburse the NW Indemnitees for any reasonable out-of-pocket expenses, including attorneys’ fees and expenses, the NW Indemnitees have incurred in connection with any such assessment or payment.  The obligations of Mesaba under this Section 8.02(b) shall remain in effect and shall survive without limitation the termination of this Agreement.

Section 8.03     Property Tax, Fuel Tax, and Sales and Use Tax Compliance.

(a)                                  With respect to fuel taxes, Northwest and Mesaba shall cooperate to ensure that Mesaba is filing appropriate fuel tax returns and refund claims to minimize Mesaba’s taxes.  Northwest shall determine which entity, Northwest or Mesaba, shall be responsible for preparing and filing appropriate fuel tax returns and refund claims.  Unless Northwest determines otherwise and notifies Mesaba in writing, Mesaba shall be responsible for all Mesaba fuel tax filings and payments. Upon the request of Northwest, Northwest shall be entitled to review any actual or proposed Mesaba fuel tax filings.  Mesaba shall notify Northwest of the commencement of any fuel tax audit. Prior to resolving any fuel tax audit, Mesaba shall receive approval from Northwest to resolve any such audit.

(b)                                 With respect to sales and use taxes, Northwest and Mesaba shall cooperate to ensure that Mesaba is filing appropriate sales and use tax returns and refund claims to minimize Mesaba’s taxes.  Northwest shall determine which entity, Northwest or Mesaba, shall be responsible for preparing and filing appropriate sales and use tax returns and refund claims.  Unless Northwest determines otherwise and notifies Mesaba in writing, Mesaba shall be responsible for all Mesaba sales and use tax filings and payments.  Upon the request of Northwest, Northwest shall be entitled to review any actual or proposed Mesaba sales and use tax filings. Mesaba shall notify Northwest of the commencement of any sales or use tax audit. Prior to resolving any sales or use tax audit, Mesaba shall receive approval from Northwest to resolve any such audit.

(c)                                  To the extent requested by Northwest, Mesaba shall cooperate with Northwest to minimize Mesaba’s property, fuel, excise, sales, use, value-added, or similar transactional taxes.  Mesaba shall in good faith and using reasonable best efforts supply Northwest with such information and documents reasonably requested by Northwest to minimize Mesaba’s property, fuel, excise, sales, use, value-added, or similar transactional taxes.  Unless Northwest determines otherwise, Mesaba shall use its reasonable best efforts to seek any and all applicable refunds or credits of excise, sales, use, value-added, or similar transactional taxes paid by Mesaba.

Section 8.04     Refunds of Tax.  To the extent Northwest prepares and/or is responsible for pursuing any refunds or refund claims related to Mesaba’s aviation fuel, excise, sales, use, value-added or similar transactional taxes, Northwest shall be entitled to retain *** of the amount of any such refund, credit or other benefit.  To the extent Mesaba prepares or is responsible for pursuing any such refunds or refund claims, Mesaba shall retain *** of the amount of any such refund, credit or other benefit (inclusive of interest) it receives, and the remaining *** (inclusive of interest) shall be paid to Northwest within ten (10) days of its receipt or recognition of benefit by Mesaba.  Any refunds, credits or other benefits received related to Mesaba’s property taxes on Avro Regional Jet Aircraft and aircraft parts will be remitted to Northwest within ten (10) days of its receipt or recognition of benefit by Mesaba.  All other refunds, credits or other benefits received related to Mesaba’s property taxes will be retained by Mesaba.

ARTICLE IX

LIABILITY, INDEMNIFICATION AND INSURANCE

Section 9.01     Independent Contractor.

(a)                                  Except for the limited purpose described in Section 5.01 hereof, Mesaba shall act as an independent contractor.  The employees, agents and/or independent contractors of Mesaba engaged in performing any of the services Mesaba is obligated to perform pursuant to this Agreement shall be employees, agents and independent contractors of Mesaba for all purposes and under no circumstances shall employees, agents or independent contractors of Mesaba be deemed to be employees, agents or independent contractors of Northwest.  Except for the limited purpose described in Section 5.01 hereof, in its performance of obligations under this Agreement, Mesaba shall act, for all purposes, as an independent contractor and not as an agent for Northwest.  Northwest shall have no supervisory power or control over any employees, agents or independent contractors engaged by Mesaba in connection with Mesaba’s performance of its obligations hereunder, and all complaints or requested changes in procedure shall, in all events, be transmitted by Northwest to a designated representative of Mesaba.  Nothing contained in this Agreement is intended to limit or condition Mesaba’s control over its operation or the conduct of its business as an air carrier, and Mesaba assumes all risks of financial losses which may result from the operation of the air services to be provided by Mesaba hereunder.

(b)                                 Northwest shall act as an independent contractor. The employees, agents and/or independent contractors of Northwest engaged in performing any of the services Northwest is to perform pursuant to this Agreement shall be employees, agents and independent contractors of Northwest for all purposes and under no circumstances shall employees, agents and independent contractors of Northwest be deemed to be employees, agents or independent contractors of Mesaba.  In performing its obligations under this Agreement, Northwest shall act, for all purposes, as an independent contractor and not as an agent for Mesaba.  Mesaba shall have no supervisory power or control over any employees, agents or independent contractors engaged by Northwest in connection with the performance of its obligations hereunder, and all complaints or requested changes in procedure shall, in all events, be transmitted by Mesaba to a designated representative of Northwest.  Nothing contained in this Agreement is intended to limit or condition Northwest’s control over its operation or the conduct of its business as an air carrier.

Section 9.02     Indemnification.

(a)                                  Each party assumes full responsibility for any and all liability to its own officers, employees or agents on account of injury or death resulting from or sustained in the performance of their respective services under this Agreement.  Each party shall indemnify, defend, protect, save and hold harmless the other party, its officers, employees, and agents from and against any and all liabilities, claims, demands, suits, judgments, damages and losses (including the costs, fees and expenses in connection therewith and incident thereto) brought against the other party, its officers, employees or agents by or on behalf of any other person, by reason of damage to or destruction of property of any such person, or injury to or death of such person, caused by or arising out of any act or omission by the indemnifying party occurring while this Agreement is in effect.  Notwithstanding the foregoing, neither party shall be liable for indemnifying the other for claims of third parties if caused by the gross negligence or willful misconduct of the other.  Each party shall give the other party prompt and timely notice if it has actual knowledge of any claim made or suit instituted against the other party which in any way results in indemnification hereunder, and the other party shall have the right to compromise or participate in the defense of such claim or suit to the extent of its own interest.

(b)                                 Each party (“Party A”) agrees that it will not seek damages from the other party (“Party B”) or make a claim against Party B if Party B causes damage to an aircraft operated by Party A; provided, however, that if Northwest subcontracts its responsibility to perform part or all of the Ground Handling Functions to a third party vendor, Northwest shall indemnify Mesaba against any physical loss of or damage to the Aircraft caused by the negligent act or omission of such vendor in performing such ground handling functions, and further provided that Northwest’s liability pursuant to this provision shall be limited to an amount not exceeding the amount of the deductible with respect to such Aircraft under Mesaba’s hull risk insurance policy, except that loss or damage in respect of any incident below $*** shall not be indemnified.  Neither party shall be liable to the other for any consequential loss or damage arising from physical loss of or damage to aircraft, and neither party shall make any claim against the other regarding any liability in respect of any and all such consequential loss or damage arising from physical loss of or damage to aircraft.

(c)                                  If Mesaba joins a fuel consortium at a Service City at the request of Northwest, (i) Mesaba shall indemnify Northwest against any liabilities, claims, demands, suits, judgments, fines, penalties, damages and losses (including the costs, fees and expenses in connection therewith and incident thereto) brought against Northwest, its officers, employees or agents by or on behalf of any other person, by reason of fuel spills, fuel leaks or other fuel-related environmental damage, including but not limited to assessment, cleanup, remediation and natural resource damages, caused by or arising out of any act or omission by Mesaba occurring while this Agreement is in effect, and (ii) Northwest shall indemnify Mesaba against any liabilities, claims, demands, suits, judgments, fines, penalties, damages and losses (including the costs, fees and expenses in connection therewith and incident thereto) brought against Mesaba, its officers, employees or agents by or on behalf of any other person, by reason of fuel spills, fuel leaks or other fuel-related environmental damage, including but not limited to assessment, cleanup, remediation and natural resource damages, caused by or arising out of any act or omission by Northwest or by any other party to such fuel consortium occurring while this Agreement is in effect.

(d)                                 The obligations of Mesaba and Northwest under the indemnity and insurance provisions contained herein shall remain in effect and shall survive without limitation the termination of this Agreement with respect to any occurrence or claims arising during the term of or in connection with this Agreement.

Section 9.03     Insurance.

(a)                                  Mesaba agrees, at its sole expense, to maintain in full force and effect the following insurance coverage with respect to Regional Airline Services:

(1)                                  Workers’ compensation and occupational disease insurance, subject to the laws of the states wherein this Agreement is being performed.  Such coverage shall include employers liability insurance with a minimum limit of $***.

(2)                                  Comprehensive aviation bodily injury and property damage liability insurance with limits of not less than $*** (but limits not greater than the amount of Northwest’s coverage) combined single limit per occurrence (or such other minimum amount as may be reasonably requested by Northwest from time to time and as Mesaba may obtain on a commercially reasonable basis in the event Mesaba no longer obtains airline liability insurance coverage as part of the Northwest’s aviation insurance placement), including, but not limited to, aircraft liability, passenger legal liability, premises and property damage liability, hangar keepers liability and baggage and cargo liability.  Such insurance shall include personal injury and contractual liability, and shall also include war risk and allied perils, hijack and confiscation coverage with a limit of not less than $*** (but limits not greater than the amount of Northwest’s coverage) per incident (or such other minimum amount as may be reasonably requested by Northwest from time to time and as Mesaba may obtain on a commercially reasonable basis in the event Mesaba no longer obtains airline liability insurance coverage as part of the Northwest’s aviation insurance placement).  In the event Northwest requires Mesaba to increase its insurance limits, Northwest agrees that any incremental costs incurred by Mesaba as a result of increasing such limits (other than incremental costs associated with Mesaba unilaterally changing deductibles) will be reimbursed by Northwest.

(3)                                  All risk hull insurance on the Aircraft, including hull war risk coverage as required by Northwest.

(b)                                 Prior to the commencement of Regional Airline Services under this Agreement and at least annually thereafter, certificates of insurance in a form satisfactory to Northwest shall be delivered to Northwest evidencing compliance with the insurance terms of this Agreement.  All of the above insurance shall be written through an insurance company or companies reasonably satisfactory to Northwest, and the certificates of insurance shall be of a type that unconditionally obligates the insurer to notify Northwest in writing at least thirty (30) days (or such lesser period as may be available for war peril coverage) in advance of the effective date in the event of any material change in or cancellation of such insurance.  The policies of insurance required by paragraphs (2) and (3) of Section 9.03(a) shall provide coverage for events which occur during the policy period, are continuing in nature and not on a claims made basis, and shall include endorsements that provide:

(1)                                  That the Underwriters acknowledge that the indemnification and hold harmless provisions of this Agreement are insured under Mesaba’s blanket contractual liability coverage.

(2)                                  That Northwest, its officers, agents and employees are named as additional insureds thereunder.

(3)                                  That the insurance is primary with respect to the matters within such coverage, irrespective of any insurance carried by Northwest.

(4)                                  That with respect to the interest of Northwest, the insurance shall not be invalidated by any breach of warranty by Mesaba.

(5)                                  That provide a severability of interest/cross liability endorsement.

(6)                                  That the insurer shall waive its subrogation rights against Northwest, its officers, agents and employees.

(7)                                  That any waiver of rights of subrogation against other parties by Mesaba will not affect the coverage provided with respect to Northwest.

The parties acknowledge and agree that endorsements (2) through (7) above are only applicable in the event Mesaba obtains liability insurance coverage that is not part of Northwest’s aviation insurance placement.

(c)                                  In the event the United States government reimburses Mesaba or its Affiliates for excess insurance costs incurred as a result of the September 11, 2001 terrorist attacks or other such occurrences, Mesaba will promptly remit to Northwest any such reimbursement (including any applicable Margin Payment) that is in excess of Mesaba’s actual additional insurance costs incurred as a result of such event.  Northwest acknowledges that Mesaba’s obligation to remit such reimbursement is not triggered until Mesaba has achieved a cost-neutral position with respect to excess insurance costs.

(d)                                 Northwest acknowledges that, to the extent Northwest has the ability to do so, Northwest will use commercially reasonable efforts to allow Mesaba to continue to participate in Northwest’s insurance plan.

ARTICLE X

TERM AND TERMINATION

Section 10.01     Term.  This Agreement shall commence on and shall be effective as of August 29, 2005 (the “Effective Date”) and, unless earlier terminated as provided herein, shall continue in effect until May 1, 2015.

Section 10.02     Termination by Either Party.

(a)                                  In the event that Mesaba or Northwest (i) makes a general assignment for the benefit of creditors or becomes insolvent, (ii) files a voluntary petition in bankruptcy, (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, (iv) commences under the laws of any competent jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, readjustment of debt, dissolution, liquidation or any other similar proceeding for the relief of financially distressed debtors, (v) becomes the object of any proceeding or action of the type described in (iii) or (iv) above and such proceeding or action remains undismissed or unstayed for a period of at least thirty (30) days, or (vi) is divested of a substantial part of its assets for a period of at least thirty (30) days, then Mesaba (in the event the foregoing occurs with respect to Northwest) or Northwest (in the event the foregoing occurs with respect to Mesaba) may by written notice terminate this Agreement immediately.

(b)                                 Except as otherwise provided in Section 10.03, in the event of a breach of a nonmonetary provision of this Agreement by either party remaining uncured for more than thirty (30) days after the later of (i) receipt of written notification of such Default by the nondefaulting party, or in the case of a breach requiring more than thirty (30) days notice to cure, the defaulting party does not begin and pursue with due diligence a method of cure within thirty (30) days after receipt of written notification specifying in reasonable detail the nature of such Default from the nondefaulting party, or (ii) if there is a Dispute (as such term is defined in Section 11.12 below) as to whether a breach has occurred, resolution (in accordance with Section 11.12 below) of such Dispute finding a breach to have occurred, then the nondefaulting party may terminate this Agreement at its sole option.

(c)                                  In the event of a breach of a monetary provision of this Agreement by either party and such Default remaining uncured for more than seven (7) days after the later of (i) receipt of written notification specifying in reasonable detail the nature of such Default from the nondefaulting party, or (ii) if there is a Dispute (as such term is defined in Section 11.12 below) as to whether a breach has occurred, resolution (in accordance with Section 11.12 below) of such Dispute finding a breach to have occurred, then the nondefaulting party may terminate this Agreement at its sole option.

Section 10.03     Termination by Northwest.  Notwithstanding the provisions of Section 10.02(b), Northwest shall have the right to terminate this Agreement immediately and at its sole option if:

(a)                                  Mesaba shall default in the payment of any amount due under any Lease and such default shall continue for more than the period of grace, if any, specified therein and shall not have been waived.

(b)                                 Mesaba shall default with respect to any other terms of any Lease, such default shall continue for more than the period of grace, if any, specified therein and shall not have been waived.

(c)                                  Mesaba shall fail to comply with the provisions of Section 9.03 and, as a result thereof, the insurance required thereunder is not in effect.

(d)                                 Mesaba shall fail to comply with the provisions of Section 6.03.

(e)                                  More than *** of the Aircraft do not operate any Scheduled Flights for more than *** or *** of the Aircraft do not operate any Scheduled Flights for more than ***, other than as a result of (1) an FAA order which grounds all commercial flights of all air carriers or grounds a specific Aircraft type of all air carriers, (2) a scheduling action by Northwest, or (3) Northwest’s inability to perform its obligations under this Agreement as a result of a strike by Northwest employees.

(f)                                    Mesaba’s FAA or DOT Certification is for any reason suspended or revoked or otherwise not in full force and effect so as to permit Mesaba to perform the Regional Airline Services required under this Agreement.

(g)                                 A Mesaba Change of Control shall have occurred.

(h)                                 Mesaba or its Affiliate shall commence operating an aircraft type which causes Northwest to be in violation of its collective bargaining agreement with its pilots.

(i)                                     The person selected to replace John Spanjers as President of Mesaba and any successor President of Mesaba, or the person selected to replace Paul Foley as President and Chief Executive Officer of MAIR Holdings, Inc. and any successor Chief Executive Officer and President of MAIR Holdings, Inc., shall not be reasonably acceptable to Northwest.

(j)                                     With respect to any Aircraft, such Aircraft shall have been removed from Mesaba’s fleet pursuant to the terms of Section 3.02(a)(ii) or (iii) hereof.  In such case, this Agreement shall be terminable by Northwest at its sole option only with respect to such Aircraft.

(k)                                  MAIR Holdings, Inc. breaches the Agreement entered into by Northwest and MAIR Holdings, Inc. as of August 29, 2005 as amended from time to time.

ARTICLE XI

MISCELLANEOUS

Section 11.01     Limitation on Performance.  The obligation of either Northwest or Mesaba to perform under the terms of this Agreement shall be limited or modified by, and neither carrier shall be deemed to be in default hereunder as a result of any of the following causes:

Acts of God or the public enemy, civil war, insurrections or riots; fires, floods, explosions, embargoes, earthquakes or serious accidents, epidemics, or quarantine restrictions; any act of government, governmental priorities, allocations, orders or Governmental Regulations affecting materials or facilities, inability after due and timely diligence to procure materials, accessories, equipment or parts; or due to any other cause to the extent it is beyond that carrier’s practical control or not occasioned by that carrier’s fault or negligence.

A labor strike involving Northwest’s employees, or a cessation, slow-down or interruption of work, or any other labor disturbance that materially impacts Mesaba’s ability to operate Regional Airline Services.

Section 11.02     Mutual Cooperation.  Northwest and Mesaba shall use their reasonable best efforts to cooperate with each other in performing their respective obligations under this Agreement.

Section 11.03     Representations and Warranties.  Except as expressly set forth herein, neither Northwest nor Mesaba shall make any representations or warranties, expressed or implied, under or in connection with this Agreement.

Section 11.04     Assignment.  This Agreement may not be assigned by any party without the prior written consent of the other party.

Section 11.05     Governing Law.  This Agreement shall be governed in accordance with the laws of the State of Minnesota, notwithstanding the choice of law provisions thereof.

Section 11.06     Interline and Other Agreements.  Northwest agrees, to the extent it has the right to do so, to permit Mesaba to avail itself of all its rights, privileges and amenities pursuant to its interline agreements and all industry trade or other agreements between Northwest and any other air carriers. Northwest shall take all action and execute such documents as may be necessary to enable Mesaba to avail itself of the maximum benefits afforded by such agreements.  Subject to Northwest’s prior written approval, Mesaba may enter interline agreements with air carriers other than those air carriers covered by the two preceding sentences.

Section 11.07     Notices.  All notices given hereunder shall be given in writing and shall be delivered in person or deposited in the United States mail, certified or registered mail, return receipt requested, with adequate postage prepaid, or given by Mesaba courier, telex, facsimile, or other expedient written means, addressed as follows:

If to Northwest:	Northwest Airlines, Inc.
Department A6100
2700 Lone Oak Parkway
Eagan, Minnesota 55121
Attn: Vice President – Market Planning
Facsimile No: (612) 727-7113

With copies to:	Northwest Airlines, Inc.
Department A1180
2700 Lone Oak Parkway
Eagan, Minnesota 55121
Attn: General Counsel
Facsimile No: (612) 727-7123

Northwest Airlines, Inc.
Department A6030
2700 Lone Oak Parkway
Eagan, Minnesota 55121
Attn: Managing Director of Airlink Planning
Facsimile No: (612) 727-7110

If to Mesaba :	Mesaba Aviation, Inc.
1000 Blue Gentian Road, Suite 200
Eagan, Minnesota 55121
Attn: President
Facsimile No: (651) 367-5360

With a copy to:	MAIR Holdings, Inc.
150 South Fifth Street, Suite 1360
Minneapolis, MN 55402
Attn: Chief Executive Officer
Facsimile No. (612) 333-0590

or to such other address as the respective parties hereto shall designate by notice in writing to the other party.  Notices shall be deemed received and given on the date of delivery or the date of refusal of delivery as shown by the return receipt.

Section 11.08     Parties.  Except as provided to the contrary herein, this Agreement, and the rights and obligations created hereunder, shall be binding upon and inure to the benefit of the respective parties hereto and their respective successors and permitted assigns.

Section 11.09     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one agreement.

Section 11.10     Severability.  If any term of this Agreement shall be judicially determined to be illegal, invalid or unenforceable at law or in equity, it shall be deemed to be void and of no force and effect to the extent necessary to bring such term within the provisions of any such applicable law or laws, and such terms as so modified and the balance of the terms of this Agreement shall remain enforceable.

Section 11.11     Captions, Section Headings and Table of Contents.  Captions, section headings and the Table of Contents used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

Section 11.12     Dispute Resolution; Availability of Equitable Remedies; Procedures.

(a)                                  Representatives.  Except as otherwise provided herein, if any dispute arises under or relates to this Agreement (a “Dispute”), at the written request of any party, each party will appoint a designated representative (the “Representative”) to meet for the purpose of resolving the dispute.  The Representatives will meet at a mutually agreeable place within ten (10) days after a party makes a written request to the other for such a meeting.  The Representatives will honor reasonable requests to exchange information related to the Dispute and will make a good faith effort to negotiate a resolution to the Dispute.  Negotiations shall continue until the Dispute is resolved or until a party informs the others in writing that negotiations will not result in a mutually acceptable resolution and an arbitrator should be appointed.

(b)                                 Arbitration.  If the Dispute is not resolved pursuant to Section 11.12(a), the Dispute (including any question arising as to whether or not any Dispute falls within the terms of this Section 11.12 or the selection of arbitrators) shall be settled by arbitration in Minneapolis, Minnesota in accordance with the CPR Rules for Non-Administrative Arbitration of Business Disputes by one arbitrator.  The arbitrator shall be appointed by the parties as provided by CPR Rule 5, Selection of Arbitrators.  The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, no party shall be required to submit to arbitration unless all parties necessary for complete relief have been joined or consent to participate.

(c)                                  Discovery.  Each party shall have discovery rights as provided by the Federal Rules of Civil Procedure; provided, however, that all such discovery shall be commenced and concluded within ninety (90) days of the initiation of arbitration.

(d)                                 Expeditious Proceedings.  It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable.  Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four (4) days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m.  The arbitrator shall use all reasonable efforts to issue the final award or awards within a period of fifteen (15) business days after closure of the proceedings.  Failure of the arbitrator to meet the time limits of this Section 11.12(d) shall not be a basis for challenging the award.

(e)                                  Arbitration Costs.  If the party asserting a claim is awarded 50% or more of the claimed amount, then that party shall be the prevailing party and shall be entitled to receive all of its reasonable legal fees and costs associated with the dispute.  If the asserting party receives less than 50% of the claimed amount, then the other party shall be the prevailing party and shall be entitled to receive all of its reasonable legal fees and costs associated with the Dispute.  In the event the parties cross-claim against one another, the arbitrator shall allocate costs amongst the parties based upon amounts paid pursuant to the final awards (i.e., those paying 30% of all awards shall pay 30% of all costs).

(f)                                    Enforcement of Awards.  Each party agrees that any legal proceeding instituted to enforce an arbitration award hereunder will be brought in a court of competent jurisdiction (either state or federal) in the venue of the arbitration set forth in Section 11.12(b) and hereby submits to personal jurisdiction therein and irrevocably waives any objection as to venue therein, and further agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum.

(g)                                 Equitable Relief.  Nothing herein shall be construed to prevent any party from seeking and, assuming appropriate legal standards are met, obtaining equitable relief in any court of competent jurisdiction to restrain or prohibit any breach or threatened breach of any covenant of the parties set forth in this Agreement or any document executed in connection herewith, whether or not the parties have first sought to resolve the dispute through negotiation, mediation or arbitration pursuant to this Section 11.12.

Section 11.13     Exhibits.  The Exhibits attached hereto are intended to be an integral part of this Agreement and are incorporated into the Agreement by reference for all purposes.

Section 11.14     Integration and Entire Agreement.  This Agreement (including the Exhibits), the Agreement entered into by Northwest and MAIR Holdings, Inc. as of August 29, 2005 and the ancillary documents entered into in connection therewith are intended by the parties as a complete statement of the entire agreement and understanding of the parties with respect to the subject matter hereof and all matters between the parties related to the subject matter herein and therein set forth.  This Agreement may only be amended or modified by a written agreement between Mesaba, on the one hand, and Northwest, on the other, which specifically references this Agreement and expressly provides for such amendment.

Section 11.15     Relationship of Parties.  Nothing in this Agreement shall be interpreted or construed as establishing between the parties a partnership, joint venture or other similar arrangement.

Section 11.16     Termination of Prior Agreements.  The parties agree that the RJ Agreement and the Saab Agreement are terminated as of the Effective Date; provided, however, the parties agree that their respective indemnification and payment obligations arising under the RJ Agreement and the Saab Agreement with respect to services performed prior to the Effective Date shall continue in effect in accordance with the terms of such Agreements, and either party may exercise its rights under the respective indemnification and payment provisions of the RJ Agreement or the Saab Agreement, as the case may be, in order to cause the other party to comply with the terms of such agreements.

IN WITNESS WHEREOF, Northwest and Mesaba have executed this Agreement as of the date first set forth above.

MESABA AVIATION, INC.		NORTHWEST AIRLINES, INC.

/s/ John G. Spanjers		/s/ J. Timothy Griffin

By:	John G. Spanjers	By:	J. Timothy Griffin
	President and Chief Operating Officer		Executive Vice President, Marketing and Distribution

EXHIBIT A-1

AIRCRAFT LEASE FORM

SUBLEASE AGREEMENT
[NW 2005        ]

Dated as of

[        ], 2005

Between

NORTHWEST AIRLINES, INC.,
                     Sublessor

AND

MESABA AVIATION, INC.,
                      Sublessee

One Bombardier Inc. Canadair Regional Jet Model CL-600-2B19 Aircraft

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TABLE OF CONTENTS TO SUBLEASE AGREEMENT [NW 2005         ]

SECTION 1.	Definitions.
SECTION 2.	Acceptance and Sublease.
SECTION 3.	Term and Rent.
SECTION 4.	Sublessor’s Representations and Warranties.
SECTION 5.	Return of the Aircraft.
SECTION 6.	Liens.
SECTION 7.	Registration, Maintenance and Operation; Possession; Insignia.
SECTION 8.	Replacement and Pooling of Parts; Alterations, Modifications and Additions.
SECTION 9.	Voluntary Termination.
SECTION 10.	Loss, Destruction, Requisition, etc.
SECTION 11.	Insurance.
SECTION 12.	Inspection.
SECTION 13.	Assignment.
SECTION 14.	Events of Default.
SECTION 15.	Remedies; Automatic Termination.
SECTION 16.	Sublessee’s Cooperation Concerning Certain Matters.
SECTION 17.	Notices.
SECTION 18.	No Set-Off, Counterclaim, etc.
SECTION 19.	No Renewal.
SECTION 20.	Maintenance Program.
SECTION 21.	Sublessor’s Right to Perform for Sublessee.
SECTION 22.	[Intentionally Omitted]
SECTION 23.	Service of Process.
SECTION 24.	Miscellaneous.
SECTION 25.	Subordination.
SECTION 26.	Covenant of Quiet Enjoyment.
SECTION 27.	Federal Bankruptcy Code.
SECTION 28.	Use of Funds.
SECTION 29.	Sublessee’s Representations, Warranties and Indemnities.
SECTION 30.	Certain Representations, Warranties and Covenants.
SECTION 31.	Covenants of Sublessee.
SECTION 32.	Consent to Jurisdiction.
SECTION 33.	Owner for Federal Tax Purposes.

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EXHIBITS

EXHIBIT A	-	Form of Sublease Supplement
EXHIBIT B	-	Basic Rent
EXHIBIT C	-	Stipulated Loss Value Schedule
EXHIBIT D	-	Return Conditions
EXHIBIT E	-	Minimum Liability Amount

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SUBLEASE AGREEMENT

[NW 2005       ]

This SUBLEASE AGREEMENT [NW 2005         ], dated as of [        ], 2005, between NORTHWEST AIRLINES, INC., a corporation organized and existing pursuant to the laws of the State of Minnesota (“Sublessor”), and MESABA AVIATION, INC., a corporation organized and existing pursuant to the laws of the State of Minnesota (“Sublessee”);

W I T N E S S E T H:

WHEREAS, Sublessor has agreed to sublease the Aircraft to Sublessee, Sublessee has agreed to enter into this Sublease for use by Sublessee in its operations in accordance with the Airline Services Agreement and for no other purpose, and the parties hereto intend this Sublease to be an operating lease; and

WHEREAS, Sublessor is providing a valuable financial accommodation to Sublessee by making the Aircraft available to Sublessee pursuant to this Sublease Agreement, and Sublessor is entering into this Sublease solely to provide the Aircraft to Sublessee for use in its operations in accordance with the Airline Services Agreement; and

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, Sublessee and Sublessor intending to be legally bound agree as follows:

SECTION 1.  Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for all purposes of this Sublease Agreement [NW 2005         ] and shall be equally applicable to both the singular and the plural forms of the terms herein defined:

“Acceptance Certificate” has the meaning specified in the Participation Agreement. “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For the purposes of this definition, “control” (including “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such person whether through the ownership of voting securities or by contract or otherwise.  For the avoidance of doubt, Sublessor and its Affiliates are not Affiliates of Sublessee.

“After-Tax Basis” means an amount, which, after deduction of all Federal, state, local and foreign taxes required to be paid by or on behalf of the recipient in respect of the receipt or realization of such amount, is equal to the payment

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required under the provisions of the Sublessee Documents that requires payments to be made on an After-Tax Basis.

“Aircraft” means the Airframe to be delivered and subleased hereunder together with the two Engines initially subleased hereunder (or any engine substituted for any of such Engines pursuant to the terms hereof), whether or not any of such initial or substituted Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, and when the context permits the Aircraft Documentation.

“Aircraft Documentation” has the meaning specified in Exhibit D hereto.

“Airframe” means: (i) the Bombardier Inc. Canadair Regional Jet Model CL-600-2B19 aircraft (except Engines or engines from time to time installed thereon) specified in the initial Sublease Supplement, which aircraft shall be subleased by Sublessor to Sublessee hereunder and under such Sublease Supplement; and (ii) any and all Parts (A) so long as the same shall be incorporated or installed in or attached to such aircraft (except Engines or engines from time to time installed thereon), or (B) so long as title thereto shall remain vested in the Owner in accordance with the terms of Section 8 after removal from such aircraft (except Engines or engines from time to time installed thereon).

“Airline Services Agreement” means the Airline Services Agreement dated as of August 29, 2005 between Sublessor and Sublessee, as modified, amended or supplemented from time to time pursuant to the terms thereof.

“APU” has the meaning specified in Exhibit D hereto.

“APU Manufacturer” means Honeywell Corporation.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, or any subsequent legislation that amends, supplements or supersedes such provisions.

“Base Rate” means the rate of interest announced publicly by Citibank, N.A. in New York, New York from time to time as its base rate.

“Basic Rent” means, for the Term, the rent payable for the Aircraft pursuant to Section 3(b).

“Basic Shop Visit” means, with respect to any Engine or the APU, any shop visit, as defined by the Engine Manufacturer or the APU Manufacturer, as the case may be, that is based on an approved program of condition monitoring and trend monitoring of performance deterioration that results in an Engine or the APU, as the case may be, being restored to full performance standard.

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“Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks are required or authorized to close in the City of New York, New York; Salt Lake City, Utah or Minneapolis, Minnesota.

“‘C’ Check” means a “C” Check, as such term is defined in the Maintenance Program relating to the Aircraft that meets the requirements of a “C” Check as defined in the Bombardier Inc. Maintenance Requirement Manual.

“Certificate Holder” means Certificate Holder as defined in the Trust Indenture.  “Certificated Air Carrier” means a Citizen of the United States holding a carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49, United States Code, for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo or that otherwise is certified or registered to the extent required to fall within the purview of 11 U.S.C. Section 1110 or any analogous successor provision of the Bankruptcy Code.

“Citizen of the United States” has the meaning specified in Section 40102(a)(15) of Title 49 of the United States Code or any similar legislation of the United States of America enacted in substitution or replacement therefor.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” has the meaning specified in Sublease Supplement No. 1.

“Consent and Agreement” has the meaning specified in the Head Lease.

“Default” means any event which with the giving of notice or the lapse of time or both would become an Event of Default.

“Delivery Date” has the meaning specified in the Head Lease.

“Dollars” and “$” means the lawful currency of the United States of America.

“Engine” means (i) each of the two General Electric Model CF34-3B1 type engines listed by manufacturer’s serial number in the initial Sublease Supplement, whether or not from time to time thereafter installed on the Airframe or installed on any other airframe or on any other aircraft; and (ii) any engine which may from time to time be substituted, pursuant to the terms hereof, for any of such two engines, together in each case with the applicable Aircraft Documentation and any and all Parts normally incorporated or installed in or attached thereto including any and all Parts removed therefrom so long as title thereto shall remain vested in the Owner in accordance with the terms of Section 8 after removal from such Engine; provided, however, that at such time as an engine shall be deemed part of the property subleased hereunder in substitution

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for an Engine pursuant to the applicable provisions hereof, the replaced Engine shall cease to be an Engine hereunder.  The term “Engines” means, as of any date of determination, all Engines then subleased hereunder.

“Engine Manufacturer” means General Electric Aircraft Engines, a division of General Electric Corporation.

“Equity Tax Indemnitee” means any Tax Indemnitee which is the Owner Participant, the Owner Trustee or the Trust Estate, or a successor, assign or Affiliate thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of the Participation Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“Event of Default” has the meaning specified in Section 14 hereof.

“Event of Loss” with respect to the Aircraft, Airframe or any Engine means any of the following events with respect to such property: (i) the loss of such property or of the use thereof due to the destruction of or damage to such property which renders repair uneconomic or which renders such property permanently unfit for normal use by Sublessee for any reason whatsoever; (ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or a constructive or compromised total loss; (iii) the theft or disappearance of such property, or the confiscation, condemnation, or seizure of, or requisition of title to, or use of, such property (other than a requisition for use by the United States Government or any agency or instrumentality of any thereof) which in the case of any event referred to in this clause (iii) (other than a requisition of title) shall have resulted in the loss of possession of such property by Sublessee for a period in excess of 180 consecutive days or, in the case of a requisition of title, the requisition of title shall not have been reversed within 90 days from the date of such requisition of title; (iv) as a result of any law, rule, regulation, order or other action by the Federal Aviation Administration, the use of such property in the normal course of the business of air transportation shall have been prohibited for a period of 180 consecutive days, unless Sublessee, prior to the expiration of such 180 day period, shall have undertaken and shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of such property by Sublessee, but in any event if such use shall have been prohibited for a period of two consecutive years, provided that no Event of Loss shall be deemed to have occurred if such prohibition has been applicable to the entire U.S. registered fleet of Bombardier Inc. Canadair Regional Jet Series [200][440] aircraft of Sublessee and Sublessee, prior to the expiration of such two-year period, shall have conformed at least one such aircraft in its fleet to the requirements of any such law, rule, regulation, order or other action and commenced regular commercial use of the same in such

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jurisdiction and shall be diligently carrying forward, in a manner which does not discriminate against the Aircraft in so conforming the Aircraft, all steps which are necessary or desirable to permit the normal use of the Aircraft by Sublessee, provided, further, that, notwithstanding any of the foregoing, such prohibition shall constitute an Event of Loss if such use shall have been prohibited for a period of three consecutive years, if such use shall be prohibited at the expiration of the Term; (v) any divestiture of title to or interest in an Engine treated as an Event of Loss pursuant to Section 7(b) hereof.  An Event of Loss with respect to the Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the Airframe.

“Expenses” has the meaning specified in Section 29(c) hereof.

“Expiration Date” means May 1, 2015, or such later date to which the effectiveness of the Airline Services Agreement shall be extended in accordance with its terms, such that this Sublease and the Airline Services Agreement shall be coterminous, provided, however, that in no event shall the “Expiration Date” be a date later than the date of expiration of the term of the Head Lease.

“FAR” means the regulations promulgated under the Federal Aviation Act.

“Federal Aviation Act” means that portion of the United States Code comprising those provisions formerly referred to as the Federal Aviation Act of 1958, as amended, or any subsequent legislation that amends, supplements or supersedes such provisions.

“Federal Aviation Administration” and “FAA” mean the United States Federal Aviation Administration and any agency or instrumentality of the United States government succeeding to their functions.

“Flight Hour” means:  (i) with respect to the Airframe, each hour or part thereof which elapses from the time the wheels of the Airframe leave the ground on take-off and the time when the wheels of the Airframe touch the ground on landing, and (ii) with respect to an Engine or other engine or any Part, including the APU, each hour or part thereof which elapses from the time the wheels of the airframe, whether or not the Airframe leased hereunder, on which such Engine or other engine or Part is installed, leave the ground on take-off and the time when the wheels of such airframe touch the ground on landing.

“Guarantee” has the meaning specified in the Head Lease.

“Guarantor” means Northwest Airlines Corporation, a Delaware corporation.

“Head Lease” means the Lease Agreement [NW 2005         ], dated as of [        ] 2005, between Head Lessor and Sublessor, as lessee thereunder, as the same may be modified, amended or supplemented from time to time.  The term

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“Head Lease” shall also include each Head Lease Supplement entered into pursuant to the applicable terms of such Head Lease Agreement.

“Head Lessor” means the Owner Trustee designated in the Head Lease as the lessor thereunder.

“Head Lessor Liens” means any Lien or disposition of title or interest arising as a result of (i) claims against Head Lessor, Wells Fargo in its individual capacity, or the Owner Participant not related to the transactions contemplated by the Operative Documents, (ii) any act or omission of the Owner Participant, Head Lessor, or Wells Fargo, in its individual capacity, which is not related to the transactions contemplated by the Operative Documents or is in violation of any of the terms of the Operative Documents, (iii) claims against the Owner Participant, Head Lessor, or Wells Fargo, in its individual capacity, with respect to Taxes or Expenses against which Sublessor is not required to indemnify the Owner Participant, Head Lessor or Wells Fargo in its individual capacity, pursuant to the Participation Agreement or the Tax Indemnity Agreement or (iv) claims against Head Lessor or the Owner Participant arising out of any transfer by Head Lessor or the Owner Participant of all or any portion of the respective interests of Head Lessor or the Owner Participant in the Aircraft, the Trust Estate or the Operative Documents other than the transfer of possession of the Aircraft by Head Lessor pursuant to the Head Lease, the transfer pursuant to the Trust Indenture or a transfer of the Aircraft pursuant to Section 9, 10 or 19 of the Head Lease or pursuant to the exercise of remedies set forth in Section 15 of the Head Lease; provided, however, that any Lien which is attributable solely to Wells Fargo or the Owner Participant and would otherwise constitute a Head Lessor Lien shall not constitute a Head Lessor Lien so long as (1) the existence of such Lien poses no material risk of the sale, forfeiture or loss of the Aircraft, (2) the existence of such Lien does not interfere in any way with the use, possession or operation of the Aircraft by Sublessee, (3) Wells Fargo or the Owner Participant, as appropriate, is diligently contesting such Lien, and (4) the existence of such Lien does not pose a material threat of interference with the payment of Rent in favor of Wells Fargo or the Owner Participant, as appropriate).

“Indemnitee” means (i) Sublessor, (ii) the Owner Trustee, in its individual capacity and as trustee under the Trust Agreement, (iii) the Owner Participant, (iv) the Trust Estate, (v) each Affiliate of the Persons described in clauses (i) through (iv), inclusive, and (vi) the respective directors, officers, employees, agents and servants, successors and permitted assigns of each of the Persons described in clauses (i) through (iv), inclusive.

“Landing Gear” means the landing gear installed on the Airframe on the Delivery Date (or such landing gear as may be substituted therefor after the Delivery Date in accordance with this Lease.

“Landing Gear Overhaul” means any full overhaul of any Landing Gear to full manufacturer specification and operating condition.

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“Lien” means any mortgage, pledge, lien, charge, claim, encumbrance, lease, sublease, sub-sublease or security interest.

“Life Limited Parts” means those parts which have a specific hour, cycle and/or calendar life limit as specified by the Manufacturer.

“Loss Payment Date” has the meaning specified in Section 10(a) hereof.

“Maintenance Program” has the meaning specified in Exhibit D hereto.

“Major Modifications” include, but shall not be limited to (i) changes that alter the fundamental nature of the Aircraft as a passenger and cargo carrying aircraft, or cabin modifications that materially change the interior layout of the Aircraft, (ii) changes to the Aircraft structure or performance of the Aircraft, (iii) changes that adversely affect interchangeability or replaceability of Parts, (iv) substitution of different types of equipment or accessories which are not equivalent in cost, value and/or operational capability to the equipment or accessories being replaced, (v) changes that invalidate or impair any warranty with respect to the Aircraft or any Engine or Part, (vi) changes that adversely affect the eligibility of the Aircraft to obtain an airworthiness certificate from the FAA or (vii) any changes that result in a variation from the original type certificate for the Aircraft, but shall exclude changes pursuant to airworthiness directives.

“Manufacturer” means with respect to the Airframe, and where the context permits, the Aircraft, Bombardier Inc., a Canadian Corporation, and its successors and assigns and, with respect to the Engines, General Electric Company, a New York corporation, and its successors and assigns.

“Minimum Liability Amount” has the meaning specified in Exhibit E hereto.

“Operative Documents” and “Operative Document” means each of the Participation Agreement, the Tax Indemnity Agreement, the Trust Agreement, the Head Lease, this Sublease, the Sublease Supplement covering the Aircraft, the Acceptance Certificate, the Trust Supplement covering the Aircraft, the Purchase Agreement (insofar as it relates to the Aircraft), the Residual Agreement, the Guarantee, the Purchase Agreement Assignment, the Consent and Agreement and the Letter Agreement dated as of [          ], 2005 between Sublessor and Owner Trustee delivered pursuant to Section 4(a)(v)(12) of the Participation Agreement.

“Owner” means (i) Head Lessor (or any permitted assignee or successor thereof) for so long as the Head Lease remains in effect and title to the Aircraft remains vested in Head Lessor pursuant to the terms thereof and (ii) Sublessor (or any permitted assignee or successor thereof) for so long as this Sublease remains in effect and title to the Aircraft remains vested in Sublessor pursuant to the terms hereof.

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“Owner Participant” means the entity executing the Participation Agreement as the Owner Participant, and thereafter any Person to which such entity transfers all of its right, title and interest in and to the Trust Agreement, the Trust Estate and the Participation Agreement, to the extent permitted by Section 8.01 of the Trust Agreement and Section 8 of the Participation Agreement.

“Owner Trustee” means Wells Fargo Bank Northwest, National Association, a national banking association, and any entity appointed as successor Owner Trustee pursuant to Section 9.01 of the Trust Agreement, and references to a predecessor Owner Trustee in its individual capacity by name in the Operative Documents shall include such successor Owner Trustee in its individual capacity from and after such succession.

“Participants” means and includes the Owner Participant.

“Participation Agreement” means that certain Participation Agreement [NW 2005         ], dated as of [        ], 2005, among Sublessor, the Guarantor, the Owner Participant and Owner Trustee, as such Participation Agreement may be amended or supplemented from time to time pursuant to the applicable provisions thereof.

“Parts” means all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than (a) complete Engines or engines and (b) cargo containers) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or so long as title thereto shall remain vested in the Owner in accordance with Section 8 after removal therefrom.

“Past Due Rate” means a rate per annum equal to the greater of (a) 5% over the Base Rate and (b) 15%.

“PBH Agreement” means a maintenance agreement which (i) provides shop repair/overhaul of Engines or Parts (including APU and Landing Gear) on a continuous basis at an agreed upon Flight Hour or cycle based rate, (ii) provides unrestricted assignment rights to Sublessor and Sublessor’s future operators of the Aircraft, and (iii) has been approved in writing by Sublessor (including but not limited to specific Sublessor approval of the maintenance provider, rates, payment terms, scope, term, maintenance standard, assignment rights and financial adjustments that are made when an Engine or Part exits such program at termination or expiration of the PBH Agreement relative to such Engine or Part).

“Permitted Lien” means any Lien referred to in clauses (i) through (iii) of Section 6 hereof.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

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“Purchase Agreement” means that certain Purchase Agreement No. PA-0498, dated July 6, 2001, between the Manufacturer and Sublessor relating to the purchase by Sublessor of the Aircraft, as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the foregoing relates to the Aircraft.

“Purchase Agreement Assignment” means that certain Purchase Agreement Assignment [NW 2005         ], dated as of [        ], 2005, between Sublessor and Head Lessor, as the same may be amended, supplemented or modified from time to time, with a form of Consent and Agreement to be executed by the Manufacturer attached thereto.

“Rent” means Basic Rent and Supplemental Rent, collectively.

“Stipulated Loss Value” with respect to the Aircraft, as of any date through and including the Expiration Date, means, the amount specified in Exhibit C hereto opposite the Stipulated Loss Value Date with respect to which the amount is determined.

“Stipulated Loss Value Date” means the 1st calendar day of each calendar month during the Term.

“Structural Inspection” means a Structural Inspection as such term is defined in the Maintenance Program that meets the requirements of a Structural Inspection as defined in the Bombardier Inc. Maintenance Requirement Manual.

“Sublease Agreement”, “this Sublease Agreement”, “this Sublease”, “this Agreement”, “herein”, “hereof”, “hereunder”, “hereby” or other like words mean this Sublease Agreement [NW 2005         ], as originally executed or as modified, amended or supplemented pursuant to the applicable provisions hereof, including, without limitation, supplementation hereof by one or more Sublease Supplements entered into pursuant to the applicable provisions hereof.

“Sublease Period” means each of the consecutive monthly periods throughout the Term beginning on a Sublease Period Date, the first such period commencing on the first Sublease Period Date after the Commencement Date.

“Sublease Period Date” means the 1st calendar day of each month during the Term.

“Sublease Supplement” means a Sublease Supplement, substantially in the form of Exhibit A hereto, to be entered into between Sublessor and Sublessee on the Commencement Date for the purpose of subleasing the Aircraft under and pursuant to the terms of this Sublease Agreement, and any subsequent Sublease Supplement entered into in accordance with the terms hereof.

“Sublessee” means Mesaba Aviation, Inc. a Minnesota corporation, and its successors and permitted assigns, as sublessee under the Sublease.

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“Sublessee Documents” means the Sublease, the Sublease Supplement covering the Aircraft, the acceptance certificate covering the Aircraft in the form agreed to by Sublessor and Sublessee (herein called the “Sublease Acceptance Certificate”) and the Airline Services Agreement.

“Sublessor Liens” means any Lien affecting or disposition of title or interest affecting or in respect of the Trust Estate, the Aircraft, the Airframe or any Engine arising as a result of (i) claims against or affecting Sublessor not arising from the transactions contemplated by the Participation Agreement, Head Lease and this Sublease, (ii) any act or omission of Sublessor not related to the transactions contemplated by the Participation Agreement, Head Lease and this Sublease, (iii) Taxes imposed against Sublessor which Sublessee has not agreed to indemnify against pursuant to this Sublease, (iv) Taxes imposed against Head Lessor or the Owner Participant which Sublessor has not agreed to indemnify against pursuant to the Participation Agreement or (v) claims against Sublessor arising out of the voluntary transfer of all or any portion of Sublessor’s interest in the Aircraft or in any of the Sublessee Documents other than a transfer pursuant to Sections 5, 8, 10 or 15 hereof, provided, however, that any Lien which is attributable solely to Sublessor and would otherwise constitute a Sublessor Lien hereunder shall not constitute a Sublessor Lien hereunder so long as (1) the existence of such Lien poses no material risk of the sale, forfeiture or loss of the Aircraft, (2) the existence of such Lien does not interfere in any way with the use, possession or operation of the Aircraft by Sublessee, (3) the existence of such Lien does not affect the priority of perfection of, or otherwise jeopardize, the Lien of the Trust Indenture, and (4) Sublessor is diligently contesting such Lien.

“Supplemental Rent” means, without duplication, all amounts, liabilities, indemnities and obligations (other than Basic Rent) which Sublessee assumes or agrees to pay under any Sublessee Document to or on behalf of Sublessor or any other Person hereunder or under any other Sublessee Document.  The parties acknowledge that Supplemental Rent is a general category and, accordingly, agree that any provision of any Sublessee Document which calls for the payment of Supplemental Rent and also calls for the payment of specific items which are includable in Supplemental Rent is not to be interpreted as requiring any double payment.

“Tax Indemnitee” means (i) Sublessor, the Owner Participant, the Owner Trustee, in its individual capacity and as trustee under the Trust Agreement and the Trust Estate, and (ii) the respective directors, officers, employees, agents and servants of each Person described in clause (i), and (iii) the respective Affiliates, successors and permitted assigns of each of the entities described in the preceding clause (i).

“Tax Indemnity Agreement” means that certain Tax Indemnity Agreement [NW 2005         ], dated as of [        ], 2005, between the Owner Participant and Sublessor, as originally executed or as modified, amended or supplemented pursuant to the applicable provisions thereof.

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“Taxes” means any and all fees (including, without limitation, license, recording, documentation and registration fees), taxes (including, without limitation, income, gross receipts, sales, rental, use, turnover, value added, property (tangible and intangible), excise and stamp taxes), license, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever, together with any and all penalties, fines, additions to tax and interest thereon (each, individually a “Tax”).

“Term” means the term for which the Aircraft is subleased hereunder pursuant to Section 3(a) hereof commencing on the Commencement Date and ending on the Expiration Date, or such earlier date as this Sublease may be terminated in accordance with the provisions hereof.

“Trust Agreement” means that certain Trust Agreement [NW 2005         ], dated as of [        ], 2005, between the Owner Participant and Wells Fargo Bank Northwest, National Association, in its individual capacity, as originally executed or as modified, amended or supplemented pursuant to the applicable provisions thereof, including, without limitation, supplementation thereof by one or more Trust Supplements entered into pursuant to the applicable provisions thereof.

“Trust Estate” means the Trust Estate as that term is defined in the Trust Agreement.

“Wells Fargo” means Wells Fargo Bank Northwest, National Association, a national banking association.

SECTION 2.  Acceptance and Sublease.  (a) Generally.  Sublessor hereby agrees to sublease to Sublessee hereunder, and Sublessee hereby agrees to sublease from Sublessor hereunder, the Aircraft as evidenced by the execution by Sublessor and Sublessee of a Sublease Supplement leasing the Aircraft hereunder.  Sublessee hereby agrees that such acceptance of the Aircraft by Sublessor shall, without further act, irrevocably constitute acceptance by Sublessee of such Aircraft for all purposes of this Sublease.  As provided in Section 25 hereof, the rights of Sublessee hereunder are subject and subordinate to all the terms of the Head Lease, including any amendments or restatements thereto as may occur from time to time, and the parties intend this Sublease to constitute a true lease.

(b) Airline Services Agreement.  Sublessee acknowledges that Sublessor is providing a valuable financial accommodation to Sublessee by entering into the Operative Documents to which it is a party and this Sublease to allow Sublessee to obtain the use of the Aircraft pursuant to the terms of this Sublease.  As a condition to their rights hereunder, Sublessee and Sublessor hereby confirm and ratify the Airline Services Agreement, which is incorporated herein by reference for all purposes, and agree, as a material term of this Sublease and as a material inducement to Sublessor to enter into this Sublease, to fully perform all of their respective obligations under the Airline Services Agreement as a part of this Sublease Agreement as though the same were set forth herein.

SECTION 3.  Term and Rent. (a) Term.  The Term shall commence on the Commencement Date and end on the Expiration Date or such earlier date as this Sublease may be terminated in accordance with the provisions hereof.

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(b) Basic Rent.  Sublessee shall pay Basic Rent with respect to each Sublease Period during the Term on each Sublease Period Date during the Term, in consecutive monthly installments in the amounts as provided in the next sentence.  Each such installment of Basic Rent shall be payable in advance,  shall be equal to the amount specified for each Sublease Period Date specified in Exhibit B hereto, and shall be allocated to the Sublease Period commencing on such Sublease Period Date.  In addition, Sublessee shall pay Basic Rent on the Commencement Date in the amount specified in Exhibit B hereto, which shall be allocated to the period from the Commencement Date to the day prior to the first Sublease Period Date.  If Sublessee shall for any reason whatsoever fail to return the Aircraft on the Expiration Date in the condition specified herein, or return of the Aircraft is not accepted by Sublessor because of Sublessee’s failure to meet the requirements of this Sublease, the obligations of Sublessee provided in this Sublease and in each other Operative Document to which Sublessee is a party, including the obligation to pay Basic Rent, which, after the Expiration Date, shall be on a per diem basis based on a pro rata application of ***% of the Basic Rent due during the last Sublease Period of the Term, shall continue in effect with respect to the Aircraft, and the Term shall be deemed to be extended until return of the Aircraft to Sublessor in accordance with the requirements of this Sublease; provided that nothing in this Section shall be construed as permitting or authorizing Sublessee to fail to meet, or consenting to or waiving any failure by Sublessee to perform, Sublessee’s obligation to return the Aircraft in accordance with the requirements of this Sublease and Sublessor shall be entitled to all of the benefits of, and all of its rights and remedies set forth in, Sections 14 and 15 hereof.

(c) [Intentionally Omitted]

(d) Supplemental Rent.  Sublessee shall pay (or cause to be paid) promptly to Sublessor, or to whomsoever shall be entitled thereto, any and all Supplemental Rent constituting Stipulated Loss Value as the same shall become due and owing and all other amounts of Supplemental Rent within five days after demand or within such other relevant period as may be provided in any Sublessee Document, and in the event of any failure on the part of Sublessee to pay any Supplemental Rent when due, Sublessor shall have all rights, powers and remedies provided for herein or in any other Sublessee Document or by law or equity or otherwise in the case of nonpayment of Basic Rent. Sublessee also will pay to Sublessor, or to whomsoever shall be entitled thereto, on demand, as Supplemental Rent, to the extent permitted by applicable law, interest at the Past Due Rate on any part of any installment of Basic Rent not paid when due for any period for which the same shall be overdue and on any payment of Supplemental Rent not paid when due for the period until the same shall be paid.

(e) Payments in General.  All payments of Rent shall be made directly by Sublessee by wire transfer of immediately available funds prior to 10:30 A.M., New York time, on the date of payment, to Sublessor at its account at USBank, Minneapolis, ABA No. 091000022, for the account of Northwest Airlines, Inc., Account No. *** (or such other account of Sublessor in the continental United States as Sublessor shall direct in a notice to Sublessee at least 10 Business Days prior to the date such payment of Rent is due).  All payments of Supplemental Rent shall be made in Dollars in immediately available funds prior to 10:30 A.M., New York time, on the due date thereof at such office of such other financial institution located

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in the continental United States as the party entitled thereto may so direct at least ten (10) Business Days prior to the due date thereof.

Notwithstanding anything to the contrary contained herein, if any date on which a payment of Rent becomes due and payable is not a Business Day, then such payment shall not be made on such scheduled date but shall be made on the next succeeding Business Day with the same force and effect as if made on such scheduled date and (provided such payment is made on such next succeeding Business Day) no interest shall accrue on the amount of such payment from and after such scheduled date.

SECTION 4.  Sublessor’s Representations and Warranties.  SUBLESSOR SUBLEASES AND SUBLESSEE TAKES THE AIRCRAFT AND EACH PART THEREOF “AS-IS,” “WHERE-IS.”  NONE OF HEAD LESSOR, SUBLESSOR, NOR ANY PARTICIPANT MAKES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND EACH HEREBY EXPRESSLY DISCLAIMS AND WILL BE DEEMED TO HAVE EXPRESSLY DISCLAIMED, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, AIRWORTHINESS, WORKMANSHIP, CONDITION, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR USE OR A PARTICULAR PURPOSE OF THE AIRCRAFT OR ANY PART THEREOF, AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT OR ANY PART THEREOF, except that Sublessor (i) represents and warrants that on the Commencement Date the Aircraft shall be free of Sublessor Liens (including for this purpose Liens which would be Sublessor Liens but for the proviso in the definition of Sublessor Liens) and (ii) agrees that it will not directly or indirectly create, incur, assume or suffer to exist any Sublessor Lien attributable to it on or with respect to the Airframe or any Engine, and it agrees that it will promptly, at its own expense, take such action as may be necessary duly to discharge such Sublessor Lien.  None of the provisions of this Sublease shall be deemed to amend, modify or otherwise affect the representations, warranties or other obligations (express or implied) of the Manufacturer, any subcontractor or supplier of the Manufacturer with respect to the Airframe, the Engines or any Parts, or to release the Manufacturer, or any such subcontractor or supplier, from any such representation, warranty or obligation, or to diminish any right that Sublessee may have with respect to the Airframe, Engines or Parts against the Manufacturer or any such subcontractor or supplier under the Purchase Agreement or otherwise.

SECTION 5.  Return of the Aircraft.  (a)  Condition Upon Return. Upon the termination of this Sublease at the end of the Term or pursuant to Section 15, Sublessee, at its own expense, will return the Aircraft to or at the direction of Sublessor at either Minneapolis/St. Paul International Airport, St. Paul, Minnesota, or Wayne County Metropolitan Airport, Detroit, Michigan, as designated by Sublessor or at such other location in the 48 contiguous states of the United States as may be specified by Sublessor.  At the time of such return, the Aircraft will be registered under the laws of the United States in the name of the Owner or its designee; the Airframe will be fully equipped with the Engines (or other General Electric Model CF34-3B1 type engines satisfactory to Sublessor) duly installed thereon and properly functioning.  Also, at the time of such return, such Airframe and Engines or engines (i) shall be certified as an airworthy aircraft by the Federal Aviation Administration, (ii) shall be free and clear of all Liens

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(other than Sublessor Liens (including for this purpose Liens which would be Sublessor Liens but for the proviso in the definition of Sublessor Liens), Head Lessor Liens (including for this purpose Liens which would be Head Lessor Liens but for the proviso in the definition of Head Lessor Liens) and rights of third parties under pooling, interchange, overhaul, repair or other similar agreements or arrangements, (iii) shall be in as good an operating condition as when delivered by the Manufacturer to Sublessor, ordinary wear and tear excepted, or, in the case of any such engines owned by Sublessee, shall have been approved for substitution by Sublessor, and (iv) shall be in compliance with the return conditions set forth in Exhibit D.

During the last twelve (12) months of the Term, with reasonable notice, Sublessee will cooperate in all reasonable respects with the efforts of Sublessor or Head Lessor to sublease the Aircraft, including, without limitation, permitting prospective sublessees to inspect fully the Aircraft and the records relating thereto, provided, that such cooperation shall not interfere with the operation or maintenance of the Aircraft by Sublessee.  In addition, Sublessee shall notify Sublessor in writing of its plans for meeting the return conditions contained herein prior to commencing the C-Check immediately prior to the C-Check required to be provided by Sublessee upon the return of the Aircraft, and again approximately six months prior to the Expiration Date, and Sublessee shall notify Sublessor in writing at any time within the last twelve (12) months of the Term prior to initiating any significant maintenance or repairs designed to cause the Aircraft to meet the return conditions contained herein.  Sublessor shall have the right to approve or reject Sublessee’s proposed plans for meeting the return conditions contained herein, with such approval not to be unreasonably withheld.

(b) Return of the Engines.  In the event that any engine not owned by Sublessor shall be delivered with the returned Airframe as set forth in paragraph (a) of this Section 5, Sublessee, concurrently with such delivery, will, at no cost to Sublessor or Head Lessor, furnish, or cause to be furnished, to or at the direction of the Owner a full warranty (as to title) bill of sale including as to the absence of Liens other than Sublessor Liens (including for this purpose Liens which would be Sublessor Liens but for the proviso in the definition of Sublessor Liens), and Head Lessor Liens (including for this purpose Liens which would be Head Lessor Liens but for the proviso in the definition of Head Lessor Liens) with respect to each such engine, in form and substance satisfactory to the Owner (together with an opinion of counsel to the effect that such full warranty bill of sale has been duly authorized and delivered and is enforceable in accordance with its terms and that such engines are free and clear of Liens other than Sublessor Liens (including for this purpose Liens which would be Sublessor Liens but for the proviso in the definition of Sublessor Liens), and Head Lessor Liens (including for this purpose Liens which would be Head Lessor Liens but for the proviso in the definition of Head Lessor Liens)), against receipt from the Owner of a bill of sale or other instrument evidencing the transfer, without recourse or warranty (except, if the Owner is Head Lessor, as to the absence of Head Lessor Liens, including for this purpose Liens which would be Head Lessor Liens but for the proviso in the definition of Head Lessor Liens, and if the Owner is Sublessor, as to the absence of Sublessor Liens, including for this purpose Liens which would be Sublessor Liens but for the proviso in the definition of Sublessor Liens) by the Owner, to Sublessee or its designee of all of the Owner’s right, title and interest in and to any Engine constituting part of the Aircraft but not installed on the Airframe at the time of the return of the Airframe.

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(c) Aircraft Documentation.  Upon the return of the Airframe upon any termination of this Sublease in accordance with paragraph (a) of this Section 5, Sublessee shall deliver or cause to be delivered to Sublessor or its designee, in English, current and complete Aircraft Documentation.

(d) Storage Upon Return.  If, at least ten (10) days prior to termination of this Sublease at the end of the Term, Sublessee receives from Sublessor a written request for storage of the Aircraft upon its return hereunder, Sublessee will provide Sublessor, or cause Sublessor to be provided, with free parking facilities for, and unrestricted access to, the Aircraft (maintenance costs and other out-of-pocket costs other than parking fees to be for the account of Sublessor) for a period not exceeding sixty (60) days commencing on the date of such termination, at a location in the continental United States selected by Sublessee used as a location for the parking or storage of aircraft.  Sublessee will maintain insurance for the Aircraft during such period not exceeding sixty (60) days and be reimbursed by Sublessor or its designee for the premiums thereon.

(e) PBH Agreements. If at return of the Aircraft, an Engine or Part (including Landing Gear and APU) is being maintained under a PBH Agreement, Sublessee shall not be required to satisfy minimum maintenance time remaining requirements specified in Exhibit D that are directly and fully covered by such PBH Agreement.

SECTION 6.  Liens.  Sublessee will not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to the Aircraft, title thereto or any interest therein or in this Sublease, except (i) the respective rights of Sublessor and Sublessee as herein provided, the respective rights of Sublessor and Head Lessor as provided in the Head Lease, the rights of Head Lessor as owner of the Aircraft, the Lien of the Trust Indenture, and any other rights existing pursuant to the Operative Documents, (ii) the rights of others under agreements or arrangements to the extent permitted by the terms of Sections 7(b) and 8(b) hereof, (iii) Head Lessor Liens (including for this purpose Liens which would be Head Lessor Liens but for the proviso in the definition of Head Lessor Liens) and Sublessor Liens (including for this purpose Liens which would be Sublessor Liens but for the proviso in the definition of Sublessor Liens) (iv) Liens for taxes of Sublessee either not yet due or being contested in good faith by appropriate proceedings so long as such proceedings do not involve any risk of the sale, forfeiture or loss of the Airframe or any Engine or any interest therein or, so long as any Secured Certificates shall be outstanding, adversely affect the Lien of the Trust Indenture, (v) materialmen’s, mechanics’, workmen’s, repairmen’s, employees’ or other like Liens arising in the ordinary course of Sublessee’s business (including those arising under maintenance agreements entered into in the ordinary course of business) securing obligations that are not overdue for a period of more than thirty (30) days or are being contested in good faith by appropriate proceedings so long as such proceedings do not involve any risk of the sale, forfeiture or loss of the Airframe or any Engine or any interest therein or, so long as any Secured Certificates shall be outstanding, adversely affect the Lien of the Trust Indenture, (vi) Liens arising out of any judgment or award against Sublessee, unless the judgment secured shall not, within thirty (30) days after the entry thereof, have been discharged, vacated, reversed or execution thereof stayed pending appeal or shall not have been discharged, vacated or reversed within thirty (30) days after the expiration of such stay, and (vii) any other Lien with respect to which Sublessee shall have provided a bond, cash collateral or other security adequate in the sole discretion of Sublessor.  Sublessee will promptly, at its own expense, take (or cause to be taken)

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such actions as may be necessary duly to discharge any such Lien not excepted above if the same shall arise at any time.

SECTION 7.  Registration, Maintenance and Operation; Possession; Insignia.  (a)(I)  Registration and Maintenance.  Sublessee, at its own cost and expense, shall: (i) forthwith upon the delivery thereof hereunder, cause the Aircraft to be duly registered in the name of the Owner and to remain duly registered in the name of Owner under the Federal Aviation Act, provided that Sublessor shall execute and deliver all such documents as Sublessee may reasonably request for the purpose of effecting and continuing such registration, and shall not register the Aircraft or permit the Aircraft to be registered under any laws other than the Federal Aviation Act at any time; (ii) continuously operate, maintain, service, repair and overhaul (or cause to be maintained, serviced, repaired and overhauled) the Aircraft (including, without limitation, the Airframe, Engines and Parts) in compliance with the Maintenance Program and in compliance with all FAA requirements for FAR Part 121 operation and the Manufacturers’ recommended maintenance program so as to keep the Aircraft in as good an operating condition as when delivered by the Manufacturer to Sublessor, ordinary wear and tear excepted, so as to maintain in effect all material Manufacturers’ warranties and guaranties and as may be necessary to enable the airworthiness certification for the Aircraft to be maintained in good standing at all times under the Federal Aviation Act, except when all Bombardier Inc. Canadair Regional Jet Model Series [200][440] aircraft powered by engines of the same type as those with which the Airframe shall be equipped at the time of such grounding and registered in the United States have been grounded by the FAA, and utilizing the same manner and standard of maintenance, service, repair and overhaul used by Sublessee with respect to similar aircraft operated by Sublessee in similar circumstances and without in any case discriminating against the Aircraft by reason of its leased status; provided, however, that in all circumstances the Aircraft shall be maintained by Sublessee in accordance with maintenance standards required by the FAA for FAR Part 121 operation; (iii) maintain or cause to be maintained in English all Aircraft Documentation and all other records, logs and other materials maintained in respect of the Aircraft; and (iv) promptly furnish or cause to be furnished to Sublessor, Head Lessor and the Owner Participant such information as may be required to enable Sublessor, Head Lessor or the Owner Participant to monitor the maintenance status and condition of the Aircraft and to file any reports required to be filed by Sublessor, Head Lessor or the Owner Participant with any governmental authority because of Sublessor’s or the Owner Participant’s interest in or Head Lessor’s ownership of the Aircraft. (II) Operation.  Sublessee will continuously operate the Aircraft in accordance with its FAA approved flight manual which shall comply with all Manufacturer recommendations and requirements for the Aircraft and Engine type.  Sublessee will not maintain, use, service, repair, overhaul or operate the Aircraft in violation of any law or any rule, regulation, order or certificate of any government or governmental authority (domestic or foreign) having jurisdiction, or in violation of any airworthiness certificate, license or registration relating to the Aircraft issued by any such authority, except to the extent Sublessee is contesting in good faith the validity or application of any such law, rule, regulation or order in any reasonable manner which does not adversely affect Sublessor, Head Lessor or the Owner Participant or their respective right, title or interest in the Aircraft and does not involve any risk of sale, forfeiture or loss of the Aircraft or any risk of civil liability or criminal liability being imposed on Sublessor, Head Lessor or the Owner Participant.  Sublessee will not operate the Aircraft (a) in any area excluded from coverage by any insurance required by the terms of Section 11; provided, however, that the failure of Sublessee to comply

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with the provisions of this clause (a) shall not give rise to an Event of Default hereunder where such failure is attributable to causes beyond the reasonable control of Sublessee or to Sublessee’s response to extraordinary circumstances involving an isolated occurrence or isolated series of incidents not in the ordinary course of the regular operations of Sublessee and in each such case Sublessee is taking all reasonable steps to remedy such failure as soon as is reasonably practicable or (b) other than in operations in accordance with the Airline Services Agreement.  Sublessee further agrees not to operate the Aircraft or any Engine outside the United States in any taxable year in a manner that would cause more than 20% of the Basic Rent payable under the Sublease to be treated as derived from sources outside the United States.

(b) Possession.  Sublessee will not, without the prior written consent of Sublessor, in any manner deliver, transfer or relinquish possession of the Airframe or any Engine or install or permit any Engine to be installed on any airframe other than the Airframe or enter into any wet lease; provided that, so long as no Default or Event of Default shall have occurred and be continuing at the time of such delivery, transfer or relinquishment of possession or installation, and so long as Sublessee shall comply with the provisions of Sections 7(a) and 11 hereof, Sublessee may, without the prior written consent of Sublessor:

(i)                                     deliver possession of the Airframe or any Engine to the manufacturer thereof (or for delivery thereto) or to any FAA approved organization (or for delivery thereto) for testing, service, repair, maintenance or overhaul work on the Airframe or Engine or any part of any thereof or for alterations or modifications in or additions to such Airframe or Engine to the extent required or permitted by the terms of Section 8(c) hereof; or

(ii)                                  install an Engine on an airframe leased to Sublessee by Sublessor or any of its Affiliates, provided that (x) such airframe is free and clear of all Liens, except the rights of the parties to the lease covering such airframe, or their assignees, and (y) such lease effectively provides that such Engine shall not become subject to the lien of such lease notwithstanding the installation thereof on such airframe; or

(ii)                                  to the extent permitted by Section 8(b) hereof, subject any appliances, Parts or other equipment owned by Sublessor and removed from the Airframe or any Engine to any pooling arrangement referred to in Section 8(b) hereof.

The rights of any transferee who receives possession by reason of a transfer permitted by this paragraph (b) shall be effectively subject and subordinate to all the terms of this Sublease and the Head Lease, including, without limitation, the covenants contained in Section 7(a) hereof and Sublessor’s rights to repossession pursuant to Section 15 hereof, and Sublessee shall remain primarily liable hereunder for the performance of all of the terms of this Sublease to the same extent as if such transfer had not occurred.  No pooling agreement or other relinquishment of possession of the Airframe or any Engine shall in any way discharge or diminish any of Sublessee’s obligations to Sublessor hereunder or constitute a waiver of Sublessor’s rights or remedies hereunder.  Notwithstanding anything to the contrary contained herein, Sublessee under any and all circumstances may not sublease or sub-sublease, and is

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prohibited from entering into any sublease or sub-sublease with respect to, the Aircraft, the Airframe or any Engine.  Sublessor agrees, subject to the rights of Head Lessor under the Head Lease, for the benefit of Sublessee and for the benefit of any mortgagee or other holder of a security interest in any engine (other than an Engine) owned by Sublessee, any lessor of any engine (other than an Engine) leased to Sublessee and any conditional vendor of any engine (other than an Engine) purchased by Sublessee subject to a conditional sale agreement or any other security agreement, that no interest shall be created hereunder in any engine so owned, leased or purchased and that none of Sublessor, its successors or assigns will acquire or claim, as against Sublessee or any such mortgagee, lessor or conditional vendor or other holder of a security interest or any successor or assignee of any thereof, any right, title or interest in such engine as the result of such engine being installed on the Airframe; provided, however, that such agreement of Sublessor shall not be for the benefit of any lessor or secured party of any airframe (other than the Airframe) leased to Sublessee or purchased by Sublessee subject to a conditional sale or other security agreement or for the benefit of any mortgagee of or any other holder of a security interest in an airframe owned by Sublessee, unless such lessor, conditional vendor, other secured party or mortgagee has expressly agreed (which agreement may be contained in such lease, conditional sale or other security agreement or mortgage) that neither it nor its successors or assigns will acquire, as against Sublessor, any right, title or interest in an Engine as a result of such Engine being installed on such airframe.

(c) Insignia.  On or prior to the Commencement Date, or as soon as practicable thereafter (but in no event later than ten (10) days thereafter), Sublessee agrees to affix and maintain (or cause to be affixed and maintained), at its expense, in the cockpit of the Airframe adjacent to the airworthiness certificate therein and on each Engine a nameplate bearing the inscription:

Leased from

Wells Fargo Bank Northwest, National Association,
as Owner Trustee,
Lessor

Subleased From

Northwest Airlines Inc.,
Sublessor

and, for so long as the Airframe and each Engine shall be subject to the Lien of the Trust Indenture, bearing the following additional inscription:

(such nameplate to be replaced, if necessary, with a nameplate reflecting the name of any Head Lessor or successor Sublessor, in each case as permitted under the Operative Documents and this Sublease).  Except as above provided, Sublessee will not allow the name of any Person to be placed on the Airframe or on any Engine as a designation that might be interpreted as a claim of

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ownership; provided that nothing contained in this paragraph shall prohibit Sublessee from placing its customary colors and insignia on the Airframe or any Engine.

SECTION 8.  Replacement and Pooling of Parts; Alterations, Modifications and Additions.   (a)  Replacement of Parts.  Sublessee, at its own cost and expense, will promptly replace or cause to be replaced all Parts which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever, except as otherwise provided in paragraph (c) of this Section 8 or if the Airframe or an Engine to which a Part relates has suffered an Event of Loss.  In addition, Sublessee may, at its own cost and expense, remove in the ordinary course of maintenance, service, repair, overhaul or testing, any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use, provided that Sublessee, except as otherwise provided in paragraph (c) of this Section 8, will, at its own cost and expense, promptly replace such Parts.  All replacement Parts shall be free and clear of all Liens (except for Permitted Liens and pooling arrangements to the extent permitted by paragraph (b) of this Section 8 and except in the case of replacement property temporarily installed on an emergency basis) and shall be serviceable in accordance with the Maintenance Program and FAA requirements for FAR Part 121 operation and shall be in as good operating condition as, and shall have a maintenance status, modification status, value and utility at least equal to, the Parts replaced assuming such replaced Parts were in the condition and repair required to be maintained by the terms hereof.  Except as otherwise provided in paragraph (c) of this Section 8, all Parts at any time removed from the Airframe or any Engine shall remain the property of the Owner, no matter where located, until such time as such Parts shall be replaced by Parts which have been incorporated or installed in or attached to the Airframe or such Engine and which meet the requirements for replacement Parts specified above.  Immediately upon any replacement part becoming incorporated or installed in or attached to the Airframe or any Engine as above provided, without further act (subject only to Permitted Liens and any pooling arrangement to the extent permitted by paragraph (b) of this Section 8 and except in the case of replacement property temporarily installed on an emergency basis), (i) title to such replacement Part shall thereupon vest in the Owner, (ii) such replacement Part shall become subject to the Head Lease and this Sublease and be deemed part of the Airframe or such Engine for all purposes hereof to the same extent as the Parts originally incorporated or installed in or attached to the Airframe or such Engine, and (iii) title to the replaced Part shall thereupon vest in Sublessee free and clear of all rights of the Owner and Sublessor, and shall no longer be deemed a Part hereunder.

(b) Pooling of Parts.  Only after receiving Sublessor’s written consent thereto, which shall not be unreasonably withheld, any Part removed from the Airframe or any Engine as provided in paragraph (a) of this Section 8 may be subjected by Sublessee to a normal pooling arrangement customary in the airline industry of which Sublessee is a party entered into in the ordinary course of Sublessee’s business; provided that the Part replacing such removed Part shall be incorporated or installed in or attached to such Airframe or Engine in accordance with such paragraph (a) as promptly as practicable after the removal of such removed Part.  In addition, only after receiving Sublessor’s written consent thereto, which shall not be unreasonably withheld, any replacement Part when incorporated or installed in or attached to the Airframe or any Engine in accordance with such paragraph (a) may be owned by any third party subject to such a normal pooling arrangement, provided that Sublessee, at its expense, as promptly

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thereafter as practicable, either (i) causes title to such replacement Part to vest in the Owner in accordance with such paragraph (a) by Sublessee acquiring title thereto for the benefit of, and transferring such title to, the Owner free and clear of all Liens except Permitted Liens (other than pooling arrangements), at which time such temporary replacement part shall become a Part or (ii) replaces such replacement Part by incorporating or installing in or attaching to the Airframe or Engine a further replacement Part owned by Sublessee free and clear of all Liens except Permitted Liens (other than permitted pooling arrangements) and by causing title to such further replacement Part to vest in the Owner in accordance with such paragraph (a).

(c) Alterations, Modifications and Additions.  Sublessee, at its own expense, will make (or cause to be made) such alterations and modifications in and additions to the Airframe and Engines as may be required from time to time to meet the applicable standards of the FAA or any other governmental authority having jurisdiction regardless of upon whom nominally imposed; provided, however, that Sublessee may, in good faith, contest the validity or application of any such law, rule, regulation or order in any reasonable manner which does not adversely affect Head Lessor, the Owner Participant, Sublessor, or their respective right, title and interest in the Aircraft and does not involve any risk of sale, forfeiture or loss of the Aircraft or any risk of civil liability or criminal liability being imposed on the Owner Participant, Head Lessor, or Sublessor; provided, further, that no appliance, part, instrument, appurtenance, accessory, furnishing or other equipment of whatever nature relating to such alteration, modification or addition may be leased from any Person other than Sublessor.  In addition, Sublessee, at its own expense, may from time to time add further parts or accessories and make such alterations and modifications in and additions to the Airframe or any Engine as Sublessee may deem desirable in the proper conduct of its business, including, without limitation, removal of Parts which Sublessee has determined in its reasonable judgment to be obsolete or no longer suitable or appropriate for use on the Airframe or such Engine (such parts, “Obsolete Parts”); provided that no such alteration, modification or addition shall diminish the value, utility or remaining useful life of the Airframe or such Engine below the value, utility or remaining useful life thereof immediately prior to such alteration, modification or addition, assuming the Airframe or such Engine was then in the condition required to be maintained by the terms of this Sublease, except that the value (but not the utility or remaining useful life) of the Airframe or any Engine may be reduced by the value of Obsolete Parts which shall have been removed so long as the aggregate original cost of all Obsolete Parts which shall have been removed and not replaced pursuant to this Sublease or any other lease between Sublessee and Sublessor (or any affiliate thereof) shall not exceed $***.  Title to all Parts incorporated or installed in or attached or added to the Airframe or an Engine as the result of such alteration, modification or addition (the “Additional Parts”) shall, without further act, vest in the Owner, and the Owner shall not be required under any circumstances under this Sublease to pay directly for any alteration, modification or addition.  Notwithstanding the foregoing sentence, Sublessee may remove or suffer to be removed any Additional Part, provided that such Additional Part (i) is in addition to, and not in replacement of or substitution for, any Part originally incorporated or installed in or attached to the Airframe or any Engine at the time of delivery thereof hereunder or any Part in replacement of, or substitution for, any such Part, (ii) is not required to be incorporated or installed in or attached or added to the Airframe or any Engine pursuant to the terms of Section 7 hereof or the first sentence of this paragraph (c) and (iii) can be removed from the Airframe or such Engine without diminishing or impairing the value, utility or remaining useful life of the Airframe or such Engine.  Upon the removal by Sublessee of any Part as provided above, title

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thereto shall, without further act, vest in Sublessee and such Part shall no longer be deemed part of the Airframe or Engine from which it was removed.  Any Part not removed by Sublessee as above provided prior to the return of the Airframe or Engine to Sublessor hereunder shall remain the property of the Owner.

Sublessee shall not, without Sublessor’s prior written consent, make any Major Modifications, including, without limitation, modifications as to type or manufacture of the avionics, or cabin modifications which change the interior layout, to the Aircraft.

SECTION 9.  Voluntary Termination.  (a)  Termination by Sublessor.  In the event the Head Lease is being terminated, Sublessor shall have the right to elect to terminate this Sublease on any date upon at least two (2) days advance written notice to Sublessee specifying the date on which Sublessor intends to terminate this Sublease in accordance with this Section 9 (the “Voluntary Termination Date”).  On or before the Voluntary Termination Date, Sublessee shall simultaneously pay or cause to be paid to or at the direction of Sublessor in funds of the type specified in Section 3(e) hereof, an amount equal to the sum of all unpaid Basic Rent with respect to the Aircraft due prior to such Voluntary Termination Date, and all unpaid Supplemental Rent due on or prior to the Voluntary Termination Date.

(b) [Intentionally Omitted].

(c) [Intentionally Omitted].

(d) Termination as to Engines.  So long as no Event of Default shall have occurred and be continuing and with the prior written consent of Sublessor, Sublessee shall have the right during the Term, on at least sixty (60) days prior written notice, to terminate this Sublease with respect to any Engine.  In such event, and prior to the date of such termination, Sublessee shall replace such Engine hereunder by complying with the terms of Section 10(b) to the same extent as if an Event of Loss had occurred with respect to such Engine and shall indemnify Sublessor, Head Lessor and the Owner Participant for any adverse tax consequences resulting from such substitution, and Sublessor shall transfer, and shall exercise any such rights as it may have to cause Head Lessor to transfer, such right, title, and interest as Sublessor or Head Lessor, as the case may be, may have to the replaced Engine as provided in Section 5(b).  No termination of this Sublease with respect to any Engine as contemplated by this Section 9(d) shall result in any reduction of Basic Rent.

SECTION 10.  Loss, Destruction, Requisition, etc.  (a)  Event of Loss with Respect to the Aircraft.  Upon the occurrence of an Event of Loss with respect to the Airframe or the Airframe and the Engines and/or engines then installed thereon, Sublessee shall forthwith (and in any event, within five (5) days after such occurrence) give Sublessor and Head Lessor written notice of such Event of Loss.  Not later than the earlier of (x) the Business Day next succeeding the 90th day following the occurrence of such Event of Loss or (y) an earlier Business Day irrevocably specified fifteen (15) days in advance by notice from Sublessee to Sublessor (the “Loss Payment Date”), Sublessee shall pay or cause to be paid to Sublessor (or its designee) in funds of the type specified in Section 3(d) hereof, an amount equal to the Stipulated Loss Value corresponding to the Stipulated Loss Value Date occurring on or immediately following the Loss Payment Date; provided, however, that if a Sublease Period Date shall occur on or prior to the Loss Payment Date with respect to which Stipulated Loss Value is determined, Sublessee shall pay on such Sublease Period Date an amount equal to the Basic Rent

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that would have been due on or prior to such Sublease Period Date if such Event of Loss had not occurred.  At such time as Sublessor shall have received the amounts specified in the preceding sentence, together with all other amounts that then may be due hereunder (including, without limitation, all Basic Rent due before the Stipulated Loss Value Date by reference to which the Stipulated Loss Value is calculated for the Loss Payment Date and all Supplemental Rent then due) (1) the obligation of Sublessee to pay the installments of Basic Rent, Supplemental Rent, Stipulated Loss Value or any other amount shall cease to accrue (but without affecting the provisions of Section 29(b) or 29(c) hereof), (2) except for the provisions of Sections 29(b) and 29(c) of this Sublease (which shall survive), this Sublease shall terminate, (3) Sublessor will transfer, and exercise such rights as it may have to cause Head Lessor to transfer, to or at the direction of Sublessee, without recourse or warranty (except, with respect to Head Lessor, as to the absence of Head Lessor Liens, including for this purpose Liens which would be Head Lessor Liens but for the proviso in the definition of Head Lessor Liens, and, with respect to Sublessor, as to the absence of Sublessor Liens, including for this purpose Liens which would be Sublessor Liens but for the proviso in the definition of Sublessor Liens), all of Head Lessor’s and Sublessor’s, as the case may be, right, title and interest in and to the Airframe and any Engines subject to such Event of Loss, as well as any Engines not subject to such Event of Loss, and will exercise such rights as it may have to cause the Owner to furnish to or at the direction of Sublessee a bill of sale in form and substance reasonably satisfactory to Sublessee, evidencing such transfer, and (4) Sublessee will be subrogated to all claims of Sublessor and Head Lessor, if any, against third parties, for damage to or loss of the Airframe and any Engines which were subject to such Event of Loss to the extent of the then insured value of the Aircraft.

If at any time Sublessor shall be permitted to substitute an airframe for the Airframe pursuant to Section 10 of the Head Lease, Sublessor shall have the right, in its sole discretion, to substitute an airframe for the Airframe under this Sublease.

(b) Event of Loss with Respect to an Engine.  Upon the occurrence of an Event of Loss with respect to an Engine under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Sublessee shall forthwith (and in any event, within five (5) days after such occurrence) give Sublessor and Head Lessor written notice thereof and shall, use its best efforts within forty-five (45) days (and in any event within sixty (60) days) after the occurrence of such Event of Loss, convey or cause to be conveyed to the Owner, as replacement for any Engine with respect to which such Event of Loss occurred, title to another General Electric Model CF34-3B1 type engine satisfactory to Sublessor, free and clear of all Liens (other than Permitted Liens, which engine may upon its transfer to the Owner become subject to any and all Permitted Liens) and having a value, utility and remaining useful life (including taking into account its cycle and life-limited parts and its maintenance condition and modification status) at least equal to the Engine subject to such Event of Loss assuming no Event of Loss had occurred and that such Engine had been maintained in accordance with this Sublease.

Prior to or at the time of any such conveyance, Sublessee, at its own expense, will:

(1)                                  furnish the Owner with a full warranty (as to title) bill of sale, in form and substance reasonably satisfactory to the Owner, with respect to such replacement engine,

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(2)                                  cause a Sublease Supplement to be duly executed by Sublessee and to be filed for recording pursuant to the Federal Aviation Act,

(3)                                  furnish Sublessor and Head Lessor with such evidence of compliance with the insurance provisions of Section 11 hereof with respect to such replacement engine as Sublessor may reasonably request,

(4)                                  furnish Sublessor and Head Lessor with an opinion of qualified FAA counsel, as to the due recordation of the Sublease Supplement and the Head Lease Supplement and the Trust Supplement and all other documents or instruments the recordation of which is necessary to perfect and protect the rights of Sublessor and Head Lessor in the replacement engine,

(5)                                  furnish Sublessor and Head Lessor with an opinion of counsel (which shall be chosen by Sublessee and satisfactory to Sublessor and Head Lessor) reasonably satisfactory to Sublessor, Head Lessor and the Owner Trustee to the effect that (A) the certificates, opinions and other instruments and/or property which have been or are therewith delivered to and deposited in connection with such substitution conform to the requirements of the Head Lease and this Sublease, (B) the replacement property covered by the Head Lease and this Sublease, the instruments subjecting such replacement engine to the Head Lease and this Sublease, as the case may be, have been duly filed for recordation pursuant to the Federal Aviation Act, and no further action, filing or recording of any document is necessary or advisable in order to establish and perfect the right, title, estate and interest of the Owner to such replacement engine, and (C) the full warranty bill of sale referred to in clause (1) constitutes an effective instrument for the conveyance of title to the replacement engine,

(6)                                  cause a financing statement or statements with respect to such substituted property to be filed in such place or places as are deemed necessary or advisable by Sublessor or Head Lessor, or their respective counsel, to perfect their respective interests in the replacement engine,

(7)                                  furnish Sublessor and Head Lessor with an opinion of counsel (which shall be counsel chosen by Sublessee and acceptable to Sublessor and Head Lessor) reasonably satisfactory to Sublessor, Head Lessor to the effect that Sublessor and Head Lessor will be entitled to the benefits of Section 1110 of the U.S. Bankruptcy Code with respect to the substitute engine, provided that such opinion need not be delivered to the extent that immediately prior to such substitution the benefits of Section 1110 of the U.S. Bankruptcy Code were not, solely by reason of a change in law or governmental interpretation thereof, available to Sublessor under the Head Lease with respect to the Aircraft,

(8)                                  furnish Sublessor, Head Lessor with an officer’s certificate duly executed by the chairman, vice chairman, president, any execute vice president, any senior vice president, or any vice president of Sublessee stating (A) that the replacement engine has at least an equal maintenance status, modification status,

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value, utility and remaining useful life as the Engine it replaces assuming no Event of Loss had occurred and such Engine had been maintained in the condition required hereunder, (B) each of the conditions specified in this Section 10(b) with respect to such replacement engine have been satisfied and that Sublessee will not be in default, by the making and granting of the request for release and the addition of the replacement engine, in the performance of any of the terms and covenants of this Sublease, (C) a description of the Engine which shall be identified by manufacturer’s serial number, (D) a description of the replacement engine (including the manufacturer’s name and serial number) as consideration for the Engine to be released, (E) that on the date of the Sublease Supplement relating to the replacement engine the Owner will be the legal owner of such replacement engine free and clear of all Liens except Permitted Liens, that such replacement engine will on such date be in good working order and condition and that such replacement engine is substantially the same as or better than the Engine to be released, (F) the maintenance status, modification status, value, utility and remaining useful life of the replacement engine as of the date of such certificate (which shall not be less than the maintenance status, modification status, value, utility and remaining useful life of the Engine to be released (assuming no Event of Loss and that such Engine was in the condition and repair required to be maintained hereunder), (G) that, with respect to the replacement of an Engine pursuant to Section 9(d) hereof, no Event of Default or no Default has occurred which has not been remedied or waived, and (H) that the release of the Engine to be released will not be in contravention of any of the provisions hereof, and

(9)                                  assign (or cause to be assigned) to the Owner the benefit of all manufacturer’s and vendor’s warranties generally available with respect to the substituted property in substantially the same manner and to substantially the same extent as pursuant to the Purchase Agreement Assignment,

Sublessor and will transfer and exercise such rights as it may have to cause the Owner to transfer, to or at the direction of Sublessee without recourse or warranty (except, with respect to Head Lessor, as to absence of Head Lessor Liens, including for this purpose Liens which would be Head Lessor Liens but for the proviso in the definition of Head Lessor Liens or, with respect to Sublessor, as to absence of Sublessor Liens, including for this purpose Liens which would be Sublessor Liens but for the proviso in the definition of Sublessor Liens) all of Sublessor’s and Head Lessor’s respective right, title and interest, if any, in and to (I) the Engine with respect to which such Event of Loss occurred and furnish or exercise such rights it may have to cause the Owner to furnish to or at the direction of Sublessee a bill of sale in form and substance reasonably satisfactory to Sublessee, evidencing such transfer and (II) all claims, if any, against third parties, for damage to or loss of the Engine subject to such Event of Loss, and such Engine shall thereupon cease to be the Engine subleased hereunder.  For all purposes hereof, each such replacement engine shall, after such conveyance, be deemed part of the property subleased hereunder, and shall be deemed an “Engine”, as the case may be.  No Event of Loss with respect to an Engine under the circumstances contemplated by the terms of this paragraph (b) shall result in any reduction in Basic Rent.

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(c) Application of Payments from Governmental Authorities for Requisition of Title, etc.  Any payments (other than insurance proceeds the application of which is provided for in Section 11) received at any time by Sublessor or by Sublessee from any governmental authority or other Person with respect to an Event of Loss will be applied as follows:

(1)                                  if payments are received with respect to the Airframe (or the Airframe and any Engine or engines then installed thereon), (A) unless the same are replaced pursuant to the last paragraph of Section 10(a), after reimbursement of Sublessor and Head Lessor for reasonable costs and expenses, so much of such payments remaining as shall not exceed the Stipulated Loss Value required to be paid by Sublessee pursuant to Section 10(a), shall be applied in reduction of Sublessee’s obligation to pay Stipulated Loss Value, if not already paid by Sublessee, or, if already paid by Sublessee, shall be applied to reimburse Sublessee for its payment of Stipulated Loss Value, and following the foregoing application, the balance, if any, of such payments will be paid over to, or retained by Sublessee, provided that Sublessor (or Head Lessor) shall be entitled to so much of the excess, if any, of such payment over Stipulated Loss Value as is attributable to compensation for loss of Sublessor’s (or Head Lessor’s) interest in the Aircraft as distinguished from the loss of use of the Aircraft; or (B) if such property is replaced pursuant to the last paragraph of Section 10(a), such payments shall be paid over to, or retained by, Sublessee; provided that Sublessee shall have fully performed or, concurrently therewith, will fully perform the terms of the last paragraph of Section 10(a) with respect to the Event of Loss for which such payments are made; and

(2)                                  if such payments are received with respect to an Engine under circumstances contemplated by Section 10(b) hereof, so much of such payments remaining after reimbursement of Sublessor and Head Lessor for reasonable costs and expenses shall be paid over to, or retained by, Sublessee, provided that Sublessee shall have fully performed, or concurrently therewith will perform, the terms of Section 10(b) with respect to the Event of Loss for which such payments are made.

(d) Requisition for Use of the Aircraft by the United States Government.  In the event of the requisition for use of the Airframe and the Engines or engines installed on the Airframe during the Term by the United States Government or any instrumentality or agency thereof, Sublessee shall promptly notify Sublessor and Head Lessor of such requisition, and all of Sublessee’s obligations under this Sublease Agreement with respect to the Aircraft shall continue to the same extent as if such requisition had not occurred, provided that if such Airframe and Engines or engines installed thereon are not returned by such government (or instrumentality or agency) prior to the end of the Term, Sublessee shall be obligated to return the Airframe and such Engines or engines to or at the direction of Sublessor pursuant to, and in all other respects in compliance with the provisions of, Section 5 promptly on the date of such return by such government (or instrumentality or agency).  All payments received by Sublessor, Head Lessor or Sublessee from such government (or instrumentality or agency) for the use of such Airframe and Engines or engines during the Term shall be paid over to, or retained by, Sublessee; and all payments received by Sublessor, Head Lessor or Sublessee from such

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government (or instrumentality or agency) for the use of such Airframe and Engines or engines after the end of the Term shall be paid over to, or retained by, Sublessor or Head Lessor.

(e) Requisition for Use of an Engine by the United States Government.  In the event of the requisition for use of an Engine by the United States Government or any agency or instrumentality thereof (other than in the circumstances contemplated by subsection (d)), Sublessee shall replace such Engine hereunder by complying with the terms of Section 10(b) to the same extent as if an Event of Loss had occurred with respect thereto, and, upon compliance with Section 10(b) hereof, any payments received by Sublessor or Sublessee from such government (or instrumentality or agency) with respect to such requisition shall be paid over to, or retained by, Sublessee.

(f) Application of Payments During Existence of Default.

(i)                                     Any amount referred to in this Section 10 which is payable to or retainable by Sublessee shall not be paid to or retained by Sublessee if at the time of such payment or retention a Default or an Event of Default shall have occurred and be continuing or if the Airline Services Agreement shall have been terminated or canceled or shall have been terminated in accordance with its terms, but shall be held by Sublessor and applied in accordance with Section 28 hereof.  At such time as there shall not be continuing any such Default or Event of Default and the Airline Services Agreement shall not have been terminated or canceled or shall not have terminated in accordance with its terms, such amount shall be paid to Sublessee to the extent not previously applied in accordance with the preceding sentence.

(ii)                                  Any amount referred to in this Section 10 which is payable to or retainable by Sublessee shall not be paid to or retained by Sublessee if at the time of such payment or retention an Event of Default (as such term is defined in the Head Lease) shall have occurred and be continuing, but shall be held by or paid over to or at the direction of Head Lessor as security for the obligations of Sublessor under the Head Lease and, if Head Lessor declares the Head Lease to be in default pursuant to Section 15 of the Head Lease, applied against Sublessor’s obligations thereunder as and when due.  At such time as there shall not be continuing any such Event of Default (as such term is defined in the Head Lease), such amount shall be paid to Sublessee to the extent not previously applied in accordance with the preceding sentence.

SECTION 11.  Insurance.  (a)  Public Liability and Property Damage Insurance.  Sublessee will carry at its expense (i) comprehensive airline third party legal liability insurance or the equivalent (including, without limitation, passenger legal liability) (and including aircraft war risk and hijacking insurance, unless otherwise agreed by Sublessor) insurance and property damage insurance (exclusive of manufacturer’s product liability insurance) with respect to the Aircraft, in an amount, with respect to third party legal liability insurance (including passenger legal liability) other than aircraft war risk and hijacking insurance, not less than the greater of (x) the amount of public liability and property damage insurance from time to time applicable to aircraft owned or operated by Sublessee of the same type as the Aircraft and (y) the Minimum Liability Amount, and with respect to aircraft war risk and hijacking insurance, in an amount not

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less than $*** per occurrence and (ii) cargo liability insurance, in the case of both clause (i) and clause (ii), (A) of the type and covering the same risks as from time to time applicable to aircraft operated by Sublessee of the same type as the Aircraft and (B) which is maintained in effect with insurers of recognized responsibility reasonably acceptable to Sublessor.  Any policies of insurance carried in accordance with this paragraph (a) and any policies taken out in substitution or replacement for any of such policies (A) shall be amended to name Sublessor, Head Lessor in its individual capacity and as owner trustee, and the Owner Participant (but without imposing on any such parties liability to pay the premiums for such insurance) as additional insureds as their respective interests may appear, (B) shall provide that in respect of the respective interests of Sublessor, the Head Lessor and the Owner Participant in such policies the insurance shall not be invalidated by any action or inaction of Sublessee or any other Person and shall insure each of Sublessor, Head Lessor and the Owner Participant regardless of any breach or violation of any warranty, declaration or condition contained in such policies by Sublessee, and (C) shall provide that if the insurers cancel such insurance for any reason whatever or if any change is made in such insurance which adversely affects the interest of Sublessor, Head Lessor or the Owner Participant, or such insurance shall lapse for non-payment of premium, such cancellation, lapse or change shall not be effective as to Sublessor, Head Lessor or the Owner Participant for thirty (30) days (seven (7) days in the case of war risk and allied perils coverage) after issuance to Sublessor, Head Lessor or the Owner Participant, respectively, of written notice by such insurers of such cancellation, lapse or change; provided, however, that if any notice period specified above is not reasonably obtainable, such policies shall provide for as long a period of prior notice as shall then be reasonably obtainable.  Each liability policy (1) shall be primary without right of contribution from any other insurance which is carried by Sublessor, Head Lessor or the Owner Participant, (2) shall expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured, and (3) shall waive any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of Sublessor, Head Lessor, in its individual capacity or as owner trustee or the Owner Participant to the extent of any moneys due to Sublessor, Head Lessor or the Owner Participant.

(b) Insurance Against Loss or Damage to the Aircraft.  Sublessee shall maintain in effect at its expense, with insurers of recognized responsibility, all-risk ground and flight aircraft hull insurance covering the Aircraft and all-risk ground and flight coverage of Engines and Parts while temporarily removed from the Aircraft and not replaced by similar components (including, without limitation, war risk and governmental confiscation and expropriation (other than by the government of registry of the Aircraft) and hijacking insurance, unless otherwise agreed by Sublessor); provided that such insurance shall at all times while the Aircraft is subject to this Sublease be for an amount not less than the Stipulated Loss Value for the Aircraft.  Any policies carried in accordance with this paragraph (b) covering the Aircraft and any policies taken out in substitution or replacement for any such policies (i) shall name Sublessor, Head Lessor, in its individual capacity and as owner trustee and the Owner Participant as additional insureds, as their respective interests may appear (but without imposing on any such party liability to pay premiums with respect to such insurance), (ii) shall provide that (A) in the event of a loss involving proceeds in excess of $***, the proceeds in respect of such loss up to an amount equal to the Stipulated Loss Value for the Aircraft shall be payable to or at the direction of Sublessor (except in the case of a loss with respect to an Engine installed on an airframe other than the Airframe, in which case Sublessee shall arrange for any payment of insurance proceeds

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in respect of such loss to be held for the account of Sublessor whether such payment is made to Sublessee or any third party), it being understood and agreed that in the case of any payment to Sublessor or its designee otherwise than in respect of an Event of Loss, Sublessor shall, upon receipt of evidence satisfactory to it that the damage giving rise to such payment shall have been repaired or that such payment shall then be required to pay for repairs then being made, pay, or exercise such rights as it may have to cause to be paid, the amount of such payment to Sublessee or its order and (B) the entire amount of any loss involving proceeds of $*** or less or the amount of any proceeds of any loss in excess of the Stipulated Loss Value for the Aircraft shall be paid to Sublessee or its order unless (x) a Default or an Event of Default shall have occurred and be continuing and the insurers have been notified thereof by Sublessor, Head Lessor or (y) an Event of Default (as such term is defined in the Head Lease) shall have occurred and be continuing and the insurers have been notified thereof by Sublessor, Head Lessor, (iii) shall provide that if the insurers cancel such insurance for any reason whatever, or such insurance lapses for non-payment of premium or if any change is made in the insurance which adversely affects the interest of Sublessor, Head Lessor, or the Owner Participant, such cancellation, lapse or change shall not be effective as to Sublessor, Head Lessor, or the Owner Participant for thirty (30) days (seven (7) days in the case of hull war risk and allied perils coverage) after issuance to Sublessor, Head Lessor or the Owner Participant, respectively, of written notice by such insurers of such cancellation, lapse or change, provided, however, that if any notice period specified above is not reasonably obtainable, such policies shall provide for as long a period of prior notice as shall then be reasonably obtainable, (iv) shall provide that in respect of the respective interests of Sublessor, Head Lessor and the Owner Participant in such policies the insurance shall not be invalidated by any action or inaction of Sublessee or any other Person and shall insure the respective interests of Sublessor, Head Lessor and the Owner Participant, as they appear, regardless of any breach or violation of any warranty, declaration or condition contained in such policies by Sublessee, (v) shall be primary without any right of contribution from any other insurance which is carried by Sublessor, Head Lessor or the Owner Participant, (vi) shall waive any right of subrogation of the insurers against Sublessor, Head Lessor and the Owner Participant, and (vii) shall waive any right of the insurers to set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of Sublessor, Head Lessor, the Owner Participant or Sublessee to the extent of any moneys due to Sublessor or the Owner Participant.  In the case of a loss with respect to an engine (other than an Engine) installed on the Airframe, Sublessor or its designee shall hold any payment to it of any insurance proceeds in respect of such loss for the account of Sublessee or any other third party that is entitled to receive such proceeds.

As between Sublessor and Sublessee, it is agreed that all insurance payments received as the result of the occurrence of an Event of Loss will be applied as follows:

(x)                                   if such payments are received with respect to the Airframe (or the Airframe and the Engines installed thereon), so much of such payments remaining, after reimbursement of Sublessor for reasonable costs and expenses, as shall not exceed the Stipulated Loss Value required to be paid by Sublessee pursuant to Section 10(a) hereof shall be applied in reduction of Sublessee’s obligation to pay such Stipulated Loss Value, if not already paid by Sublessee, or, if already paid by Sublessee, shall be applied to reimburse Sublessee for its payment of such Stipulated Loss Value, and the balance, if any, of such payments

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remaining thereafter will be paid over to, or retained by, Sublessee; and

(y)                                 if such payments are received with respect to an Engine under the circumstances contemplated by Section 10(b) hereof, so much of such payments remaining, after reimbursement of Sublessor and Head Lessor for reasonable costs and expenses, shall be paid over to, or retained by, Sublessee, provided that Sublessee shall have fully performed, or concurrently therewith will fully perform, the terms of Section 10(b) with respect to the Event of Loss for which such payments are made.

As between Sublessor and Sublessee, the insurance payments for any property damage loss to the Airframe or any Engine not constituting an Event of Loss with respect thereto will be applied in payment for repairs or for replacement property in accordance with the terms of Sections 7 and 8, if not already paid for by Sublessee, and any balance (or if already paid for by Sublessee, all such insurance proceeds) remaining after compliance with such Sections with respect to such loss shall be paid to Sublessee.

(c) Reports, etc.  Sublessee will furnish, or cause to be furnished, to Sublessor, Head Lessor and the Owner Participant, on or before the Commencement Date and on or before July 1 in each year thereafter during the Term commencing July, 2006, a report, signed by Aon Risk Services, Inc. or any other independent firm of insurance brokers reasonably acceptable to Sublessor and Head Lessor (the “Insurance Brokers”), describing in reasonable detail the insurance and reinsurance then carried and maintained with respect to the Aircraft and stating the opinion of such firm that the insurance then carried and maintained with respect to the Aircraft complies with the terms hereof; provided, however, that all information contained in the foregoing report shall not be made available by Sublessor, Head Lessor or the Owner Participant to anyone except (A) to prospective and permitted transferees of Sublessor’s, Head Lessor’s, or the Owner Participant’s interest who agree to hold such information confidential, (B) to Sublessor’s, Head Lessor’s, or the Owner Participant’s counsel or independent certified public accountants or independent insurance advisors who agree to hold such information confidential, (C) as may be required by any statute, court or administrative order or decree or governmental ruling or regulation or as may be requested by any regulatory agency or body having authority or (D) as may be necessary for purposes of protecting the interests of any such Person or for the enforcement of this Sublease by Sublessor or the Head Lease by Head Lessor.  Sublessee will cause such Insurance Brokers to agree to advise Sublessor, Head Lessor, and the Owner Participant in writing of any default in the payment of any premium and of any other act or omission on the part of Sublessee of which it has knowledge and which might invalidate or render unenforceable, in whole or in part, any insurance on the Aircraft.  To the extent such agreement is reasonably obtainable, Sublessee will also cause such Insurance Brokers to agree to advise Sublessor, the Head Lessor and the Owner Participant in writing at least thirty (30) days (seven (7) days in the case of war risk and allied perils coverage), prior to the expiration or termination date of any insurance carried and maintained on the Aircraft pursuant to this Section 11.  In addition, Sublessee will also cause such Insurance Brokers to deliver to Sublessor, Head Lessor and the Owner Participant, on or prior to the date of expiration of any insurance policy referenced in a previously delivered certificate of insurance, a new certificate of insurance, substantially in the same form as delivered by Sublessee to such parties on the Commencement Date.  In the event that Sublessee shall fail to maintain or cause to be

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maintained insurance as herein provided, Sublessor or its designee may at its sole option provide such insurance and, in such event, Sublessee shall, upon demand, reimburse Sublessor, as Supplemental Rent, for the cost thereof to Sublessor or such designee, as the case may be, without waiver of any other rights Sublessor or such designee may have; provided, however, that no exercise by Sublessor or such designee of said option shall affect the provisions of this Sublease, including the provisions of Section 14(g) hereof.

(d) Self-Insurance.  Sublessee may not self-insure the risks required to be insured against pursuant to this Section 11; provided, however, that Sublessee may self-insure the risks required to be insured against pursuant to Section 11(a) and (b) hereof solely to the extent of any applicable mandatory minimum per aircraft (or, if applicable, per annum or other period) hull or liability insurance deductible imposed by the aircraft hull or liability insurers.

(e) Additional Insurance by Head Lessor and Sublessor.  Sublessee may at its own expense carry insurance with respect to its interest in the Aircraft in amounts in excess of that required to be maintained by this Section 11; the Owner Participant (either directly or through Head Lessor) or Sublessor may carry for its own account at its sole cost and expense insurance with respect to its interest in the Aircraft, provided that such insurance does not prevent Sublessee from carrying the insurance required or permitted by this Section 11 or adversely affect such insurance or the cost thereof.

(f) Indemnification by Government in Lieu of Insurance.  With Sublessor’s written consent which may be given or withheld in its sole discretion, notwithstanding any provisions of this Section 11 requiring insurance, Sublessee may provide, in lieu of insurance against any risk with respect to the Aircraft, indemnification from, or insurance provided by, the United States Government or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States against such risk in an amount which, when added to the amount of insurance against such risk maintained by Sublessee with respect to the Aircraft (including permitted self-insurance) shall be at least equal to the amount of insurance against such risk otherwise required by this Section 11.

(g) Application of Payments During Existence of Default.

(i)                                     Any amount referred to in paragraph (b) of this Section 11 which is payable to or retainable by Sublessee shall not be paid to or retained by Sublessee if at the time of such payment or retention a Default or an Event of Default shall have occurred and be continuing or if the Airline Services Agreement shall have been terminated or canceled  or shall have terminated in accordance with its terms, but shall be held by Sublessor and applied in accordance with Section 28 hereof.  At such time as there shall not be continuing any such Default or Event of Default and the Airline Services Agreement shall not have been terminated or canceled or shall not have terminated in accordance with its terms, such amount shall be paid to Sublessee to the extent not previously applied in accordance with the preceding sentence.

(ii)                                  Any amount referred to in paragraph (b) of this Section 11 which is payable to or retainable by Sublessee shall not be paid to or retained by Sublessee

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if at the time of such payment or retention an Event of Default (as such term is defined in the Head Lease) shall have occurred and be continuing, but shall be held by or paid over to or at the direction of Head Lessor as security for the obligations of Sublessor under the Head Lease and, if Head Lessor declares the Head Lease to be in default pursuant to Section 15 of the Head Lease, may be applied against Sublessor’s obligations thereunder as and when due.  At such time as there shall not be continuing any such Event of Default (as such term is defined in the Head Lease), such amount shall be paid to Sublessee to the extent not previously applied in accordance with the preceding sentence.

SECTION 12.  Inspection.  At all reasonable times and upon reasonable notice to Sublessee, Head Lessor, the Owner Participant or their respective authorized representatives may each inspect the Aircraft and inspect and make copies (at Head Lessor’s or the Owner Participant’s expense, as the case may be) of the Aircraft Documentation and other manuals, logs, books and records of Sublessee relating to the maintenance of the Aircraft; any such inspection of the Aircraft shall be limited to a visual, walk-around inspection and may include opening any panels, bays or the like; provided that no exercise of such inspection right shall unreasonably interfere with the scheduled operation or maintenance of the Aircraft by, or the business of, Sublessee unless deemed critical by Sublessor.  At all times upon notice to Sublessee, Sublessor or its authorized representative may inspect the Aircraft and inspect and make copies (at its expense) of the Aircraft Documentation and other manuals, logs, books and records of Sublessee relating to the maintenance of the Aircraft; any such inspection may, at Sublessor’s election, include a visual, walk-around inspection, opening any panels, bays or the like, Engine borescope inspections, Engine power assurance runs, ground operation and function checks; provided that no exercise of such inspection right shall unreasonably interfere with the scheduled operation or maintenance of the Aircraft by, or the business of, Sublessee unless deemed critical by Sublessor.  In addition, upon receipt by Sublessee of a written request from the Owner Participant or Sublessor specifying that the Owner Participant or Sublessor desires to have an authorized representative observe the next scheduled “C” Check or, if Sublessee is then maintaining the Aircraft under a fully equalized maintenance program, the next scheduled maintenance visit under such equalized maintenance program to be performed on the Aircraft (or substitute equivalent successor type of maintenance work), Sublessee shall cooperate with the Owner Participant or Sublessor, as the case may be, to enable the Owner Participant’s or Sublessor’s authorized representative to each observe the next scheduled maintenance visit to be performed on the Aircraft, including reasonable advance notification to the Owner Participant, and Sublessor of the time and place of such scheduled maintenance visit; provided that the authorized representative of the Owner Participant shall merely observe such scheduled maintenance visit, shall not interfere with or extend in any manner the conduct or duration of the maintenance visit and shall not be entitled to direct any of the work performed in connection with such visit.  None of Sublessor, Head Lessor or the Owner Participant shall have any duty to make any such inspection nor shall any of them incur any liability or obligation by reason of not making such inspection.

SECTION 13.  Assignment.  Sublessee will not, without the prior express written consent of Sublessor, assign in whole or in part this Sublease or any of its rights or obligations hereunder.  Sublessor may assign in whole or in part, or convey all or any part of its right, title and interest in and to, this Sublease after giving Sublessee ten (10) days notice thereof.  Subject

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to the foregoing, the terms and provisions of this Sublease shall be binding upon and inure to the benefit of Sublessor and Sublessee and their respective successors and permitted assigns.

SECTION 14.  Events of Default.  Each of the following events shall constitute an Event of Default (whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and each such Event of Default shall continue so long as, but only as long as, it shall not have been remedied:

(a)                                  Sublessee shall not have made a payment of Basic Rent or Stipulated Loss Value when the same shall have become due; or

(b)                                 Sublessee shall have failed to make a payment of Supplemental Rent (other than Stipulated Loss Value) after the same shall have become due and such failure shall continue for five (5) days; or

(c)                                  Sublessee shall have failed to perform or observe (or caused to be performed and observed) any covenant or agreement to be performed or observed by it under any Sublessee Document other than the Airline Services Agreement and such failure shall continue unremedied for a period of twenty (20) days after the earlier of (x) receipt by Sublessee of written notice thereof from Sublessor, or (y) insofar as the failure to perform or observe (or caused to be performed and observed) any covenant or agreement relates to any material covenant or agreement, an officer of Sublessee, whose functions and duties would make him familiar with the terms of this Sublease has knowledge; or

(d)                                 any representation or warranty made by Sublessee herein or any document or certificate furnished by Sublessee in connection herewith or therewith or pursuant hereto or thereto, shall prove to have been incorrect in any material respect at the time made and such incorrectness shall not have been cured (to the extent of the adverse impact of such incorrectness on the interests of Sublessor) within ten (10) days after the receipt by Sublessee of a written notice from Sublessor advising Sublessee of the existence of such incorrectness; or

(e)                                  the commencement of an involuntary case or other proceeding in respect of Sublessee in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law in the United States or seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Sublessee or for all or substantially all of its property, or seeking the winding-up or liquidation of its affairs and the continuation of any such case or other proceeding undismissed and unstayed for a period of thirty (30) consecutive days or an order, judgment or decree shall be entered in any proceeding by any court of competent jurisdiction appointing, without the consent of Sublessee a receiver, trustee or liquidator of Sublessee or of any substantial part of its property, or sequestering or attaching any substantial part of the property of Sublessee and any such order, judgment or decree or appointment or sequestration shall be final or

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shall remain in force undismissed, unstayed or unvacated for a period of thirty (30) days after the date of entry thereof; or

(f)                                    the commencement by Sublessee of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law in the United States, or the consent by Sublessee to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Sublessee or for all or substantially all of its property, or the making by Sublessee of any assignment for the benefit of creditors, or Sublessee shall enter into any agreement, composition, extension or adjustment with creditors or shall take any corporate action to authorize any of the foregoing; or

(g)                                 Sublessee shall fail to carry and maintain on or with respect to the Aircraft insurance required to be maintained in accordance with the provisions of Section 11 hereof; or

(h)                                 Sublessee shall cease to be a Certificated Air Carrier; or

(i)                                     the attachment or taking possession by a creditor of a material part of, or the levy or enforcement of a distress, execution, sequestration or other process upon any assets, rights or revenues of Sublessee and such attachment or order is not discharged within thirty (30) days; or

(j)                                     any event described in Section 10.02 of the Airline Services Agreement giving Sublessor the ability to terminate the Airline Services Agreement shall have occurred; or

(k)                                  any event described in Section 10.03 of the Airline Services Agreement shall have occurred; or

(l)                                     Sublessee shall have materially breached or shall be in default under any material purchase agreement, service agreement, maintenance agreement or other material agreement with any vendor relating to the Airframe or Engines, including components.

SECTION 15.  Remedies; Automatic Termination.  (a) Remedies. Upon the occurrence of any Event of Default and at any time thereafter so long as the same shall be continuing, Sublessor may, at its option, declare by written notice to Sublessee this Sublease Agreement to be in default (provided that this Sublease shall be deemed to be declared in default without the necessity of such written declaration upon the occurrence of any Event of Default described in Section 14(e) or Section 14(f)); and at any time thereafter, Sublessor may do one or more of the following with respect to all or any part of the Airframe and any or all of the Engines as Sublessor in its sole discretion shall elect, to the extent permitted by, and subject to compliance with any mandatory requirements of, applicable law then in effect:

(i)                                     upon the written demand of Sublessor and at Sublessee’s expense, cause Sublessee to immediately return the Airframe or any Engine as Sublessor

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may so demand to Sublessor or its order in the manner and condition required by, and otherwise in accordance with all the provisions of, Section 5 as if such Aircraft, Airframe or Engine were being returned at the end of the Term, or Sublessor, acting in its individual capacity or as attorney for Sublessee, at its option, may enter upon the premises where all or any part of the Aircraft, Airframe or any Engine or Part is located and take immediate possession of and remove the same (together with any engine which is not an Engine but which is installed on the Airframe, subject to all the rights of the owner, lessor, lien holder or secured party of such engine, and such engine shall be held for the account of any such owner, lessor, lien holder or secured party or, if owned by Sublessee, may at the option of Sublessor, be exchanged with Sublessee for an Engine in accordance with the provisions of Section 9(d)), without the necessity of first instituting proceedings, or by summary proceedings or otherwise, and Sublessee waives any right it may have under applicable law to a hearing prior to repossession of the Aircraft, Airframe, Engine or Part (and/or, at Sublessor’s option, store the same at Sublessee’s premises until disposal thereof by Sublessor), all without liability accruing to Sublessor for or by reason of such entry or taking of possession or removing whether for the restoration of damage to property caused by such action or otherwise.  Sublessee acknowledges and agrees that its obligations to return the Aircraft in those instances is incontrovertible without prejudice to its right to dispute any amounts, damages, interests or other amounts claimed by Sublessor upon termination of this Sublease and as such this Sublease will be incontrovertible written evidence of such obligation of Sublessee to return the Aircraft which Sublessor will be entitled to enforce via injunctive orders.  Without limiting any other provision of this Sublease or of any other Operative Document, if an Event of Default has occurred and is continuing, Sublessor shall have the right to withhold or set-off against all amounts otherwise payable to Sublessee hereunder or under the Airline Services Agreement or under any other aircraft, engine, spare parts or facility lease or sublease between Sublessor or any Affiliate thereof and Sublessee, all as security for Sublessee’s obligations and liabilities under this Sublease and the other Operative Documents, and to use and apply in whole or in part any or all of such amounts and set-offs to and against such obligations and liabilities of Sublessee, and any such use, application or setoff shall be absolute, final and irrevocable;

(ii)                                  sell the Aircraft, Airframe and/or any Engine at public or private sale, as Sublessor may determine, or otherwise dispose of, hold, use, operate, lease to others or keep idle the Aircraft as Sublessor, in its sole discretion, may determine, all free and clear of any rights of Sublessee and without any duty to account to Sublessee with respect to such action or inaction or for any proceeds with respect thereto, except as hereinafter set forth in this Section 15;

(iii)                               whether or not Sublessor shall have exercised, or shall thereafter at any time exercise, any of its rights under paragraph (a) or paragraph (b) above with respect to the Airframe and/or any Engine, Sublessor, by written notice to Sublessee specifying a payment date which shall be a Sublease Period Date not earlier than ten (10) days from the date of such notice (such specified date, the

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“Termination Date”), may demand that Sublessee pay to Sublessor, and Sublessee shall pay Sublessor, on the Termination Date, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the installments of Basic Rent for the Aircraft due for Sublease Periods commencing on or after the Termination Date), any unpaid Basic Rent due on or prior to the Termination Date plus whichever of the following amounts Sublessor, in its sole discretion, shall specify in such notice (together with interest, if any, on such amount at the Past Due Rate from the Termination Date until the date of actual payment of such amount): (A) an amount equal to the excess, if any, of (I) the Stipulated Loss Value for the Aircraft, computed as of the Termination Date, over (II) the aggregate fair market rental value (computed as hereafter in this Section 15 provided) of such Aircraft for the remainder of the Term, after discounting such aggregate fair market rental value to the present value thereof as of the Termination Date at an annual rate equal to the Base Rate; or (B) an amount equal to the excess, if any, of the Stipulated Loss Value for such Aircraft, computed as of the Termination Date, over (II) the fair market sales value of such Aircraft (computed as hereafter in Section 15 provided) as of the Termination Date;

(iv)                              in the event Sublessor, pursuant to paragraph (b) above, shall have sold or caused a sale of the Airframe and/or any Engine, Sublessor, in lieu of exercising its rights under paragraph (c) above with respect to such Aircraft, may, if it shall so elect, demand that Sublessee pay Sublessor, and Sublessee shall pay to Sublessor, on the date of such sale, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the installments of Basic Rent for the Aircraft due on or after such date), any unpaid Basic Rent with respect to the Aircraft due on or prior to such date plus the amount of any deficiency between (I) the net proceeds of such sale (after deduction of all reasonable costs of sale) and (II) the Stipulated Loss Value of such Aircraft, computed as of the Stipulated Loss Value Date on or immediately preceding the date of such sale together with interest, if any, on the amount of such deficiency, at the Past Due Rate, from the date of such sale to the date of actual payment of such amount; and/or

(v)                                 Sublessor may rescind, terminate or cancel this Sublease Agreement as to the Aircraft, and/or may exercise any other right or remedy which may be available to it under applicable law or proceed by appropriate court action to enforce the terms hereof or to recover damages for breach hereof.

For the purposes of paragraph (iii) above, the “fair market rental value” or the “fair market sales value” of the Aircraft shall be the rental value or sales value, as the case may be, which would be obtained in an arm’s-length transaction between an informed and willing Sublessee or purchaser, as the case may be, under no compulsion to lease or purchase, as the case may be, and an informed and willing Sublessor or seller in possession under no compulsion to lease or sell, as the case may be, in each case based upon the actual condition and location of the Aircraft, which value shall be determined pursuant to an appraisal prepared and delivered by a nationally recognized firm of independent aircraft appraisers chosen by Sublessor. The cost of such appraisal or appointment shall be borne by Sublessee.

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In addition, Sublessee shall be liable, except as otherwise provided above and without duplication of amounts payable hereunder, for any and all unpaid Rent due hereunder before, after or during the exercise of any of the foregoing remedies and for all reasonable legal fees and other costs and expenses (including fees of the appraisers hereinabove referred to) incurred by Sublessor, Head Lessor and the Owner Participant by reason of the occurrence of any Event of Default or the exercise of Sublessor’s remedies with respect thereto, including all costs and expenses incurred in connection with the return of the Airframe or any Engine in accordance with the terms of Section 5 or in placing such Airframe or Engine in the condition and airworthiness required by such Section.

At any sale of the Aircraft or any part thereof pursuant to this Section 15(a), Sublessor (or Head Lessor or the Owner Participant) may bid for and purchase such property.  Sublessor agrees to give Sublessee at least ten (10) days prior written notice of the date fixed for any public sale of the Airframe or any Engine or of the date on or after which will occur the execution of any contract providing for any private sale.  Except as otherwise expressly provided above, no remedy referred to in this Section 15(a) is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Sublessor at law or in equity; and the exercise or beginning of exercise by Sublessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by Sublessor of any or all of such other remedies.  No waiver by Sublessor of any Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default.

(b)                                 Automatic Termination.  If the Airline Services Agreement shall be terminated or canceled or shall terminate in accordance with its terms, except for the provisions of Sections 29(b) and 29(c) of this Sublease (which shall survive) this Sublease shall thereupon terminate forthwith and without notice.  Upon the termination of this Sublease as aforesaid and at any time thereafter, Sublessor may, to the extent permitted by, and subject to compliance with any mandatory requirements of, applicable law then in effect, and at Sublessee’s expense, cause Sublessee to immediately return, and Sublessee shall immediately return, the Aircraft, Airframe or any Engine as Sublessor may so demand to Sublessor or its order in the manner and condition required by, and otherwise in accordance with all the provisions of Section 5 as if such Aircraft, Airframe or Engine were being returned at the end of the Term, or Sublessor, at its option, may enter upon the premises where all or any part of the Aircraft, Airframe or any Engine is located and take immediate possession of and remove the same (together with any engine which is not an Engine but which is installed on the Airframe, subject to all the rights of the owner, lessor, lien holder or secured party of such engine, and such engine shall be held for the account of any such owner, lessor, lien holder or secured party or, if owned by Sublessee, may at the option of Sublessor, be exchanged with Sublessee for an Engine in accordance with the provisions of Section 9(d)), without the necessity of first instituting proceedings, or by summary proceedings or otherwise, and Sublessee waives any right it may have under applicable law to a hearing prior to repossession of the Aircraft, Airframe, Engine or Part (and/or, at Sublessor’s option, store the same in accordance with the provisions of Section 5(d)), all without liability accruing to Sublessor for or by reason of such entry or taking of possession or removing whether for the restoration of damage to property caused by such action or otherwise.  Sublessee acknowledges and agrees that its obligations to return the Aircraft in those instances is incontrovertible without prejudice to its right to dispute any amounts, damages, interests or other amounts claimed by Sublessor upon termination of this Sublease and as such this Sublease will be incontrovertible

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written evidence of such obligation of Sublessee to return the Aircraft which Sublessor will be entitled to enforce via injunctive orders.

In addition, Sublessee shall be liable for any and all unpaid Rent due hereunder before or during the occurrence of the events referred to in the preceding paragraph, and all costs and expenses incurred in connection with the return of the Airframe or any Engine in accordance with the terms of Section 5 or in placing such Airframe or Engine in the condition and airworthiness required by such Section.

SECTION 16.  Sublessee’s Cooperation Concerning Certain Matters.  Forthwith upon the execution and delivery of each Sublease Supplement from time to time required by the terms hereof and upon the execution and delivery of any amendment to this Sublease, Sublessee will cause such Sublease Supplement or amendment to be duly filed and recorded, and maintained of record, in accordance with the applicable laws of the government of registry of the Aircraft.  In addition, Sublessee will promptly and duly execute and deliver to Sublessor such further documents (including the filing of Uniform Commercial Code continuation statements with respect to previously filed financing statements) and assurances and take such further action as may be identified in the annual opinion of counsel required to be furnished pursuant to Section 30(c) and/or as Sublessor may from time to time reasonably request in order more effectively to carry out the intent and purpose of this Sublease and to establish and protect the rights and remedies created or intended to be created in favor of Sublessor, hereunder or in respect thereof, including, without limitation, if requested by Sublessor, at the expense of Sublessee, the execution and delivery of supplements or amendments hereto, each in recordable form, subjecting to this Sublease, any airframe or engine substituted for the Airframe or any Engine pursuant to the terms thereof and the recording or filing of counterparts thereof, in accordance with the laws of such jurisdictions as Sublessor may from time to time deem advisable.  Sublessee agrees to furnish to Sublessor, promptly after execution and delivery of any supplement and amendment hereto, an opinion of counsel reasonably satisfactory to Sublessor as to the due recording or filing of such supplement or amendment.  Commencing in 2006 on or before April 30 of each year during the Term, Sublessee will deliver to Sublessor a certificate of Sublessee, signed by the President, a Vice President or the Chief Financial Officer of Sublessee to the effect that the signer is familiar with or has reviewed the relevant terms of this Sublease and the signer does not have actual knowledge of the existence, as of the date of such certificate, of any condition or event which constitutes a Default or an Event of Default.  Sublessee agrees that if an officer of Sublessee has actual knowledge of the existence of a Default or an Event of Default, then Sublessee shall promptly give to Sublessor notice thereof and such other information relating thereto as Sublessor may reasonably request.  Sublessee will deliver to Sublessor (i) within forty-five (45) days after the end of the first three quarterly periods of each fiscal year of Sublessee, a balance sheet of Sublessee as of the close of such period, together with related statements of financial performance and cash flows for such period and, upon filing with the Securities and Exchange Commission (and in any event no later than sixty (60) days after the end of the first three quarterly periods of each fiscal year of MAIR Holdings, Inc.), the form 10-Q of MAIR Holdings, Inc. for such period; (ii) within one hundred and twenty (120) days after the close of such fiscal year, a balance sheet of Sublessee as of the close of such fiscal year, together with the related statements of financial performance and cash flows for such fiscal year and the form 10-K of MAIR Holdings, Inc. for such period, prepared in the case of clause (i) and (ii) in accordance with generally accepted accounting principles, consistently applied; (iii) within thirty (30) days

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after the end of each calendar quarter, if not previously provided to Sublessor, any Securities and Exchange Commission filings of Sublessee and MAIR Holdings, Inc. during the preceding calendar quarter; (iv) upon filing with the Securities and Exchange Commission (and in any event no later than ninety (90) days after the close of MAIR Holdings, Inc.’s fiscal year), the annual report of MAIR Holdings, Inc. for such fiscal year; and (v) from time to time, such financial statements and other information relating to Sublessee and MAIR Holdings, Inc. as Sublessor may reasonably request.

SECTION 17.  Notices.  All notices required under the terms and provisions hereof shall be by telecopy or other telecommunication means (with such telecopy or other telecommunication means to be confirmed in writing), or if such notice is impracticable, by registered, first-class airmail, with postage prepaid, or by nationally recognized overnight courier service, or by personal delivery of written notice and any such notice shall become effective when received, addressed:

(i)                                     if to Sublessor, at 2700 Lone Oak Parkway (A4010), Eagan, Minnesota 55121-1534, Attention: Treasurer (Telecopy No. (612) 726-2221), or to such other address or telecopy number as Sublessor shall from time to time designate in writing to Sublessee,

(ii)                                  if to Sublessee, at 1000 Blue Gentian Road, Suite 200, Eagan, Minnesota  55121, Attention: President (Telecopy No. (651) 367-5360), or to such other address or telecopy number as Sublessee shall from time to time designate in writing to Sublessor, and

(iii)                               if to Head Lessor or the Owner Participant, addressed to Head Lessor or the Owner Participant at such address or telecopy number as Head Lessor or the Owner Participant shall have furnished by notice to Sublessor and to Sublessee, and, until an address is so furnished, addressed to Head Lessor or the Owner Participant at its address or telecopy number set forth in Schedule I to the Participation Agreement.

SECTION 18.  No Set-Off, Counterclaim, etc.  This Sublease is a net lease.  All Rent shall be paid by Sublessee to Sublessor in funds of the type specified in Section 3(d).  Sublessee’s obligation to pay all Rent payable hereunder shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which Sublessee may have against Sublessor, Head Lessor (in its individual capacity or as Owner Trustee under the Trust Agreement), the Owner Participant, or anyone else for any reason whatsoever (whether in connection with the transactions contemplated hereby or any other transactions), including, without limitation, any breach by Sublessor, Head Lessor, or the Owner Participant of their respective warranties, agreements or covenants contained in any of the Operative Documents or Sublessee Documents, each of which rights Sublessee expressly waives, (ii) any defect in the title, registration, airworthiness, condition, design, operation, or fitness for use of, or any damage to or loss or destruction of, the Aircraft, or any interruption or cessation in or prohibition of the use or possession thereof by Sublessee for any reason whatsoever, including, without limitation, any such interruption, cessation or prohibition resulting from the act of any government authority, (iii) any insolvency, bankruptcy, reorganization or similar case or proceedings by or against Sublessee or any other person, or (iv) any other circumstance, happening, or event whatsoever,

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whether or not unforeseen or similar to any of the foregoing.  If for any reason whatsoever this Sublease shall be terminated in whole or in part by operation of law or otherwise except as specifically provided herein, Sublessee nonetheless agrees without limitation of the other rights or remedies of Sublessor hereunder, to pay to Sublessor an amount equal to each Rent payment at the time such payment would have become due and payable in accordance with the terms hereof had this Sublease not been terminated in whole or in part.  Sublessee hereby waives, to the extent permitted by applicable law, any and all rights which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to terminate, cancel, quit or surrender this Sublease except in accordance with the express terms hereof.

SECTION 19.  No Renewal.  Sublessee shall not have the right to renew this Sublease.

SECTION 20.  Maintenance Program.  Sublessor shall have the right in its sole discretion upon and after return of the Aircraft to utilize the Maintenance Program at no cost to Sublessor and Sublessee hereby agrees that is shall permit Sublessor to utilize the Maintenance Program upon and after return of the Aircraft at no cost to Sublessor.

SECTION 21.  Sublessor’s Right to Perform for Sublessee.  If Sublessee fails to make any payment of Rent required to be made by it hereunder or fails to perform or comply with any of its agreements contained herein, then Sublessor or Head Lessor may itself make such payment or perform or comply with such agreement but shall not be obligated hereunder to do so, and the amount of such payment and the amount of the reasonable expenses of Sublessor or Head Lessor, as the case may be, incurred in connection with such payment or the performance of or compliance with such agreement, as the case may be, together with interest thereon at the Past Due Rate, shall be deemed Supplemental Rent, payable by Sublessee upon demand.

SECTION 22.  [Intentionally Omitted]

SECTION 23.  Service of Process.  Sublessor and Sublessee each hereby irrevocably submits itself to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Sublease, the subject matter hereof or any of the transactions contemplated hereby brought by Sublessor, Head Lessor or the Owner Participant or their successors or assigns.

SECTION 24.  Miscellaneous.  Subject to Section 15(b), any provision of this Sublease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  No term or provision of this Sublease may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by Sublessor and Sublessee.  Sublessor, however, shall have the right to amend, supplement or otherwise modify the terms of this Sublease without the consent of Sublessee in the event of any amendment, supplement or other modification of the terms of the Head Lease.  This Sublease shall constitute an agreement of sublease, and nothing contained herein shall be construed as conveying to Sublessee any right, title or interest in the Aircraft except as a sublessee only.  Neither Sublessee nor any Affiliate of Sublessee will file any tax returns in a manner inconsistent with the foregoing fact or with the Owner’s ownership of the Aircraft.  The section and paragraph headings in this Sublease and the table of contents are for convenience of reference only and shall not modify, define, expand or limit any of the terms or

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provisions hereof and all references herein to numbered sections, unless otherwise indicated, are to sections of this Sublease.  The Exhibits attached hereto are intended to be an integral part of this Sublease and are incorporated into this Sublease by reference for all purposes.  THIS SUBLEASE HAS BEEN DELIVERED IN THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.  This Sublease may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.  This Sublease, the Airline Services Agreement, and the Sublease Supplement contain the complete and exclusive statement of the terms and conditions of the entire Aircraft sublease agreement between Sublessor and Sublessee for the Term.  Nothing in this Sublease shall be interpreted or construed as establishing between the parties a partnership, joint venture or other similar arrangement.

SECTION 25.  Subordination.  Notwithstanding any other provision hereof, this Sublease and Sublessee’s rights hereunder shall be subject and subordinate to all the terms of the Head Lease, including, without limitation, the covenants contained in Section 7(a) of the Head Lease and Head Lessor’s rights to repossession of the Aircraft pursuant to Section 15 of the Head Lease and to avoid this Sublease for any reason upon such repossession, and Sublessee shall not be permitted to take any action hereunder not permitted to be taken by Sublessor as “lessee” in the Head Lease.  Sublessee agrees to execute such further documents confirming such subordination of this Sublease as may be reasonably requested by Sublessor.  Sublessee acknowledges receipt of an executed copy of each of the Head Lease, the Participation Agreement, the Tax Indemnity Agreement and the Head Lease Supplement.

SECTION 26.  Covenant of Quiet Enjoyment.  So long as (a) no Event of Default shall have occurred and be continuing and (b) the Airline Services Agreement shall not have been terminated or canceled or shall not have terminated in accordance with its terms, Sublessor shall not interfere with Sublessee’s continued use and operation of, and quiet enjoyment of, the Aircraft.

SECTION 27.  Federal Bankruptcy Code.  It is the intention of the parties that the provisions of 11 U.S.C. Section 1110, or any analogous section of the Federal bankruptcy laws, as amended from time to time, shall be applicable to the interest of Sublessor in the Aircraft and to any right of Sublessor to take possession of the Aircraft in compliance with the provisions of this Sublease, as the same may be amended, modified or supplemented from time to time.

SECTION 28.  Use of Funds.  If a Default or an Event of Default shall have occurred and is continuing, or if a default or an event of default under any other aircraft, engine, spare parts or facility lease or sublease or any other agreement, instrument or document between Sublessor or any Affiliate thereof and Sublessee or any Affiliate thereof shall have occurred and is continuing, Sublessor shall have the right in its sole discretion to apply any funds of Sublessee that it holds including, without limitation, those which are part of Basic Rent and those which are held pursuant to Sections 10(f)(i) and 11(g)(i) hereof, to cure any Default or Event of Default or any default or event of default under any agreement, instrument or document between Sublessor or any Affiliate thereof and Sublessee or any Affiliate thereof; provided, however, that Sublessor shall have no obligation hereunder to apply any such funds. The amount of any such funds so applied and the amount of the reasonable expenses of Sublessor incurred in connection with such

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application, together with interest thereon at the Past Due Rate shall be deemed Supplemental Rent, payable by Sublessee upon demand.

SECTION 29.  Sublessee’s Representations, Warranties and Indemnities.  (c)  In General.  Sublessee represents, warrants and covenants to Sublessor that as of the Commencement Date:

(i)                                     Sublessee is a Certificated Air Carrier and corporation duly organized and validly existing pursuant to the laws of the State of Minnesota; is duly qualified to do business as a foreign corporation in each jurisdiction in which its operations or the nature of its business requires, other than failures to qualify which would not have a material adverse effect on the consolidated business, assets, properties or condition (financial or otherwise) of Sublessee and its subsidiaries taken as a whole or on the ability of Sublessee to perform its obligations under the Sublessee Documents; has its jurisdiction of organization (as such term is used in Article 9 of the Uniform Commercial Code) in Minnesota; holds all licenses, certificates, permits and franchises from the appropriate agencies of the United States and/or all other governmental authorities having jurisdiction necessary to conduct its business as presently conducted (other than those licenses, certificates, permits and franchises which, if not obtained, would not have an adverse effect on the consolidated business assets, properties or condition (financial or otherwise) of Sublessee or on the ability of Sublessee to perform its obligations under the Sublessee Documents); and has the corporate power and authority to own or hold under the Sublease its properties wherever located or used and to enter into and perform its obligations under the Sublessee Documents;

(ii)                                  the execution, delivery and performance by Sublessee of the Sublessee Documents to which Sublessee is a party will, on the Commencement Date, have been duly authorized by all necessary corporate action on the part of Sublessee, do not require any stockholder approval, or approval or consent of any trustee or holders of any indebtedness or obligations of Sublessee except such as have been duly obtained or by the Commencement Date will have been duly obtained, and neither the execution or delivery thereof or the consummation by Sublessee of the transactions contemplated thereby nor the compliance by Sublessee with any of the terms and provisions of such agreements contravenes any law, judgment, government rule, regulation or order binding on Sublessee or the certificate of incorporation or by-laws of Sublessee or contravenes the provisions of, or constitutes a default under, or results in the creation of any Lien (other than Permitted Liens) upon the property of Sublessee under, any indenture, mortgage, contract or other agreement to which Sublessee is a party or by which it or its properties may be bound or affected;

(iii)                               neither the execution and delivery by Sublessee of the Sublessee Documents to which Sublessee is a party nor the performance by Sublessee of its obligations thereunder require the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of, any Federal, state or foreign government authority or agency, except for (A) the

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orders, permits, waivers, exemptions, authorizations and approvals of the regulatory authorities having jurisdiction over the operation of the Aircraft by Sublessee required to be obtained on or prior to the Commencement Date, which orders, permits, waivers, exemptions, authorizations and approvals have been duly obtained and are, or will on the Commencement Date be in full force and effect, and (B) such consents, approvals, notices, registrations and other actions required by the terms of the Sublessee Documents to the extent required to be given or obtained only after the Commencement Date;

(iv)                              on the Commencement Date the Sublessee Documents to which Sublessee is a party will each constitute legal, valid and binding obligations of Sublessee enforceable against Sublessee in accordance with the terms thereof (except as enforceability may be limited by (A) general principles of equity, (B) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the rights of creditors generally, (C) applicable laws which may affect the remedies provided therein; which laws, however, do not make the remedies provided therein inadequate for the practical realization of the benefits provided thereby, except that no representation or warranty is made as to the amount of priority of any recovery under any particular circumstances, and (D) in the case of indemnity provisions contained in such documents, as limited by public policy considerations);

(v)                                 there are no pending or, to the best of Sublessee’s knowledge, threatened actions, suits or proceedings before any court, governmental body, arbitration board, tribunal or administrative agency which might adversely affect the business, condition (financial or otherwise), operations or properties of Sublessee or Sublessee’s ability to perform its obligations under the Sublessee Documents to which Sublessee is a party;

(vi)                              except for (A) the filing for recording pursuant to the Federal Aviation Act of the Sublease with the Sublease Supplement covering the Aircraft, and (B) the filing of financing statements (and continuation statements at periodic intervals) with respect to the security and other interests created by such documents under the Uniform Commercial Code, no further action, including any filing or recording of any document (including any financing statement in respect thereof under Article 9 of the Uniform Commercial Code of any applicable jurisdiction), is necessary in order to establish and perfect Sublessor’s interest in the Aircraft as against Sublessee in any applicable jurisdictions in the United States;

(vii)                           there has not occurred any event which constitutes an Event of Default under the Sublease or a default or an event of default under any other aircraft, engine, spare parts or facility lease or sublease or any other agreement, instrument or document between Sublessor or any of its Affiliates and Sublessee (or any event which with the giving of notice or the passage of time or both would constitute an Event of Default under the Sublease or an event of default under any

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other aircraft, engine, spare parts or facility lease or sublease between Sublessor or any of its Affiliates and Sublessee) which is presently continuing;

(viii)                        the Aircraft will be free and clear of all Liens, except Permitted Liens (including, for this purpose, any Lien which would be a Sublessor Lien or Head Lessor Lien but for the proviso to either such definition);

(ix)                                the Aircraft will be duly certified by the FAA as to type and airworthiness, will be insured by Sublessee in accordance with the terms of this Sublease and will be in the condition and state of repair required under the terms of this Sublease;

(x)                                   Sublessor, as sublessor hereunder, will be entitled to the benefits of 11 U.S.C. Section 1110 (or any successor statute containing the material terms of 11 U.S.C. Section 1110) in the event of any reorganization of Sublessee under such Section; and

(xi)                                there has not been any material adverse change in the operations or financial condition of Sublessee since March 31, 2005.

(b)                                 General Tax Indemnity.

(i)                                     Indemnity.  Except as provided in Section 29(b)(ii) hereof, Sublessee shall on an After-Tax Basis pay, protect, save and on written demand shall indemnify and hold harmless any Tax Indemnitee from and against any and all Taxes howsoever imposed against any Tax Indemnitee, Sublessee, Sublessee Person or the Aircraft, the Airframe, any Engine, or any Part thereof or interest therein by any Federal, state or local government or other taxing authority in the United States or by any foreign government or any political subdivision or taxing authority thereof or by any territory or possession of the United States or by any international authority (“Taxing Authority”) upon or in connection with or relating to (A) the construction, financing, refinancing, purchase, acquisition, acceptance, rejection, delivery, nondelivery, transport, ownership, registration, re-registration, insuring, assembly, possession, repossession, operation, location, use, control, condition, maintenance, repair, sale, return, abandonment, installation, storage, redelivery, replacement, leasing, subleasing, modification, rebuilding, importation, exportation, transfer of title, transfer of registration, or other application or disposition of the Aircraft, the Airframe, any Engine, or any Part thereof or any interest in the foregoing, (B) the rentals, receipts or earnings from the Aircraft, the Airframe, any Engine, any Part or any interest in the foregoing, (C) any amount paid or payable pursuant to any Operative Document or Sublessee Document or any document related to any Operative Document or Sublessee Document, (D) the Aircraft, the Airframe, any Engine, any Part or any interest in the foregoing, (E) any or all of the Operative Documents or the Sublessee Documents or the execution, issuance, delivery or registration of, or the performance under any of the Operative Documents or Sublessee Documents and any other documents contemplated hereby or thereby and amendments and

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supplements hereto and thereto or the execution, delivery or performance of any thereof or the issuance, acquisition, modification, holding or subsequent transfer thereof, or (F) the payment of principal of, interest, Make-Whole Amount or other premium on, or (G) otherwise with respect to or in connection with the transactions contemplated by the Operative Documents or the Sublessee Documents.

(ii)                                  Exclusions from General Tax Indemnity.  The provisions of Section 29(b)(i) shall not apply:

(1)                                  with respect to any Equity Tax Indemnitee and Sublessor, to any Income Tax (as defined in Section 29(d) hereof) imposed on such Tax Indemnitee by the United States Federal government, provided, however, that notwithstanding the foregoing, Sublessee will indemnify and hold harmless each Equity Tax Indemnitee and Sublessor for any withholding taxes imposed on or with respect to the payment of principal, interest, Make-Whole Amount and the Sublessor with respect to any withholding tax imposed on any rent payable by Sublessor under the Head Lease, including interest and penalties thereon;

(2)                                  to any Tax to the extent imposed as a result of a voluntary transfer or disposition by a Tax Indemnitee including, without limitation, the revocation of the trust created by the Trust Agreement or a transfer or disposition of all or any portion of its respective equitable or legal ownership or leasehold interest in the Aircraft, any Engine, any Part, the Trust Estate, or any Operative Document or Sublessee Document or any interest in such Tax Indemnitee, unless such transfer or disposition shall occur (A) during the continuance of a Default or Event of Default under the Lease or this Sublease or upon the termination or cancellation of the Airline Services Agreement, (B) in connection with the termination of the Head Lease or Sublease, as the case may be, or the action or direction of Sublessee pursuant to Sections 2, 5 ,6, 7, 8, 9, 10 or 19 of this Sublease or of Sublessor pursuant to Sections 2, 5, 6, 7, 8, 9, 10 or 19 of the Head Lease, as the case may be, or (C) in connection with the substitution or replacement of the Aircraft, any Engine or Part pursuant to Section 10 of the Head Lease;

(3)                                  to Taxes to the extent based on or measured by any fees received by the Owner Trustee in connection with any transaction contemplated by the Operative Documents;

(4)                                  to Taxes to the extent imposed with respect to events occurring or matters arising, after the earlier of (x) the return of physical possession of the Aircraft to Sublessor or its designee pursuant to the terms of this Sublease or (y) the commencement of storage pursuant to Section 5(d) hereof; provided the exclusion set forth in this subparagraph (4) shall not apply to Taxes to the extent such Taxes relate to events,

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periods or matters occurring or arising prior to or simultaneously with such time or arise as a result of amounts payable by Sublessee after such time, or occur during the continuance of a Default or Event of Default under this Sublease;

(5)                                  to any Tax to the extent arising out of or caused by, or to the extent such Tax would not have been incurred but for, (A) the willful misconduct of such Tax Indemnitee or (B) the breach of any representation, covenant or agreement by such Tax Indemnitee in any Operative Document;

(6)                                  with respect to any Tax Indemnitee (other than Sublessor and its Affiliates, successors and assigns and their respective directors, officers, employees, agents and servants) to any Tax to the extent such Tax Indemnitee is not entitled to indemnification pursuant to Section 7(b) of the Participation Agreement.

Nothing contained in Section 29(b)(ii) hereof shall apply to any Tax in the nature of a sales, use, value added, goods and services, transfer, recording, excise or registration Tax imposed on or with respect to the Aircraft, any Engine or any Part or interest therein or title thereto incurred prior to, or on the date of, the execution and delivery of this Sublease.  For the avoidance of doubt, and notwithstanding any provision herein to the contrary, Sublessee agrees to indemnify Sublessor on an After-Tax Basis against, and agrees to hold Sublessor harmless from, any and all payments, indemnities and gross-ups required to be made by Sublessor pursuant to Section 7 of the Participation Agreement.

(iii)                               Calculation of General Tax Indemnity Payments.  Notwithstanding any provision contained in Section 29(b)(ii) hereof, any payment which Sublessee shall be required to make to, or for the account of, any Tax Indemnitee, with respect to any Tax (or any payment made in connection with the payment or contest of any Tax) which is subject to indemnification under this Section 29(b) shall be paid on an After-Tax Basis.  Any calculation of an indemnity payment for an inclusion item, and of any gross-up of an indemnity or reverse indemnity payment, will be on the basis of then-actual Federal, state, and local tax rates applicable to such Tax Indemnitee, and based upon the assumption that the Tax Indemnitee is fully taxable at such tax rates.

If a Tax Indemnitee (other than Sublessor or any of its Affiliates) shall pay any amount to Sublessor pursuant to Section 7(b)(iii) of the Participation Agreement for which Sublessee has previously paid an indemnity under this Section 29, Sublessor shall pay such amount to Sublessee within 15 Business Days after Sublessor has received such amount, after deduction of Sublessor’s reasonable costs and expenses (including any net tax cost) in connection therewith but not in excess of Sublessee’s prior payments with respect to such indemnified Tax.

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Any Taxes that are imposed on any Tax Indemnitee as a result of the disallowance or reduction of any tax benefit (including foreign tax credits) referred to in this subsection as to which Sublessor has made a payment to Sublessee required hereby (or as to which such Sublessor would have made payment but for Section 29(b)(viii) or which benefit was otherwise taken into account in computing Sublessee’s indemnity obligation pursuant to this Section 29(b)) in a taxable year subsequent to the utilization by the Tax Indemnitee, or any amount required to be paid by Sublessor to a Tax Indemnitee pursuant to the penultimate paragraph of Section 7(b)(iii) of the Participation Agreement, shall be treated as a Tax for which Sublessee is obligated to indemnify the relevant Tax Indemnitee or reimburse Sublessor pursuant to the provisions of this Section 29(b), without regard to the exclusions set forth in Section 29(b)(ii) hereof.

(iv)                              General Tax Indemnity – Contests.  With respect to any Tax Indemnitee that is Sublessor or any Affiliate thereof (a “Sublessor Tax Indemnitee”) at Sublessee’s written request and with the written consent of Sublessor, Sublessee shall be entitled to contest any claim with respect to any Tax imposed on such Sublessor Tax Indemnitee other than an Income Tax either in Sublessee’s name or in the name of such Sublessor Tax Indemnitee at Sublessee’s sole cost and expense (a “Sublessee Controlled Contest”) . If Sublessor receives a written claim from any Tax Indemnitee or any Taxing Authority for any Tax for which Sublessee is obligated pursuant to Section 29(b)(i), Sublessor shall notify Sublessee promptly of such claim (it being understood and agreed that failure to provide such notice shall not adversely affect or otherwise prejudice any Tax Indemnitee’s right to an indemnity hereunder except to the extent such failure precludes any contest of such claim).  If the Tax cannot be contested in a Sublessee Controlled Contest for any reason (including, but not limited to the refusal of the Sublessor or other Tax Indemnitee to consent thereto), upon written request from Sublessee received by Sublessor within ten (10) Business Days of such notice Sublessor shall exercise its rights, if any, under Section 7(b)(iv) of the Participation Agreement in good faith (if the Tax Indemnitee is other than a Sublessor Tax Indemnitee) or Sublessor shall contest such claim in good faith (if the Tax Indemnitee is a Sublessor Tax Indemnitee) in each case at Sublessee’s sole cost and expense.  Any such contest shall be at such Tax Indemnitee’s or Sublessor’s control and direction.  In any such contest the Tax Indemnitee or Sublessor, as the case may be, may in its sole discretion select the forum for such contest and determine whether any such contest shall be by (A) resisting payment of such Tax, (B) paying such Tax under protest or (C) paying such Tax and seeking a refund or other repayment thereof.  In no event shall Sublessor be required to contest, or to request a Tax Indemnitee to contest, or Sublessee be permitted to contest, the imposition of any Tax for which Sublessee is obligated pursuant to this Section 29(b) unless (W) no Default or Event of Default shall have occurred and be continuing under the Sublease and no Event of Default (as such term is defined in the Head Lease) shall have occurred and be continuing, (X) Sublessee shall have agreed to pay to Sublessor and to the Tax Indemnitee on demand on an After-Tax Basis all reasonable costs and expenses that Sublessor

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and the Tax Indemnitee may incur in connection with contesting such claim (including, without limitation, all reasonable legal and accounting fees and disbursements), (Y) such action to be taken will not result in a risk of sale, forfeiture or loss of, or the creation of any Lien on, the Aircraft, the Engines or any Part, other than Permitted Liens or a material risk of loss of the Lien of the Trust Indenture or a risk of imposition of criminal penalties, and (Z) if such contest shall be conducted in a manner requiring the payment of the claim, Sublessee shall have paid the amount required directly to the appropriate authority or made an advance of the amount thereof to such Tax Indemnitee on an interest-free basis and agreed to indemnify Sublessor and such Tax Indemnitee on an after-tax basis for any cost or Taxes payable with respect to such advance.  In addition, Sublessee shall not have any right to request Sublessor or any other Tax Indemnitee to contest a claim unless (x) the amount of indemnity payments that Sublessee would be required to make if the contest were unsuccessful is at least $***, (y) prior to commencement of any contest, Sublessee has delivered to Sublessor and, if requested by Sublessor, the Tax Indemnitee a written acknowledgment of Sublessee’s obligation under this Section 29(b) to indemnify such Sublessor and such Tax Indemnitee with respect to the Tax at issue to the extent that the contest is unsuccessful; and (z) Sublessor and the relevant Tax Indemnitee has received an opinion of independent tax counsel selected by Sublessor that concludes that a Reasonable Basis exists with respect to the tax position Sublessee has asserted.  For the purposes of this Section 29(b), the term “Reasonable Basis” shall have the meaning set forth for such term in Formal Opinion 85-352 issued by the Standing Committee on Ethics and Professional Responsibility of the American Bar Association.  Sublessee shall have no right to pursue or appeal or cause any Tax Indemnitee or Sublessor to pursue or appeal an adverse judicial decision without the prior written consent of Sublessor and, if required by Sublessor, the relevant Tax Indemnitee.

If Sublessor receives from any Tax Indemnitee (other than from its Affiliate) a payment with respect to a refund of all or any part of any Tax paid by Sublessee, Sublessor shall pay Sublessee an amount equal to the amount of such payment less any cost and/or expenses, including net tax cost, incurred in respect thereof.

Nothing contained in this Section 29(b)(iv) shall require a Sublessor or a Tax Indemnitee to contest, or permit Sublessee to contest, a claim which such Tax Indemnitee would otherwise be required to contest, if such Tax Indemnitee shall waive payment by Sublessor and Sublessee of any amount that might otherwise be payable by Sublessee under this Section 29(b) or Sublessor under Section 7(b) of the Tax Indemnity Agreement in respect of such claim and any other claim, the contest of which would be precluded.  In addition, for the avoidance of doubt, Sublessee shall have no right to contest or require any other party to contest any Tax imposed on a Tax Indemnitee in a manner or to the extent that is inconsistent with Sublessor’s rights under the Participation Agreement.

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(v)                                 General Tax Indemnity – Reports.  If any report, return or statement is required to be filed with respect to any Tax which is subject to indemnification under this Section 29(b), Sublessee shall timely file the same at its sole expense (except for any such report, return or statement which a Tax Indemnitee has notified Sublessor or Sublessee that such Tax Indemnitee intends to file or which such Tax Indemnitee is required by law to file in its own name).  Sublessee shall either file such report, return or statement so as to show the ownership of the Aircraft in the Owner Trustee or the Owner Participant where appropriate and send a copy of such report, return or statement to Sublessor, the Tax Indemnitee and Owner Trustee or, where Sublessee is not so permitted to file such report, return or statement, it shall notify the Tax Indemnitee and Sublessor of such requirement and prepare and deliver such report, return or statement to the Tax Indemnitee and Sublessor in a manner satisfactory to such Tax Indemnitee and Sublessor within a reasonable time prior to the time such report, return or statement is to be filed.  Sublessee shall hold Sublessor and the Tax Indemnitee harmless on an After-Tax Basis from and against any penalties, interest, fines or additions to Tax caused by the inaccuracy of any report, return or statement prepared and filed by Sublessee on behalf of Sublessor or any other Tax Indemnitee. Sublessee will provide at Sublessee’s expense to Sublessor and the Tax Indemnitee such information maintained in the regular course of Sublessee’s business as Sublessor or any Tax Indemnitee may reasonably request in writing that is reasonably necessary to enable Sublessor or such Tax Indemnitee to comply with their tax filings, audit and litigation requirements.  If Sublessee receives written notice from a Taxing Authority or a Tax Indemnitee or otherwise of a Tax that is imposed upon a Tax Indemnitee but not indemnified against by Sublessee hereunder, Sublessee will promptly forward a copy of such notice to Sublessor and the Tax Indemnitee.  Sublessee shall also provide or cause to be provided to Sublessor, upon request and at Sublessee’s expense, all documents, records and other information that Sublessor is required to provide any Tax Indemnitee under Section 7(b) of the Participation Agreement.

(vi)                              Verification.  At Sublessee’s written request after Sublessee receives computations showing the amount of any indemnity payable by Sublessee pursuant to Section 29(b)(i), Sublessor shall exercise its rights, if any, under Section 7(b)(vi) of the Participation Agreement with respect to verification of such computation.  If Sublessee pays such indemnity in whole or in part before completion of the verification procedure, appropriate adjustments will be made promptly after completion of the verification procedure to take into account any redetermination of the indemnity by the accounting firm.  Any fee and disbursements of the accounting firm payable by Sublessor shall be paid by Sublessee.  Sublessee will have no right under this Section 29(b) to examine any tax return of any Tax Indemnitee or Sublessor.  The sole responsibility of such accounting firm shall be to verify the computations of the amount payable hereunder and the interpretation of this Agreement or any other agreement shall not be within the scope of such accounting firm’s responsibilities.

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(vii)                           General Tax Indemnity – Payment.  Except as provided in Section 29(b)(iv) hereof, Sublessee shall pay any Tax for which it is liable pursuant to Section 29(b)(i) directly to the appropriate taxing authority if legally permissible or upon demand of a Tax Indemnitee or Sublessor shall pay such Tax and any other amounts due hereunder to such Tax Indemnitee or to Sublessor as indicated in such demand within ten (10) Business Days of such demand.  Any such demand for payment from a Tax Indemnitee or Sublessor shall specify in reasonable detail the payment and the facts upon which the right to payment is based.  Sublessor shall request that the Tax Indemnitee promptly forward to Sublessee a copy of any notice, bill or advice received by it to the extent concerning any Tax indemnified against hereunder, (provided that the failure of the Sublessor to make such request or the failure of the Tax Indemnitee to forward such notice, bill or advice shall not adversely affect the Sublessor’s or Tax Indemnitee’s rights to indemnification hereunder).  Within twenty (20) days after the date of each payment by Sublessee of any Tax indemnified against hereunder, Sublessee shall furnish the appropriate Tax Indemnitee (with a copy to Sublessor) the original or a certified copy of a receipt for Sublessee’s payment of such Tax or such other evidence of payment of such Tax as is reasonably acceptable to such Tax Indemnitee.

(viii)                        Application of Payments During Existence of Default or Event of Default.  Any amount payable to Sublessee pursuant to the terms of this Section 29(b) shall not be paid to or retained by Sublessee if at the time of such payment or retention a Default or Event of Default shall have occurred and be continuing or if any event described in Section 10.02 of the Airline Services Agreement giving Sublessor the ability to terminate the Airline Services Agreement shall have occurred, if any event described in Section 10.03 of the Airline Services Agreement shall have occurred or if the Airline Services Agreement shall have been terminated or cancelled or shall have been terminated in accordance with its terms, but shall be held by Sublessor and applied pursuant to Section 28 hereof.

(ix)                                [Intentionally Omitted].

(x)                                   Inclusions.  If Sublessor is required by any Taxing Authority to include in its income for income tax purposes, or Sublessor receives an opinion from independent tax counsel selected by Sublessor and reasonably acceptable to Sublessee, that Sublessor does not have a Reasonable Basis to exclude from its income for income tax purposes, any amount in respect of, or resulting from (i) any modification, repair, improvement, addition, substitution or replacement of the Aircraft, the Airframe or any Engine or any Part, (ii) any payment of Basic Rent or Supplemental Rent under the Sublease by or on behalf of Sublessee in an amount greater, or at a time earlier, than the amounts or times provided in the Sublease, (iii) any warranty or indemnity payments or refunds attributable to the Aircraft, the Airframe or any Engine received from the manufacturer which was not remitted to, and retained by, Sublessor, (iv) the theft, destruction or other loss of the Aircraft, Airframe or any Engine or any Part; (v) any application of Section

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467(b)(2) to the Sublease; (vi)  any payment of indemnities to a Tax Indemnitee or Indemnitee (other than Sublessor) or fees, expenses or reimbursement to a trustee, agent or other Person pursuant to this Agreement; or (vii) any act or payment by Sublessee not required under the terms of the Sublessee Documents, (herein called a “Sublessor Inclusion”), Sublessee shall pay to Sublessor an amount which, on an After-Tax Basis, shall be equal to the amount of the additional taxes on or measured by gross or net income (plus any and all fines, penalties, additions to tax and interest calculated by reference thereto) payable by Sublessor as a result of such Sublessor Inclusion.

(xi)                                Contests Etc.  The provisions of Section 29(b)(iii) (relating to tax savings) and 29(b)(iv) (relating to contests) of this Agreement shall apply, mutatis mutandis, with respect to any Sublessor Inclusion.

(xii)                             Pass-through of Tax Indemnity Agreement Indemnities.  (1)  Indemnity.  If Sublessor is required to pay Head Lessor or Owner Participant any amount (herein called a “TIA Liability”) pursuant to the Tax Indemnity Agreement, Sublessee shall pay to Sublessor an amount, which, on an After-Tax Basis, shall be equal to such TIA Liability.  Such payment shall be made at least five (5) Business Days prior to the date Sublessor must pay Head Lessor under the Tax Indemnity Agreement.

(2)                                  Exceptions. Sublessee shall not be required to indemnify Sublessor for any TIA Liability to the extent that such TIA Liability would not have occurred but for any of the following:

(y)                                 Sublessor claiming deductions for depreciation of the Aircraft for federal income tax purposes or claiming on any federal income tax return to be the owner of the Aircraft for federal income tax purposes;

(z)                                   the status of Sublessor as a “tax-exempt entity” within the meaning of Section 168(h) of the Code but only if such status is not caused by a Sublessee Person.

(3)                                  Tax Saving.  If Head Lessor or the Owner Participant pays an amount to Sublessor pursuant to Section 4(c) of the Tax Indemnity Agreement, for which Sublessee has previously paid an indemnity to Sublessor pursuant to paragraph (1) hereof, Sublessor shall pay such amount to Sublessee within 5 Business Days after Sublessor receives such amount, but not in excess of any payment previously made by Sublessee with respect to such TIA Liability and net of any tax liability incurred by Sublessor with respect to receipt and payment of such amount.

(4)                                  Contest.  If Sublessor receives a written claim for an indemnity pursuant to the Tax Indemnity Agreement for which Sublessee would be required to pay Sublessor an indemnity hereunder, Sublessor

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shall notify Sublessee thereof in writing (but it being understood and agreed that failure of Sublessor to provide such notice to Sublessee shall not adversely affect or otherwise prejudice any Sublessor’s right to an indemnity hereunder).  If requested by Sublessee in writing within ten (10) Business Days before the latest day on which Sublessor may request a contest pursuant to Section 6 of the Tax Indemnity Agreement, Sublessor shall exercise its rights, if any, under Section 6 of the Tax Indemnity Agreement provided that in no event shall Sublessor be required to initiate or continue (or be required to request any other person to initiate or continue) a contest unless: (i) the amount of the obligation on the part of Sublessee to indemnify Sublessor pursuant to subsection (1) hereof shall be at least $***, (ii)  Sublessee agrees to reimburse Sublessor on demand (and complies with such agreement) for all of the Owner Participant’s and Sublessor’s reasonable costs and expenses (including, without limitation, reasonable legal and accounting fees and disbursements) which each may incur in contesting such disallowance, (iii) if Owner Participant elects to contest the disallowance by paying the tax claimed (including interest, penalties or additions to tax) and seeking a refund, Sublessee shall advance to Sublessor on an interest free basis the aggregate amount of taxes, interest, penalties and additions to the tax applicable to such disallowance and agree to indemnify Sublessor and the Owner Participant for any adverse tax consequences resulting from such advance, (iv) such contest would not entail any risk of criminal penalties, (v) with respect to such disallowance, Sublessee shall have furnished Sublessor at Sublessee’s expense, with a written opinion of independent tax counsel selected by Sublessor that a Reasonable Basis exists to contest such disallowance and prior to filing any appeal an opinion that a successful outcome on appeal is more likely than not and have posted a bond or other security for such appeal, (vi) no Default or Event of Default, under any of the Operative Documents by Sublessor or the Airline Services Agreement, has occurred and is continuing, and (vii) Sublessee shall have delivered to Sublessor a written acknowledge of Sublessee’s obligation to indemnify in full Sublessor pursuant to this Agreement to the extent that the contest is not successful. Sublessor shall have no obligation to cause Owner Participant and Owner Participant shall have no obligation to appeal any adverse decision of an appellate court to the United States Supreme Court.

(xiii)                          Minimum Indemnity.  The amount of any indemnity payable by Sublessee to Sublessor pursuant to this Section 29 shall in all events be an amount sufficient to restore Sublessor to the position that Sublessor would be in if the Sublessor Inclusion, TIA Liability or any indemnity otherwise payable pursuant to Section 7 of the Participation Agreement that gave rise to Sublessee’s obligation hereunder had not occurred.

(c)                                  General Indemnity.  Sublessee hereby agrees to indemnify each Indemnitee against, and agrees to protect, defend, save and keep harmless each thereof from (whether or not the transactions contemplated herein or in any of the other Sublessee Documents

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are consummated), any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, out-of-pocket costs, expenses and disbursements (including reasonable legal fees and expenses but excluding internal costs and expenses such as salaries and overhead), of whatsoever kind and nature (collectively called “Expenses”) imposed on, incurred by or asserted against any Indemnitee, in any way relating to or arising out of (A) any of the Operative Documents or the Sublessee Documents or any of the transactions contemplated thereby or the enforcement of any of the terms thereof or any amendment, modification or waiver in respect thereof, (B) the manufacture, purchase, acceptance or rejection of the Aircraft, Airframe or any Engine or Part, (C) the Aircraft (or any portion thereof or any Engine or engine affixed to the Airframe) whether or not arising out of the finance, refinance, ownership, delivery, nondelivery, storage, sublease, possession, use, non-use, operation, maintenance, registration, reregistration, condition, modification, alteration, replacement, repair, substitution, sale, return or other disposition of the Aircraft (or any portion thereof or any Engine or engine or Part affixed to the Airframe) including, without limitation, latent or other defects, whether or not discoverable, strict tort liability, any damage to property or the environment, death of or injury to any person and any claim for patent, trademark or copyright infringement; provided that the foregoing indemnity as to any Indemnitee shall not extend to any Expense to the extent resulting from or arising out of or attributable to one or more of the following: (A) any representation or warranty by such Indemnitee in the Operative Documents being incorrect in any material respect, or (B) the failure by such Indemnitee to perform or observe any agreement, covenant or condition in any of the Operative Documents applicable to it including, without limitation, with respect to the creation or existence of a Sublessor Lien (including for this purpose Liens which would be Sublessor Liens but for the proviso in the definition of Sublessor Liens) attributable to it (except to the extent such failure was caused by the failure of Sublessee to perform any obligation under a Sublessee Document), or (C) the willful misconduct of such Indemnitee, or (D) with respect to any Indemnitee, a disposition by such Indemnitee of all or any part of such Indemnitee’s interest in the Airframe, any Engine or in the Operative Documents other than during the continuance of a Default or an Event of Default under the Sublease, or (E) except to the extent relating to the payment of any Expenses on an After-Tax Basis, any Tax whether or not Sublessee is required to indemnify for such Tax pursuant to Section 29(b) hereof, or (F) except to the extent fairly attributable to acts, omissions or events occurring prior thereto, acts or events which occur with respect to the Airframe or any Engine or Part after the return of physical possession of the Airframe or such Engine or Part to Sublessor pursuant to the terms of the Sublease.  Sublessee further agrees to indemnify Sublessor against, and agrees to protect, defend, save and keep harmless Sublessor from (whether or not the transactions contemplated herein or in any of the other Sublessee Documents are consummated), any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, out-of-pocket costs, expenses and disbursements of whatsoever kind and nature imposed on, incurred by or asserted against Sublessor pursuant to Section 7(c) of the Participation Agreement.

Sublessee further agrees that any payment or indemnity pursuant to this Section 29(c) in respect of any Expenses or other amounts payable by Sublessee pursuant to this Section 29(c) shall be paid on an After-Tax Basis.

If, by reason of any Expense payment made to or for the account of an Indemnitee by Sublessee pursuant to this Section 29(c), such Indemnitee subsequently realizes a tax deduction or credit or any reduction in Taxes not previously taken into account in computing

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such payment, such Indemnitee shall promptly pay to Sublessee, but only if Sublessee shall have made all payments then due and owing to such Indemnitee under the Sublessee Documents, an amount equal to the sum of (I) the actual reduction in Taxes realized by such Indemnitee which is attributable to such deduction or credit, and (II) the actual reduction in Taxes realized by such Indemnitee as a result of any payment made by such Indemnitee pursuant to this sentence; provided, however, that no Indemnitee shall be obligated to make any payment pursuant to this sentence to the extent that the amount of such payment would exceed (i) the aggregate amount of all prior payments by Sublessee to such Indemnitee under this Section 29(c) less (ii) the aggregate amount of all prior payments with respect to such Tax by such Indemnitee to Sublessee pursuant to this sentence, with any excess being carried forward to offset Sublessee’s obligations, if any, to make subsequent payments to such Indemnitee under this Section 29(c).

Nothing in this Section 29(c) shall be construed as a guaranty by Sublessee of the residual value of the Aircraft.

If a claim is made against an Indemnitee involving one or more Expenses and such Indemnitee has notice thereof, such Indemnitee shall promptly, upon receiving such notice, give notice of such claim to Sublessee and Sublessor; provided that the failure to provide such notice shall not release Sublessee from any of its obligations to indemnify hereunder, and no payment by Sublessee to an Indemnitee pursuant to this Section 29(c) shall be deemed to constitute a waiver or release of any right or remedy which Sublessee may have against such Indemnitee for any actual damages as a result of the failure by such Indemnitee to give Sublessee such notice.  Sublessee shall be entitled, at its sole cost and expense, acting through counsel acceptable to the respective Indemnitee, (A) so long as Sublessee has agreed in a writing acceptable to such Indemnitee that Sublessee is liable to such Indemnitee for such Expense hereunder, in any judicial or administrative proceeding that involves solely a claim for one or more Expenses, to assume responsibility for and control thereof, (B) so long as Sublessee has agreed in a writing acceptable to such Indemnitee that Sublessee is liable to such Indemnitee for such Expense hereunder, in any judicial or administrative proceeding involving a claim for one or more Expenses and other claims related or unrelated to the transactions contemplated by the Operative Documents, to assume responsibility for and control of such claim for Expenses to the extent that the same may be and is severed from such other claims (and such Indemnitee shall use its reasonable efforts to obtain such severance, provided that Sublessee has requested such severance and agrees to pay the reasonable out-of-pocket costs and expenses (including, without limitation, reasonable counsel fees and disbursements) incurred by such Indemnitee, if any, in connection with such severance), and (C) in any other case, to be consulted by such Indemnitee with respect to judicial proceedings subject to the control of such Indemnitee.  Notwithstanding any of the foregoing to the contrary, Sublessee shall not be entitled to assume responsibility for and control of any such judicial or administrative proceedings (M) while a Default or an Event of Default or an Event of Default (as such term is defined in the Head Lease) or a Default (as such term is defined in the Head Lease) of the type referred to in Section 14(a), 14(b) or 14(e) of the Head Lease shall have occurred and be continuing, (N) if such proceedings will involve a risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on the Aircraft, the Trust Indenture Estate or the Trust Estate or any part thereof, or (O) if such proceeding could in the good faith opinion of such Indemnitee entail any risk of civil liability or criminal liability or present a conflict of interest making separate representation necessary.  The

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affected Indemnitee may participate at its own expense and with its own counsel in any judicial proceeding controlled by Sublessee pursuant to the preceding provisions.

The affected Indemnitee shall supply Sublessee with such information reasonably requested by Sublessee as is necessary or advisable for Sublessee to control or participate in any proceeding to the extent permitted by this Section 29(c).  Unless a Default or an Event of Default shall have occurred and be continuing (in which case the consent of Sublessee shall not be required), such Indemnitee shall not enter into a settlement or other compromise with respect to any Expense without the prior written consent of Sublessee, which consent shall not be unreasonably withheld or delayed, unless such Indemnitee waives its right to be indemnified with respect to such Expense under this Section 29(c).

Sublessee shall supply the affected Indemnitee and Sublessor with such information reasonably requested by such Indemnitee as is necessary or advisable for such Indemnitee to control or participate in any proceeding to the extent permitted by this Section 29(c).

Upon payment in full of any Expense or Tax pursuant to this Section 29, Sublessee, or, if any Expense or Tax has been paid by insurers, the insurers, without any further action, shall be subrogated to any claims the affected Indemnitee may have relating thereto; provided that Sublessee shall not be so subrogated so long as a Default or an Event of Default has occurred and is continuing.  Such Indemnitee agrees to give such further reasonable assurances or agreements and to provide such reasonable cooperation to Sublessee or the insurers to permit Sublessee or the insurers to pursue such claims, if any, to the extent reasonably requested by Sublessee or the insurers.

In the event that Sublessee shall have paid an amount to an Indemnitee pursuant to this Section 29(c), and such Indemnitee subsequently shall be reimbursed in respect of such indemnified amount from any other Person, such Indemnitee shall promptly pay to Sublessee an amount equal to the amount of such reimbursement (but in no event more than such payment from Sublessee) plus any net tax benefit (or minus any net tax detriment) realized by such Indemnitee as a result of any reimbursement received and payment made by such Indemnitee pursuant to this sentence; provided, that Sublessor shall not be obligated to make any payment pursuant to this Section 29(c) to the extent that the amount of such payment would exceed (i) the aggregate amount of all prior payments by Sublessee to Sublessor under this Section 29(c) less (ii) the aggregate amount of all prior payments by Sublessor to Sublessee pursuant to this Section 29(c), with any excess being carried forward to offset Sublessee’s obligations, if any, to make subsequent payments to Sublessor under this Section 29(c); provided, further, that such Indemnitee shall have no obligation to reimburse Sublessee if (i) a Default or an Event of Default or an Event of Default (as such term is defined in the Head Lease) has occurred and is continuing or if the Airline Services Agreement shall have been terminated or canceled or shall have terminated in accordance with its terms or (ii) Sublessee has not paid such Indemnitee all amounts required pursuant to this Section 29(c) and any other amounts then due to such Indemnitee from Sublessee under any of the Operative Documents or Sublessee Documents.

Sublessee’s obligations under the indemnities provided for in this Sublease shall be those of a primary obligor, whether or not the Person indemnified shall also be indemnified

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with respect to the same matter under the terms of any other document or instrument, and the Person seeking indemnification from Sublessee pursuant to any provision of this Sublease may proceed directly against Sublessee without first seeking to enforce any other right of indemnification.

(d)                                 Income Tax.  For purposes of this Section 29, the term “Income Tax” means any Tax based on or measured by net income (other than sales, use, license, rental, ad valorem and value added or property Taxes) (including, without limitation, capital gains taxes, minimum taxes, income taxes collected by withholding and taxes on tax preference items), and interest, additions to tax, penalties, or other charges in respect thereof.

(e)                                  Survival.  Notwithstanding anything to the contrary contained in this Sublease, the provisions of this Section 29 shall survive any termination or expiration of this Sublease.

SECTION 30.  Certain Representations, Warranties and Covenants.  (a)  Sublessor represents and warrants to Sublessee as follows:

(i)                                     Sublessor is a corporation duly organized and validly existing in good standing under the laws of its jurisdiction of organization, and has the corporate power and authority to carry on its business as now conducted, to own or hold under lease its properties and to enter into and perform its obligations under, the Sublessee Documents to which Sublessor is a party;

(ii)                                  the Sublessee Documents to which Sublessor is a party have been duly authorized by all necessary corporate action on the part of Sublessor, do not require any approval not already obtained of stockholders of Sublessor or any approval or consent not already obtained of any trustee or holders of any indebtedness or obligations of Sublessor, and have been duly executed and delivered by Sublessor, and neither the execution and delivery thereof, nor the consummation of the transactions contemplated thereby, nor compliance by Sublessor with any of the terms and provisions thereof, will contravene any United States Federal or state law, judgment, governmental rule, regulation or order applicable to or binding on Sublessor (it being understood that no representation or warranty is made with respect to laws, rules or regulations relating to aviation or to the nature of the equipment owned by Sublessor) or contravene or result in any breach of or constitute any default under, or result in the creation of any Lien (other than Liens provided for in the Operative Documents or the Sublessee Documents) upon any property of Sublessor under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, corporate charter, by-law or other agreement or instrument to which Sublessor is a party or by which it or its properties may be bound or affected; and

(iii)                               each of Sublessee Documents to which Sublessor is a party constitutes a legal, valid and binding obligation of Sublessor enforceable against Sublessor in accordance with the terms thereof (except as may be limited by (A) general principles of equity, (B) applicable bankruptcy, insolvency, fraudulent

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conveyance, reorganization, moratorium or similar laws affecting the rights of creditors generally, (C) applicable laws which may affect the remedies provided therein, which laws, however, do not make the remedies provided therein inadequate for the practical realization of the benefits provided thereby, except that no representation or warranty is made as to the amount of priority of any recovery under any particular circumstances, and (D) in the case of indemnity provisions contained in such documents, as limited by public policy considerations).

(b)                                 Sublessee covenants and agrees that it shall at all times be a Certificated Air Carrier.

(c)                                  Sublessee, at its expense, will take, or cause to be taken, such action with respect to the recording, filing, re-recording and refiling of this Sublease, the Sublease Supplement, and any financing statements or other instruments as are necessary to maintain (or as are reasonably requested by Sublessor) the perfection of any security interest that may be claimed to have been created by this Sublease or will furnish to Sublessor timely notice of the necessity of such action, together with such instruments, in execution form, and such other information as may be required to enable Sublessor to take such action.  Sublessee shall furnish to Sublessor annually after the execution hereof (but not later than March 15th of each year, commencing with the year 2006) an opinion of Daugherty, Fowler, Peregrin & Haught, a Professional Corporation and/or other counsel reasonable satisfactory to Sublessor nationally recognized in FAA matters covering such matters with respect to the interests of Sublessor in the Aircraft and the perfection of security interests therein as Sublessor may reasonably request.  Sublessee will notify Sublessor of any change in the location of its chief executive office (as such term is used in Article 9 of the Uniform Commercial Code) prior to making such change.

SECTION 31.  Covenants of Sublessee.  Sublessee covenants and agrees with Sublessor as follows:

Sublessee will, at its own cost and expense, cause to be done, executed, acknowledged and delivered all and every such further acts, conveyances and assurances as Sublessor shall reasonably require for accomplishing the purposes of this Sublease and the other Sublessee Documents; provided that any instrument or other document so executed by Sublessee will not expand any obligations or limit any rights of Sublessee in respect of the transactions contemplated by any Sublessee Document.  Sublessee, upon delivery of the Aircraft under this Sublease, shall at all times thereafter cause the same to remain duly registered in the name of Sublessor, except as otherwise required or permitted hereunder or under this Sublease, under the Federal Aviation Act, or shall furnish to Sublessor such information as may be required to enable Sublessor to make application for such registration, and shall promptly furnish to Sublessor such information as may be required (or reasonably requested by Sublessor) to enable Sublessor to timely file any reports required to be filed by Sublessor, as the case may be, as a result of its interest in the Aircraft with any governmental authority.

SECTION 32.  Consent to Jurisdiction.  Each of the parties hereto (A) hereby irrevocably submits itself to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Sublease or any other Operative Document or Sublessee

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Document, the subject matter of any thereof or any of the transactions contemplated hereby or thereby brought by any party or parties thereto, or their successors or assigns, and (B) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, to the extent permitted by applicable law, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Sublease or any other Operative Document or Sublessee Document or the subject matter of any thereof or any of the transactions contemplated hereby or thereby may not be enforced in or by such courts.  Sublessee hereby generally consents to service of process at CT Corporation System, 1633 Broadway, New York, New York 10019.

SECTION 33.  Owner for Federal Tax Purposes.  It is hereby agreed among Sublessor and Sublessee that for Federal income tax purposes the Owner will be the owner of the Aircraft and Sublessee will be the sublessee thereof, and each party hereto agrees to characterize this Sublease as a lease for Federal income tax purposes.

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IN WITNESS WHEREOF, Sublessor and Sublessee have each caused this Sublease to be duly executed as of the day and year first above written.

NORTHWEST AIRLINES, INC.,
Sublessor

By:
Name:
Title:

MESABA AVIATION, INC.,
Sublessee

By:
Name:
Title:

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EXHIBIT A
to
Sublease Agreement
[NW 2005         ]

SUBLEASE SUPPLEMENT No.
[NW 2005         ]

SUBLEASE SUPPLEMENT NO.     , dated                   , 20      , between NORTHWEST AIRLINES, INC. (“Sublessor”), and MESABA AVIATION, INC. (“Sublessee”).

Sublessor and Sublessee have heretofore entered into that certain Sublease Agreement [NW 2005         ], dated as of                         , 200  , relating to one Bombardier Inc. Canadair Regional Jet Model CL-600-2B19  aircraft (herein called the “Sublease,” and the defined terms therein being hereinafter used with the same meanings).  The Sublease provides for the execution and delivery from time to time of Sublease Supplements for the purpose of subleasing the Airframe and Engines under the Sublease as and when delivered by Sublessor to Sublessee in accordance with the terms thereof.

(1) The Sublease relates to the Airframe and Engines described below, and a counterpart of the Sublease is attached hereto, and made a part hereof, and this Sublease Supplement, together with such attachment, is being filed for recordation on the date hereof with the Federal Aviation Administration as one document.

(2) The Sublease Agreement relates to the Airframe and Engines described below, and a counterpart of the Sublease Agreement, attached and made a part of Sublease Supplement No. 1 dated                               , 20     to the Sublease Agreement, has been recorded by the Federal Aviation Administration on                               , 20    , as one document and assigned Conveyance No.     .

NOW, THEREFORE, in consideration of the premises and other good and sufficient consideration, Sublessor and Sublessee hereby agree as follows:

1.                                       Sublessor hereby delivers and subleases to Sublessee under the Sublease and Sublessee hereby accepts and subleases from Sublessor under the Sublease the following described Bombardier Inc. Canadair Regional Jet Model CL-600-2B19 aircraft (the “Aircraft”), which Aircraft as of the date hereof consists of the following components:

Airframe:  FAA Registration No.                   ; manufacturer’s serial no.           ; and

(1)                                  This language for Sublease Supplement No. 1.

(2)                                  This language for other Sublease Supplements.

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Engines:  two (2) General Electric Model CF34-3B1 type engines bearing, respectively, manufacturer’s serial nos.            and              (each of which engines has 750 or more rated takeoff horsepower or the equivalent of such horsepower).

2.                                       The Commencement Date of the Aircraft is the date of this Sublease Supplement set forth in the opening paragraph hereof.  Except as otherwise provided in the Sublease, the Term for the Aircraft shall commence on the Commencement Date and end on the Expiration Date.

3.                                       Sublessee hereby confirms its agreement to pay Sublessor Basic Rent for the Aircraft throughout the Term therefor in accordance with Section 3 of the Sublease.

4.                                       Sublessee hereby confirms to Sublessor that Sublessee has accepted the Aircraft for all purposes hereof and of the Sublease as being airworthy, in good working order and repair and without defect or inherent vice in title, condition, design, operation or fitness for use.

5.                                       All of the terms and provisions of the Sublease are hereby incorporated by reference in this Sublease Supplement to the same extent as if fully set forth herein.

6.                                       This Sublease Supplement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, Sublessor and Sublessee have caused this Sublease Supplement to be duly executed on the day and year first above written.

NORTHWEST AIRLINES, INC.,
Sublessor

By:
Name:
Title:

MESABA AVIATION, INC.,
Sublessee

By:
Name:
Title:

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EXHIBIT B
to
Sublease Agreement
[NW 2005 ]

BASIC RENT SCHEDULE

The portion of this Exhibit appearing below this text is intentionally deleted from the FAA filing counterpart as the parties hereto deem it to contain confidential information.

Basic Rent:

Sublease Period Date	Basic Rent
September 1, 2005	$	[ ]
October 1, 2005
November 1, 2005
December 1, 2005
January 1, 2006
February 1, 2006
March 1, 2006
April 1, 2006
May 1, 2006
June 1, 2006
July 1, 2006
August 1, 2006
September 1, 2006
October 1, 2006
November 1, 2006
December 1, 2006
January 1, 2007
February 1, 2007
March 1, 2007
April 1, 2007
May 1, 2007
June 1, 2007
July 1, 2007
August 1, 2007
September 1, 2007
October 1, 2007
November 1, 2007
December 1, 2007
January 1, 2008
February 1, 2008
March 1, 2008
April 1, 2008
May 1, 2008
June 1, 2008
July 1, 2008

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August 1, 2008
September 1, 2008
October 1, 2008
November 1, 2008
December 1, 2008
January 1, 2009
February 1, 2009
March 1, 2009
April 1, 2009
May 1, 2009
June 1, 2009
July 1, 2009
August 1, 2009
September 1, 2009
October 1, 2009
November 1, 2009
December 1, 2009
January 1, 2010
February 1, 2010
March 1, 2010
April 1, 2010
May 1, 2010
June 1, 2010
July 1, 2010
August 1, 2010
September 1, 2010
October 1, 2010
November 1, 2010
December 1, 2010
January 1, 2011
February 1, 2011
March 1, 2011
April 1, 2011
May 1, 2011
June 1, 2011
July 1, 2011
August 1, 2011
September 1, 2011
October 1, 2011
November 1, 2011
December 1, 2011
January 1, 2012
February 1, 2012
March 1, 2012
April 1, 2012
May 1, 2012

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June 1, 2012
July 1, 2012
August 1, 2012
September 1, 2012
October 1, 2012
November 1, 2012
December 1, 2012
January 1, 2013
February 1, 2013
March 1, 2013
April 1, 2013
May 1, 2013
June 1, 2013
July 1, 2013
August 1, 2013
September 1, 2013
October 1, 2013
November 1, 2013
December 1, 2013
January 1, 2014
February 1, 2014
March 1, 2014
April 1, 2014
May 1, 2014
June 1, 2014
July 1, 2014
August 1, 2014
September 1, 2014
October 1, 2014
November 1, 2014
December 1, 2014
January 1, 2015
February 1, 2015
March 1, 2015
April 1, 2015
May 1, 2015

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EXHIBIT C
to
Sublease Agreement
[NW 2005 ]

STIPULATED LOSS VALUE

The Portion of this Exhibit appearing below this text is intentionally deleted from the FAA filing counterpart as the parties hereto deem it to contain confidential information.

Date	Percentage of Lessor’s Cost

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EXHIBIT D
to
Sublease Agreement
[NW 2005     ]

RETURN CONDITIONS

The portion of this Exhibit appearing below this text is intentionally deleted from the FAA filing counterpart as the parties hereto deem it to contain confidential information.

Unless the context shall otherwise require and except as set forth herein, the capitalized terms used in this Exhibit shall have the meanings given to such terms in the Sublease.

Definitions

Aircraft Documentation: means records, manuals, logs and documents delivered with the Aircraft and those developed and maintained with respect to the Aircraft during the Term, including, without limitation, all of those required by the FAA to be maintained for FAR Part 121 operation and the Aircraft Documentation listed in Appendix I hereto.

Approved Air Authority:  means the Federal Aviation Administration.

APU:  means the Honeywell model 3800488-3 auxiliary power unit originally installed on the Aircraft on the Delivery Date or any auxiliary power unit of the same or another manufacturer and of a comparable or improved model substituted for such originally installed auxiliary power unit.

Calendar controlled components or parts:  those components or parts which at specific calendar-time intervals, in accordance with the Maintenance Program, are to be discarded, overhauled, or recertified upon reaching such time limit.

Configuration Deviation List:  the list provided by the Aircraft manufacturer specifying which parts of the Aircraft that can be removed without affecting the continued service of the Aircraft as the same may be modified from time to time pursuant to and in accordance with the approval of the Governmental Authority.

Cycle-controlled components or parts:  those components or parts which at specific flight-cycle intervals, in accordance with the Maintenance Program,  are to be discarded, overhauled, or recertified upon reaching such interval.

Flight Hour:  shall mean each hour or part thereof, measured to two decimal places, elapsing from the moment the wheels of the Airframe leave the ground on take-off to the moment when the wheels of the Airframe touch the ground on landing.

Governmental Authority:  shall mean (a) the FAA; (b) any national government, or political subdivision thereof or local jurisdiction therein; (c) any board, commission, department, division,

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organ, instrumentality, court, or agency of any entity described in (b) above, however constituted; and (d) any association, organization, or institution of which any entity described in (b) or (c) above is a member or to whose jurisdiction any such entity is subject or in whose activities any such entity is a participant but only (except for purposes of defining Law below) to the extent that any of the preceding have jurisdiction over the Aircraft or its operations.

Hour-controlled components or parts:  those components or parts at specified Flight-Hour intervals, in accordance with the Maintenance Program, are to be discarded, overhauled, or recertified upon reaching such interval.

Law:  shall mean (a) any statute, decree, constitution, regulation, order, judgment or other directive of any Governmental Authority; (b) any treaty, pact, compact or other agreement to which any Governmental Authority is a signatory or party; (c) any judicial or administrative interpretation or application of any Law described in (a) or (b) above; and (d) any amendment or revision of any Law described in (a), (b) or (c) above.

Maintenance Manual:  shall mean Sublessee’s FAA approved maintenance manual for the Aircraft which incorporates the procedures, limits and requirements of the Manufacturer’s maintenance manual and related documents.

Maintenance Program:  shall mean Sublessee’s FAA approved maintenance program which shall define all scheduled maintenance activities, condition monitoring and on-condition programs for Airframe, Engines and Parts, including but not limited to servicing, testing, preventative maintenance, structural inspections, systems checks, overhauls, corrosion control inspections and corrosion treatments, and compliance with approved modifications, service bulletins, and Airworthiness Directives as the same may be modified from time to time pursuant to and in accordance with the prior written approval of the applicable Governmental Authority and which at all times (a) complies in all material respects with all FAA requirements for FAR Part 121 operation, the MRB Report and Bombardier Inc.’s Maintenance Requirement Manual, including incorporation of Bombardier Inc.’s corrosion prevention and control program for aircraft of the same type as the Aircraft and (b) complies in all material respects with General Electric Corporation’s Engine Management Program for the Engine type.  Substantive Changes to the Maintenance Program shall be subject to Sublessor’s prior written approval, such approval not to be unreasonably withheld.  “Substantive Changes” means (i) changes from block to phase maintenance or vice versa, (ii) scheduled maintenance interval escalations or (iii) any other changes which could be materially adverse to Sublessor or to the condition of the Aircraft on return or which would impact the basis on which the Maintenance Reserve have been calculated.

Maintenance Review Board Report (“MRB Report”):  the report published by the Maintenance Review Board for the Bombardier CL-600-2B19 aircraft detailing the intervals and description of the maintenance tasks and, where applicable, the life limits required for continued airworthiness of the Aircraft.  Where the intervals specified in the MRB Report differ from the limit specified by the component manufacturer, the MRB Report shall take precedence.

Manufacturer: shall mean, with respect to the Airframe, Bombardier Inc., and its successors and assigns, with respect to the Engines, General Electric Aircraft Engines, a division of General Electric Corporation and, with respect to the APU, Honeywell Corporation.

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Terminating Action:  the alteration or modification of the Aircraft, Airframe, Engine or Part in accordance with mandatory service bulletins, orders, airworthiness directives, and instructions required to eliminate repetitive inspections or maintenance action.

Time Between Overhauls (“TBO”):  the maximum elapse time allowed between successive overhauls or its equivalent of a Part as specified by the Maintenance Program.

ARTICLE 1 - CONDITION OF AIRCRAFT

1.0                                                                                 General Conditions.

At the time of return, the Aircraft shall (i) have been maintained in accordance with the Maintenance Program as approved and authorized by the Governmental Authority, as if the Aircraft were to be kept in further commercial passenger service by Sublessee, (ii) the Aircraft shall not have been discriminated against whether by reason of its leased status or otherwise in maintenance, use, operation or in any other manner whatsoever, including, without limitation, as to the type of maintenance program applicable to the Aircraft, including any Engine, or as to compliance with Airworthiness Directives, and (iii) the Aircraft shall meet the following requirements:

(i)                                     Operating Condition - The Aircraft shall be in as good operating condition as on the Delivery Date, reasonable wear and tear excepted, with all of the Aircraft equipment, components, and systems fully operational and serviceable in accordance with the Maintenance Manual and Sublessee’s FAA approved airplane flight manual.

(ii)                                  Certification - The Aircraft shall have, and be in compliance with, a current and valid standard FAA Certificate of Airworthiness for FAR Part 121 operation.  If requested by Sublessor, Sublessee shall provide a current and valid FAA Certificate of Airworthiness for Export to Canada or other country specified by Sublessor.

(iii)                               General Appearance - The Aircraft shall be clean, cosmetically acceptable, with all components reasonably free of foreign objects, accumulated dirt, grime, grease and liquids, and be prepared for immediate placement into commercial service.  Any deterioration of paint or other protective coatings due to leakage, improper adhesion, impact damage or presence of foreign materials or liquids shall be repaired and replaced per the Maintenance Manual.

(iv)                              Interior Cabin – All ceiling, sidewall, bulkhead, galley, lavatory, overhead bin and closet panels and doors shall be free from significant or unserviceable damage.  All seats

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shall be serviceable and in good overall condition in accordance with major U.S. carrier standards.  The Aircraft shall be returned in Sublessor’s standard seating configuration for CRJ-200 or CRJ-440 Aircraft, as directed by Sublessor.  If such direction requires conversion from a CRJ-200 to a CRJ-440 or vice versa, the reasonable costs directly related to such conversion shall be borne by Sublessor.

(v)                                 Airworthiness Directives – The Aircraft shall be in compliance with all FAA requirements for FAR Part 121 operation including all FAA issued airworthiness directives (“Airworthiness Directives”) and Manufacturer alert service bulletins that are issued prior to Sublease expiration and are applicable to the Aircraft, without special deferment, exemption or alternate means of compliance, with terminating action accomplished for all Airworthiness Directives which require termination be accomplished prior to 180 days after Sublease expiration.

(vi)                              Deferred Maintenance – There shall be no open outstanding or deferred maintenance items scheduled or unscheduled, routine or non-routine, against the Aircraft.  The Airframe, each Engine, the APU and the landing gear shall be serviceable and free from defects and discrepancies that are outside the serviceable limits of the Maintenance Manual.

(vii)                           Corrosion – There shall be no evidence of untreated, improperly treated or noticeable corrosion.  Sublessee shall provide documentation evidencing full compliance with the Sublessee’s Maintenance Program including Sublessee’s FAA approved corrosion prevention and control program and with all applicable Manufacturer recommendations and requirements for corrosion prevention and control.

(viii)                        Title - The Aircraft shall be returned in compliance with the provisions of clause (ii) of the third sentence of Section 5(a) of the Sublease.

(ix)                                Alterations, Modifications and Additions

Replacement of Parts – Sublessee, at its own cost and expense, shall have replaced all components or Parts which may have from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever.  All replacement Parts (a) shall be free and

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clear of all Liens, except Permitted Liens, (b) shall be in good condition and in as good operating condition as, and shall have  a value, utility, maintenance and modification status at least equal to, the Parts replaced, assuming such replaced parts were in the condition and repair required to be maintained by the terms of the Sublease, and (c) shall have documentation certifying compliance with all applicable Governmental Authority regulations, including, without limitation, (1) serviceable tags indicating time since overhaul, and overhaul or repair by a Governmental Authority certified repair station, (ii) overhaul records, (iii) documentation of modification status and compliance with applicable airworthiness directives, and (iv) any other appropriate documentation required by the FAA for continued FAR Part 121 operation.

1.1                                                                                 Condition of Airframe.

The Aircraft airframe at the time of its return to Sublessor shall meet the requirements and shall have such hours and cycles remaining under Maintenance Program as set forth below:

(i)                                     C Check Inspection – Without regard to any payment made or to be made pursuant to Section 1.8, the Airframe shall have completed, immediately after removal from service and prior to return to Sublessor, the next sequential C check, or the next set of phased C checks which make up the full compliment of a C check, as applicable, and in each case shall include all lesser multiple C checks and all phase checks. If Sublessee has elected to maintain the Aircraft in accordance with an equalized maintenance check program, the Airframe shall have completed immediately after removal from service and prior to return to Sublessor the next six (6) equalized maintenance checks which shall include all phase checks.  All defects observed during such C check which exceed the Sublessee’s Maintenance Manual allowable limits shall be rectified at Sublessee’s expense.

(ii)                                  Structural Inspection Tasks - The airframe shall have remaining at least *** of the hours/cycles/calendar days to the initial threshold or *** of the hour/cycles/calendar days of the repeat inspection interval whichever is applicable to all structural tasks; provided that, without regard to any payment made or to be made pursuant to Section 1.8, the airframe shall have a minimum remaining life of one

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C-Check interval before any structural inspection task is due;

(iii)                               Landing Gear Life - The main Landing Gear and the nose Landing Gear shall have at least *** landings, hours or calendar life remaining, whichever is the most limiting prior to removal for overhaul in accordance with the  Maintenance Program; provided that, without regard to any payment made or to be made pursuant to Section 1.8, the main Landing Gear and the nose Landing Gear shall each have a minimum remaining life of one C-Check interval; and

(iv)                              Brakes - Brakes shall have remaining on average *** or more of the full service life on all brakes; provided that, without regard to any payment made or to be made pursuant to Section 1.8, the brakes shall have a minimum remaining life of one C-Check interval.

1.2                                                                                 Condition of Controlled Components.

Aircraft and Engine hour-controlled components or parts, at time of return to Sublessor, shall have remaining, as a minimum, *** of the manufacturers approved hour limit, before any scheduled removals for overhaul, test, disassembly or replacement.  Aircraft and Engine life cycle fatigue (“LCF”), controlled components or parts, at time of return to Sublessor, shall have remaining, as a minimum, *** of the manufacturers approved cycle limits, before any scheduled removals for overhaul, test, disassembly or replacement; provided that, without regard to any payment made or to be made pursuant to Section 1.8,  all components or parts controlled on a calendar basis shall have at least one C check interval (or, if the service interval is less that one C check, 100% of the service interval) remaining before scheduled removal for testing, overhaul or replacement.

1.3                                                                                 Condition of Installed Engines.

At time of return, each Engine will have at least *** of hours or cycles remaining, whichever is most limiting, before the next scheduled Engine removal for inspection, test or disassembly for replacement of Life Limited Parts.  Cycle limits are as specified in the Power Plant Limitations section of the Canadair MRB Report.  Additionally, the Engines shall satisfy the following conditions:

(i)                                     Power Assurance Runs – Without regard to any payment made or to be made pursuant to Section 1.8, each Engine shall pass power assurance performance tests without

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operational limitations in accordance with the Manufacturer’s maintenance manual.  The Aircraft and Engines shall be capable of certificated full rated performance without limitation throughout the entire operating envelopes as defined by the Sublessee’s FAA approved airplane flight manual.

(ii)                                  Borescope Inspection - Without regard to any payment made or to be made pursuant to Section 1.8, each Engine shall pass a complete video-taped borescope inspection of all accessible Engine sections performed in accordance with the Manufacturer’s maintenance manual by Sublessor or Sublessor’s designated representative after the Power Assurance Runs during the ground inspection per Article 3.1 herein.  Any discrepancies found during such inspection which exceed the Manufacturer’s maintenance manual allowable limits for unrestricted continued service (without reduced interval inspections), shall be corrected prior to Return by Sublessee at Sublessee’s sole expense.

(iii)                               Adverse Performance Data – No Engine shall be on engineering watch or on a reduced interval inspection of any nature that could lead to premature removal of the Engine.  If the Engine historical and maintenance records, power assurance runs and/or trend monitoring data indicate a level of performance deterioration or an abnormal rate of acceleration in performance deterioration or oil consumption which based on manufacturer specifications and/or experience indicate the Engine would require maintenance prior to *** engine flying hours after return, Sublessee shall correct or cause to be corrected, such condition as necessary to rectify all deficient Engine parameters in accordance with Manufacturer specifications.

(iv)                              APU Life -The installed APU shall have remaining at least *** of the MRB HSI or the Sublessee’s demonstrated on-wing mean time between failure (MTBF)  for APU hours and/or cycles, whichever is applicable, before scheduled removal for overhaul, heavy maintenance, or replacement of hour limited or Life Limited Parts at the time of return.

1.4                                                                                 Intentionally left blank.

1.5                                                                                 Service Bulletin Kits.

At or upon this return of the Aircraft, Sublessee shall deliver to Sublessor, at no cost to Sublessor, all Service Bulletin Kits furnished without charge

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by a manufacturer for installation on the Aircraft which have not been so installed.  Sublessee shall load such kits on board the Aircraft as cargo prior to the Aircraft departure unless restricted by large size or hazardous material regulations.  In the event such Service Bulletin Kits were purchased or manufactured by Sublessee, Sublessor shall have the exclusive right to purchase such kits at Sublessee’s actual cost for a period of 30 days after such return and the non-exclusive right so to purchase such kits thereafter.

1.6                                                                                 Unique Markings.

At time of return to Sublessor of the Aircraft, Sublessee shall, at its cost remove from the exterior and interior of the Aircraft Sublessee’s operator specific exterior logos and insignias and interior markings where applicable.  The area where such markings were removed or painted over shall blend in with the surrounding surface in a cosmetically acceptable manner.  In the event that, notwithstanding Sublessee’s obligation to do so, Sublessee does not remove such markings, Sublessor shall have no obligation to remove such markings prior to the sale, lease, or other disposition of the Aircraft by Sublessor after its return.

1.7                                                                                 Repairs and Repair Inspections.

The Aircraft shall conform to its Type Certificate Data Sheet.  All major repairs (as defined for FAR Part 121 operations by the FAA) and Major Modifications shall have been performed in accordance with FAA approved data that is returned with the Aircraft.

All repairs performed by Sublessee or its designee since the Aircraft delivery to Sublessee, and which exist on  the Aircraft, shall be in accordance with the manufacturer’s approved repair schemes and/or structural repair manual and/or the recommendations of Advisory Circulars AC25.529-1 or equivalent, and AC 25.571-1A or equivalent, and/or Sublessee’s approved Maintenance Manual. The Sublessee shall maintain a damage and repair history log which shall contain all major repair approval documentation including, but not limited to, repair schemes and structural repair manual references and damage tolerance analysis performed if applicable.  The Aircraft shall be returned with all temporary repairs replaced by permanent repairs per the Manufacturer’s repair manual.  The Aircraft, including the fuselage, wings, flight control surfaces and empenage, shall be free of significant dents, abrasions and loose or pulled rivets.

1.8                                                                                 Equivalency Charge.

If the Sublessee does not meet any of the remaining life conditions set forth in Section 1.1 and 1.2, unless otherwise specified therein, in place of

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correcting the specified hour, cycle or calendar life deficiency, Sublessee may elect to pay to Sublessor an Equivalency Charge (for deficient condition) calculated in accordance with the following formula (if the formula results in a positive amount):

Pmt = [A (b-c)]/d

Where:

“Pmt”                is the Equivalency Charge payment

“A”                          is, in respect of Engines, APU, Landing Gear or Airframe checks specified in Articles 1.1, 1.2 and 1.3, the average of Sublessee’s demonstrated cost for overhauls, bench checks or inspections (whichever is applicable to the section) at the time of return, or, in respect of the Landing Gear and Engine LCF components, the manufacturer’s list price for replacement parts at the time of return.  When demonstrated average costs for overhauls or maintenance checks are not available from Sublessee, the average of three quotes from three mutually acceptable repair stations shall be used as the cost basis for the Equivalency Charge calculation;

“b”                             is *** (or, if specified, the number specified) of the total operating hours/cycles/time (whichever is applicable and most limiting) allowable between such overhaul, inspection, bench check or removals;

“c”                              is the actual number of operating hours/cycles/time (whichever is applicable and most limiting) remaining to the next overhaul, inspection, bench check or removals; and

“d”                             is the total operating hours/cycles/time (whichever is applicable and most limiting) allowable between such overhaul, inspection, bench check or removals.

Calculation of the Equivalency Charge shall be based on each item identified in the requirements of Articles 1.1, 1.2 and 1.3 in aggregate.  For example, each LCF part shall be assessed on its status as far as accumulated cycles are concerned and the adjustment amount for each is established.  All other parts subject to this Equivalency Charge shall be similarly assessed and the individual charges are to be added together.  For example, under this plan, a positive charge on an Engine could offset a negative charge on the Landing Gear.  If the total net result is positive (indicating Sublessee returned the Aircraft in a state that, in aggregate, has less than the 50% limit remaining), the net Equivalency Charge shall be paid by Sublessee to Sublessor.  In the event such a total is negative, no payment shall be made to Sublessee from Sublessor.

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ARTICLE 2 - AIRCRAFT DOCUMENTATION AND SAFETY DEVICES

2.1                                                                                 Aircraft Documentation.  Concurrently with return of the Aircraft to Sublessor, Sublessee shall deliver to Sublessor one (1) copy, in English, of the Aircraft Documentation (including current revisions thereto). It is recognized that the Aircraft Documentation may be titled or described differently than set forth in Appendix I due to Sublessee’s method of maintaining the Aircraft Documentation.  Accordingly, the information described in the Aircraft Documentation shall be provided to Sublessor in the form and manner under which Sublessee maintains such information, and shall include data pertinent to the Aircraft.  All Aircraft Documentation provided to Sublessor at time of the Aircraft return shall be listed and described by Sublessee’s title or description with cross-reference to the titles or descriptions provided in Appendix I, and included as an attachment to the Aircraft Documentation.  All Aircraft Documentation provided to Sublessor shall be in good condition, readable and capable of being reproduced using standard reproduction processes, complete, up to date and accurate as to content.  Any Aircraft Documentation, to the extent required by the Governmental Authorities, not returned in its “original” form shall be stamped “Certified True Copy” and both signed and dated by the Sublessee’s authorized personnel at the time of its creation. Sublessee shall provide to Sublessor, upon reasonable request, advance copies of any of the Aircraft Documentation as Sublessor may desire or require in order to plan or accomplish recertification, modification, sale, lease or other disposition or utilization of the Aircraft upon receipt of such Aircraft by Sublessor.

Sublessor shall provide, as part of the Aircraft Documentation, the original certification tags and release notes for all life limited and rotable Parts installed after delivery. The certification tags and release notes shall provide traceability of the last overhaul and/or repair shop visit to the approved repair facility that conducted the overhaul and/or repair.

Sublessee shall, for the period that the Aircraft was operated by it:

i.                                          certify, in writing as identified in Appendix I, that the Aircraft has not been involved in any incidents or accidents.  If the Aircraft has been in involved in any incidents or accidents the Sublessee shall certify in a letter, full disclosure of all such events involving the Aircraft detailing all relevant details, including but not limited to, any subsequent repairs; and

ii.                                       certify, in writing, that there are no leased or rented parts installed on the Aircraft; and

iii.                                    certify, in writing, that Sublessee has no knowledge of parts installed on the Aircraft that have been manufactured without

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appropriate Governmental Authority approval and /or that do not conform to an internationally recognized airworthiness standard and are approved for installation in the Aircraft.

2.2                                                                                 Remedy for Non-Compliance. Sublessee shall take action to ensure that the Sublessor and the Governmental Authority are provided with, but not limited to, all requested guarantees of methods of compliance, component overhaul and records management, quality control, part number and serial number verification.  If any such records or other data are missing, incomplete or otherwise not in accordance with the Governmental Authority standards, Sublessee shall re-accomplish the maintenance tasks necessary to produce such records in accordance with the Maintenance Program prior to return of the Aircraft or otherwise perform all necessary acts to obtain such records in a manner satisfactory to the Governmental Authority.

2.3                                                                                 Flyaway Kit.  Concurrently with return of the Aircraft, Sublessee shall deliver to Sublessor on board the Aircraft one (1) aircraft ship set of Aircraft safety devices for the Landing Gear down-locks, engine plugs or the equivalent.  Loose equipment would remain installed on the Aircraft as if Sublessee were to continue operating the same in continued regular passenger service, each such item functioning in accordance with its intended use.

ARTICLE 3 - INSPECTION AND FLIGHTS

3.0                                                                                 Tests Flight.  Upon return of the Aircraft, at Sublessor’s request Sublessee shall conduct, at Sublessee’s expense and risk of loss or damage, a test flight of the Aircraft to and from Memphis, Tennessee, Detroit, Michigan or Minneapolis, Minnesota or such other location as mutually agreed lasting at least one hour and 30 minutes, during which Sublessee shall conduct demonstration, performance, avionics, systems and flight characteristics testing requested by Sublessor to confirm that the Aircraft has been maintained, and is being returned, in accordance with the terms of the Sublease.  At its sole cost and expense, Sublessee shall provide the pilot and the first officer for the test flight.  Sublessor may have up to three additional technical representatives on board the Aircraft during the test flight.

3.1                                                                                 Ground Inspection. The Aircraft including the Aircraft Documentation and Vendor Documentation shall be made available to Sublessor for ground inspection by Sublessor or its designee at Sublessee’s facilities.  Such inspection shall commence twenty (20) working days (in the case of the Aircraft documentation and Vendor Documentation) and fifteen (15) working days (in the case of the Aircraft) prior to the date of return of the Aircraft to Sublessor.  At Sublessor’s request, Sublessee shall remove the Aircraft from scheduled service and open the areas of the Aircraft as

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required to perform the necessary checks as specified in Article 1.2 and 1.3.  In addition, Sublessee shall allow Sublessor to accomplish its inspection to determine that the Aircraft, including the Aircraft Documentation and Vendor Documentation are in the condition set forth in Article 2.  During such checks, Sublessor’s personnel shall have the right to reasonably request (and such request shall not be unreasonably denied by Sublessee) that adjacent additional panels or areas be opened in order to allow Sublessor’s personnel to confirm the Aircraft is in the condition set forth in Articles 1.1, 1.2 and 1.3.

Sublessee shall promptly correct any discrepancies from the requirements set out in Articles 1 or 2 which are observed during such inspection and are communicated in writing by Sublessor to Sublessee.

3.2                                                                                 Operational Ground Check.  Promptly after completion of any corrections required under Article 3.1, Sublessee shall conduct an operations ground check on the Aircraft in accordance with the manufacturer’s maintenance manual criteria for the purpose of demonstrating to Sublessor the  operation of the systems comply with allowable maintenance manual limitations, including a full fuel tank leak check, pilot and static systems check and hydraulic system internal leak check. Sublessee shall promptly correct those discrepancies that exceed maintenance manual allowable limits.

3.3                                                                                 Operational Test Flight.  Promptly after completion of any corrections required under Articles 3.1 and 3.2, the Aircraft shall be test flown by Sublessee, using qualified flight test personnel, for the amount of time necessary to satisfactorily demonstrate the airworthiness of the Aircraft and the proper functioning of all systems and components. Such Flight Test profile will consist of the items specified in Appendix II hereto.  During such test flight command, care, custody and control of the Aircraft shall remain at all times with Sublessee.  Two (2) of Sublessor’s designated representatives (or more if mutually agreed and permitted by the FAA) may participate in such flight as observers.  Upon completion of such operational flight testing, the representatives of Sublessee and Sublessor participating in such testing shall agree in writing upon any discrepancies required to be corrected by Sublessee in order to comply with Articles 1 and 2.  If any of the discrepancies referred to in Articles 3.1, 3.2 and 3.3 continue to persist, Sublessor may, at its option, agree to provisionally technically accept the Aircraft.  As used herein, “discrepancy(ies)” means (a) for items addressed in the Manufacturer’s maintenance manual, a detected condition that exceeds Manufacturer’s maintenance manual allowable limits, (b) for items not addressed in the Manufacturer’s maintenance manual, a detected condition that exceeds  allowable limits under Sublessee’s FAA approved airplane flight manual and (c) for items not addressed in the Manufacturer’s maintenance manual or Sublessee’s FAA approved airplane flight manual, a detected condition

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that renders the Aircraft not airworthy.  Upon completion of the operational test flight and after Sublessee has corrected any discrepancies in the condition of the Aircraft as required under this Exhibit D and that exceed allowable limits, the Aircraft shall be technically accepted by Sublessor’s representatives as evidenced by the signed acceptance certificate.

3.4                                                                                 Ferry Flight to Place of Redelivery.  Upon receipt of the acceptance certificate from Sublessor, the Sublessee shall ferry the Aircraft, at its sole cost and expense, to the re-delivery location. All risk of loss or damage to the Aircraft shall remain Sublessee’s responsibility until the Aircraft is delivered to Sublessor at the re-delivery location.  Up to two (2) of Sublessor’s designated representatives (or more if mutually agreed and permitted by the FAA), participating in the inspection or operational test flight relating to the technical acceptance, may participate in such ferry flight as observers.

3.5                                                                                 Flight Cost.  All flights pursuant to Articles 3.3. and 3.4 shall be made at Sublessee’s expense. Sublessee shall reimburse Sublessor for any costs incurred by Sublessor associated with such flights, including but not limited to costs for fuel, oil, airport fees, insurance, takeoff/landing fees, customs duties, ground handling charges and airways communication charges.

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APPENDIX I TO EXHIBIT D

AIRCRAFT DOCUMENTATION

The term Aircraft Documentation shall be provided in English and shall include the following:

1.                                       All historical records for Aircraft including Airframes and Engines, including original Airworthiness Certificate from country of Manufacturer and Sublessee’s Airworthiness Certificate as issued by the Governmental Authority. Sublessee shall supply all original (i.e. not copies) certification tags and release notes from manufacturers or repair agencies for Parts installed by Sublessee.

2.                                       APU historical records and schedule of overhaul.

3.                                       Copy of the Maintenance Program including a task list indicating when items thereon were last performed, and copies of job cards for all maintenance checks.

4.                                       Airframe and Engines current inspection and maintenance status and operating times including structural sampling inspection records of inspections performed on other of Sublessee’s aircraft where credit for such inspections were applied against the Aircraft.

5.                                       List and status of time, cycle and calendar controlled components and parts - Aircraft and Engines.

6.                                       List and status of Life Limited Parts - Aircraft, Engines and APU.

7.                                       Summary and control status of Airworthiness Directives - Aircraft including Airframe, Engines, auxiliary power unit and Parts and the method of incorporation (i.e.:  repetitive inspections, interim fix or terminating action).

8.                                       List of manufacturer’s service bulletins incorporated and method of incorporation for Airframe, Engines and equipment.  Where only a portion of a service bulletin is accomplished Sublessee shall identify which portion was accomplished.

9.                                       List of major modifications and/or alterations accomplished on the Aircraft, Engines, and equipment together with all supporting documents required by the FAA including one copy of each modification, alteration, engineering order and associated drawings.

10.                                 List of major repairs performed on Aircraft.  A copy of all supporting documents required by the FAA including all Engineering, Maintenance, Quality Control and regulatory documentation associated with the major repairs shall be provided.

11.                                 List of Supplemental Type Certificates (STC’s) incorporated together with a copy of each certificate and associated data.

12.                                 Approved Airplane Flight Manual (AFM).

13.                                 Flight (operations) manual currently used by present operator.  (FCOM)

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14.                                 Weight and balance documents, including last weighing report.

15.                                 Sublessee’s then-current weight and balance supplement - equipment list.

16.                                 Cross reference parts catalogue (listing of Aircraft manufacturer’s part numbers corresponding to parts manufacturer’s and current operator’s part numbers for the same parts) if applicable.

17.                                 Flight test reports - last flight accomplished prior to return.

18.                                 Last accomplished flight recorder calibration (if the Aircraft is to be delivered before any calibration is required to be accomplished, the Sublessee is to provide the record of the initial or last certification of the flight recorder).

19.                                 Inventory list of Aircraft loose equipment.

20.                                 Letter detailing any major incident and/or accidents involving the Aircraft (if none, the letter should so state), certified by Sublessee’s chief inspector or corporate officer responsible for aircraft maintenance.

21.                                 All records required to comply with FAA requirements for FAR Part 121 operation and/or initiated by Sublessee for Sublessee’s own benefit.

22.                                 List of current equipment in passenger and flight crew compartments and/or current interior arrangement diagram.

23.                                 Cross reference list for Service Bulletins and other manufacturer published instructions to Sublessee’s engineering orders.

Aircraft Documentation Supplement

24.                                 Certificates:

1.                           Certificate of Airworthiness

2.                           Noise Certificate

3.                           Radio License Certificate

4.                           Original Export Certificate of Airworthiness delivered in connection with original delivery of Aircraft from Bombardier

5.                           Certificate of Sanitary Construction of Galleys

25.                                 Aircraft Status Records:

1.                           Technical Log Books

2.                           Airframe Maintenance Status Report

3.                           Service Bulletin Status Report

4.                           Airworthiness Directive Compliance Report (terminated and repetitive)

5.                           Local Modification Status Report List

6.                           Last Weighing Report

7.                           Last Compass Swing

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26.                                 Aircraft Maintenance Records:

1.                           Test Flight Reports

2.                           All “C” Checks and last lower level maintenance check

3.                           Work Cards for each C-Check multiple (or segment)

4.                           Modification records including accomplishing documents

5.                           CPCP compliance report

6.                           Aging Aircraft compliance report

27.                                 Aircraft History Records:

1.                           Aircraft Structural Repair History

2.                           Service Difficulty Report

3.                           Accident or Incident Report

4.                           Damage Chart

28.                                 Engine Records:

1.                           Log Books

2.                           Last overhaul and repair documents for each module

3.                           Airworthiness Directive Compliance Report (terminated and repetitive)

4.                           Manufacturer’s Service Bulletin Status Report

5.                           Engine Disk Sheet

6.                           Engine Data Submittal Sheet

7.                           Condition Monitoring Status Report including trend monitoring data for the immediately preceding 90 days of operation

8.                           Back-to-birth traceability for all life limited parts

9.                           Last test cell run performance report

30.                                 APU Records:

1.                           Log Book

2.                           Last overhaul and repair documents

3.                           Manufacturer’s Service Bulletin Status Report

31.                                 Component Records (including components installed on Engines and APU):

1.                           Time Monitored Component Status Report with installed part numbers, serial numbers, remaining hours and cycles (if applicable)

2.                           Serviceability tags and other appropriate back-up documentation (including 8130’s) for currently installed components replaced since delivery from the Manufacturer

3.                           Serialized latest shop records, including all serviceable tags, release to service, and repair orders detailing maintenance checks, inspections, tests, repairs, replacements, restorations, overhauls, modifications and refurbishments

4.                           Back-to-birth traceability for all life limited parts

32.                                 Manuals:

1.                           Airplane Flight Manual

2.                           Quick Reference Handbook

3.                           Aircraft Operating Manual

4.                           Weight and Balance Manual Supplement

5.                           Wiring Diagram Manual

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6.                           Sublessee Illustrated Parts Catalog

7.                           Bombardier Illustrated Parts Catalog (if different from item 6)

8.                           Sublessee’s FAA approved Maintenance Manual

9.                           Bombardier maintenance manual (if different from item 8)

10.                     GE Engine Illustrated Parts Catalog

11.                     GE Engine Shop Manual

12.                     Systems Schematic Manual

13.                     Sublessee’s Minimum Equipment List

14.                     Master Minimum Equipment List

15.                     Configuration Deviation List

16.                     Dispatch Deviation Guide

33.                                 Miscellaneous Technical Documents:

1.                           Maintenance Program Specifications/Requirements Schedule

2.                           Interior Configuration Drawings

3.                           Loose Equipment Inventory List

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APPENDIX II TO EXHIBIT D

FLIGHT TEST PROFILE

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EXHIBIT E
to
Sublease Agreement
[NW 2005       ]

MINIMUM LIABILITY AMOUNT

The portion of this Exhibit appearing below this text is intentionally deleted from the FAA filing counterpart as the parties hereto deem it to contain confidential information.

The Minimum Liability Amount shall be $*** per occurrence (or such other minimum amount as may be reasonably requested by Sublessor from time to time in the event Sublessee no longer obtains airline liability insurance coverage as part of the Sublessor’s airline aviation liability insurance placement).

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EXHIBIT A-2

ENGINE LEASE FORM

ENGINE LEASE AGREEMENT
[NW 2005     ]

Dated as of

[            ], 2005

Between

NORTHWEST AIRLINES, INC.,
                      Lessor

AND

MESABA AVIATION, INC.,
                      Lessee

One General Electric Model CF34-3B1 Engine

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TABLE OF CONTENTS
TO
ENGINE LEASE AGREEMENT [NW 2005     ]

SECTION 1.	Definitions
SECTION 2.	Acceptance and Lease
SECTION 3.	Term and Rent
SECTION 4.	Lessor’s Representations and Warranties
SECTION 5.	Return of the Engine
SECTION 6.	Liens
SECTION 7.	Maintenance and Operation; Possession; Insignia.
SECTION 8.	Replacement and Pooling of Parts; Alterations, Modifications and Additions
SECTION 9.	Voluntary Termination
SECTION 10.	Loss, Destruction, Requisition, etc. of Engine
SECTION 11.	Insurance
SECTION 12.	Inspection
SECTION 13.	Assignment
SECTION 14.	Events of Default
SECTION 15.	Remedies; Automatic Termination
SECTION 16.	Lessee’s Cooperation Concerning Certain Matters
SECTION 17.	Notices
SECTION 18.	No Set-Off, Counterclaim, etc
SECTION 19.	No Renewal
SECTION 20.	Maintenance Program
SECTION 21.	Lessor’s Right to Perform for Lessee
SECTION 22.	[Intentionally Omitted].
SECTION 23.	Service of Process
SECTION 24.	Miscellaneous
SECTION 25.	[Intentionally Omitted.]
SECTION 26.	Covenant of Quiet Enjoyment
SECTION 27.	Federal Bankruptcy Code
SECTION 28.	Use of Funds
SECTION 29.	Lessee’s Representations, Warranties and Indemnities
SECTION 30.	Certain Representations, Warranties and Covenants
SECTION 31.	Covenants of Lessee
SECTION 32.	Consent to Jurisdiction
SECTION 33.	Owner for Federal Tax Purposes

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EXHIBITS

EXHIBIT A	-	Form of Lease Supplement
EXHIBIT B	-	Basic Rent
EXHIBIT C	-	Stipulated Loss Value Schedule
EXHIBIT D	-	Return Conditions
EXHIBIT E	-	Minimum Liability Amount
EXHIBIT F	-	Headlease Variations
EXHIBIT G	-	Quick Engine Change Kit Specifications

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ENGINE LEASE AGREEMENT

[NW 2005     ]

This ENGINE LEASE AGREEMENT [NW 2005     ], dated as of [      ], 2005, between NORTHWEST AIRLINES, INC., a corporation organized and existing pursuant to the laws of the State of Minnesota (“Lessor”), and MESABA AVIATION, INC., a corporation organized and existing pursuant to the laws of the State of Minnesota (“Lessee”);

W I T N E S S E T H:

WHEREAS, Lessor has agreed to lease the Engine to Lessee, Lessee has agreed to enter into this Lease for use of the Engine by Lessee in its operations in accordance with the Airline Services Agreement and for no other purpose, and the parties hereto intend this Lease to be an operating lease; and

WHEREAS, Lessor is providing a valuable financial accommodation to Lessee by making the Engine available to Lessee pursuant to this Lease, and Lessor is entering into this Lease solely to provide the Engine to Lessee for use in its operations in accordance with the Airline Services Agreement; and

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, Lessee and Lessor intending to be legally bound agree as follows:

SECTION 1.  Definitions.  Unless the context otherwise requires, the following terms shall have the following meanings for all purposes of this Lease and shall be equally applicable to both the singular and the plural forms of the terms herein defined:

“Additional Insured” means Lessor or such other Person as Lessor may designate.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For the purposes of this definition, “control” (including “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such person whether through the ownership of voting securities or by contract or otherwise.  For the avoidance of doubt, Lessor and its Affiliates are not Affiliates of Lessee.

“After-Tax Basis” means an amount, which, after deduction of all Federal, state, local and foreign taxes required to be paid by or on behalf of the recipient in

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respect of the receipt or realization of such amount, is equal to the payment required under the provisions of the Lessee Documents that requires payments to be made on an After-Tax Basis.

“Aircraft” means any Airframe leased or subleased to Lessee or an Affiliate of Lessee by Lessor or an Affiliate of Lessor suitable for Lessee’s installation, use and operation of the Engine.

“Aircraft Documentation” has the meaning specified in Exhibit D hereto.

“Airframe” means: any Bombardier Inc. Canadair Regional Jet Model CL-600-2B19 aircraft (except engines from time to time installed thereon) specified in the lease or sublease of such aircraft between Lessor or an Affiliate of Lessor and Lessee or an Affiliate of Lessee; and (ii) any and all parts associated therewith (except engines from time to time installed thereon) and covered by such sublease.

“Airline Services Agreement” means the Airline Services Agreement dated as of August 29, 2005 between Lessor and Lessee, as modified, amended or supplemented from time to time pursuant to the terms thereof.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, or any subsequent legislation that amends, supplements or supersedes such provisions.

“Base Rate” means the rate of interest announced publicly by Citibank, N.A. in New York, New York from time to time as its base rate.

“Basic Rent” means, for the Term, the rent payable for the Engine pursuant to Section 3(b).

“Basic Shop Visit” means any shop visit, as defined by the Engine Manufacturer that is based on an approved program of condition monitoring and trend monitoring of performance deterioration that results in an Engine being restored to full performance standard.

“Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks are required or authorized to close in the City of New York, New York; or Minneapolis, Minnesota.

“‘C’ Check” means a “C” Check, as such term is defined in the Maintenance Program relating the Aircraft that meets the requirements of a “C” Check as defined in the Bombardier Inc. Maintenance Requirement Manual.

“Certificated Air Carrier” means a Citizen of the United States holding a carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49, United States Code, for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo or that otherwise is certified or

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registered to the extent required to fall within the purview of 11 U.S.C. Section 1110 or any analogous successor provision of the Bankruptcy Code.

“Citizen of the United States” has the meaning specified in Section 40102(a)(15) of Title 49 of the United States Code or any similar legislation of the United States of America enacted in substitution or replacement therefor.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” means the date specified as the Commencement Date in the Lease Supplement delivered on the Delivery Date.

“Default” means any event which with the giving of notice or the lapse of time or both would become an Event of Default.

“Delivery Date” of the Engine means the date the Lease Supplement subjecting the Engine to the Lease is executed and delivered by the Lessor and the Lessee.

“Dollars” and “$” means the lawful currency of the United States of America.

“Engine” means the General Electric Model CF34-3B1 type engine identified by manufacturer’s serial number in the initial Lease Supplement, whether or not from time to time thereafter installed on an Airframe or airframe or on any other aircraft; and (ii) any engine which may from time to time be substituted, pursuant to the terms hereof, for such engine, together in each case with Shipping Stand, any QEC, the applicable Aircraft Documentation and any and all Parts normally incorporated or installed in or attached thereto including any and all Parts removed therefrom so long as title thereto shall remain vested in the Lessor in accordance with the terms of Section 8 after removal from such Engine; provided, however, that at such time as an engine shall be deemed part of the property leased hereunder in substitution for the Engine pursuant to the applicable provisions hereof, the replaced Engine shall cease to be the Engine hereunder.  The term “Engines” means, as of any date of determination, all engines then leased by Lessor or any Affiliate of Lessor to Lessee or any Affiliate of Lessee, whether under this Lease or under any other engine lease, other than the engines initially leased as part of an Aircraft by Lessor to Lessee unless the context requires.

“Engine Manufacturer” means General Electric Aircraft Engines, a division of General Electric Corporation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of the Participation Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

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“Event of Default” has the meaning specified in Section 14 hereof.

“Event of Loss” with respect to the Engine means any of the following events with respect to such property: (i) the loss of such property or of the use thereof due to the destruction of or damage to such property which renders repair uneconomic or which renders such property permanently unfit for normal use by Lessee for any reason whatsoever; (ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or a constructive or compromised total loss; (iii) the theft or disappearance of such property, or the confiscation, condemnation, or seizure of, or requisition of title to, or use of, such property (other than a requisition for use by the United States Government or any agency or instrumentality of any thereof) which in the case of any event referred to in this clause (iii) (other than a requisition of title) shall have resulted in the loss of possession of such property by Lessee for a period in excess of 90 consecutive days or, in the case of a requisition of title, the requisition of title shall not have been reversed within 60 days from the date of such requisition of title; (iv) as a result of any law, rule, regulation, order or other action by the Federal Aviation Administration, the use of the Engine (or any Aircraft on which the Engine is in use) in the normal course of the business of air transportation shall have been prohibited for a period of 90 consecutive days, unless Lessee, prior to the expiration of such 90 day period, shall have undertaken and shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of the Engine by Lessee, but in any event if such use shall have been prohibited for a period of two consecutive years, provided that no Event of Loss shall be deemed to have occurred if such prohibition has been applicable to the entire U.S. registered fleet of Bombardier Inc. Canadair Regional Jet Series [200][440] aircraft of Lessee and Lessee, prior to the expiration of such two-year period, shall have conformed at least one such aircraft in its fleet to the requirements of any such law, rule, regulation, order or other action and commenced regular commercial use of the same in such jurisdiction and shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of such aircraft by Lessee, provided, further, that, notwithstanding any of the foregoing, such prohibition shall constitute an Event of Loss if such use shall have been prohibited for a period of three consecutive years, or if such use shall be prohibited at the expiration of the Term; or (v) any divestiture of title to or interest in an Engine treated as an Event of Loss pursuant to Section 7(b) hereof.  An Event of Loss with respect to the Engine shall be deemed to have occurred if an Event of Loss (as defined in the related Aircraft Lease) occurs with respect to an Aircraft on which the Engine is then installed unless no damage occurs to the Engine and the Engine is recovered by Lessee, as established to Lessor’s satisfaction within the time period hereunder for performance of Lessee’s obligations in respect of an Event of Loss.

“Expenses” has the meaning specified in Section 29(c) hereof.

“Expiration Date” means May 1, 2015, or such later date to which the effectiveness of the Airline Services Agreement shall be extended in accordance

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with its terms, such that this Lease and the Airline Services Agreement shall be coterminous.

“FAR” means the regulations promulgated under the Federal Aviation Act.

“Federal Aviation Act” means that portion of the United States Code comprising those provisions formerly referred to as the Federal Aviation Act of 1958, as amended, or any subsequent legislation that amends, supplements or supersedes such provisions.

“Federal Aviation Administration” and “FAA” mean the United States Federal Aviation Administration and any agency or instrumentality of the United States government succeeding to their functions.

“Flight Hour” means: with respect to the Engine or any Part, each hour or part thereof, measured to two decimal places, which elapses from the time the wheels of the airframe, whether or not an Airframe leased by Lessor to Lessee, on which such Engine or Part is installed, leave the ground on take-off and the time when the wheels of such airframe touch the ground on landing.

“Headlease” means a lease or other agreement or instrument (other than a bill of sale or other such instrument by which Lessor obtained legal title to the Engine) between Lessor and a third-party owner of the Engine, pursuant to which Lessor obtains rights in and to the Engine leased to Lessee hereunder.

“Headlease Documents” means the agreements, instruments and other documents identified pursuant to Exhibit F hereto in the event that the Engine is subject to a Headlease during the Term.

“Headlease Interest” means any of Headlessor (in its capacity as such), any entity serving as Headlessor in its individual capacity, and,  but only if a party to any Headlease Document, any owner participant in or comparable beneficial owner of Headlessor.

“Headlessor” means the Person designated in the Headlease as the lessor of the Engine.  Except as Lessor and Headlessor may otherwise agree, the Headlessor shall be the Owner of the Engine.

“Indemnitee” means (i) Lessor, (ii) each Affiliate of Lessor, (iii) if and so long as the Engine is subject to a Headlease during the Term, such Persons as are identified pursuant to Exhibit F hereto and (iv) the respective directors, officers, employees, agents and servants, successors and permitted assigns of each of the Persons described in clauses (i), (ii) and (iii), inclusive.

“Lease Agreement”, “this Lease Agreement”, “this Lease”, “this Agreement”, “herein”, “hereof”, “hereunder”, “hereby” or other like words mean this Engine Lease Agreement [NW 2005     ], as originally executed or as

A2-8

modified, amended or supplemented pursuant to the applicable provisions hereof, including, without limitation, supplementation hereof by one or more Lease Supplements entered into pursuant to the applicable provisions hereof.

“Lease Period” means each of the monthly periods throughout the Term ending on a Lease Period Date.

“Lease Period Date” means the 1st calendar day of each month during the Term.

“Lease Supplement” means a Lease Supplement, substantially in the form of Exhibit A hereto, to be entered into between Lessor and Lessee on the Commencement Date for the purpose of leasing the Engine under and pursuant to the terms of this Lease Agreement, and any subsequent Lease Supplement entered into in accordance with the terms hereof.

“Lessee” means Mesaba Aviation, Inc. a Minnesota corporation, and its successors and permitted assigns, as lessee under the Lease.

“Lessee Documents” means the Lease, the Lease Supplement covering the Engine, the acceptance certificate covering the Engine in the form agreed to by Lessor and Lessee (herein called the “Lease Acceptance Certificate”) and the Airline Services Agreement.

“Lessor Liens” means any Lien affecting or disposition of title or interest affecting or in respect of the Engine arising as a result of (i) claims against or affecting Lessor not arising from the transactions contemplated by this Lease, (ii) any act or omission of Lessor not related to the transactions contemplated by this Lease, (iii) Taxes imposed against Lessor which Lessee has not agreed to indemnify against pursuant to this Lease, (iv) [Intentionally Omitted] or (v) claims against Lessor arising out of the voluntary transfer of all or any portion of Lessor’s interest in any Aircraft on which the Engine is then installed, or  in any of the Lessee Documents other than a transfer pursuant to Sections 5, 8, 10 or 15 hereof, provided, however, that any Lien which is attributable solely to Lessor and would otherwise constitute a Lessor Lien hereunder shall not constitute a Lessor Lien hereunder so long as (1) the existence of such Lien poses no material risk of the sale, forfeiture or loss of the Engine, (2) the existence of such Lien does not interfere in any way with Lessee’s use, possession or operation of Engine or of the Aircraft on which it is then installed and (3) Lessor is diligently contesting such Lien.

“Lien” means any mortgage, pledge, lien, charge, claim, encumbrance, lease, sublease, sub-sublease or security interest.

“Life Limited Parts” means those parts which have a specific hour, cycle and/or calendar life limit as specified by the Manufacturer.

“Loss Payment Date” has the meaning specified in Section 10(a) hereof.

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“Maintenance Program” has the meaning specified in Exhibit D hereto.

“Major Modifications” include, but shall not be limited to (i) changes that alter the fundamental nature of an Aircraft as a passenger and cargo carrying aircraft, (ii) changes to the Engine or an engine that affects the performance of an Aircraft or the Engine, (iii) changes that adversely affect interchangeability or replaceability of Parts, (iv) substitution of different types of equipment or accessories which are not equivalent in cost, value and/or operational capability to the equipment or accessories being replaced, (v) changes that invalidate or impair any warranty with respect to the Engine or any Part, (vi) changes that adversely affect the eligibility of an Aircraft or Engine to obtain an airworthiness certificate from the FAA or (vii) any changes that result in a variation from the original type certificate for an Aircraft (other than changes between 44 seat and 50 seat configurations of an Aircraft as permitted by the Airline Services Agreement), but shall exclude changes pursuant to airworthiness directives.

“Manufacturer” means with respect to any Airframe, and where the context permits, any Aircraft, Bombardier Inc., a Canadian Corporation, and its successors and assigns and, with respect to the Engine, General Electric Company, a New York corporation, and its successors and assigns.

“Minimum Liability Amount” has the meaning specified in Exhibit E hereto.

“Operative Documents” and “Operative Document” means this Lease, the Lease Supplement covering the Engine, the Acceptance Certificate, any Headlease, any Headlease Documents and the Purchase Agreement.

“Owner” means (i) if the Engine is not subject to a Headlease, Lessor (or any permitted assignee or successor thereof) for so long as this Lease remains in effect and title to the Engine remains vested in Lessor pursuant to the terms hereof or (ii) if and so long as the Engine is subject to a Headlease during .the Term, the lessor of the Engine to Lessor pursuant to such Headlease, unless such lessor and Lessor otherwise agree.

“Parts” means all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (including QEC parts) (other than the complete Engine or a complete other engine) which may from time to time be incorporated or installed in or attached to the Engine or so long as title thereto shall remain vested in the Owner in accordance with Section 8 after removal therefrom.

“Past Due Rate” means a rate per annum equal to the greater of (a) 5% over the Base Rate and (b) 15%.

“PBH Agreement” means a maintenance agreement which (i) provides shop repair/overhaul of Engines or Parts on a continuous basis at an agreed upon Flight Hour or cycle based rate, (ii) provides unrestricted assignment rights to

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Lessor and Lessor’s future operators of any Aircraft on which the Engine is installed, and (iii) has been approved in writing by Lessor (including but not limited to specific Lessor approval of the maintenance provider, rates, payment terms, scope, term, maintenance standard, assignment rights and financial adjustments that are made when an Engine or Part exits such program at termination or expiration of the PBH Agreement relative to such Engine or Part).

“Permitted Lien” means any Lien referred to in clauses (i) through (iii) of Section 6 hereof.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Purchase Agreement” means that certain General Terms Agreement No. CF34-0798-057-A dated July 6, 2001, between the Manufacturer and Lessor or Headlessor, as the case may be, relating to the purchase of the Engine, as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the foregoing relates to the Engine.

“QEC” mean the quick engine change parts and components, if any, installed on the Engine as identified in Exhibit G.

“Rent” means Basic Rent and Supplemental Rent, collectively.

“Shipping Stand” means an engine shipping stand, designed and manufactured in accordance with Manufacturer recommendations and requirements, for long distance ground and air transportation of CF34-3B1 engines.

“Stipulated Loss Value” with respect to the Engine, as of any date through and including the Expiration Date, means, the amount specified in Exhibit C hereto opposite the Stipulated Loss Value Date with respect to which the amount is determined.

“Stipulated Loss Value Date” means the [    ] calendar day of each calendar month during the Term.

“Supplemental Rent” means, without duplication, all amounts, liabilities, indemnities and obligations (other than Basic Rent) which Lessee assumes or agrees to pay under any Lessee Document to or on behalf of Lessor or any other Person hereunder or under any other Lessee Document.  The parties acknowledge that Supplemental Rent is a general category and, accordingly, agree that any provision of any Lessee Document which calls for the payment of Supplemental Rent and also calls for the payment of specific items which are includable in Supplemental Rent is not to be interpreted as requiring any double payment.

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“Tax Indemnitee” means (i) Lessor, (ii) the respective directors, officers, employees, agents and servants of Lessor, (iii) if and so long as the Engine is subject to a Headlease during the Term, the other parties identified in Exhibit F as indemnitees of Lessor under such Headlease and (iv) the respective Affiliates, successors and permitted assigns of each of the entities described in the preceding clauses (i), (ii) and (iii) inclusive.

“Taxes” means any and all fees (including, without limitation, license, recording, documentation and registration fees), taxes (including, without limitation, income, gross receipts, sales, rental, use, turnover, value added, property (tangible and intangible), excise and stamp taxes), license, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever, together with any and all penalties, fines, additions to tax and interest thereon (each, individually a “Tax”).

“Term” means the term for which the Engine is leased hereunder pursuant to Section 3(a) hereof commencing on the Commencement Date and ending on the Expiration Date, or such earlier date as this Lease may be terminated in accordance with the provisions hereof.

SECTION 2.  Acceptance and Lease. (a) Generally.  Lessor hereby agrees to lease to Lessee hereunder, and Lessee hereby agrees to lease from Lessor hereunder, the Engine as evidenced by the execution by Lessor and Lessee of a Lease Supplement leasing the Engine hereunder.  Lessee hereby agrees that such acceptance of the Engine by Lessor shall, without further act, irrevocably constitute acceptance by Lessee of such Engine for all purposes of this Lease.  As provided in Section 25 hereof, the rights of Lessee hereunder are subject and subordinate to all the terms of the Head Lease, including any amendments or restatements thereto as may occur from time to time, and the parties intend this Lease to constitute a true lease.

(b)           Airline Services Agreement.  Lessee acknowledges that Lessor is providing a valuable financial accommodation to Lessee by entering into the Operative Documents to which it is a party and this Lease to allow Lessee to obtain the use of the Engine pursuant to the terms of the Airline Services Agreement.  As a condition to their rights hereunder, Lessee and Lessor hereby confirm and ratify the Airline Services Agreement, which is incorporated herein by reference for all purposes, and agree, as a material term of this Lease and as a material inducement to Lessor to enter into this Lease, to fully perform all of their respective obligations under the Airline Services Agreement as a part of this Lease Agreement as though the same were set forth herein.

(c)           Engine Headlease.  Notwithstanding any provision of this Lease to the contrary, in the event that the Engine is at any time subject to a Headlease, the terms and conditions set forth on Exhibit F hereto shall be applicable to the Engine and this Lease during such portion of the Term as such Headlease is in effect, and all terms and provisions set forth in this Lease shall be construed in a manner consistent therewith.

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SECTION 3.  Term and Rent.  (a) Term.  The Term shall commence on the Commencement Date and end on the Expiration Date or such earlier date as this Lease may be terminated in accordance with the provisions hereof.

(b)           Basic Rent.  Lessee shall pay Basic Rent with respect to each Lease Period during the Term on each Lease Period Date during the Term, in consecutive monthly installments in the amounts as provided in the next sentence.  Each such installment of Basic Rent shall be payable in advance with respect to the month commencing on such Lease Period Date and shall be equal to the amount specified for each Lease Period Date specified in Exhibit B hereto.  In addition, Lessee shall pay Basic Rent on the Commencement Date in the amount specified in Exhibit B hereto, allocable to the period commencing on the Commencement Date and ending on such date or on (but excluding) the immediately succeeding Lease Period Date (if other than the Commencement Date).  If Lessee shall for any reason whatsoever fail to return the Engine on the Expiration Date in the condition specified herein, or return of the Engine is not accepted by Lessor because of Lessee’s failure to meet the requirements of this Lease, the obligations of Lessee provided in this Lease and in each other Operative Document to which Lessee is a party, including the obligation to pay Basic Rent, which, after the Expiration Date, shall be on a per diem basis based on a pro rata application of *** of the Basic Rent due during the last Lease Period of the Term, shall continue in effect with respect to the Engine, and the Term shall be deemed to be extended until return of the Engine to Lessor in accordance with the requirements of this Lease; provided that nothing in this Section shall be construed as permitting or authorizing Lessee to fail to meet, or consenting to or waiving any failure by Lessee to perform, Lessee’s obligation to return the Engine in accordance with the requirements of this Lease and Lessor shall be entitled to all of the benefits of, and all of its rights and remedies set forth in, Sections 14 and 15 hereof.

(c)           [Intentionally Omitted]

(d)           Supplemental Rent.  Lessee shall pay (or cause to be paid) promptly to Lessor, or to whomsoever shall be entitled thereto, any and all Supplemental Rent constituting Stipulated Loss Value as the same shall become due and owing and all other amounts of Supplemental Rent within five days after demand or within such other relevant period as may be provided in any Lessee Document, and in the event of any failure on the part of Lessee to pay any Supplemental Rent when due, Lessor shall have all rights, powers and remedies provided for herein or in any other Lessee Document or by law or equity or otherwise in the case of nonpayment of Basic Rent. Lessee also will pay to Lessor, or to whomsoever shall be entitled thereto, on demand, as Supplemental Rent, to the extent permitted by applicable law, interest at the Past Due Rate on any part of any installment of Basic Rent not paid when due for any period for which the same shall be overdue and on any payment of Supplemental Rent not paid when due for the period until the same shall be paid.

(e)           Payments in General.  All payments of Rent shall be made directly by Lessee by wire transfer of immediately available funds prior to 10:30 A.M., New York time, on the date of payment, to Lessor at its account at USBank, Minneapolis, ABA No. 091000022, for the account of Northwest Airlines, Inc., Account No. *** (or such other account of Lessor in the continental United States as Lessor shall direct in a notice to Lessee at least 10 Business Days prior to the date such payment of Rent is due).  All payments of Supplemental Rent shall be

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made in Dollars in immediately available funds prior to 10:30 A.M., New York time, on the due date thereof at such office of such other financial institution located in the continental United States as the party entitled thereto may so direct at least ten (10) Business Days prior to the due date thereof.

Notwithstanding anything to the contrary contained herein, if any date on which a payment of Rent becomes due and payable is not a Business Day, then such payment shall not be made on such scheduled date but shall be made on the next succeeding Business Day with the same force and effect as if made on such scheduled date and (provided such payment is made on such next succeeding Business Day) no interest shall accrue on the amount of such payment from and after such scheduled date.

SECTION 4.  Lessor’s Representations and Warranties.  LESSOR LEASES AND LESSEE TAKES THE ENGINE AND EACH PART THEREOF “AS-IS,” “WHERE-IS.”  LESSOR HAS NOT MADE, NOR SHALL LESSOR BE DEEMED TO HAVE MADE, AND LESSOR HEREBY EXPRESSLY DISCLAIMS AND WILL BE DEEMED TO HAVE EXPRESSLY DISCLAIMED, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, AIRWORTHINESS, WORKMANSHIP, CONDITION, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR USE OR A PARTICULAR PURPOSE OF THE ENGINE OR ANY PART THEREOF, AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE ENGINE OR ANY PART THEREOF, except that Lessor (i) represents and warrants that on the Commencement Date the Engine shall be free of Lessor Liens (including for this purpose Liens which would be Lessor Liens but for the proviso in the definition of Lessor Liens) and (ii) agrees that it will not directly or indirectly create, incur, assume or suffer to exist any Lessor Lien attributable to it on or with respect to any Engine, or with respect to any Airframe while the Engine is installed thereon not otherwise permitted under the Aircraft Lease relating to such Airframe, and it agrees that it will promptly, at its own expense, take such action as may be necessary duly to discharge such Lessor Lien.  None of the provisions of this Lease shall be deemed to amend, modify or otherwise affect the representations, warranties or other obligations (express or implied) of the Manufacturer, any subcontractor or supplier of the Manufacturer with respect to the Engine or any Parts, or to release the Manufacturer, or any such subcontractor or supplier, from any such representation, warranty or obligation, or to diminish any right that Lessee may have with respect to the Engine or any Parts against the Manufacturer or any such subcontractor or supplier under the Purchase Agreement or otherwise.

SECTION 5.  Return of the Engine.  (a)  Upon the termination of this Lease at the end of the Term or pursuant to Section 15, Lessee, at its own expense, will return the Engine to or at the direction of Lessor at either Minneapolis/St. Paul International Airport, St. Paul, Minnesota, or Wayne County Metropolitan Airport, Detroit, Michigan, as designated by Lessor or at such other location in the 48 contiguous states of the United States as may be specified by Lessor.  At the time of such return, the Engine will be fully serviceable and functioning properly in accordance with Manufacturer’s specifications.  Also, at the time of such return,  the Engine

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(i) shall have a current and valid FAA serviceable tag, issued by an FAA Part 145 repair station, (ii) shall be free and clear of all Liens (other than Lessor Liens (including for this purpose Liens which would be Lessor Liens but for the proviso in the definition of Lessor Liens) and rights of third parties under pooling, interchange, overhaul, repair or other similar agreements or arrangements (all of which shall be certified to Lessor by Lessee in a certificate delivered concurrently with such return in form and substance satisfactory to Lessor), (iii) shall be in as good an operating condition as when delivered by the Manufacturer to Lessor, ordinary wear and tear excepted and (iv) shall be in compliance with the return conditions set forth in Exhibit D.

During the last twelve (12) months of the Term, with reasonable notice, Lessee will cooperate in all reasonable respects with the efforts of Lessor to sell or lease the Engine, including, without limitation, permitting prospective purchasers and lessees to inspect fully the Engine and the records relating thereto, provided, that such cooperation shall not interfere with the operation or maintenance of the Engine by Lessee.  In addition, Lessee shall notify Lessor in writing of its plans for meeting the return conditions contained herein at least six months prior to the Expiration Date, and Lessee shall notify Lessor in writing at any time within the last twelve (12) months of the Term prior to initiating any significant shop maintenance or repairs to the Engine.  Lessor shall have the right to approve or reject Lessee’s proposed plans for meeting the return conditions contained herein, with such approval not to be unreasonably withheld.

(b)           Aircraft Documentation.  Upon the return of the Engine upon any termination of this Lease in accordance with paragraph (a) of this Section 5, Lessee shall deliver or cause to be delivered to Lessor or its designee, in English, current and complete Aircraft Documentation relating to the Engine, together with a complete list, by manufacturer’s serial number and registration number, of each Airframe or airframe on which the Engine has been installed during the Term, including the dates installed and removed, and the Flight Hours and cycles accumulated on each.

(c)           Storage Upon Return.  If, at least ten (10) days prior to termination of this Lease at the end of the Term, Lessee receives from Lessor a written request for storage of the Engine upon its return hereunder, Lessee will provide Lessor, or cause Lessor to be provided, with free sheltered storage facilities for, and unrestricted access to, the Engine (maintenance costs and other out-of-pocket costs other than packing, storage and security fees to be for the account of Lessor) for a period not exceeding sixty (60) days commencing on the date of such termination, at a location in the continental United States selected by Lessee used as a location and suitable for the storage of commercial jet engines and readily accessible to Lessor.  Lessee will maintain insurance for the Engine during such period not exceeding sixty (60) days and be reimbursed by Lessor or its designee for the premiums thereon.

(d)           PBH Agreements. If at return of the Engine, the Engine or any Part is being maintained under a PBH Agreement, Lessee shall not be required to satisfy minimum maintenance time remaining requirements specified in Exhibit D that are directly and fully covered by such PBH Agreement.

SECTION 6.  Liens.  Lessee will not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to the Engine, title thereto or any interest therein or in this Lease, except (i) the respective rights of Lessor and Lessee as herein provided, the rights

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of the Owner of the Engine, rights existing under and pursuant to any PBH Agreement and any other rights existing pursuant to the Operative Documents, (ii) the rights of others under agreements or arrangements to the extent permitted by the terms of Sections 7(b) and 8(b) hereof, (iii) Lessor Liens (including for this purpose Liens which would be Lessor Liens but for the proviso in the definition of Lessor Liens), (iv) Liens for taxes of Lessee either not yet due or being contested in good faith by appropriate proceedings so long as such proceedings do not involve any risk of the sale, forfeiture or loss of the Engine or any interest therein, (v) materialmen’s, mechanics’, workmen’s, repairmen’s, employees’ or other like Liens arising in the ordinary course of Lessee’s business (including those arising under maintenance agreements entered into in the ordinary course of business) securing obligations that are not overdue for a period of more than thirty (30) days or are being contested in good faith by appropriate proceedings so long as such proceedings do not involve any risk of the sale, forfeiture or loss of the Engine or any interest therein, (vi) Liens arising out of any judgment or award against Sublessee, unless the judgment secured shall not, within thirty (30) days after the entry thereof, have been discharged, vacated, reversed or execution thereof stayed pending appeal or shall not have been discharged, vacated or reversed within thirty (30) days after the expiration of such stay, and (vii) any other Lien with respect to which Lessee shall have provided a bond, cash collateral or other security adequate in the sole discretion of Lessor.  Lessee will promptly, at its own expense, take (or cause to be taken) such actions as may be necessary duly to discharge any such Lien not excepted above if the same shall arise at any time.

SECTION 7.  Maintenance and Operation; Possession; Insignia.  (a)(I)   Maintenance.  Lessee, at its own cost and expense, shall: (i) continuously operate, maintain, service, repair and overhaul (or cause to be maintained, serviced, repaired and overhauled) the Engine (including, without limitation, all Parts thereof, including the QEC) in compliance with the Maintenance Program and in compliance with all FAA requirements for FAR Part 121 operation and the Manufacturers’ recommended maintenance program so as to keep the Engine in as good an operating condition as when delivered by the Manufacturer to Lessor, ordinary wear and tear excepted, so as to maintain in effect all material Manufacturers’ warranties and guaranties and as may be necessary to enable the airworthiness and serviceability certification for the Engine and airworthiness certification for any Airframe or airframe on which the Engine may be installed from time to time to be maintained in good standing at all times under the Federal Aviation Act, except when all Bombardier Inc. Canadair Regional Jet Model Series [200][440] aircraft powered by engines of the same type as the Engine and registered in the United States have been grounded by the FAA, and utilizing the same manner and standard of maintenance, service, repair and overhaul used by Lessee with respect to similar engines used by Lessee in similar circumstances and without in any case discriminating against the Engine by reason of its leased status; provided, however, that in all circumstances the Engine shall be maintained by Lessee in accordance with maintenance standards required by the FAA for FAR Part 121 operation; (ii) maintain or cause to be maintained in English all Aircraft Documentation relating to the Engine and all other records, logs and other materials maintained in respect of the Engine; and (iii) promptly furnish or cause to be furnished to Lessor such information as may be required to enable Lessor to monitor the maintenance status and condition of the Engine and to file any reports required to be filed by Lessor with any governmental authority because of Lessor’s ownership of the Engine or any Aircraft on which the Engine is installed.

(II) Operation.  While installed on an Airframe or airframe and while being operated in

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any static testing configuration not on an Airframe or airframe, Lessee will continuously operate the Engine in accordance with its FAA approved flight manual (which shall comply with all Manufacturer recommendations and requirements for the Engine type) and the Manufacturer’s maintenance manual.  Lessee will not maintain, use, service, repair, overhaul or operate the Engine in violation of any law or any rule, regulation, order or certificate of any government or governmental authority (domestic or foreign) having jurisdiction, or in violation of any airworthiness certificate, license or registration relating to the Airframe or airframe on which the Engine is installed issued by any such authority, except to the extent Lessee is contesting in good faith the validity or application of any such law, rule, regulation or order in any reasonable manner which does not adversely affect Lessor or Lessor’s right, title or interest in the Engine and does not involve any risk of sale, forfeiture or loss of the Engine or the Airframe or airframe on which the Engine is installed or any risk of civil liability or criminal liability being imposed on Lessor.  Lessee will not store or operate the Engine or any Airframe or airframe on which the Engine is installed (a) in any area excluded from coverage by any insurance required by the terms of Section 11; provided, however, that the failure of Lessee to comply with the provisions of this clause (a) shall not give rise to an Event of Default hereunder where such failure is attributable to causes beyond the reasonable control of Lessee or to Lessee’s response to extraordinary circumstances involving an isolated occurrence or isolated series of incidents not in the ordinary course of the regular operations of Lessee and in each such case Lessee is taking all reasonable steps to remedy such failure as soon as is reasonably practicable or (b) other than in operations in accordance with the Airline Services Agreement.  Lessee further agrees not to store or operate the Engine, or any Airframe or airframe on which the Engine is installed, outside the United States in any taxable year in a manner that would cause more than 20% of the Basic Rent payable under the Lease to be treated as derived from sources outside the United States.

(b)          Possession.  Lessee will not, without the prior written consent of Lessor, in any manner deliver, transfer or relinquish possession of the Engine or any Airframe or airframe on which the Engine is installed, or install or permit any Engine to be installed on any airframe other than an Airframe; provided that, so long as no Default or Event of Default shall have occurred and be continuing at the time of such delivery, transfer or relinquishment of possession or installation and so long as Lessee shall comply with the provisions of Sections 7(a) and 11 hereof, Lessee may, without the prior written consent of Lessor:

(i)            deliver possession of the Engine, or an Airframe on which it is then installed, to the manufacturer of either thereof (or for delivery thereto) or to any FAA approved organization (or for delivery thereto) for testing, service, repair, maintenance or overhaul work on the Engine or any part of any thereof or such Airframe or for alterations or modifications in or additions to the Engine or such Airframe to the extent required or permitted by the terms of Section 8(c) hereof; or

(ii)           to the extent permitted by Section 8(b) hereof, subject any appliances, Parts or other equipment owned by Lessor and removed from the Engine to any pooling arrangement referred to in Section 8(b) hereof.

The rights of any transferee who receives possession by reason of a transfer permitted by this paragraph (b) shall be effectively subject and subordinate to all the terms of this

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Lease, including, without limitation, the covenants contained in Section 7(a) hereof and Lessor’s rights to repossession pursuant to Section 15 hereof, and Lessee shall remain primarily liable hereunder for the performance of all of the terms of this Lease to the same extent as if such transfer had not occurred.  No pooling agreement or other relinquishment of possession of the Engine or any Airframe or airframe on which it is installed shall in any way discharge or diminish any of Lessee’s obligations to Lessor hereunder or constitute a waiver of Lessor’s rights or remedies hereunder.  Notwithstanding anything to the contrary contained herein, Lessee under any and all circumstances may not sublease or sub-sublease, and is prohibited from entering into any sublease or sub-sublease with respect to, the Engine (whether by itself or installed on an Airframe or airframe).

(c)           Insignia.  On or prior to the Commencement Date, or as soon as practicable thereafter (but in no event later than ten (10) days thereafter), Lessee agrees to affix and maintain (or cause to be affixed and maintained), at its expense, on the Engine a nameplate bearing the inscription:

Leased from

Northwest Airlines Inc.,

Lessor

(such nameplate to be replaced, if necessary, with a nameplate reflecting the name of any successor Lessor).  Except as above provided, Lessee will not allow the name of any Person to be placed on the Engine, or on any Airframe or airframe on which the Engine is installed, as a designation that might be interpreted as a claim of ownership; provided that nothing contained in this paragraph shall prohibit Lessee from placing its customary colors and insignia on the Engine or such Airframe or airframe.

(d)           Engine Records.  No later than the 10th day of each calendar month during the Term, Lessee shall deliver to Lessor a written report setting forth the following information for the previous calendar month:

(i)  the manufacturer’s serial number and the registration number of each Airframe or airframe on which the Engine was installed or, if not installed on an Airframe or airframe during any portion of such reporting period, the location of the Engine and a description of steps taken for its preservation and storage;

(ii)  the Flight Hours and cycles performed by the Aircraft on which the Engine was then installed;

(iii)  the maintenance inspections and repairs performed on the Engine in accordance with the Maintenance Program;

(iv)  any airworthiness directives accomplished on the Engine; and

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(v)  any Engine malfunctions or performance discrepancies requiring shop-level repair or special- or reduced-interval inspections, including the flight log or technical log entries against the Engine relating thereto together with full details of the corrective maintenance and repair actions taken.

The form of such report shall be acceptable to Lessor, and Lessor and Lessee shall promptly develop the form thereof following execution and delivery of this Lease.

SECTION 8.  Replacement and Pooling of Parts; Alterations, Modifications and Additions.   (a)  Replacement of Parts.  Lessee, at its own cost and expense, will promptly replace or cause to be replaced all Parts which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever, except as otherwise provided in paragraph (c) of this Section 8 or if the Engine has suffered an Event of Loss.  In addition, Lessee may, at its own cost and expense, remove in the ordinary course of maintenance, service, repair, overhaul or testing, any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use, provided that Lessee, except as otherwise provided in paragraph (c) of this Section 8, will, at its own cost and expense, promptly replace such Parts.  All replacement Parts shall be free and clear of all Liens (except for Permitted Liens and pooling arrangements to the extent permitted by paragraph (b) of this Section 8 and except in the case of replacement property temporarily installed on an emergency basis) and shall be serviceable in accordance with the Maintenance Program and FAA requirements for FAR Part 121 operation and shall be in as good operating condition as, and shall have a maintenance status, modification status, value and utility at least equal to, the Parts replaced assuming such replaced Parts were in the condition and repair required to be maintained by the terms hereof.  Except as otherwise provided in paragraph (c) of this Section 8, all Parts at any time removed from the Engine shall remain the property of the Owner, no matter where located, until such time as such Parts shall be replaced by Parts which have been incorporated or installed in or attached to the Engine and which meet the requirements for replacement Parts specified above.  Immediately upon any replacement part becoming incorporated or installed in or attached to the Engine as above provided, without further act (subject only to Permitted Liens and any pooling arrangement to the extent permitted by paragraph (b) of this Section 8 and except in the case of replacement property temporarily installed on an emergency basis), (i) title to such replacement Part shall thereupon vest in the Owner, (ii) such replacement Part shall become subject to the Headlease (if any) and this Lease and be deemed part of the Engine for all purposes hereof to the same extent as the Parts originally incorporated or installed in or attached to the Engine, and (iii) title to the replaced Part shall thereupon vest in Lessee free and clear of all rights of the Owner, and shall no longer be deemed a Part hereunder.

(b)           Pooling of Parts.  Only after receiving Lessor’s written consent thereto, which shall not be unreasonably withheld, any Part removed from the Engine as provided in paragraph (a) of this Section 8 may be subjected by Lessee to a normal pooling arrangement customary in the airline industry of which Lessee is a party entered into in the ordinary course of Lessee’s business; provided that the Part replacing such removed Part shall be incorporated or installed in or attached to the Engine in accordance with such paragraph (a) as promptly as practicable after the removal of such removed Part.  In addition, only after receiving Lessor’s written consent thereto, which shall not be unreasonably withheld, any replacement Part when incorporated or

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installed in or attached to the Engine in accordance with such paragraph (a) may be owned by any third party subject to such a normal pooling arrangement, provided that Lessee, at its expense, as promptly thereafter as practicable, either (i) causes title to such replacement Part to vest in the Owner in accordance with such paragraph (a) by Lessee acquiring title thereto for the benefit of, and transferring such title to, the Owner free and clear of all Liens except Permitted Liens (other than pooling arrangements), at which time such temporary replacement part shall become a Part or (ii) replaces such replacement Part by incorporating or installing in or attaching to the Engine a further replacement Part owned by Lessee free and clear of all Liens except Permitted Liens (other than permitted pooling arrangements) and by causing title to such further replacement Part to vest in the Owner in accordance with such paragraph (a).

(c)           Alterations, Modifications and Additions.  Lessee, at its own expense, will make (or cause to be made) such alterations and modifications in and additions to the Engine as may be required from time to time to meet the applicable standards of the FAA or any other governmental authority having jurisdiction regardless of upon whom nominally imposed; provided, however, that Lessee may, in good faith, contest the validity or application of any such law, rule, regulation or order in any reasonable manner which does not adversely affect Lessor or its right, title and interest in the Engine or any Airframe and does not involve any risk of sale, forfeiture or loss of the Engine or any Airframe (or airframe on which it is installed) or any risk of civil liability or criminal liability being imposed on Lessor; provided, further, that no appliance, part, instrument, appurtenance, accessory, furnishing or other equipment of whatever nature relating to such alteration, modification or addition may be leased from any Person other than Lessor.  In addition, Lessee, at its own expense, may from time to time add further parts or accessories and make such alterations and modifications in and additions to the Engine as Lessee may deem desirable in the proper conduct of its business; provided that no such alteration, modification or addition shall diminish the value, utility or remaining useful life of the Engine below the value, utility or remaining useful life thereof immediately prior to such alteration, modification or addition, assuming the Engine was then in the condition required to be maintained by the terms of this Lease.  Title to all Parts incorporated or installed in or attached or added to the Engine as the result of such alteration, modification or addition (the “Additional Parts”) shall, without further act, vest in the Owner, and the Owner shall not be required under any circumstances under this Lease to pay directly for any alteration, modification or addition.  Any Part installed by Lessee as above provided prior to the return of the Engine to Lessor hereunder shall remain the property of the Owner.

Lessee shall not, without Lessor’s prior written consent, make any Major Modifications to the Engine if such Major Modifications to such Airframe or airframe would affect the value, utility or remaining useful life of the Engine.

SECTION 9.  Voluntary Termination.  (a)  Termination by Lessor.  In the event the Engine is installed on an Airframe and the lease of such Aircraft is being terminated, Lessor shall have the right to elect to terminate this Lease concurrently with such Aircraft lease termination on at least two (2) days advance written notice to Lessee (the “Voluntary Termination Date”).  On or before the Voluntary Termination Date, Lessee shall simultaneously pay or cause to be paid to or at the direction of Lessor in funds of the type specified in Section 3(e) hereof, an amount equal to the sum of all unpaid Basic Rent with respect to the Engine due

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prior to such Voluntary Termination Date, and all unpaid Supplemental Rent due on or prior to the Voluntary Termination Date.

(b)           [Intentionally Omitted].

(c)           [Intentionally Omitted].

(d)           Termination by Lessee.  So long as no Event of Default shall have occurred and be continuing and with the prior written consent of Lessor, Lessee shall have the right at its option at any time during the Term, on at least sixty (60) days prior written notice, to terminate this Lease as to the Engine concurrently with replacement of such Engine as provided in this Section 9(d).  In such event, and prior to the date of such termination, Lessee shall replace the Engine hereunder by complying with the terms of Section 10(a) to the same extent as if an Event of Loss had occurred with respect to the Engine and shall indemnify the Owner for any adverse tax consequences resulting from such substitution, and the Owner shall transfer such right, title, and interest as the Owner may have to the replaced Engine as provided in Section 5(b).  No termination of this Lease with respect to the replaced Engine as contemplated by this Section 9(d) shall result in any reduction of Basic Rent.

SECTION 10.  Loss, Destruction, Requisition, etc. of Engine.  (a)  Event of Loss.  Upon the occurrence of an Event of Loss with respect to the Engine, whether or not installed on an Airframe or an airframe at the time of such Event of Loss, Lessee shall forthwith (and in any event, within five (5) days after such occurrence) give Lessor and any Headlessor written notice thereof and shall use its best efforts within forty-five (45) days (and in any event within sixty (60) days) after the occurrence of such Event of Loss, to convey to the Owner, as replacement for the Engine, title to another General Electric Model CF34-3B1 type engine satisfactory to Lessor, free and clear of all Liens (other than Permitted Liens, which engine may upon its transfer to the Owner become subject to any and all Permitted Liens) and having a value, utility and remaining useful life (including taking into account its cycle and life-limited parts and its maintenance condition and modification status) at least equal to the Engine subject to such Event of Loss assuming no Event of Loss had occurred and that such Engine had been maintained in accordance with this Lease.  Under no circumstances shall the occurrence of an Event of Loss with respect to an Engine while installed on an Airframe or an airframe diminish any obligations of Lessee pursuant to the related Aircraft Lease in respect of the circumstances giving rise to such Event of Loss or in respect of any Event of Loss (as defined in such Aircraft Lease) relating to such Aircraft, nor shall Lessee be entitled to any setoff or discharge of any of its obligations under this Lease or under the Aircraft Lease by virtue of performance of its obligations under the other such agreement.

Prior to or at the time of any such conveyance, Lessee, at its own expense, will:

(1)           furnish the Owner with a full warranty (as to title) bill of sale, in form and substance reasonably satisfactory to the Owner, with respect to such replacement engine,

(2)           cause a Lease Supplement to be duly executed by Lessee and to be filed for recording pursuant to the Federal Aviation Act,

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(3)           furnish Lessor with such evidence of compliance with the insurance provisions of Section 11 hereof with respect to such replacement engine as Lessor may reasonably request,

(4)           furnish Lessor with an opinion of qualified FAA counsel, as to the due recordation of the Lease Supplement and all other documents or instruments the recordation of which is necessary to perfect and protect the rights of Lessor in the replacement engine,

(5)           furnish Lessor with an opinion of counsel (which shall be chosen by Lessee) reasonably satisfactory to Lessor to the effect that (A) the certificates, opinions and other instruments and/or property which have been or are therewith delivered to Lessor in connection with such substitution conform to the requirements of this Lease, (B) the replacement property has been validly covered by this Lease, the instruments subjecting such replacement engine to this Lease have been duly filed for recordation pursuant to the Federal Aviation Act, and no further action, filing or recording of any document is necessary or advisable in order to establish and perfect the right, title, estate and interest of the Owner to such replacement engine, and (C) the full warranty bill of sale referred to in clause (1) constitutes an effective instrument for the conveyance of title to the replacement engine,

(6)           cause a financing statement or statements with respect to such substituted property to be filed in such place or places as are deemed necessary or advisable by Lessor or its counsel to perfect its interest in the replacement engine,

(7)           furnish Lessor with an opinion of counsel (which shall be counsel chosen by Lessee and acceptable to Lessor, reasonably satisfactory to Lessor, to the effect that Lessor will be entitled to the benefits of Section 1110 of the U.S. Bankruptcy Code with respect to the substitute engine, provided that such opinion need not be delivered to the extent that immediately prior to such substitution the benefits of Section 1110 of the U.S. Bankruptcy Code were not, solely by reason of a change in law or governmental interpretation thereof, available to Lessor,

(8)           furnish Lessor with an officer’s certificate duly executed by the chairman, vice chairman, president, any execute vice president, any senior vice president, or any vice president of Lessee stating (A) that the replacement engine has at least an equal maintenance status, modification status, value, utility and remaining useful life as the Engine it replaces assuming no Event of Loss had occurred and such Engine had been maintained in the condition required hereunder, (B) each of the conditions specified in this Section 10(b) with respect to such replacement engine have been satisfied and that Lessee will not be in default, by the making and granting of the request for release and the addition of the replacement engine, in the performance of any of the terms and covenants of this Lease, (C) a description of the Engine which shall be identified by manufacturer’s serial number, (D) a description of the replacement engine (including the manufacturer’s name and serial number) as consideration for the

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Engine to be released, (E) that on the date of the Lease Supplement relating to the replacement engine the Owner will be the legal owner of such replacement engine free and clear of all Liens except Permitted Liens, that such replacement engine will on such date be in good working order and condition and that such replacement engine is substantially the same as or better than the Engine to be released, (F) the maintenance status, modification status, value, utility and remaining useful life of the replacement engine as of the date of such certificate (which shall not be less than the maintenance status, modification status, value, utility and remaining useful life of the Engine to be released (assuming no Event of Loss and that such Engine was in the condition and repair required to be maintained hereunder), (G) that, with respect to the replacement of an Engine pursuant to Section 9(d) hereof, no Event of Default or no Default has occurred which has not been remedied or waived, and (H) that the release of the Engine to be released will not be in contravention of any of the provisions hereof, and

(9)           assign (or cause to be assigned) to the Owner the benefit of all manufacturer’s and vendor’s warranties generally available with respect to the substituted property in substantially the same manner and to substantially the same extent as pursuant to the Purchase Agreement Assignment,

Lessor will transfer, to or at the direction of Lessee without recourse or warranty (except, with respect to Lessor, as to absence of Lessor Liens, including for this purpose Liens which would be Lessor Liens but for the proviso in the definition of Lessor Liens) all of Lessor’s right, title and interest, if any, in and to (I) the Engine with respect to which such Event of Loss occurred and furnish to or at the direction of Lessee a bill of sale in form and substance reasonably satisfactory to Lessee, evidencing such transfer and (II) all claims, if any, against third parties, for damage to or loss of the Engine, and such Engine shall thereupon cease to be the Engine leased hereunder.  For all purposes hereof, each such replacement engine shall, after such conveyance, be deemed part of the property leased hereunder, and shall be deemed an “Engine”, as the case may be.  No Event of Loss with respect to an Engine under the circumstances contemplated by the terms of this paragraph (b) shall result in any reduction in Basic Rent.

(b)           Application of Payments from Governmental Authorities for Requisition of Title, etc.  Whether or not the Engine was then installed on an Airframe or an airframe, so much of any payments (other than insurance proceeds the application of which is provided for in Section 11) received at any time by Lessor or by Lessee from any governmental authority or other Person with respect to an Event of Loss and that are remaining after reimbursement of Lessor for reasonable costs and expenses, shall be paid over to, or retained by, Lessee, provided that Lessee shall have fully performed, or concurrently therewith will perform, the terms of Section 10(b) with respect to the Event of Loss for which such payments are made.

(c)           Requisition for Use of an Aircraft by the United States Government.  In the event of the requisition for use by the United States Government or any instrumentality or agency thereof, during the Term, of an Airframe or an airframe on which, in either case, the Engine is installed, and the Engine is included within such requisition for use, Lessee shall promptly notify Lessor of such requisition, and all of Lessee’s obligations under this Lease Agreement with respect to the Engine shall continue to the same extent as if such requisition had

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not occurred, provided that if the Engine (with or without such Airframe or airframe) is not returned by such government (or instrumentality or agency) prior to the end of the Term, Lessee shall be obligated to return the Engine to or at the direction of Lessor pursuant to, and in all other respects in compliance with the provisions of, Section 5 promptly on the date of such return by such government (or instrumentality or agency).  All payments received by Lessor or Lessee from such government (or instrumentality or agency) for, or allocable to, the use of the Engine during the Term shall be paid over to, or retained by, Lessee; and all payments received by Lessor or Lessee from such government (or instrumentality or agency) for the use of, or allocable to, the Engine after the end of the Term shall be paid over to, or retained by, Lessor.

(d)           Requisition for Use of the Engine by the United States Government.  In the event of the requisition for use of the Engine by the United States Government or any agency or instrumentality thereof (other than in the circumstances contemplated by subsection (c)), Lessee shall replace the Engine hereunder by complying with the terms of Section 10(a) to the same extent as if an Event of Loss had occurred with respect thereto, and, upon compliance with Section 10(a), any payments received by Lessor or Lessee from such government (or instrumentality or agency) with respect to such requisition shall be paid over to, or retained by, Lessee.

(e)           Application of Payments During Existence of Default.  Any amount referred to in this Section 10 which is payable to or retainable by Lessee shall not be paid to or retained by Lessee if at the time of such payment or retention a Default or an Event of Default shall have occurred and be continuing or if the Airline Services Agreement shall have been terminated or canceled or shall have been terminated in accordance with its terms, but shall be held by Lessor and applied in accordance with Section 28 hereof.  At such time as there shall not be continuing any such Default or Event of Default and the Airline Services Agreement shall not have been terminated or canceled or shall not have terminated in accordance with its terms, such amount shall be paid to Lessee to the extent not previously applied in accordance with the preceding sentence.

SECTION 11.  Insurance  (a)  Public Liability and Property Damage Insurance.  Lessee will carry at its expense (i) comprehensive airline third party legal liability insurance or the equivalent (including, without limitation, passenger legal liability) (and including aircraft war risk and hijacking insurance, unless otherwise agreed by Lessor) insurance and property damage insurance (exclusive of manufacturer’s product liability insurance) with respect to the Engine, in an amount, with respect to third party legal liability insurance (including passenger legal liability) other than aircraft war risk and hijacking insurance, not less than the greater of (x) the amount of public liability and property damage insurance from time to time applicable to engines owned or operated by Lessee of the same type as the Engine and (y) the Minimum Liability Amount, and with respect to aircraft war risk and hijacking insurance, in an amount not less than $*** per occurrence and (ii) cargo liability insurance, in the case of both clause (i) and clause (ii), (A) of the type and covering the same risks as from time to time applicable to aircraft operated by Lessee of the same type as the Engine and (B) which is maintained in effect with insurers of recognized responsibility reasonably acceptable to Lessor.  Any policies of insurance carried in accordance with this paragraph (a) and any policies taken out in substitution or replacement for any of such policies (A) shall be amended to name Lessor (but without imposing on Lessor liability to pay the premiums for such insurance) as an additional insured as its interest

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may appear, (B) shall provide that in respect of the interest of Lessor in such policies the insurance shall not be invalidated by any action or inaction of Lessee or any other Person and shall insure Lessor regardless of any breach or violation of any warranty, declaration or condition contained in such policies by Lessee, and (C) shall provide that if the insurers cancel such insurance for any reason whatever or if any change is made in such insurance which adversely affects the interest of Lessor, or such insurance shall lapse for non-payment of premium, such cancellation, lapse or change shall not be effective as to Lessor for thirty (30) days (seven (7) days in the case of war risk and allied perils coverage) after issuance to Lessor of written notice by such insurers of such cancellation, lapse or change; provided, however, that if any notice period specified above is not reasonably obtainable, such policies shall provide for as long a period of prior notice as shall then be reasonably obtainable.  Each liability policy (1) shall be primary without right of contribution from any other insurance which is carried by Lessor, (2) shall expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured, and (3) shall waive any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of Lessor or any other Additional Insured to the extent of any moneys due to Lessor or such Additional Insured.

(b)           Insurance Against Loss or Damage to the Engine.  Lessee shall maintain in effect at its expense, with insurers of recognized responsibility, all-risk ground and flight coverage of the Engine and Parts while installed on any Aircraft and while not so installed (whether such removal is temporary or of indefinite duration) and not replaced by similar components (including, without limitation, war risk and governmental confiscation and expropriation (other than by the government of registry of the Aircraft) and hijacking insurance, unless otherwise agreed by Lessor); provided that such insurance shall at all times while the Engine is subject to this Lease be for an amount not less than the Stipulated Loss Value for the Engine.  Any policies carried in accordance with this paragraph (b) covering the Engine  and any policies taken out in substitution or replacement for any such policies (i) shall name Lessor as additional insured, as its interest may appear (but without imposing on such party liability to pay premiums with respect to such insurance), (ii) shall provide that (A) in the event of a loss involving proceeds in excess of $***, the proceeds in respect of such loss up to an amount equal to the Stipulated Loss Value for the Engine shall be payable to or at the direction of Lessor (except in the case of a loss with respect to the Engine while installed on an airframe other than the Airframe, in which case Lessee shall arrange for any payment of insurance proceeds in respect of such loss to be held for the account of Lessor whether such payment is made to Lessee or any third party), it being understood and agreed that in the case of any payment to Lessor or its designee otherwise than in respect of an Event of Loss, Lessor shall, upon receipt of evidence satisfactory to it that the damage giving rise to such payment shall have been repaired or that such payment shall then be required to pay for repairs then being made, pay, or exercise such rights as it may have to cause to be paid, the amount of such payment to Lessee or its order and (B) the entire amount of any loss involving proceeds of $*** or less or the amount of any proceeds of any loss in excess of the Stipulated Loss Value for the Engine shall be paid to Lessee or its order unless a Default or an Event of Default shall have occurred and be continuing and the insurers have been notified thereof by Lessor, (iii) shall provide that if the insurers cancel such insurance for any reason whatever, or such insurance lapses for non-payment of premium or if any change is made in the insurance which adversely affects the interest of Lessor, such cancellation, lapse or change shall not be effective as to Lessor for thirty (30) days (seven (7)

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days in the case of hull war risk and allied perils coverage) after issuance to Lessor of written notice by such insurers of such cancellation, lapse or change, provided, however, that if any notice period specified above is not reasonably obtainable, such policies shall provide for as long a period of prior notice as shall then be reasonably obtainable, (iv) shall provide that in respect of the interest of Lessor in such policies the insurance shall not be invalidated by any action or inaction of Lessee or any other Person and shall insure the interest of Lessor as they appear, regardless of any breach or violation of any warranty, declaration or condition contained in such policies by Lessee, (v) shall be primary without any right of contribution from any other insurance which is carried by Lessor, and (vii) shall waive any right of the insurers to set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of Lessor or Lessee to the extent of any moneys due to Lessor.

As between Lessor and Lessee, it is agreed that all insurance payments received as the result of the occurrence of an Event of Loss will be applied as follows:

(x)            if such payments are received with respect to the Engine while not installed on an Airframe, so much of such payments remaining, after reimbursement of Lessor for reasonable costs and expenses, as shall not exceed the Stipulated Loss Value of the Engine determined as of the date of such Event of Loss shall be applied by Lessee to its obligations under Section 10(a) hereof, or, if such obligations have already been performed by Lessee, shall be applied to reimburse Lessee in respect of such obligations, and the balance, if any, of such payments remaining thereafter will be paid over to, or retained by, Lessee, provided that if an Event of Default has occurred and is continuing, such balance, if any, shall be paid over to or retained by Lessor as additional collateral for Lessee’s obligations hereunder until such time as such Event of Default is no longer continuing or this Lease has been terminated (and such amounts applied by Lessor); and

(y)           if such payments are received with respect to an Engine while installed on an Airframe, so much of such payments remaining, after payment by Lessee of any Stipulated Loss Value (as defined in the related Aircraft Lease) payable under the Aircraft Lease relating to such Airframe after reimbursement of Lessor for reasonable costs and expenses, shall be paid over to, or retained by, Lessee, provided that Lessee shall have fully performed, or concurrently therewith will fully perform, the terms of Section 10(a) with respect to the Event of Loss for which such payments are made.

As between Lessor and Lessee, the insurance payments for any property damage loss to the Engine not constituting an Event of Loss with respect thereto will be applied in payment for repairs or for replacement property in accordance with the terms of Sections 7 and 8, if not already paid for by Lessee, and any balance (or if already paid for by Lessee, all such insurance proceeds) remaining after compliance with such Sections with respect to such loss shall be paid to Lessee.

(c)           Reports, etc.  Lessee will furnish, or cause to be furnished, to Lessor, on or before the Commencement Date and on or before July 1 in each year thereafter during the Term

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commencing July, 2006, a report, signed by Aon Risk Services, Inc. or any other independent firm of insurance brokers reasonably acceptable to Lessor (the “Insurance Brokers”), describing in reasonable detail the insurance and reinsurance then carried and maintained with respect to the Engine and stating the opinion of such firm that the insurance then carried and maintained with respect to the Engine complies with the terms hereof; provided, however, that all information contained in the foregoing report shall not be made available by Lessor to anyone except (A) to prospective and permitted transferees of Lessor’s interest who agree to hold such information confidential, (B) to Lessor’s counsel or independent certified public accountants or independent insurance advisors who agree to hold such information confidential, (C) as may be required by any statute, court or administrative order or decree or governmental ruling or regulation or as may be requested by any regulatory agency or body having authority or (D) as may be necessary for purposes of protecting the interests of any such Person or for the enforcement of this Lease by Lessor.  Lessee will cause such Insurance Brokers to agree to advise Lessor in writing of any default in the payment of any premium and of any other act or omission on the part of Lessee of which it has knowledge and which might invalidate or render unenforceable, in whole or in part, any insurance on the Engine.  To the extent such agreement is reasonably obtainable, Lessee will also cause such Insurance Brokers to agree to advise Lessor in writing at least thirty (30) days (seven (7) days in the case of war risk and allied perils coverage), prior to the expiration or termination date of any insurance carried and maintained on the Engine pursuant to this Section 11.  In addition, Lessee will also cause such Insurance Brokers to deliver to Lessor, on or prior to the date of expiration of any insurance policy referenced in a previously delivered certificate of insurance, a new certificate of insurance, substantially in the same form as delivered by Lessee to such parties on the Commencement Date.  In the event that Lessee shall fail to maintain or cause to be maintained insurance as herein provided, Lessor or its designee may at its sole option provide such insurance and, in such event, Lessee shall, upon demand, reimburse Lessor, as Supplemental Rent, for the cost thereof to Lessor or such designee, as the case may be, without waiver of any other rights Lessor or such designee may have; provided, however, that no exercise by Lessor or such designee of said option shall affect the provisions of this Lease, including the provisions of Section 14(g) hereof.

(d)           Self-Insurance.  Lessee may not self-insure the risks required to be insured against pursuant to this Section 11; provided, however, that while the Engine is installed on an Airframe Lessee may self-insure the risks required to be insured against pursuant to Section 11(a) and (b) hereof solely to the extent of any applicable mandatory minimum (or, if applicable, per annum or other period) hull or liability insurance deductible imposed by the hull or liability insurers.

(e)           Additional Insurance by Lessor.  Lessee may at its own expense carry insurance with respect to its interest in the Engine in amounts in excess of that required to be maintained by this Section 11; Lessor may carry for its own account at its sole cost and expense insurance with respect to its interest in the Engine, provided that such insurance does not prevent Lessee from carrying the insurance required or permitted by this Section 11 or adversely affect such insurance or the cost thereof.

(f)            Indemnification by Government in Lieu of Insurance.  With Lessor’s written consent which may be given or withheld in its sole discretion, notwithstanding any provisions of this Section 11 requiring insurance, Lessee may provide, in lieu of insurance against any risk

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with respect to the Engine, indemnification from, or insurance provided by, the United States Government or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States against such risk in an amount which, when added to the amount of insurance against such risk maintained by Lessee with respect to the Engine (including permitted self-insurance) shall be at least equal to the amount of insurance against such risk otherwise required by this Section 11.

(g)           Application of Payments During Existence of Default.  Any amount referred to in paragraph (b) of this Section 11 which is payable to or retainable by Lessee shall not be paid to or retained by Lessee if at the time of such payment or retention a Default or an Event of Default shall have occurred and be continuing or if the Airline Services Agreement shall have been terminated or canceled or shall have terminated in accordance with its terms, but shall be held by Lessor and applied in accordance with Section 28 hereof.  At such time as there shall not be continuing any such Default or Event of Default and the Airline Services Agreement shall not have been terminated or canceled or shall not have terminated in accordance with its terms, such amount shall be paid to Lessee to the extent not previously applied in accordance with the preceding sentence.

SECTION 12.  Inspection.  At all times upon notice to Lessee, Lessor or its authorized representative may inspect the Engine, whether or not installed on an Airframe or airframe and inspect and make copies (at its expense) of the Aircraft Documentation and other manuals, logs, books and records of Lessee relating to the maintenance of the Engine, any such inspection may, at Lessor’s election, include a visual, walk-around inspection, opening any panels, cowls or the like, Engine borescope inspections, Engine power assurance runs, ground operation and function checks; provided that no exercise of such inspection right shall unreasonably interfere with the scheduled operation or maintenance of the Engine or any Airframe on which it is then installed by, or the business of, Lessee unless deemed critical by Lessor.  In addition, upon receipt by Lessee of a written request from Lessor specifying that Lessor desires to have an authorized representative observe the next shop visit of the Engine (whether or not installed on any Airframe or airframe), under any maintenance program or regimen then maintained by Lessee, Lessee shall cooperate with Lessor to enable Lessor’s authorized representative to each observe such next shop visit, including reasonable advance notification to Lessor of the time and place of such shop visit.  Lessor shall have no duty to make any such inspection nor shall it incur any liability or obligation by reason of not making such inspection.

SECTION 13.  Assignment.  Lessee will not, without the prior express written consent of Lessor, assign in whole or in part this Lease or any of its rights or obligations hereunder.  Lessor may assign in whole or in part, or convey all or any part of its right, title and interest in and to, this Lease after giving Lessee ten (10) days notice thereof.  Subject to the foregoing, the terms and provisions of this Lease shall be binding upon and inure to the benefit of Lessor and Lessee and their respective successors and permitted assigns.

SECTION 14.  Events of Default.  Each of the following events shall constitute an Event of Default (whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body)

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and each such Event of Default shall continue so long as, but only as long as, it shall not have been remedied:

(a)           Lessee shall not have made a payment of Basic Rent or Stipulated Loss Value when the same shall have become due; or

(b)           Lessee shall have failed to make a payment of Supplemental Rent (other than Stipulated Loss Value) after the same shall have become due and such failure shall continue for five (5) days; or

(c)           Lessee shall have failed to perform or observe (or caused to be performed and observed) any covenant or agreement to be performed or observed by it under any Lessee Document other than the Airline Services Agreement and such failure shall continue unremedied for a period of twenty (20) days after the            earlier of (x) receipt by Lessee of written notice thereof from Lessor, or (y) insofar as the failure to perform or observe (or caused to be performed and observed) any covenant or agreement relates to any material covenant or agreement, an officer of Lessee as the case may be, whose functions and duties would make him familiar with the terms of this Lease has knowledge; or

(d)           any representation or warranty made by Lessee herein or any document or certificate furnished by Lessee in connection herewith or therewith or pursuant hereto or thereto, shall prove to have been incorrect in any material respect at the time made and such incorrectness shall not have been cured (to the extent of the adverse impact of such incorrectness on the interests of Lessor) within ten (10) days after the receipt by Lessee of a written notice from Lessor advising Lessee of the existence of such incorrectness; or

(e)           the commencement of an involuntary case or other proceeding in respect of Lessee in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law in the United States or seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Lessee or for all or substantially all of its property, or seeking the winding-up or liquidation of its affairs and the continuation of any such case or other proceeding undismissed and unstayed for a period of thirty (30) consecutive days or an order, judgment or decree shall be entered in any proceeding by any court of competent jurisdiction appointing, without the consent of Lessee, a receiver, trustee or liquidator of Lessee, or of any substantial part of its property, or sequestering or attaching any substantial part of the property of Lessee and any such order, judgment or decree or appointment or sequestration shall be final or shall remain in force undismissed, unstayed or unvacated for a period of thirty (30) days after the date of entry thereof; or

(f)            the commencement by Lessee of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable

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federal or state bankruptcy, insolvency or other similar law in the United States, or the consent by Lessee to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Lessee or for all or substantially all of its property, or the making by Lessee of any assignment for the benefit of creditors, or Lessee shall enter into any agreement, composition, extension or adjustment with creditors or shall take any corporate action to authorize any of the foregoing; or

(g)           Lessee shall fail to carry and maintain on or with respect to the Engine (whether or not installed on an Airframe) insurance required to be maintained in accordance with the provisions of Section 11 hereof; or

(h)           Lessee shall cease to be a Certificated Air Carrier; or

(i)            the attachment or taking possession by a creditor of a material part of, or the levy or enforcement of a distress, execution, sequestration or other process upon any assets, rights or revenues of Lessee and such attachment or order is not discharged within thirty (30) days; or

(j)            any event described in Section 10.02 of the Airline Services Agreement giving Lessor the ability to terminate the Airline Services Agreement shall have occurred; or

(k)           any event described in Section 10.03 of the Airline Services Agreement shall have occurred; or

(l)            Lessee shall have materially breached or shall be in default under any material purchase agreement, service agreement, maintenance agreement or other material agreement with any vendor relating to the Engine, including components; or any Airframe on which the Engine is then installed.

SECTION 15.  Remedies; Automatic Termination.  (a) Remedies. Upon the occurrence of any Event of Default and at any time thereafter so long as the same shall be continuing, Lessor may, at its option, declare by written notice to Lessee this Lease Agreement to be in default (provided that this Lease shall be deemed to be declared in default without the necessity of such written declaration upon the occurrence of any Event of Default described in Section 14(e) or Section 14(f)); and at any time thereafter, Lessor may do one or more of the following with respect to all or any part of the Engine as Lessor in its sole discretion shall elect, to the extent permitted by, and subject to compliance with any mandatory requirements of, applicable law then in effect:

(i)            upon the written demand of Lessor and at Lessee’s expense, cause Lessee to immediately return the Engine to Lessor or its order in the manner and condition required by, and otherwise in accordance with all the provisions of, Section 5 as if the Engine were being returned at the end of the Term, or Lessor, acting in its individual capacity or as attorney for Lessee, at its option, may enter upon the premises where all or any part of the Engine or any Part is located and

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take immediate possession of and remove the same, without the necessity of first instituting proceedings, or by summary proceedings or otherwise, and Lessee waives any right it may have under applicable law to a hearing prior to repossession of the Engine or Part (and/or, at Lessor’s option, store the same at Lessee’s premises until disposal thereof by Lessor), all without liability accruing to Lessor for or by reason of such entry or taking of possession or removing whether for the restoration of damage to property caused by such action or otherwise.  Lessee acknowledges and agrees that its obligations to return the Engine in those instances is incontrovertible without prejudice to its right to dispute any amounts, damages, interests or other amounts claimed by Lessor upon termination of this Lease and as such this Lease will be incontrovertible written evidence of such obligation of Lessee to return the Engine which Lessor will be entitled to enforce via injunctive orders.  Without limiting any other provision of this Lease or of any other Operative Document, if an Event of Default has occurred and is continuing, Lessor shall have the right to withhold or set-off against all amounts otherwise payable to Lessee hereunder or under the Airline Services Agreement or under any other aircraft, engine, spare parts or facility lease or sublease between Lessor or any Affiliate thereof and Lessee, all as security for Lessee’s obligations and liabilities under this Lease and the other Operative Documents, and to use and apply in whole or in part any or all of such amounts and set-offs to and against such obligations and liabilities of Lessee, and any such use, application or setoff shall be absolute, final and irrevocable;

(ii)           sell the Engine at public or private sale, as Lessor may determine, or otherwise dispose of, hold, use, operate, lease to others or keep idle the Engine as Lessor, in its sole discretion, may determine, all free and clear of any rights of Lessee and without any duty to account to Lessee with respect to such action or inaction or for any proceeds with respect thereto, except as hereinafter set forth in this Section 15;

(iii)          whether or not Lessor shall have exercised, or shall thereafter at any time exercise, any of its rights under paragraph (a) or paragraph (b) above with respect to the Engine, Lessor, by written notice to Lessee specifying a payment date which shall be a Lease Period Date not earlier than ten (10) days from the date of such notice (such specified date, the “Termination Date”), may demand that Lessee pay to Lessor, and Lessee shall pay Lessor, on the Termination Date, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the installments of Basic Rent for the Engine due for Lease Periods commencing on or after the Termination Date), any unpaid Basic Rent due on or prior to the Termination Date plus whichever of the following amounts Lessor, in its sole discretion, shall specify in such notice (together with interest, if any, on such amount at the Past Due Rate from the Termination Date until the date of actual payment of such amount): (A) an amount equal to the excess, if any, of (I) the Stipulated Loss Value for the Engine, computed as of the Termination Date, over (II) the aggregate fair market rental value (computed as hereafter in this Section 15 provided) of the Engine for the remainder of the Term, after discounting such aggregate fair market rental value to the present value thereof as

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of the Termination Date at an annual rate equal to the Base Rate; or (B) an amount equal to the excess, if any, of the Stipulated Loss Value for such Aircraft, computed as of the Termination Date, over (II) the fair market sales value of the Engine (computed as hereafter in Section 15 provided) as of the Termination Date;

(iv)          in the event Lessor, pursuant to paragraph (b) above, shall have sold or caused a sale of the Engine, Lessor, in lieu of exercising its rights under paragraph (c) above with respect to the Engine, may, if it shall so elect, demand that Lessee pay Lessor, and Lessee shall pay to Lessor, on the date of such sale, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the installments of Basic Rent for the Engine due on or after such date), any unpaid Basic Rent with respect to the Engine due on or prior to such date plus the amount of any deficiency between (I) the net proceeds of such sale (after deduction of all reasonable costs of sale) and (II) the Stipulated Loss Value of the Engine, computed as of the Stipulated Loss Value Date on or immediately preceding the date of such sale together with interest, if any, on the amount of such deficiency, at the Past Due Rate, from the date of such sale to the date of actual payment of such amount; and/or

(v)           Lessor may rescind, terminate or cancel this Lease Agreement as to the Engine, and/or may exercise any other right or remedy which may be available to it under applicable law or proceed by appropriate court action to enforce the terms hereof or to recover damages for breach hereof.

For the purposes of paragraph (iii) above, the “fair market rental value” or the “fair market sales value” of the Engine shall be the rental value or sales value, as the case may be, which would be obtained in an arm’s-length transaction between an informed and willing Lessee or purchaser, as the case may be, under no compulsion to lease or purchase, as the case may be, and an informed and willing Lessor or seller in possession under no compulsion to lease or sell, as the case may be, in each case based upon the actual condition and location of the Engine, which value shall be determined pursuant to an appraisal prepared and delivered by a nationally recognized firm of independent aircraft appraisers chosen by Lessor. The cost of such appraisal or appointment shall be borne by Lessee.

In addition, Lessee shall be liable, except as otherwise provided above and without duplication of amounts payable hereunder, for any and all unpaid Rent due hereunder before, after or during the exercise of any of the foregoing remedies and for all reasonable legal fees and other costs and expenses (including fees of the appraisers hereinabove referred to) incurred by Lessor by reason of the occurrence of any Event of Default or the exercise of Lessor’s remedies with respect thereto, including all costs and expenses incurred in connection with the return of the Engine in accordance with the terms of Section 5 or in placing the Engine in the condition and airworthiness required by such Section.

At any sale of the Engine or any part thereof pursuant to this Section 15(a), Lessor  may bid for and purchase such property.  Lessor agrees to give Lessee at least ten (10) days prior written notice of the date fixed for any public sale of the Engine or of the date on or after which

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will occur the execution of any contract providing for any private sale.  Except as otherwise expressly provided above, no remedy referred to in this Section 15(a) is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lessor at law or in equity; and the exercise or beginning of exercise by Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by Lessor of any or all of such other remedies.  No waiver by Lessor of any Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default.

(b)           Automatic Termination.  If the Airline Services Agreement shall be terminated or canceled or shall terminate in accordance with its terms, except for the provisions of Sections 29(b) and 29(c) of this Lease (which shall survive) this Lease shall thereupon terminate forthwith and without notice.  Upon the termination of this Lease as aforesaid and at any time thereafter, Lessor may, to the extent permitted by, and subject to compliance with any mandatory requirements of, applicable law then in effect, and at Lessee’s expense, cause Lessee to immediately return, and Lessee shall immediately return, the Engine to Lessor or its order in the manner and condition required by, and otherwise in accordance with all the provisions of Section 5 as if the Engine were being returned at the end of the Term, or Lessor, at its option, may enter upon the premises where all or any part of the Engine is located and take immediate possession of and remove the same, without the necessity of first instituting proceedings, or by summary proceedings or otherwise, and Lessee waives any right it may have under applicable law to a hearing prior to repossession of the Engine or Part (and/or, at Lessor’s option, store the same in accordance with the provisions of Section 5(d)), all without liability accruing to Lessor for or by reason of such entry or taking of possession or removing whether for the restoration of damage to property caused by such action or otherwise.  Lessee acknowledges and agrees that its obligations to return the Engine in those instances is incontrovertible without prejudice to its right to dispute any amounts, damages, interests or other amounts claimed by Lessor upon termination of this Lease and as such this Lease will be incontrovertible written evidence of such obligation of Lessee to return the Engine which Lessor will be entitled to enforce via injunctive orders.

In addition, Lessee shall be liable for any and all unpaid Rent due hereunder before or during the occurrence of the events referred to in the preceding paragraph, and all costs and expenses incurred in connection with the return of the Engine in accordance with the terms of Section 5 or in placing the Engine in the condition and airworthiness required by such Section.

SECTION 16.  Lessee’s Cooperation Concerning Certain Matters.  Forthwith upon the execution and delivery of each Lease Supplement from time to time required by the terms hereof and upon the execution and delivery of any amendment to this Lease, Lessee will cause such Lease Supplement or amendment to be duly filed and recorded, and maintained of record, in accordance with the applicable laws of the registry of any aircraft on which the Engine may be installed.  In addition, Lessee will promptly and duly execute and deliver to Lessor such further documents (including the filing of Uniform Commercial Code financing statements and continuation statements with respect to previously filed financing statements) and assurances and take such further action as identified in the annual opinion of counsel required to be furnished pursuant to Section 30(c), and/or as Lessor may, in connection with the delivery of the Engine hereunder and from time to time thereafter, reasonably request, in order more effectively to carry out the intent and purpose of this Lease and to establish and protect the rights and remedies

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created or intended to be created in favor of Lessor, hereunder or in respect thereof, including, without limitation, if requested by Lessor, at the expense of Lessee, the execution and delivery of supplements or amendments hereto, each in recordable form, subjecting to the Engine pursuant to the terms thereof and the recording or filing of counterparts thereof, in accordance with the laws of such jurisdictions as Lessor may from time to time deem advisable.  Lessee agrees to furnish to Lessor, promptly after execution and delivery of any supplement and amendment hereto, an opinion of counsel reasonably satisfactory to Lessor as to the due recording or filing of such supplement or amendment.  Commencing in 2006 on or before April 30 of each year during the Term, Lessee will deliver to Lessor a certificate of Lessee, signed by the President, a Vice President or the Chief Financial Officer of Lessee to the effect that the signer is familiar with or has reviewed the relevant terms of this Lease and the signer does not have actual knowledge of the existence, as of the date of such certificate, of any condition or event which constitutes a Default or an Event of Default.  Lessee agrees that if an officer of Lessee has actual knowledge of the existence of a Default or an Event of Default, then Lessee shall promptly give to Lessor notice thereof and such other information relating thereto as Lessor may reasonably request.  Lessee will deliver to Lessor (i) within forty-five (45) days after the end of the first three quarterly periods of each fiscal year of Lessee, a balance sheet of Lessee as of the close of such period, together with related statements of financial performance and cash flows for such period and, upon filing with the Securities and Exchange Commission (and in any event no later than sixty (60) days after the end of the first three quarterly periods of each fiscal year of MAIR Holdings, Inc.), the form 10-Q of MAIR Holdings, Inc. for such period; (ii) within one hundred and twenty (120) days after the close of such fiscal year, a balance sheet of Lessee as of the close of such fiscal year, together with the related statements of financial performance and cash flows for such fiscal year and the form 10-K of MAIR Holdings, Inc. for such period, prepared in the case of clause (i) and (ii) in accordance with generally accepted accounting principles, consistently applied; (iii) within thirty (30) days after the end of each calendar quarter, if not previously provided to Lessor, any Securities and Exchange Commission filings of Lessee and MAIR Holdings, Inc. during the preceding calendar quarter; (iv) upon filing with the Securities and Exchange Commission (and in any event no later than ninety (90) days after the close of MAIR Holdings, Inc.’s fiscal year), the annual report of MAIR Holdings, Inc. for such fiscal year; and (v) from time to time, such financial statements and other information relating to Lessee and MAIR Holdings, Inc. as Lessor may reasonably request.

SECTION 17.  Notices.  All notices required under the terms and provisions hereof shall be by telecopy or other telecommunication means (with such telecopy or other telecommunication means to be confirmed in writing), or if such notice is impracticable, by registered, first-class airmail, with postage prepaid, or by nationally recognized overnight courier service, or by personal delivery of written notice and any such notice shall become effective when received, addressed:

(i)            if to Lessor, at 2700 Lone Oak Parkway (A4010), Eagan, Minnesota 55121-1534, Attention: Treasurer (Telecopy No. (612) 726-2221), or to such other address or telecopy number as Lessor shall from time to time designate in writing to Lessee, and

(ii)           if to Lessee, at 1000 Blue Gentian Road, Suite 200, Eagan, Minnesota  55121, Attention: President (Telecopy No. (651) 367-5360), or to

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such other address or telecopy number as Lessee shall from time to time designate in writing to Lessor.

SECTION 18.  No Set-Off, Counterclaim, etc.  This Lease is a net lease.  All Rent shall be paid by Lessee to Lessor in funds of the type specified in Section 3(d).  Lessee’s obligation to pay all Rent payable hereunder shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which Lessee may have against Lessor or anyone else for any reason whatsoever (whether in connection with the transactions contemplated hereby or any other transactions), including, without limitation, any breach by Lessor of its warranties, agreements or covenants contained in any of the Operative Documents or Lessee Documents, each of which rights Lessee expressly waives, (ii) any defect in the title, registration, airworthiness, condition, design, operation, or fitness for use of, or any damage to or loss or destruction of, the Engine, or any interruption or cessation in or prohibition of the use or possession thereof by Lessee for any reason whatsoever, including, without limitation, any such interruption, cessation or prohibition resulting from the act of any government authority, (iii) any insolvency, bankruptcy, reorganization or similar case or proceedings by or against Lessee or any other person, or (iv) any other circumstance, happening, or event whatsoever, whether or not unforeseen or similar to any of the foregoing.  If for any reason whatsoever this Lease shall be terminated in whole or in part by operation of law or otherwise except as specifically provided herein, Lessee nonetheless agrees without limitation of the other rights or remedies of Lessor hereunder, to pay to Lessor an amount equal to each Rent payment at the time such payment would have become due and payable in accordance with the terms hereof had this Lease not been terminated in whole or in part.  Lessee hereby waives, to the extent permitted by applicable law, any and all rights which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to terminate, cancel, quit or surrender this Lease except in accordance with the express terms hereof.

SECTION 19.  No Renewal.  Lessee shall not have the right to renew this Lease.

SECTION 20.  Maintenance Program.  Lessor shall have the right in its sole discretion upon and after return of the Engine to utilize the Maintenance Program at no cost to Lessor and Lessee hereby agrees that is shall permit Lessor to utilize the Maintenance Program upon and after return of the Engine at no cost to Lessor.

SECTION 21.  Lessor’s Right to Perform for Lessee.  If Lessee fails to make any payment of Rent required to be made by it hereunder or fails to perform or comply with any of its agreements contained herein, then Lessor may itself make such payment or perform or comply with such agreement but shall not be obligated hereunder to do so, and the amount of such payment and the amount of the reasonable expenses of Lessor incurred in connection with such payment or the performance of or compliance with such agreement, as the case may be, together with interest thereon at the Past Due Rate, shall be deemed Supplemental Rent, payable by Lessee upon demand.

SECTION 22.  [Intentionally Omitted].

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SECTION 23.  Service of Process.  Lessor and Lessee each hereby irrevocably submits itself to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Lease, the subject matter hereof or any of the transactions contemplated hereby brought by Lessor (or, if and so long as the Engine is subject to a Headlease, by any other party to the Headlease Documents) or their respective successors or assigns.

SECTION 24.  Miscellaneous. Subject to Section 15(b), any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  No term or provision of this Lease may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by Lessor and Lessee.  This Lease shall constitute an agreement of lease, and nothing contained herein shall be construed as conveying to Lessee any right, title or interest in the Engine except as a lessee only.  Neither Lessee nor any Affiliate of Lessee will file any tax returns in a manner inconsistent with the foregoing fact or with the Owner’s ownership of the Engine.  The section and paragraph headings in this Lease and the table of contents are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof and all references herein to numbered sections, unless otherwise indicated, are to sections of this Lease.  The Exhibits attached hereto are intended to be an integral part of this Lease and are incorporated into this Lease by reference for all purposes.  THIS LEASE HAS BEEN DELIVERED IN THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.  This Lease may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.  This Lease, the Airline Services Agreement, and the Lease Supplement contain the complete and exclusive statement of the terms and conditions of the entire Engine lease agreement between Lessor and Lessee for the Term.  Nothing in this Lease shall be interpreted or construed as establishing between the parties a partnership, joint venture or other similar arrangement.

SECTION 25.  [Intentionally Omitted.]

SECTION 26.  Covenant of Quiet Enjoyment.  So long as (a) no Event of Default shall have occurred and be continuing and (b) the Airline Services Agreement shall not have been terminated or canceled or shall not have terminated in accordance with its terms, Lessor shall not interfere with Lessee’s continued use and operation of, and quiet enjoyment of, the Engine.

SECTION 27.  Federal Bankruptcy Code.  It is the intention of the parties that the provisions of 11 U.S.C. Section 1110, or any analogous section of the Federal bankruptcy laws, as amended from time to time, shall be applicable to the interest of Lessor in the Engine and to any right of Lessor to take possession of the Engine in compliance with the provisions of this Lease, as the same may be amended, modified or supplemented from time to time.

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SECTION 28.  Use of Funds.  If a Default or an Event of Default shall have occurred and is continuing, or if a default or an event of default under any other aircraft, engine, spare parts or facility lease or sublease or any other agreement, instrument or document between Lessor or any Affiliate thereof and Lessee or any Affiliate thereof shall have occurred and is continuing, Lessor shall have the right in its sole discretion to apply any funds of Lessee that it holds including, without limitation, those which are part of Basic Rent and those which are held pursuant to Sections 10(f)(i) and 11(g)(i) hereof, to cure any Default or Event of Default or any default or event of default under any agreement, instrument or document between Lessor or any Affiliate thereof and Lessee or any Affiliate thereof; provided, however, that Lessor shall have no obligation hereunder to apply any such funds. The amount of any such funds so applied and the amount of the reasonable expenses of Lessor incurred in connection with such application, together with interest thereon at the Past Due Rate shall be deemed Supplemental Rent, payable by Lessee upon demand.

SECTION 29.  Lessee’s Representations, Warranties and Indemnities. (a)  In General.  Lessee represents, warrants and covenants to Lessor that as of the Commencement Date:

(i)            Lessee is a Certificated Air Carrier and corporation duly organized and validly existing pursuant to the laws of the State of Minnesota; is duly qualified to do business as a foreign corporation in each jurisdiction in which its operations or the nature of its business requires, other than failures to qualify which would not have a material adverse effect on the consolidated business, assets, properties or condition (financial or otherwise) of Lessee and its subsidiaries taken as a whole or on the ability of Lessee to perform its obligations under the Lessee Documents; has its jurisdiction of organization (as such term is used in Article 9 of the Uniform Commercial Code) in Minnesota; holds all licenses, certificates, permits and franchises from the appropriate agencies of the United States and/or all other governmental authorities having jurisdiction necessary to conduct its business as presently conducted (other than those licenses, certificates, permits and franchises which, if not obtained, would not have an adverse effect on the consolidated business assets, properties or condition (financial or otherwise) of Lessee or on the ability of Lessee to perform its obligations under the Lessee Documents); and has the corporate power and authority to own or hold under the Lease its properties wherever located or used and to enter into and perform its obligations under the Lessee Documents;

(ii)           the execution, delivery and performance by Lessee of the Lessee Documents to which Lessee is a party will, on the Commencement Date, have been duly authorized by all necessary corporate action on the part of Lessee, do not require any stockholder approval, or approval or consent of any trustee or holders of any indebtedness or obligations of Lessee except such as have been duly obtained or by the Commencement Date will have been duly obtained, and neither the execution or delivery thereof or the consummation by Lessee of the transactions contemplated thereby nor the compliance by Lessee with any of the terms and provisions of such agreements contravenes any law, judgment, government rule, regulation or order binding on Lessee or the certificate of

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incorporation or by-laws of Lessee or contravenes the provisions of, or constitutes a default under, or results in the creation of any Lien (other than Permitted Liens) upon the property of Lessee under, any indenture, mortgage, contract or other agreement to which Lessee is a party or by which it or its properties may be bound or affected;

(iii)          neither the execution and delivery by Lessee of the Lessee Documents to which Lessee is a party nor the performance by Lessee of its obligations thereunder require the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of, any Federal, state or foreign government authority or agency, except for (A) the orders, permits, waivers, exemptions, authorizations and approvals of the regulatory authorities having jurisdiction over the operation of the Aircraft by Lessee required to be obtained on or prior to the Commencement Date, which orders, permits, waivers, exemptions, authorizations and approvals have been duly obtained and are, or will on the Commencement Date be in full force and effect, and (B) such consents, approvals, notices, registrations and other actions required by the terms of the Lessee Documents to the extent required to be given or obtained only after the Commencement Date;

(iv)          on the Commencement Date the Lessee Documents to which Lessee is a party will each constitute legal, valid and binding obligations of Lessee enforceable against Lessee in accordance with the terms thereof (except as enforceability may be limited by (A) general principles of equity, (B) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the rights of creditors generally, (C) applicable laws which may affect the remedies provided therein; which laws, however, do not make the remedies provided therein inadequate for the practical realization of the benefits provided thereby, except that no representation or warranty is made as to the amount of priority of any recovery under any particular circumstances, and (D) in the case of indemnity provisions contained in such documents, as limited by public policy considerations);

(v)           there are no pending or, to the best of Lessee’s knowledge, threatened actions, suits or proceedings before any court, governmental body, arbitration board, tribunal or administrative agency which might adversely affect the business, condition (financial or otherwise), operations or properties of Lessee or Lessee’s ability to perform its obligations under the Lessee Documents to which Lessee is a party;

(vi)          except for (A) the filing for recording pursuant to the Federal Aviation Act of the Lease with the Lease Supplement covering the Engine and (B) the filing of financing statements (and continuation statements at periodic intervals) with respect to the security and other interests created by such documents under the Uniform Commercial Code, no further action, including any filing or recording of any document (including any financing statement in respect thereof under Article 9 of the Uniform Commercial Code of any applicable

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jurisdiction), is necessary in order to establish and perfect Lessor’s interest in the Engine as against Lessee in any applicable jurisdictions in the United States;

(vii)         there has not occurred any event which constitutes an Event of Default under the Lease or a default or an event of default under any other aircraft, engine, spare parts or facility lease or sublease or any other agreement, instrument or document between Lessor or any of its Affiliates and Lessee (or any event which with the giving of notice or the passage of time or both would constitute an Event of Default under the Lease or an event of default under any other aircraft, engine, spare parts or facility lease or sublease between Lessor or any of its Affiliates and Lessee) which is presently continuing;

(viii)        the Engine will be free and clear of all Liens, except Permitted Liens (including, for this purpose, any Lien which would be a Lessor Lien but for the proviso to either such definition);

(ix)           the Engine will be duly certified by the FAA as to type, serviceability and airworthiness, will be insured by Lessee in accordance with the terms of this Lease and will be in the condition and state of repair required under the terms of this Lease;

(x)            Lessor, as lessor hereunder, will be entitled to the benefits of 11 U.S.C. Section 1110 (or any successor statute containing the material terms of 11 U.S.C Section 1110) in the event of any reorganization of Lessee under such Section; and

(xi)           there has not been any material adverse change in the operations or financial condition of Lessee since March 31, 2005.

(b)           General Tax Indemnity.

(i)            Indemnity.  Except as provided in Section 29(b)(ii) hereof, Lessee shall on an After-Tax Basis pay, protect, save and on written demand shall indemnify and hold harmless any Tax Indemnitee from and against any and all Taxes howsoever imposed against any Tax Indemnitee, Lessee, Lessee Person or any Aircraft, Airframe or airframe on which the Engine is installed from time to time, the Engine, or any Part thereof or interest therein by any Federal, state or local government or other taxing authority in the United States or by any foreign government or any political subdivision or taxing authority thereof or by any territory or possession of the United States or by any international authority (“Taxing Authority”) upon or in connection with or relating to (A) the construction, financing, refinancing, purchase, acquisition, acceptance, rejection, delivery, nondelivery, transport, ownership, registration, re-registration, insuring, assembly, possession, repossession, operation, location, use, control, condition, maintenance, repair, sale, return, abandonment, installation, storage, redelivery, replacement, leasing, subleasing, modification, rebuilding, importation, exportation, transfer of title, transfer of registration, or other application or

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disposition of the Engine or any Part thereof or any interest in the foregoing, (B) the rentals, receipts or earnings from the Engine or any Part thereof or any interest in the foregoing, (C) any amount paid or payable pursuant to any Operative Document or Lessee Document or any document related to any Operative Document or Lessee Document, (D) any Aircraft, Airframe or airframe on which the Engine is installed from time to time, the Engine or any Part thereof or any interest in the foregoing, (E) any or all of the Operative Documents or the Lessee Documents or the execution, issuance, delivery or registration of, or the performance under, or otherwise with respect to any of the Operative Documents or Lessee Documents and any other documents contemplated hereby or thereby and amendments and supplements hereto and thereto or the execution, delivery or performance of any thereof or the issuance, acquisition, modification, holding or subsequent transfer thereof, or (F) otherwise with respect to or in connection with the transactions contemplated by the Operative Documents or the Lessee Documents.

(ii)           Exclusions from General Tax Indemnity.  The provisions of Section 29(b)(i) shall not apply:

(1)           to any Income Tax (as defined in Section 29(d) hereof) imposed on Lessor by the United States Federal government;

(2)           to any Tax to the extent imposed as a result of a voluntary transfer or disposition by a Tax Indemnitee including, without limitation, a transfer or disposition of all or any portion of its equitable or legal ownership or leasehold interest in the Engine, any Part or any Operative Document or Lessee Document, or any interest in such Tax Indemnitee, unless such transfer or disposition shall occur (A) during the continuance of a Default or Event of Default under this Lease or the Aircraft Lease with respect to any Aircraft or Airframe on which the Engine is then installed, or upon the termination or cancellation of the Airline Services Agreement or (B) in connection with the termination of the Lease or the action or direction of Lessee pursuant to Sections 2, 5 ,6, 7, 8, 9 or 10 of this Lease;

(3)           [Intentionally Omitted];

(4)           to Taxes to the extent imposed with respect to events occurring or matters arising, after the earlier of (x) the return of physical possession of the Engine to Lessor or its designee pursuant to the terms of this Lease or (y) the commencement of storage pursuant to Section 5(c) hereof; provided the exclusion set forth in this subparagraph (4) shall not apply to Taxes to the extent such Taxes relate to events, periods or matters occurring or arising prior to or simultaneously with such time or arise as a result of amounts payable by Lessee after such time or occur during the continuance of a Default or Event of Default under this Lease;

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(5)                                  to any Tax to the extent arising out of or caused by, or to the extent such Tax would not have been incurred but for, (A) the willful misconduct of such Tax Indemnitee or (B) the breach of any representation, covenant or agreement by such Tax Indemnitee in any Operative Document; or

(6)                                  [Intentionally Omitted].

Nothing contained in Section 29(b)(ii) hereof shall apply to any Tax in the nature of a sales, use, value added, goods and services, transfer, recording, excise or registration Tax imposed on or with respect to the Engine or any Part or interest therein or title thereto, incurred prior to, or on the date of, the execution and delivery of this Lease.

For the avoidance of doubt, and notwithstanding any provision herein to the contrary, Lessee agrees to indemnify Lessor on an After-Tax Basis against, and agrees to hold Lessor harmless from, any and all payments, indemnities and gross-ups required to be made by Lessor to or for the benefit of any other Person pursuant to any agreement between Lessor and such other Person relating to the Engine or any Part thereof.

(iii)                               Calculation of General Tax Indemnity Payments.  Notwithstanding any provision contained in Section 29(b)(ii) hereof, any payment which Lessee shall be required to make to, or for the account of, any Tax Indemnitee, with respect to any Tax (or any payment made in connection with the payment or contest of any Tax) which is subject to indemnification under this Section 29(b) shall be paid on an After-Tax Basis.  Any calculation of an indemnity payment for an inclusion item, and of any gross-up of an indemnity or reverse indemnity payment, will be on the basis of then-actual Federal, state, and local tax rates applicable to such Tax Indemnitee, and based upon the assumption that the Tax Indemnitee is fully taxable at such tax rates.

Any Taxes that are imposed on any Tax Indemnitee as a result of the disallowance or reduction of any tax benefit (including foreign tax credits) referred to in this subsection as to which Lessor has made a payment to Lessee required hereby (or as to which such Lessor would have made payment but for Section 29(b)(viii) or which benefit was otherwise taken into account in computing Lessee’s indemnity obligation pursuant to this Section 29(b)) in a taxable year subsequent to the utilization by the Tax Indemnitee, or any amount required to be paid by Lessor to a Tax Indemnitee pursuant to any other agreement with such Tax Indemnitee relating to the Engine shall be treated as a Tax for which Lessee is obligated to indemnify the relevant Tax Indemnitee or reimburse Lessor pursuant to the provisions of this Section 29(b), without regard to the exclusions set forth in Section 29(b)(ii) hereof.

(iv)                              General Tax Indemnity – Contests.  With respect to any Tax Indemnitee that is Lessor or any Affiliate thereof (a “Lessor Tax Indemnitee”) at

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Lessee’s written request and with the written consent of Lessor, Lessee shall be entitled to contest any claim with respect to any Tax imposed on such Lessor Tax Indemnitee other than an Income Tax either in Lessee’s name or in the name of such Lessor Tax Indemnitee at Lessee’s sole cost and expense (a “Lessee Controlled Contest”) . If Lessor receives a written claim from any Tax Indemnitee or any Taxing Authority for any Tax for which Lessee is obligated pursuant to Section 29(b)(i), Lessor shall notify Lessee promptly of such claim (it being understood and agreed that failure to provide such notice shall not adversely affect or otherwise prejudice any Tax Indemnitee’s right to an indemnity hereunder except to the extent such failure precludes any contest of such claim).  If the Tax cannot be contested in a Lessee Controlled Contest for any reason (including, but not limited to the refusal of the Lessor or other Tax Indemnitee to consent thereto), upon written request from Lessee received by Lessor within ten (10) Business Days of such notice Lessor or such Tax Indemnitee shall contest such claim in good faith at Lessee’s sole cost and expense.  Any such contest shall be at Lessor’s or such Tax Indemnitee’s, as the case may be, control and direction.  In any such contest the Tax Indemnitee or Lessor, as the case may be, may in its sole discretion select the forum for such contest and determine whether any such contest shall be by (A) resisting payment of such Tax, (B) paying such Tax under protest or (C) paying such Tax and seeking a refund or other repayment thereof.  In no event shall Lessor be required to contest, or to request a Tax Indemnitee to contest, or Lessee be permitted to contest, the imposition of any Tax for which Lessee is obligated pursuant to this Section 29(b) unless (W) no Default or Event of Default shall have occurred and be continuing, (X) Lessee shall have agreed to pay to Lessor and to the Tax Indemnitee on demand on an After-Tax Basis all reasonable costs and expenses that Lessor and the Tax Indemnitee may incur in connection with contesting such claim (including, without limitation, all reasonable legal and accounting fees and disbursements), (Y) such action to be taken will not result in a risk of sale, forfeiture or loss of, or the creation of any Lien on, the Engine or any Part, or any Aircraft, Airframe or airframe on which the Engine is installed, other than Permitted Liens or a risk of imposition of criminal penalties, and (Z) if such contest shall be conducted in a manner requiring the payment of the claim, Lessee shall have paid the amount required directly to the appropriate authority or made an advance of the amount thereof to such Tax Indemnitee on an interest-free basis and agreed to indemnify Lessor and such Tax Indemnitee on an after-tax basis for any cost or Taxes payable with respect to such advance.  In addition, Lessee shall not have any right to request Lessor or any other Tax Indemnitee to contest a claim unless (x) the amount of indemnity payments that Lessee would be required to make if the contest were unsuccessful is at least $***, (y) prior to commencement of any contest, Lessee has delivered to Lessor and, if requested by Lessor, the Tax Indemnitee a written acknowledgment of Lessee’s obligation under this Section 29(b) to indemnify such Lessor and such Tax Indemnitee with respect to the Tax at issue to the extent that the contest is unsuccessful; and (z) Lessor and the relevant Tax Indemnitee has received an opinion of independent tax counsel selected by Lessor that concludes that a Reasonable Basis exists with respect to

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the tax position Lessee has asserted.  For the purposes of this Section 29(b), the term “Reasonable Basis” shall have the meaning set forth for such term in Formal Opinion 85-352 issued by the Standing Committee on Ethics and Professional Responsibility of the American Bar Association.  Lessee shall have no right to pursue or appeal or cause any Tax Indemnitee or Lessor to pursue or appeal an adverse judicial decision without the prior written consent of Lessor and, if required by Lessor, the relevant Tax Indemnitee.

Nothing contained in this Section 29(b)(iv) shall require a Lessor or a Tax Indemnitee to contest, or permit Lessee to contest, a claim which such Tax Indemnitee would otherwise be required to contest, if such Tax Indemnitee shall waive payment by Lessor and Lessee of any amount that might otherwise be payable by Lessee under this Section 29(b) in respect of such claim and any other claim, the contest of which would be precluded.  In addition, for the avoidance of doubt, Lessee shall have no right to contest or require any other party to contest any Tax imposed on a Tax Indemnitee in a manner or to the extent that is inconsistent with Lessor’s rights under any Operative Document or Lessee Document.

(v)                                 General Tax Indemnity – Reports.  If any report, return or statement is required to be filed with respect to any Tax which is subject to indemnification under this Section 29(b), Lessee shall timely file the same at its sole expense (except for any such report, return or statement which a Tax Indemnitee has notified Lessor or Lessee that such Tax Indemnitee intends to file or which such Tax Indemnitee is required by law to file in its own name).  Lessee shall either file such report, return or statement so as to show the ownership of the Engine in the Owner and send a copy of such report, return or statement to Lessor, the Tax Indemnitee and the Owner or, where Lessee is not so permitted to file such report, return or statement, it shall notify the Tax Indemnitee and Lessor of such requirement and prepare and deliver such report, return or statement to the Tax Indemnitee and Lessor in a manner satisfactory to such Tax Indemnitee and Lessor within a reasonable time prior to the time such report, return or statement is to be filed.  Lessee shall hold Lessor and the Tax Indemnitee harmless on an After-Tax Basis from and against any penalties, interest, fines or additions to Tax caused by the inaccuracy of any report, return or statement prepared and filed by Lessee on behalf of Lessor or any other Tax Indemnitee. Lessee will provide at Lessee’s expense to Lessor and the Tax Indemnitee such information as Lessor or any Tax Indemnitee may reasonably request in writing that is reasonably necessary to enable Lessor or such Tax Indemnitee to comply with their tax filings, audit and litigation requirements.  If Lessee receives written notice from a Taxing Authority or a Tax Indemnitee or otherwise of a Tax that is imposed upon a Tax Indemnitee but not indemnified against by Lessee hereunder, Lessee will promptly forward a copy of such notice to Lessor and the Tax Indemnitee.  Lessee shall also provide or cause to be provided to Lessor, upon request and at Lessee’s expense, all documents, records and other information that Lessor is required to provide any Tax Indemnitee under any applicable agreements between Lessor and such Tax Indemnitee.

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(vi)                              Verification.  At Lessee’s written request after Lessee receives computations showing the amount of any indemnity payable by Lessee pursuant to Section 29(b)(i), Lessor shall exercise its rights, if any, under applicable agreements with the claimant Tax Indemnitee with respect to verification of such computation.  If Lessee pays such indemnity in whole or in part before completion of the verification procedure, appropriate adjustments will be made promptly after completion of the verification procedure to take into account any redetermination of the indemnity by the accounting firm.  Any fee and disbursements of the accounting firm payable by Lessor shall be paid by Lessee.  Lessee will have no right under this Section 29(b) to examine any tax return of any Tax Indemnitee or Lessor.  The sole responsibility of such accounting firm shall be to verify the computations of the amount payable hereunder and the interpretation of this Agreement or any other agreement shall not be within the scope of such accounting firm’s responsibilities.

(vii)                           General Tax Indemnity – Payment.  Except as provided in Section 29(b)(iv) hereof, Lessee shall pay any Tax for which it is liable pursuant to Section 29(b)(i) directly to the appropriate taxing authority if legally permissible or upon demand of a Tax Indemnitee or Lessor shall pay such Tax and any other amounts due hereunder to such Tax Indemnitee or to Lessor as indicated in such demand within ten (10) Business Days of such demand.  Any such demand for payment from a Tax Indemnitee or Lessor shall specify in reasonable detail the payment and the facts upon which the right to payment is based.  Lessor shall request that the Tax Indemnitee promptly forward to Lessee a copy of any notice, bill or advice received by it to the extent concerning any Tax indemnified against hereunder (provided that the failure of the Lessor to make such request or the failure of the Tax Indemnitee to forward such notice, bill or advice shall not adversely affect the Lessor’s or Tax Indemnitee’s rights to indemnification hereunder).  Within twenty (20) days after the date of each payment by Lessee of any Tax indemnified against hereunder, Lessee shall furnish the appropriate Tax Indemnitee (with a copy to Lessor) the original or a certified copy of a receipt for Lessee’s payment of such Tax or such other evidence of payment of such Tax as is reasonably acceptable to such Tax Indemnitee.

(viii)                        Application of Payments During Existence of Default or Event of Default.  Any amount payable to Lessee pursuant to the terms of this Section 29(b) shall not be paid to or retained by Lessee if at the time of such payment or retention a Default or Event of Default shall have occurred and be continuing or if the Airline Services Agreement shall have been terminated or cancelled or shall have been terminated in accordance with its terms, but shall be held by Lessor and applied pursuant to Section 28 hereof..

(ix)                                [Intentionally Omitted].

(x)                                   Inclusions.  If Lessor is required by any Taxing Authority to include in its income for income tax purposes, or Lessor receives an opinion from

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independent tax counsel selected by Lessor and reasonably acceptable to Lessee, that Lessor does not have a Reasonable Basis to exclude from its income for income tax purposes, any amount in respect of, or resulting from (i) any modification, repair, improvement, addition, substitution or replacement of the Engine or any Part, or of any Aircraft, Airframe or airframe on which the Engine is installed from time to time, (ii) any payment of Basic Rent or Supplemental Rent under the Lease by or on behalf of Lessee in an amount greater, or at a time earlier, than the amounts or times provided in the Lease, (iii) any warranty or indemnity payments or refunds attributable to the Engine received from the Manufacturer which was not remitted to, and retained by, Lessor, (iv) the theft, destruction or other loss of the Engine or any Part; (v) any application of Section 467(b)(2) to the Lease; (vi)   any payment of indemnities to a Tax Indemnitee or Indemnitee (other than Lessor) or fees, expenses or reimbursement to a trustee, agent or other Person pursuant to this Agreement, or (vii) any act or payment by Lessee not required under the terms of the Lessee Documents (herein called a “Lessor Inclusion”), Lessee shall pay to Lessor an amount which, on an After-Tax Basis, shall be equal to the amount of the additional taxes on or measured by gross or net income (plus any and all fines, penalties, additions to tax and interest calculated by reference thereto) payable by Lessor as a result of such Lessor Inclusion.

(xi)                                Contests Etc.  The provisions of Section 29(b)(iii) and 29(b)(iv) of this Agreement shall apply, mutatis mutandis, with respect to any Lessor Inclusion.

(xii)                             Minimum Indemnity.  The amount of any indemnity payable by Lessee to Lessor pursuant to this Section 29 shall in all events be an amount sufficient to restore Lessor to the position that Lessor would be in if the Lessor Inclusion or any indemnity otherwise payable by Lessor pursuant to any agreement with a Tax Indemnitee that gave rise to Lessee’s obligation hereunder had not occurred.

(c)                                  General Indemnity.  Lessee hereby agrees to indemnify each Indemnitee against, and agrees to protect, defend, save and keep harmless each thereof from (whether or not the transactions contemplated herein or in any of the other Lessee Documents are consummated), any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, out-of-pocket costs, expenses and disbursements (including reasonable legal fees and expenses but excluding internal costs and expenses such as salaries and overhead), of whatsoever kind and nature (collectively called “Expenses”) imposed on, incurred by or asserted against any Indemnitee, in any way relating to or arising out of (A) any of the Operative Documents or the Lessee Documents or any of the transactions contemplated thereby or the enforcement of any of the terms thereof or any amendment, modification or waiver in respect thereof, (B) the manufacture, purchase, acceptance or rejection of any Aircraft, Airframe, airframe, the Engine or any Part, (C) any Aircraft, Airframe or airframe (or any portion of any thereof) or the Engine or any Part whether or not arising out of the finance, refinance, ownership, delivery, nondelivery, storage, sublease, possession, use, non-use, operation, maintenance, registration, reregistration, condition, modification, alteration, replacement, repair, substitution, sale, return or other disposition of any

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Aircraft, Airframe, airframe (or any portion of any thereof) or the Engine or any Part) including, without limitation, latent or other defects, whether or not discoverable, strict tort liability, any damage to property or the environment, death of or injury to any person and any claim for patent, trademark or copyright infringement; provided that the foregoing indemnity as to any Indemnitee shall not extend to any Expense to the extent resulting from or arising out of or attributable to one or more of the following: (A) any representation or warranty by such Indemnitee in the Operative Documents being incorrect in any material respect, or (B) the failure by such Indemnitee to perform or observe any agreement, covenant or condition in any of the Operative Documents applicable to it including, without limitation, with respect to the creation or existence of a Lessor Lien (including for this purpose Liens which would be Lessor Liens but for the proviso in the definition of Lessor Liens) attributable to it (except to the extent such failure was caused by the failure of Lessee to perform any obligation under a Lessee Document), or (C) the willful misconduct of such Indemnitee, or (D) with respect to any Indemnitee, a disposition by such Indemnitee of all or any part of such Indemnitee’s interest in the Engine or in the Operative Documents other than during the continuance of a Default or an Event of Default under the Lease, or (E) except to the extent relating to the payment of any Expenses on an After-Tax Basis, any Tax whether or not Lessee is required to indemnify for such Tax pursuant to Section 29(b) hereof, or (F) except to the extent fairly attributable to acts, omissions or events occurring prior thereto, acts or events which occur with respect to the Engine or any Part after the return of physical possession of the Engine or such Part to Lessor pursuant to the terms of the Lease.  Lessee further agrees to indemnify Lessor against, and agrees to protect, defend, save and keep harmless Lessor from (whether or not the transactions contemplated herein or in any of the other Lessee Documents are consummated), any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, out-of-pocket costs, expenses and disbursements of whatsoever kind and nature imposed on, incurred by or asserted against Lessor pursuant to any indemnification obligations of Lessor under any agreement with any other person relating to the Engine or any Aircraft or Airframe on which it is installed.

Lessee further agrees that any payment or indemnity pursuant to this Section 29(c) in respect of any Expenses or other amounts payable by Lessee pursuant to this Section 29(c) shall be paid on an After-Tax Basis.

If, by reason of any Expense payment made to or for the account of an Indemnitee by Lessee pursuant to this Section 29(c), such Indemnitee subsequently realizes a tax deduction or credit or any reduction in Taxes not previously taken into account in computing such payment, such Indemnitee shall promptly pay to Lessee, but only if Lessee shall have made all payments then due and owing to such Indemnitee under the Lessee Documents, an amount equal to the sum of (I) the actual reduction in Taxes realized by such Indemnitee which is attributable to such deduction or credit, and (II) the actual reduction in Taxes realized by such Indemnitee as a result of any payment made by such Indemnitee pursuant to this sentence; provided, however, that no Indemnitee shall be obligated to make any payment pursuant to this sentence to the extent that the amount of such payment would exceed (i) the aggregate amount of all prior payments by Lessee to such Indemnitee under this Section 29(c) less (ii) the aggregate amount of all prior payments with respect to such Tax by such Indemnitee to Lessee pursuant to this sentence, with any excess being carried forward to offset Lessee’s obligations, if any, to make subsequent payments to such Indemnitee under this Section 29(c).

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Nothing in this Section 29(c) shall be construed as a guaranty by Lessee of the residual value of the Engine.

If a claim is made against an Indemnitee involving one or more Expenses and such Indemnitee has notice thereof, such Indemnitee shall promptly, upon receiving such notice, give notice of such claim to Lessee and Lessor; provided that the failure to provide such notice shall not release Lessee from any of its obligations to indemnify hereunder, and no payment by Lessee to an Indemnitee pursuant to this Section 29(c) shall be deemed to constitute a waiver or release of any right or remedy which Lessee may have against such Indemnitee for any actual damages as a result of the failure by such Indemnitee to give Lessee such notice.  Lessee shall be entitled, at its sole cost and expense, acting through counsel acceptable to the respective Indemnitee, (A) so long as Lessee has agreed in a writing acceptable to such Indemnitee that Lessee is liable to such Indemnitee for such Expense hereunder, in any judicial or administrative proceeding that involves solely a claim for one or more Expenses, to assume responsibility for and control thereof, (B) so long as Lessee has agreed in a writing acceptable to such Indemnitee that Lessee is liable to such Indemnitee for such Expense hereunder, in any judicial or administrative proceeding involving a claim for one or more Expenses and other claims related or unrelated to the transactions contemplated by the Operative Documents, to assume responsibility for and control of such claim for Expenses to the extent that the same may be and is severed from such other claims (and such Indemnitee shall use its reasonable efforts to obtain such severance, provided that Lessee has requested such severance and agrees to pay the reasonable out-of-pocket costs and expenses (including, without limitation, reasonable counsel fees and disbursements) incurred by such Indemnitee, if any, in connection with such severance), and (C) in any other case, to be consulted by such Indemnitee with respect to judicial proceedings subject to the control of such Indemnitee.  Notwithstanding any of the foregoing to the contrary, Lessee shall not be entitled to assume responsibility for and control of any such judicial or administrative proceedings (M) while a Default or an Event of Default shall have occurred and be continuing, (N) if such proceedings will involve a risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on the Engine or on any Aircraft, Airframe or airframe on which the Engine is installed, or (O) if such proceeding could in the good faith opinion of such Indemnitee entail any risk of civil liability or criminal liability or present a conflict of interest making separate representation necessary.  The affected Indemnitee may participate at its own expense and with its own counsel in any judicial proceeding controlled by Lessee pursuant to the preceding provisions.

The affected Indemnitee shall supply Lessee with such information reasonably requested by Lessee as is necessary or advisable for Lessee to control or participate in any proceeding to the extent permitted by this Section 29(c).  Unless a Default or an Event of Default shall have occurred and be continuing (in which case the consent of Lessee shall not be required), such Indemnitee shall not enter into a settlement or other compromise with respect to any Expense without the prior written consent of Lessee, which consent shall not be unreasonably withheld or delayed, unless such Indemnitee waives its right to be indemnified with respect to such Expense under this Section 29(c).

Lessee shall supply the affected Indemnitee and Lessor with such information reasonably requested by such Indemnitee as is necessary or advisable for such Indemnitee to control or participate in any proceeding to the extent permitted by this Section 29(c).

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Upon payment in full of any Expense or Tax pursuant to this Section 29, Lessee, or, if any Expense or Tax has been paid by insurers, the insurers, without any further action, shall be subrogated to any claims the affected Indemnitee may have relating thereto; provided that Lessee shall not be so subrogated so long as a Default or an Event of Default has occurred and is continuing.  Such Indemnitee agrees to give such further reasonable assurances or agreements and to provide such reasonable cooperation to Lessee or the insurers to permit Lessee or the insurers to pursue such claims, if any, to the extent reasonably requested by Lessee or the insurers.

In the event that Lessee shall have paid an amount to an Indemnitee pursuant to this Section 29(c), and such Indemnitee subsequently shall be reimbursed in respect of such indemnified amount from any other Person, such Indemnitee shall promptly pay to Lessee an amount equal to the amount of such reimbursement (but in no event more than such payment from Lessee) plus any net tax benefit (or minus any net tax detriment) realized by such Indemnitee as a result of any reimbursement received and payment made by such Indemnitee pursuant to this sentence; provided, that Lessor shall not be obligated to make any payment pursuant to this Section 29(c) to the extent that the amount of such payment would exceed (i) the aggregate amount of all prior payments by Lessee to Lessor under this Section 29(c) less (ii) the aggregate amount of all prior payments by Lessor to Lessee pursuant to this Section 29(c), with any excess being carried forward to offset Lessee’s obligations, if any, to make subsequent payments to Lessor under this Section 29(c); provided, further, that such Indemnitee shall have no obligation to reimburse Lessee if (i) a Default or an Event of Default has occurred and is continuing or if the Airline Services Agreement shall have been terminated or canceled or shall have terminated in accordance with its terms or (ii) Lessee has not paid such Indemnitee all amounts required pursuant to this Section 29(c) and any other amounts then due to such Indemnitee from Lessee under any of the Operative Documents or Lessee Documents.

Lessee’s obligations under the indemnities provided for in this Lease shall be those of a primary obligor, whether or not the Person indemnified shall also be indemnified with respect to the same matter under the terms of any other document or instrument, and the Person seeking indemnification from Lessee pursuant to any provision of this Lease may proceed directly against Lessee without first seeking to enforce any other right of indemnification.

(d)                                 Income Tax.  For purposes of this Section 29, the term “Income Tax” means any Tax based on or measured by net income (other than sales, use, license, rental, ad valorem and value added or property Taxes) (including, without limitation, capital gains taxes, minimum taxes, income taxes collected by withholding and taxes on tax preference items), and interest, additions to tax, penalties, or other charges in respect thereof.

(e)                                  Survival.  Notwithstanding anything to the contrary contained in this Lease, the provisions of this Section 29 shall survive any termination or expiration of this Lease.

SECTION 30.  Certain Representations, Warranties and Covenants.  (a)  Lessor represents and warrants to Lessee as follows:

(i)                                     Lessor is a corporation duly organized and validly existing in good standing under the laws of its jurisdiction of organization, and has the corporate

A2-48

power and authority to carry on its business as now conducted, to own or hold under lease its properties and to enter into and perform its obligations under, the Lessee Documents to which Lessor is a party;

(ii)                                  the Lessee Documents to which Lessor is a party have been duly authorized by all necessary corporate action on the part of Lessor, do not require any approval not already obtained of stockholders of Lessor or any approval or consent not already obtained of any trustee or holders of any indebtedness or obligations of Lessor, and have been duly executed and delivered by Lessor, and neither the execution and delivery thereof, nor the consummation of the transactions contemplated thereby, nor compliance by Lessor with any of the terms and provisions thereof, will contravene any United States Federal or state law, judgment, governmental rule, regulation or order applicable to or binding on Lessor (it being understood that no representation or warranty is made with respect to laws, rules or regulations relating to aviation or to the nature of the equipment owned by Lessor) or contravene or result in any breach of or constitute any default under, or result in the creation of any Lien (other than Liens provided for in the Operative Documents or the Lessee Documents) upon any property of Lessor under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, corporate charter, by-law or other agreement or instrument to which Lessor is a party or by which it or its properties may be bound or affected; and

(iii)                               each of Lessee Documents to which Lessor is a party constitutes a legal, valid and binding obligation of Lessor enforceable against Lessor in accordance with the terms thereof (except as may be limited by (A) general principles of equity, (B) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the rights of creditors generally, (C) applicable laws which may affect the remedies provided therein, which laws, however, do not make the remedies provided therein inadequate for the practical realization of the benefits provided thereby, except that no representation or warranty is made as to the amount of priority of any recovery under any particular circumstances, and (D) in the case of indemnity provisions contained in such documents, as limited by public policy considerations).

(b)                                 Lessee covenants and agrees that it shall at all times be a Certificated Air Carrier.

(c)                                  Lessee, at its expense, will take, or cause to be taken, such action with respect to the recording, filing, re-recording and refiling of this Lease, the Lease Supplement, and any financing statements or other instruments as are necessary to maintain (or as are reasonably requested by Lessor) the perfection of any security interest that may be claimed to have been created by this Lease or will furnish to Lessor timely notice of the necessity of such action, together with such instruments, in execution form, and such other information as may be required to enable Lessor to take such action.  Lessee shall furnish to Lessor annually after the execution hereof (but not later than March 15th of each year, commencing with the year 2006) an

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opinion of Daugherty, Fowler, Peregrin & Haught, a Professional Corporation and/or other counsel reasonable satisfactory to Lessor nationally recognized in FAA matters covering such matters with respect to the interests of Lessor in the Engine and the perfection of security interests therein as Lessor may reasonably request.  Lessee will notify Lessor of any change in the location of its chief executive office (as such term is used in Article 9 of the Uniform Commercial Code) prior to making such change.

SECTION 31.  Covenants of Lessee.  Lessee covenants and agrees with Lessor as follows:

Lessee will, at its own cost and expense, cause to be done, executed, acknowledged and delivered all and every such further acts, conveyances and assurances as Lessor shall reasonably require for accomplishing the purposes of this Lease and the other Lessee Documents; provided that any instrument or other document so executed by Lessee will not expand any obligations or limit any rights of Lessee in respect of the transactions contemplated by any Lessee Document.  Lessee, upon delivery of the Engine under this Lease, shall at all times thereafter cause the same to remain duly registered in the name of Lessor, except as otherwise required or permitted hereunder or under this Lease, under the Federal Aviation Act, or shall furnish to Lessor such information as may be required to enable Lessor to make application for such registration, and shall promptly furnish to Lessor such information as may be required (or reasonably requested by Lessor) to enable Lessor to timely file any reports required to be filed by Lessor, as the case may be, as a result of its interest in the Engine with any governmental authority.

SECTION 32.  Consent to Jurisdiction.  Each of the parties hereto (A) hereby irrevocably submits itself to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Lease or any other Operative Document or Lessee Document, the subject matter of any thereof or any of the transactions contemplated hereby or thereby brought by any party or parties thereto, or their successors or assigns, and (B) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, to the extent permitted by applicable law, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Lease or any other Operative Document or Lessee Document or the subject matter of any thereof or any of the transactions contemplated hereby or thereby may not be enforced in or by such courts.  Lessee hereby generally consents to service of process at CT Corporation System, 1633 Broadway, New York, New York 10019.

SECTION 33.  Owner for Federal Tax Purposes.  It is hereby agreed among Lessor and Lessee that for Federal income tax purposes the Owner will be the owner of the Engine and Lessee will be the lessee thereof, and each party hereto agrees to characterize this Lease as a lease for Federal income tax purposes.

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IN WITNESS WHEREOF, Lessor and Lessee have each caused this Lease to be duly executed as of the day and year first above written.

NORTHWEST AIRLINES, INC.,
Lessor

By:
Name:
Title:

MESABA AVIATION, INC.,
Lessee

By:
Name:
Title:

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EXHIBIT A
to
Lease Agreement
[NW 2005 ]

LEASE SUPPLEMENT No.
[NW 2005    ]

LEASE SUPPLEMENT NO.     , dated                   , 20      , between NORTHWEST AIRLINES, INC. (“Lessor”), and MESABA AVIATION, INC. (“Lessee”).

Lessor and Lessee have entered into that certain Engine Lease Agreement [NW 2005   ], dated as of [                ], 2005, relating to one General Electric Model CF34-3B1 Engine (herein called the “Lease,” and the defined terms therein being hereinafter used with the same meanings).  The Lease provides for the execution and delivery of a Lease Supplement for the purpose of leasing the Engine under the Lease as and when delivered by Lessor to Lessee in accordance with the terms thereof.

(3) The Lease relates to the Engine described below, and a counterpart of the Lease is attached hereto, and made a part hereof, and this Lease Supplement, together with such attachment, is being filed for recordation on the date hereof with the Federal Aviation Administration as one document.

(4) The Lease Agreement relates to the Engine described below, and a counterpart of the Lease Agreement, attached and made a part of Lease Supplement No. 1 dated                               , 20     to the Lease Agreement, has been recorded by the Federal Aviation Administration on                               , 20    , as one document and assigned Conveyance No.     .

NOW, THEREFORE, in consideration of the premises and other good and sufficient consideration, Lessor and Lessee hereby agree as follows:

1.                                       Lessor hereby delivers and subleases to Lessee under the Lease and Lessee hereby accepts and subleases from Lessor under the Lease the following described Engine (the “Engine”):

(3)                                  This language for Lease Supplement No. 1.

(4)                                  This language for other Lease Supplements.

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General Electric Model CF34-3B1 type engine bearing manufacturer’s serial no.        (which engine has 750 or more rated takeoff horsepower or the equivalent of such horsepower)

[together with the QEC](5).

2.                                       The Commencement Date of the lease of the Engine is the date of this Lease Supplement set forth in the opening paragraph hereof.  Except as otherwise provided in the Lease, the Term for the Engine shall commence on the Commencement Date and end on the Expiration Date.

3.                                       Lessee hereby confirms its agreement to pay Lessor Basic Rent for the Engine throughout the Term therefor in accordance with Section 3 of the Lease.

4.                                       Lessee hereby confirms to Lessor that Lessee has accepted the Engine for all purposes hereof and of the Lease as being airworthy, serviceable, in good working order and repair and without defect or inherent vice in title, condition, design, operation or fitness for use.

5.                                       All of the terms and provisions of the Lease are hereby incorporated by reference in this Lease Supplement to the same extent as if fully set forth herein.

6.                                       This Lease Supplement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

(5)                                  For inclusion only if the Engine has QEC.

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IN WITNESS WHEREOF, Lessor and Lessee have caused this Lease Supplement to be duly executed on the day and year first above written.

NORTHWEST AIRLINES, INC.,
Lessor

By:
Name:
Title:

MESABA AVIATION, INC.,
Lessee

By:
Name:
Title:

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EXHIBIT B
to
Lease Agreement
[NW 2005 ]

BASIC RENT SCHEDULE

The portion of this Exhibit appearing below this text is intentionally deleted from the FAA filing counterpart as the parties hereto deem it to contain confidential information.

Basic Rent:

Lease Period Date	Basic Rent
September 1, 2005	$	[ ]
October 1, 2005
November 1, 2005
December 1, 2005
January 1, 2006
February 1, 2006
March 1, 2006
April 1, 2006
May 1, 2006
June 1, 2006
July 1, 2006
August 1, 2006
September 1, 2006
October 1, 2006
November 1, 2006
December 1, 2006
January 1, 2007
February 1, 2007
March 1, 2007
April 1, 2007
May 1, 2007
June 1, 2007
July 1, 2007
August 1, 2007
September 1, 2007
October 1, 2007
November 1, 2007
December 1, 2007
January 1, 2008
February 1, 2008
March 1, 2008
April 1, 2008
May 1, 2008
June 1, 2008
July 1, 2008

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August 1, 2008
September 1, 2008
October 1, 2008
November 1, 2008
December 1, 2008
January 1, 2009
February 1, 2009
March 1, 2009
April 1, 2009
May 1, 2009
June 1, 2009
July 1, 2009
August 1, 2009
September 1, 2009
October 1, 2009
November 1, 2009
December 1, 2009
January 1, 2010
February 1, 2010
March 1, 2010
April 1, 2010
May 1, 2010
June 1, 2010
July 1, 2010
August 1, 2010
September 1, 2010
October 1, 2010
November 1, 2010
December 1, 2010
January 1, 2011
February 1, 2011
March 1, 2011
April 1, 2011
May 1, 2011
June 1, 2011
July 1, 2011
August 1, 2011
September 1, 2011
October 1, 2011
November 1, 2011
December 1, 2011
January 1, 2012
February 1, 2012
March 1, 2012
April 1, 2012
May 1, 2012

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June 1, 2012
July 1, 2012
August 1, 2012
September 1, 2012
October 1, 2012
November 1, 2012
December 1, 2012
January 1, 2013
February 1, 2013
March 1, 2013
April 1, 2013
May 1, 2013
June 1, 2013
July 1, 2013
August 1, 2013
September 1, 2013
October 1, 2013
November 1, 2013
December 1, 2013
January 1, 2014
February 1, 2014
March 1, 2014
April 1, 2014
May 1, 2014
June 1, 2014
July 1, 2014
August 1, 2014
September 1, 2014
October 1, 2014
November 1, 2014
December 1, 2014
January 1, 2015
February 1, 2015
March 1, 2015
April 1, 2015
May 1, 2015

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EXHIBIT C
to
Lease Agreement
[NW 2005 ]

STIPULATED LOSS VALUE SCHEDULE

The portion of this Exhibit appearing below this text is intentionally deleted from the FAA filing counterpart as the parties hereto deem it to contain confidential information.

Stipulated Loss Value Date	Stipulated Loss Value (In Dollars)
September 1, 2005	***
October 1, 2005	***
November 1, 2005	***
December 1, 2005	***
January 1, 2006	***
February 1, 2006	***
March 1, 2006	***
April 1, 2006	***
May 1, 2006	***
June 1, 2006	***
July 1, 2006	***
August 1, 2006	***
September 1, 2006	***
October 1, 2006	***
November 1, 2006	***
December 1, 2006	***
January 1, 2007	***
February 1, 2007	***
March 1, 2007	***
April 1, 2007	***
May 1, 2007	***
June 1, 2007	***
July 1, 2007	***
August 1, 2007	***
September 1, 2007	***
October 1, 2007	***
November 1, 2007	***
December 1, 2007	***
January 1, 2008	***
February 1, 2008	***
March 1, 2008	***
April 1, 2008	***
May 1, 2008	***
June 1, 2008	***

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Stipulated Loss Value Date	Stipulated Loss Value (In Dollars)
July 1, 2008	***
August 1, 2008	***
September 1, 2008	***
October 1, 2008	***
November 1, 2008	***
December 1, 2008	***
January 1, 2009	***
February 1, 2009	***
March 1, 2009	***
April 1, 2009	***
May 1, 2009	***
June 1, 2009	***
July 1, 2009	***
August 1, 2009	***
September 1, 2009	***
October 1, 2009	***
November 1, 2009	***
December 1, 2009	***
January 1, 2010	***
February 1, 2010	***
March 1, 2010	***
April 1, 2010	***
May 1, 2010	***
June 1, 2010	***
July 1, 2010	***
August 1, 2010	***
September 1, 2010	***
October 1, 2010	***
November 1, 2010	***
December 1, 2010	***
January 1, 2011	***
February 1, 2011	***
March 1, 2011	***
April 1, 2011	***
May 1, 2011	***
June 1, 2011	***
July 1, 2011	***
August 1, 2011	***
September 1, 2011	***
October 1, 2011	***
November 1, 2011	***
December 1, 2011	***
January 1, 2012	***

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Stipulated Loss Value Date	Stipulated Loss Value (In Dollars)
February 1, 2012	***
March 1, 2012	***
April 1, 2012	***
May 1, 2012	***
June 1, 2012	***
July 1, 2012	***
August 1, 2012	***
September 1, 2012	***
October 1, 2012	***
November 1, 2012	***
December 1, 2012	***
January 1, 2013	***
February 1, 2013	***
March 1, 2013	***
April 1, 2013	***
May 1, 2013	***
June 1, 2013	***
July 1, 2013	***
August 1, 2013	***
September 1, 2013	***
October 1, 2013	***
November 1, 2013	***
December 1, 2013	***
January 1, 2014	***
February 1, 2014	***
March 1, 2014	***
April 1, 2014	***
May 1, 2014	***
June 1, 2014	***
July 1, 2014	***
August 1, 2014	***
September 1, 2014	***
October 1, 2014	***
November 1, 2014	***
December 1, 2014	***
January 1, 2015	***
February 1, 2015	***
March 1, 2015	***
April 1, 2015	***
May 1, 2015	***

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EXHIBIT D
to
Lease Agreement
[NW 2005 ]

RETURN CONDITIONS

The portion of this Exhibit appearing below this text is intentionally deleted from the FAA filing counterpart as the parties hereto deem it to contain confidential information.

Unless the context shall otherwise require and except as set forth herein, the capitalized terms used in this Exhibit shall have the meanings given to such terms in the Lease.

Definitions

Aircraft Documentation: means records, manuals, logs and documents delivered with the Engine and those developed and maintained with respect to the Engine during the Term, including, without limitation, all of those required by the FAA to be maintained for FAR Part 121 operation and the Aircraft Documentation listed in Appendix I hereto, and true and correct excerpts of such records, manuals, logs and documents maintained with respect to any Airframe or airframe on which the Engine is installed during the Term as relate to the Engine and are not duplicative of information contained in the other Aircraft Documentation.

Approved Air Authority:  means the Federal Aviation Administration.

Calendar controlled components or parts:  those components or parts which at specific calendar-time intervals, in accordance with the Maintenance Program, are to be discarded, overhauled, or recertified upon reaching such time limit.

Configuration Deviation List:  the list provided by the Aircraft manufacturer specifying which parts of the Aircraft that can be removed without affecting the continued service of the Aircraft as the same may be modified from time to time pursuant to and in accordance with the approval of the Governmental Authority.

Governmental Authority:  shall mean (a) the FAA; (b) any national government, or political subdivision thereof or local jurisdiction therein; (c) any board, commission, department, division, organ, instrumentality, court, or agency of any entity described in (b) above, however constituted; and (d) any association, organization, or institution of which any entity described in (b) or (c) above is a member or to whose jurisdiction any such entity is subject or in whose activities any such entity is a participant but only (except for purposes of defining Law below) to the extent that any of the preceding have jurisdiction over the Aircraft or its operations.

Law:  shall mean (a) any statute, decree, constitution, regulation, order, judgment or other directive of any Governmental Authority; (b) any treaty, pact, compact or other agreement to which any Governmental Authority is a signatory or party; (c) any judicial or administrative interpretation or application of any Law described in (a) or (b) above; and (d) any amendment or revision of any Law described in (a), (b) or (c) above.

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Life Limited Parts means those parts which have a specific hour, cycle and/or calendar life limit as specified by the Manufacturer.

Maintenance Manual:  shall mean Lessee’s FAA approved maintenance manual for the Aircraft and the Engine which incorporates the procedures, limits and requirements of the Manufacturer’s maintenance manual, Manufacturer’s shop manual and other related Manufacturer’s documents.

Maintenance Program:  shall mean Lessee’s FAA approved maintenance program which shall define all scheduled maintenance activities, condition monitoring and on-condition programs for the Engine and any Parts, and for any Airframe or airframe on which the Engine may be installed (whether or not the Engine is then installed thereon), including but not limited to servicing, testing, preventative maintenance, structural inspections, shop visits, systems checks, overhauls, corrosion control inspections and corrosion treatments, and compliance with approved modifications, service bulletins, and Airworthiness Directives as the same may be modified from time to time pursuant to and in accordance with the prior written approval of the applicable Governmental Authority and which at all times (a) complies in all material respects with all FAA requirements for FAR Part 121 operation, the MRB Report and Bombardier Inc.’s Maintenance Requirement Manual, and (b) complies in all material respects with General Electric Corporation’s Engine Management Program for the Engine type.  Substantive Changes to the Maintenance Program shall be subject to Lessor’s prior written approval, such approval not to be unreasonably withheld.  “Substantive Changes” means (i) changes from block to phase maintenance or vice versa, (ii) scheduled maintenance interval escalations or (iii) any other changes which could be materially adverse to Lessor or to the condition of the Engine on return.

Maintenance Review Board Report (“MRB Report”):  the report published by the Maintenance Review Board for the Bombardier CL-600-2B19 aircraft detailing the intervals and description of the maintenance tasks and, where applicable, the life limits required for continued airworthiness of the Aircraft.  Where the intervals specified in the MRB Report differ from the limit specified by the component manufacturer, the MRB Report shall take precedence.

Manufacturer: shall mean, with respect to any Airframe, Bombardier Inc., and its successors and assigns and with respect to the Engine, General Electric Aircraft Engines, a division of General Electric Corporation.

Terminating Action:  the alteration or modification of the Aircraft, Airframe, Engine or Part in accordance with mandatory service bulletins, orders, airworthiness directives, and instructions required to eliminate repetitive inspections or maintenance action.

ARTICLE 1 - CONDITION OF ENGINE

1.0                                                                                 General Conditions.

At the time of return, the Engine shall (i) have been maintained in accordance with the Maintenance Program as approved and authorized by the Governmental Authority, as if the Engine were to be kept in further commercial passenger service by Lessee, (ii) the Engine shall not have been discriminated against whether by reason of its leased status or

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otherwise in maintenance, use, operation or in any other manner whatsoever, including, without limitation, as to the type of maintenance program applicable to the Engine, or as to compliance with Airworthiness Directives, and (iii) the Engine shall meet the following requirements:

(v)           Operating Condition - The Engine shall be in as good operating condition as on the Delivery Date, reasonable wear and tear excepted, with all of the equipment, components, and systems fully operational and serviceable in accordance with the Maintenance Manual and Lessee’s FAA approved airplane flight manual.

(vi)          Certification - The Engine shall have, and be in compliance with, a current and valid serviceable tag, issued by an FAA Part 145 Repair Agency for FAR Part 121 operation, it being understood that such serviceable tag is to evidence the Engine passing the test cell performance run required in Section 1.3(i), and, if applicable, evidence satisfactory completion of repairs required in order to satisfy any other conditions required in this Exhibit D.

(vii)         General Appearance - The Engine shall be clean, cosmetically acceptable, with all components reasonably free of foreign objects, accumulated dirt, grime, grease and liquids, and be prepared for immediate placement into commercial service.  Any deterioration of paint or other protective coatings due to leakage, improper adhesion, impact damage or presence of foreign materials or liquids shall be repaired and replaced per the Maintenance Manual.

(viii)        Airworthiness Directives – The Engine shall be in compliance with all FAA requirements for FAR Part 121 operation including all FAA issued airworthiness directives (“Airworthiness Directives”) and Manufacturer alert service bulletins that are issued prior to Lease expiration and are applicable to the Engine, without special deferment, exemption or alternate means of compliance, with terminating action accomplished for all Airworthiness Directives which require termination be accomplished prior to 180 days after Lease expiration.

(ix)           Deferred Maintenance – There shall be no open outstanding or deferred maintenance items (including special- or reduced-interval inspections) scheduled or unscheduled, routine or non-routine, against the Engine.  The Engine shall be serviceable and free from defects and discrepancies

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that are outside the serviceable limits of the Maintenance Manual.

(x)            Title - The Engine shall be returned in compliance with the provisions of clause (ii) of the third sentence of Section 5(a) of the Lease.

(xi)           Alterations, Modifications and Additions

Replacement of Parts – Lessee, at its own cost and expense, shall have replaced all components or Parts which may have from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever.  All replacement Parts (a) shall be free and clear of all Liens, except Permitted Liens, (b) shall be in good condition and in as good operating condition as, and shall have  a value, utility, maintenance and modification status at least equal to, the Parts replaced, assuming such replaced parts were in the condition and repair required to be maintained by the terms of the Lease, and (c) shall have documentation certifying compliance with all applicable Governmental Authority regulations, including, without limitation, (1) serviceable tags indicating time since overhaul, and overhaul or repair by a Governmental Authority certified repair station, (ii) overhaul records, (iii) documentation of modification status and compliance with applicable airworthiness directives, and (iv) any other appropriate documentation required by the FAA for continued FAR Part 121 operation.

1.1                                                                                 Intentionally left blank.

1.2                                                                                 Condition of Controlled Components.

Engine hour, cycle or calendar-controlled components or parts, at time of return to Lessor, shall have remaining, as a minimum, *** of the manufacturers approved hour, cycle or calendar limit (whichever is applicable and most limiting), before any scheduled removals for overhaul, test, disassembly or replacement; provided that, without regard to any payment made or to be made pursuant to Section 1.8, all components or parts controlled on an hour, cycle or calendar basis shall have at least one C check interval (assuming annual utilization of ***) (or, if the service interval is less than one C check, *** of the service interval) remaining before scheduled removal for testing, overhaul or replacement.

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1.3.                                                                              Condition of Engine.

At time of return, the Engine will have at least *** of hours or cycles remaining, whichever is greater, before the next scheduled Engine removal for inspection, test or disassembly for replacement of Life Limited Parts.  Cycle limits are as specified in the Power Plant Limitations section of the Canadair MRB Report.  Additionally, the Engine shall satisfy the following conditions:

(xii)          Test Cell Performance – Without regard to any payment made or to be made pursuant to Section 1.8, the Engine shall pass a full test cell performance run without operational limitations in accordance with the Manufacturer’s shop manual.  The Engine shall be capable of certificated full rated performance without limitation throughout the entire operating envelopes as defined by the Manufacturer’s shop manual.

(xiii)         Borescope Inspection – Without regard to any payment made or to be made pursuant to Section 1.8, the Engine shall pass a complete video-taped borescope inspection of all accessible Engine sections performed in accordance with the Manufacturer’s maintenance manual by Lessor or Lessor’s designated representative after the test cell performance run per Article 3.2 herein.  Any discrepancies found during such inspection which exceed the Manufacturer’s maintenance manual allowable limits for unrestricted continued service (without special- or reduced-interval inspections), shall be corrected prior to Return by Lessee at Lessee’s sole expense.

(xiv)        Adverse Performance Data – No Engine shall be on engineering watch or on a special- or reduced-interval inspection of any nature that could lead to premature removal of the Engine.  If the Engine historical and maintenance records, test cell performance runs, power assurance runs and/or trend monitoring data indicate a level of performance deterioration or an abnormal rate of acceleration in performance deterioration or oil consumption which based on manufacturer specifications and/or experience indicate the Engine would require maintenance prior to *** engine flying hours after return, Lessee shall correct or cause to be corrected, such condition as necessary to rectify all deficient Engine parameters in accordance with Manufacturer specifications.

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1.4                                                                                 Intentionally left blank.

1.5                                                                                 Service Bulletin Kits.

At or upon this return of the Aircraft, Lessee shall deliver to Lessor, at no cost to Lessor, all Service Bulletin Kits furnished without charge by a manufacturer for installation on the Engine which have not been so installed.  In the event such Service Bulletin Kits were purchased or manufactured by Lessee, Lessor shall have the exclusive right to purchase such kits at Lessee’s actual cost for a period of 30 days after such return and the non-exclusive right so to purchase such kits thereafter.

1.6                                                                                 Intentionally left blank.

1.7                                                                                 Repairs and Repair Inspections.

All major repairs (as defined for FAR Part 121 operations by the FAA) and Major Modifications shall have been performed in accordance with FAA approved data that is returned with the Engine.

All repairs performed by Lessee or its designee since the Engine delivery to Lessee, and which exist on  the Engine, shall be in accordance with the Manufacturer’s maintenance manual.

1.8                                                                                 Equivalency Charge.

If the Lessee does not meet any of the remaining life conditions set forth in Section 1.1 and 1.2, unless otherwise specified therein, in place of correcting the specified hour, cycle or calendar life deficiency, Lessee may elect to pay to Lessor an Equivalency Charge (for deficient condition) calculated in accordance with the following formula (if the formula results in a positive amount):

Pmt = [A(b-c)] / d

Where:

“Pmt”                is the Equivalency Charge payment

“A”         is, in respect of the Engine the average of Lessee’s demonstrated cost for Engine Basic Shop Visits at the time of return, or, in respect of Engine Life Limited Parts, the manufacturer’s list price for replacement parts at the time of return.  When demonstrated average costs for Engine Basic Shop Visits are not available from Lessee, the average of three quotes from three mutually acceptable FAA approved repair shops shall be used as the cost basis for the Equivalency Charge calculation;

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“b”          is *** (or, if specified, the number specified) of the total operating hours/cycles/time (whichever is applicable and most limiting) allowable between, in the case of Life Limited Parts, such component overhaul, component inspection, component bench check or component replacement and, in the case of the Engine, such Engine Basic Shop Visits;

“c”          is the actual number of operating hours/cycles/time (whichever is applicable and most limiting) remaining to, in the case of Life Limited Parts, the next overhaul, inspection, bench check or replacement and, in the case of the Engine, the next Engine Basic Shop Visit; and

“d”          is the total operating hours/cycles/time (whichever is applicable and most limiting) allowable between such overhaul, inspection, bench check, replacement or Engine Basic Shop Visits.

Calculation of the Equivalency Charge shall be based on each item identified in the requirements of Articles 1.2 and 1.3 in aggregate.  For example, each Life Limited Part shall be assessed on its status as far as accumulated cycles are concerned and the adjustment amount for each is established.  All other parts subject to this Equivalency Charge shall be similarly assessed and the individual charges are to be added together.  For example, under this plan, a positive charge on particular Life Limited Parts or the Engine could offset a negative charge on other Life Limited Parts.  If the total net result is positive (indicating Lessee returned the Engine in a state that, in aggregate, has less than the 50% limit remaining), the net Equivalency Charge shall be paid by Lessee to Lessor.  In the event such a total is negative, no payment shall be made to Lessee from Lessor.

ARTICLE 2 - AIRCRAFT DOCUMENTATION AND SAFETY DEVICES

2.1                                                                                 Aircraft Documentation.  Concurrently with return of the Engine to Lessor, Lessee shall deliver to Lessor one (1) copy, in English, of the Aircraft Documentation (including current revisions thereto). It is recognized that the Aircraft Documentation may be titled or described differently than set forth in Appendix I due to Lessee’s method of maintaining the Aircraft Documentation.  Accordingly, the information described in the Aircraft Documentation shall be provided to Lessor in the form and manner under which Lessee maintains such information, and shall include data pertinent to the Engine, provided that such form and manner is approved by Lessor, such approval not to be unreasonably withheld.  All Aircraft Documentation provided to Lessor at time of the Engine return shall be listed and described by Lessee’s title or description with cross-reference to the titles or descriptions provided in Appendix I,

A2-67

and included as an attachment to the Aircraft Documentation.  All Aircraft Documentation provided to Lessor shall be in good condition, readable and capable of being reproduced using standard reproduction processes, complete, up to date and accurate as to content.  Any Aircraft Documentation, to the extent required by the Governmental Authorities, not returned in its “original” form shall be stamped “Certified True Copy” and both signed and dated by the Lessee’s authorized personnel at the time of its creation. Lessee shall provide to Lessor, upon reasonable request, advance copies of any of the Aircraft Documentation as Lessor may desire or require in order to plan or accomplish recertification, modification, sale, lease or other disposition or utilization of the Engine upon receipt of such Engine by Lessor.

Lessor shall provide, as part of the Aircraft Documentation, the original certification tags and release notes for all life limited and rotable Parts installed after delivery. The certification tags and release notes shall provide traceability of the last overhaul and/or repair shop visit to the approved repair facility that conducted the overhaul and/or repair.

Lessee shall, for the period that the Engine was operated by it:

i.              certify, in writing as identified in Appendix I, that the Engine has not been involved in any incidents or accidents.  If the Engine has been in involved in any incidents or accidents the Lessee shall certify in a letter, full disclosure of all such events involving the Engine detailing all relevant details, including but not limited to, any subsequent repairs; and

ii.             certify, in writing, that there are no leased or rented parts installed on the Engine; and

iii.            certify, in writing, that Lessee has no knowledge of parts installed on the Engine that have been manufactured without appropriate Governmental Authority approval and /or that do not conform to an internationally recognized airworthiness standard and are approved for installation in the Engine.

2.2                                                                                 Remedy for Non-Compliance. Lessee shall take action to ensure that the Lessor and the Governmental Authority are provided with, but not limited to, all requested guarantees of methods of compliance, component overhaul and records management, quality control, part number and serial number verification.  If any such records or other data are missing, incomplete or otherwise not in accordance with the Governmental Authority standards, Lessee shall re-accomplish the maintenance tasks necessary to produce such records in accordance with the Maintenance Program prior to return of the Engine or otherwise perform all necessary

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acts to obtain such records in a manner satisfactory to the Governmental Authority.

2.3                                                                                 Shipping Stand.  Lessee shall deliver the Engine to Lessor properly installed in its Shipping Stand.

ARTICLE 3 - INSPECTION AND FLIGHTS

3.0                                                                                 Intentionally left blank.

3.1                                                                                 Ground Inspection. The Engine including the Aircraft Documentation and Vendor Documentation shall be made available to Lessor for ground inspection by Lessor or its designee at Lessee’s facilities.  Such inspection shall commence twenty (20) working days (in the case of the Aircraft Documentation and Vendor Documentation) and fifteen (15) working days (in the case of the Engine) prior to the date of return of the Engine to Lessor.  At Lessor’s request, Lessee shall remove the Engine from scheduled service and open the areas of the Engine as required to perform the necessary checks as specified in Article 1.2 and 1.3.  In addition, Lessee shall allow Lessor to accomplish its inspection to determine that the Engine, including the Aircraft Documentation and Vendor Documentation are in the condition set forth in Article 2.

Lessee shall promptly correct any discrepancies from the requirements set out in Articles 1 or 2 which are observed during such inspection and are communicated in writing by Lessor to Lessee.

3.2                                                                                 Test Cell Run.  Promptly after completion of any corrections required under Article 3.1, Lessee shall conduct a complete test cell performance run of the Engine in accordance with the Manufacturer’s shop manual for the purpose of demonstrating to Lessor that the  operation and performance of the Engine and its systems comply with all performance requirements for the Engine throughout its certified operating envelope, without limitation or special exception in accordance with the Manufacturer’s shop manual.  Lessee shall promptly correct those discrepancies that exceed Manufacturer’s shop manual allowable limits.

3.3                                                                                 Intentionally left blank.

3.4                                                                                 Intentionally left blank.

3.5                                                                                 Intentionally left blank.

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APPENDIX I TO EXHIBIT D

AIRCRAFT DOCUMENTATION

The Aircraft Documentation shall be provided in English and shall include the following:

1.                                       All historical records for the Engine including original serviceability documentation and a current, valid unrestricted serviceable tag, and FAA Form 337 (or its equivalent), both issued by an FAA Part 145 repair station that is certified by the FAA and the Manufacturer for the performance of Engine Basic Shop Visits on CF34-3B1 engines. Lessee shall supply all original (i.e. not copies) certification tags and release notes from manufacturers or repair agencies for Parts installed by Lessee.

2.                                       Intentionally left blank.

3.                                       Copy of the Maintenance Program including a task list indicating when items thereon were last performed.

4.                                       Current inspection and maintenance status and operating times.

5.                                       List and status of time, cycle and calendar controlled components and parts.

6.                                       List and status of Life Limited Parts.

7.                                       Summary and control status of Airworthiness Directives, the method of compliance and incorporation (i.e.: repetitive inspections, interim fix or terminating action), and accomplishing documents.

8.                                       List of manufacturer’s service bulletins incorporated and method of incorporation.  Where only a portion of a service bulletin is accomplished Lessee shall identify which portion was accomplished.

9.                                       List of Major Modifications and/or alterations accomplished on the Engine together with all supporting documents required by the FAA including one copy of each modification, alteration, engineering order and associated drawings.

10.                                 List of major repairs performed on the Engine.  A copy of all supporting documents required by the FAA including all Engineering, Maintenance, Quality Control and regulatory documentation associated with the major repairs shall be provided.

11.                                 List of Supplemental Type Certificates (STC’s) incorporated together with a copy of each certificate and associated data.

12.                                 Intentionally left blank..

13.                                 Intentionally left blank.

14.                                 Intentionally left blank.

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15.                                 Intentionally left blank.

16.                                 Cross reference parts catalogue (listing of Manufacturer’s part numbers corresponding to parts manufacturer’s and current operator’s part numbers for the same parts) if applicable.

17.                                 Intentionally left blank.

18.                                 Intentionally left blank.

19.                                 Intentionally left blank.

20.                                 Letter detailing any major incident and/or accidents involving the Engine (if none, the letter should so state), certified by Lessee’s chief inspector or corporate officer responsible for aircraft maintenance.

21.                                 All records required to comply with FAA requirements for FAR Part 121 operation and/or initiated by Lessee for Lessee’s own benefit.

22.                                 Intentionally left blank.

23.                                 Cross reference list for Service Bulletins and other manufacturer published instructions to Lessee’s engineering orders.

Aircraft Documentation Supplement

24.                                 Intentionally left blank.

25.                                 Intentionally left blank.

26.                                 Intentionally left blank.

27.                                 Intentionally left blank.

28.                                 Engine Records:

1.                           Log Books

2.                           Last overhaul and repair documents for each module

3.                           Airworthiness Directive Compliance Report (terminated and repetitive)

4.                           Manufacturer’s Service Bulletin Status Report

5.                           Engine Disk Sheet

6.                           Engine Data Submittal Sheet

7.                           Condition Monitoring Status Report

8.                           Back-to-birth traceability for all life limited parts

9.                           Last test cell run performance report

10.                     FAA Form 337s for the last Engine Basic Shop Visit and each subsequent shop visit

30.                                 Intentionally left blank.

31.                                 Component Records (components installed in or on the Engine):

1.         Time Monitored Component Status Report with installed part numbers, serial numbers, remaining hours and cycles (if applicable)

2.         Serviceability tags and other appropriate back-up documentation (including 8130s) for currently installed components replaced since delivery from the Manufacturer

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3.         Serialized latest shop records, including all serviceable tags, release to service, and repair orders detailing maintenance checks, inspections, tests, repairs, replacements, restorations, overhauls, modifications and refurbishments

4.         Back-to-birth traceability for all life limited parts

32.                                 Manuals:

1.                           Lessee Illustrated Parts Catalog (if different from item 2)

2.                           Bombardier Illustrated Parts Catalog

3.                           Lessee’s FAA approved Maintenance Manual (if different from item 4)

4.                           Bombardier maintenance manual

5.                           GE Engine Illustrated Parts Catalog

6.                           GE Engine Shop Manual

7.                           Lessee’s Minimum Equipment List

8.                           Master Minimum Equipment List

9.                           Configuration Deviation List

10.                     Dispatch Deviation Guide

33.                                 Miscellaneous Technical Documents:

1.                           Maintenance Program Specifications/Requirements Schedule

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EXHIBIT E
to
Lease Agreement
[NW 2005 ]

MINIMUM LIABILITY AMOUNT

The portion of this Exhibit appearing below this text is intentionally deleted from the FAA filing counterpart as the parties hereto deem it to contain confidential information.

The Minimum Liability Amount shall be $*** per occurrence (or such other minimum amount as may be reasonably requested by Lessor from time to time in the event Lessee no longer obtains airline liability insurance coverage as part of the Lessor’s airline aviation liability insurance placement).

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EXHIBIT F
to
Lease Agreement
[NW 2005 ]

HEADLEASE VARIATIONS

The portion of this Exhibit appearing below this text is intentionally deleted  from the FAA filing counterpart as the parties hereto deem it to contain confidential information.

If and so long as the Engine is subject to a Headlease at any time during the Term, Lessor shall so notify Lessee in writing and, pursuant to Section 2(c) of the Lease, the terms and conditions set forth in this Exhibit F shall apply to this Lease from and after the date specified in such notice until the earlier to occur of the expiration or termination of such Headlease or of the Term:

1.                                       Amended, Modified, Supplemented or Supplemental Definitions.

“Event of Loss” means an Event of Loss as defined in Section 1 of the Lease and any other event or circumstance constituting and “Event of Loss” as defined in the Headlease.

“Headlease Documents” means the agreements and instruments, identified in the Headlease Notice, among Lessor and one or more other Persons relating to the ownership of, and Lessor’s rights in and to, the Engine.

“Headlease Notice” means any written notice provided by Lessee to Lessor from time to time pursuant to Section 2 of this Exhibit F.

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“Headlease Parties” means those parties identified in the Headlease Notice that as the parties to the respective Headlease Documents.

“Headlease Tax Indemnity Agreement” means a tax indemnity agreement entered into between Lessor, as headlessee and any Headlease Interest.

“Headlessor Liens” means any Lien or disposition of title or interest arising as a result of (i) claims against and Headlease Interest not related to the transactions contemplated by the Headlease Documents or the Operative Documents, (ii) any act or omission of the any of the Head Lease Interests which is not related to the transactions contemplated by the Headlease Documents or the Operative Documents or is in violation of any of the terms of the Headlease Documents or the Operative Documents, (iii) claims against any of the Headlease Interests with respect to Taxes or Expenses against which Lessor is not required to indemnify the Headlease Interests pursuant to the Headlease Documents or (iv) any claim against any of the Headlease Interests arising out of any transfer by any thereof of all or any portion of their respective interests in any Aircraft, the Engine, the Trust Estate, the Headlease Documents or the Operative Documents other than the transfer of possession of the Engine pursuant to the Headlease or of any Aircraft; provided, however, that any Lien which is attributable solely to any Headlease Interest (other than the Owner) and would otherwise constitute a Headlessor Lien shall not constitute a Headlessor Lien so long as (1) the existence of such Lien poses no material risk of the sale, forfeiture or loss of the Engine or any Aircraft on which the Engine is or may be installed, (2) the existence of such Lien does not interfere in any way with the use, possession or operation of the Engine by Lessee, (3) such Headlease Interest is diligently contesting such Lien,

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and (4) the existence of such Lien does not pose a material threat of interference with the payment of rent under the Headlease Documents in favor of such Headlease Interest.

“Indemnitee” means an Indemnitee as defined in Section 1 of the Lease and shall include, for purposes of subclause (iii) of such definition, the Headlease Interests, any Lenders, any Indenture Trustee and all other Persons entitled to general indemnification by Lessor pursuant to the Headlease Documents.

“Indenture Trustee” means any indenture trustee or other Person engaged in a similar capacity on behalf of the Lenders under the Headlease Documents.

“Indenture Trustee’s Liens” any Lien which arises as a result of (A) claims against the Indenture Trustee not related to its interest in the Engine or the administration of the Trust Indenture Estate pursuant to the Headlease Documents, (B) acts of the Indenture Trustee not permitted by, or failure of the Indenture Trustee to take any action required by, the Headlease Documents or the Operative Documents to the extent such acts arise or such failure arises from or constitutes gross negligence or willful misconduct, (C) claims against the Indenture Trustee relating to Taxes or Expenses which are excluded from the indemnification provided by Lessor pursuant to the Headlease Documents, or (D) claims against the Indenture Trustee arising out of the transfer by the Indenture Trustee of all or any portion of its interest in the Engine, any Aircraft, the Trust Estate, the Trust Indenture Estate, the Headlease Documents or the Operative Documents other than a transfer of the Engine pursuant to the express requirements of the Headlease Documents or a transfer of the Engine pursuant to the Headlease Documents while an

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Event of Default (as defined in the Headlease) is continuing and prior to the time that the Indenture Trustee has received all amounts due pursuant to the Trust Indenture.

“Lender” means each Person holding a Loan Certificate issued pursuant to the Headlease Documents.

“Lender Interests” means collectively each Lender and the Indenture Trustee.

“Lender Liens” means any Lien which arises from acts or claims against any Lender not related to the transactions contemplated by the Headlease Documents or the Operative Documents.

“Loan Certificate” means any instrument, however styled, issued pursuant to the Headlease Documents to a Lender evidencing a right to payment or repayment of money.

“Loan Documents” means any instrument (including any Loan Certificate) or agreement evidencing or relating to any loan or other debt financing with respect to the Engine by Lessor or any Headlessor, which are disclosed and identified by Lessor to Lessee.

“Tax Indemnitee” means a Tax Indemnitee as defined in Section 1 of the Lease and shall include, for purposes of subclause (iii) of such definition, the Headlease Interests, any Lenders, any Indenture Trustee and all other Persons entitled to tax indemnification by Lessor pursuant to the Headlease Documents.

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“Trust Estate” means all right, title and interest of the Owner in and to the Engine and all other property (including but not limited to its rights under the Headlease) at any time in existence pursuant to the Headlease Documents.

“Trust Indenture Estate” means the interest (including but not limited to security interest and Lien) of the Indenture Trustee in and to such portion of the Trust Estate and such other property as has been pledged, assigned and transferred to the Indenture Trustee to secure the obligations of the Owner to the Lenders pursuant to the Headlease Documents.

2.                                       Contents of Written Notice to Lessee Concerning Headlease.

Lessee shall deliver to Lessor, promptly following the execution and delivery of Headlease Documents during the Term, a written statement setting forth the following information together with such other information as Lessor may determine necessary or appropriate in the administration of the Headlease Documents and this Lease:

(a)          The parties to the Headlease Documents.

(b)                                 The address, telephone number and facsimile number of each Headlease Interest and of the Indenture Trustee for purposes of such notices as Lessee may be required to provide to such Persons.

(c)                                  The name and date of each of the Headlease Documents and a statement of the parties thereto.

(d)                                 The term of the Headlease, excluding any renewals or extensions.

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(e)                                  The bank account or bank accounts to which Lessee is to make payment of any portion of the Rent due hereunder that may be payable to Persons other than Lessor, whether by virtue of assignment, designation as an express beneficiary or otherwise.

Any Headlease Notice shall include a true copy of the Headlease and such other Headlease Documents as Lessor determines necessary or appropriate for the proper administration of the Headlease and this Lease.

3.                                       Agreements Regarding Headlease Documents.

Lessee hereby acknowledges and agrees that the Headlease Documents permit Lessor  to make the Engine available to Lessee pursuant to this Lease, thus providing a valuable financial accommodation to Lessee, and accordingly Lessee agrees that whether or not the following terms and conditions shall be set forth in a separate amendment to, or restatement or replacement of, this Lease, Lessee shall, at its sole expense:

(a)                                  comply with the terms and conditions of the Headlease Documents that set forth actions to be performed, obligations to be fulfilled and limitations to be observed by the sublessee of the Engine from Lessor;

(b)                                 maintain insurance on the Engine in compliance with the requirements of the Headlease in addition to the requirements of the Lease, including but not limited to the identity of named assureds and loss payees, inclusion of coverages and clauses and provision of periodic reports;

(c)                                  cooperate with the exercise of the inspection rights set forth in the Headlease Documents;

(d)                                 comply during the Headlease term with any more comprehensive operating, maintenance and return conditions set forth in the Headlease Documents;

(e)                                  extend the coverage and benefit of the indemnities (including all procedures relating thereto) set forth in Sections 9(d), 29(b) and 29(c) to the parties to the Headlease Documents who are Indemnitees and Tax Indemnitees (which Persons shall be third party beneficiaries of

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such Sections), modified to include any more comprehensive indemnification provisions undertaken by Lessor as set forth in the Headlease Documents but otherwise on the same terms and conditions as applicable to Lessor;

(f)                                    comply with the requirements of the Headlease for maintaining insignia on the Engine disclosing the interests of the Headlease Parties as set forth therein and recordations of the Headlease Documents, and comply with the requirements of any Loan Documents for maintaining any Liens granted thereunder relating to the Engine;

(g)                                 promptly furnish or cause to be furnished to any Headlease Interest such information as may be required to enable such Persons to monitor the maintenance status and condition of the Engine and to file any reports required to be filed by such Headlease Interest with any governmental authority because of such Person’s ownership or beneficial ownership of the Engine;

(h)                                 furnish Headlessor and any Indenture Trustee with original counterparts (or certified copies if only one original counterpart is available) of the information and documentation required to be provided to Lessor in connection with an Event of Loss as specified in Sections 10(a)(3), (4) and (5), (7) and (8) and file such additional financing statements with respect to a substituted Engine as are deemed necessary or advisable by Headlessor or any Indenture Trustee or its respective counsel;

(i)                                     provide the same notices to the Headlease Interests and any Lender Interests with respect to an Event of Loss or requisition for use of the Engine as it is required to provide to Lessor under the Lease, at such address or telecopy number as the Headlease Interests or Lender Interests shall have furnished to Lessor, which Lessor shall furnish to Lessee in the Headlease Notice, or such other address or telecopy number for any such Person as such Person or Lessor shall provide thereafter to Lessee; and

(j)                                     at Lessee’s request, enter into a written amendment to, or restatement or replacement of, the Lease to set forth more comprehensively the integration of the Headlease Documents with the undertakings of Lessor and Lessee in the Lease.  Whether or not such written amendment, restatement or replacement is executed and delivered, Lessor shall have the right to amend, supplement or otherwise modify the terms of the Lease without the consent of Lessee in the event of any amendment, supplement or other modification of the terms of the Headlease.

Lessee agrees that the representations and warranties of Lessee set forth in the Lease shall be deemed for the benefit of, and relied upon by, the Headlease Parties.

Lessor and Lessee agree that Lessee shall have no obligation with respect to Headlessor Liens, Indenture Trustee Liens or Lender Liens at any time during the Term.  In addition, the following rights and interests shall also be excluded from the obligations of Lessee under Section 6: the respective rights of Lessor and Headlessor as provided in the Headlease, the rights of Headlessor as owner of the Engine, the Lien of any Trust Indenture and any other rights existing pursuant to the Headlease Documents.

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Whenever the Lease permits actions to be taken or omitted by Lessee on the condition that no civil liability, criminal liability, loss in whole or in part of interest of any nature, or other adverse consequence be incurred by Lessor as a result thereof, such condition shall be deemed to include and extend to any such liability or loss of, or consequence to,  or effect on, the Headlease Interests or any Lender Interests.

Headlessor shall be entitled, to the same extent as Lessor (a) to place additional insurance on the Engine pursuant to Section 11(e) of the Lease and (b) to perform for Lessee to the same extent, under the same conditions and with the same right to receive Supplemental Rent in respect thereof, as Lessor pursuant to Section 21 of the Lease, without in either case limiting the rights of Lessor under the Lease.

Without limiting the effect of Section 18 of the Lease in respect of any circumstance relating to Lessor, Lessee’s obligations to pay Rent under the Lease shall not be affected by any circumstance relating to any Headlease Interest or any Lender Interest, including but not limited to any circumstance relating to any such Person of a type described in respect of Lessor in subclauses (i) through (iv) of the first sentence thereof.

Lessor’s and Lessee’s submissions to jurisdiction and agreements regarding service of process under Sections 23 and 32 of the Lease shall also be applicable to any suit, action or other proceeding arising out of the Lease, the subject matter of the Lease or any of the transactions contemplated by the Lease, brought by any Headlease Interest or any Lender Interest.

Notwithstanding any other provision of the Lease or this Exhibit F, the Lease is and Lessee’s rights hereunder shall be subject and subordinate to all the terms of the Headlease and the Lien of any Indenture, including, without limitation, Headlessor’s (and any Indenture Trustee’s) rights to repossession of the Engine and to avoid the Lease for any reason upon such repossession, and Lessee shall not be permitted to take any action hereunder not permitted to be taken by Lessor as “lessee” in the Head Lease.  Lessee agrees to execute such further documents confirming such subordination of the Lease as may be reasonably requested by Lessor.  Lessee will acknowledge receipt of an executed copy of each of the Headlease Documents delivered to it by Lessor.

Lessee shall be responsible at its expense for effecting and maintaining the status of any registration, recordation or other filing (including the amendment of any existing registration, recordation or other filing) with respect to the Engine to properly reflect the Headlease Interests and any Lender Interests, at the Lessor’s request.  Lessor shall provide Lessee with such information as Lessee may reasonably request to enable it to effect and maintain such registration, recordation or other filing.

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4.                                       Certain Tax Provisions

Headlease Tax Indemnity Provisions

Indemnity.  If Lessor is required to pay any Headlease Interest any amount (herein called a “HTIA Liability”) pursuant to any Headlease Tax Indemnity Agreement, Lessee shall pay to Lessor an amount, which, on an After-Tax Basis, shall be equal to such HTIA Liability.  Such payment shall be made at least five (5) Business Days prior to the date Lessor must pay the claimant Headlease Interest under the Headlease Tax Indemnity Agreement.

In addition, Lessee shall indemnify any Tax Indemnitee (as defined in the Lease, without giving effect to this Exhibit F, for purposes of this paragraph) under Section 29(b)(i) of the Lease with respect to Taxes howsoever imposed against such Tax Indemnitee, the Engine, or otherwise, on the property or the income or other proceeds with respect to any of the property held by any of the Headlease Interests or the Lender Interests, or on the payment of principal of, interest or premium on, or other amounts payable on or with respect to, any Loan Certificates or under any Loan Documents, and whether imposed by withholding tax or otherwise.

Exceptions. Lessee shall not be required to indemnify Lessor for any HTIA Liability to the extent that such HTIA Liability would not have occurred but for any of the following:

(a)                                  Lessor claiming deductions for depreciation of the Engine for federal income tax purposes or claiming on any federal income tax return to be the owner of the Engine for federal income tax purposes (for the avoidance of doubt, the foregoing shall not limit any such claim by Lessor under the Head Lease Tax Indemnity Agreement with respect to any period of time during which no Headlease is or was in effect); or

(b)                                 the status of Lessor as a “tax-exempt entity” within the meaning of Section 168(h) of the Code but only if such status is not caused by a Lessee Person.

Tax Savings.  If a Headlease Interest pays an amount to Lessor pursuant to the Headlease Tax Indemnity Agreement, for which Lessee has previously paid an indemnity to Lessor pursuant to paragraph (1) hereof, Lessor shall pay such amount to Lessee within 5 Business Days after Lessor receives such amount, but not in excess of any payment previously made by Lessee with respect to such HTIA Liability and net of any tax liability incurred by Lessor with respect to receipt and payment of such amount.

Contest.  If Lessor receives a written claim for an indemnity pursuant to the Head Lease Tax Indemnity Agreement for which Lessee would be required to pay Lessor an indemnity hereunder, Lessor shall notify Lessee thereof in writing (but it being understood and agreed that failure of Lessor to provide such notice to Lessee shall not adversely affect or otherwise prejudice any Lessor’s right to an indemnity hereunder).  If requested by Lessee in writing within ten (10) Business Days before the latest day on which Lessor may request a contest pursuant to the Head Lease Tax Indemnity Agreement, Lessor shall exercise its rights, if any, under the Head

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Lease Tax Indemnity Agreement provided that in no event shall Lessor be required to initiate or continue (or be required to request any other person to initiate or continue) a contest unless: (i) the amount of the obligation on the part of Lessee to indemnify Lessor in respect of the HTIA Liability shall be at least $50,000, (ii)  Lessee agrees to reimburse Lessor on demand (and complies with such agreement) for all of the Headlease Interests’ and Lessor’s reasonable costs and expenses (including, without limitation, reasonable legal and accounting fees and disbursements) which each may incur in contesting such disallowance, (iii) if the claimant Headlease Interest elects to contest the disallowance by paying the tax claimed (including interest, penalties or additions to tax) and seeking a refund, Lessee shall advance to Lessor on an interest free basis the aggregate amount of taxes, interest, penalties and additions to the tax applicable to such disallowance and agree to indemnify Lessor and such Headlease Interest for any adverse tax consequences resulting from such advance, (iv) such contest would not entail any risk of criminal penalties, (v) with respect to such disallowance, Lessee shall have furnished Lessor at Lessee’s expense, with a written opinion of independent tax counsel selected by Lessor that a Reasonable Basis exists to contest such disallowance and prior to filing any appeal an opinion that a successful outcome on appeal is more likely than not and have posted a bond or other security for such appeal, (vi) no Default or Event of Default, under any of the Operative Documents by Lessor or the Airline Services Agreement, has occurred and is continuing, and (vii) Lessee shall have delivered to Lessor a written acknowledge of Lessee’s obligation to indemnify in full Lessor pursuant to this Agreement to the extent that the contest is not successful. Lessor shall have no obligation to cause any Headlease Interest and no Headlease Interest shall have any obligation to appeal any adverse decision of an appellate court to the United States Supreme Court.

Minimum Indemnity.  The amount of any indemnity payable by Lessee to Lessor pursuant to, or in connection with, any HTIA Liability shall in all events be an amount sufficient to restore Lessor to the position that Lessor would be in if the HTIA Liability or any indemnity otherwise payable to any Headlease Interest by Lessor that gave rise to Lessee’s obligation hereunder had not occurred.

5.                                       Certain Provisions Relating to the General Indemnity.

Anything to the contrary in Section 29(c) notwithstanding, Lessee shall not be entitled to assume responsibility for and control any judicial or administrative proceedings relating to a claim made against an Indemnitee, nor shall Lessee be entitled to receive any reimbursement payments that may be received by an Indemnitee in respect of an indemnity payment theretofore made by Lessee to such Indemnitee, in either case while an event constituting an event of default or an incipient event of default under the Headlease Documents shall have occurred and be continuing.

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EXHIBIT G
to
Lease Agreement
[NW 2005 ]

QUICK ENGINE CHANGE KIT SPECIFICATIONS

[The Engine does not have QEC installed on the Delivery Date. ]

[The Engine has QEC installed and covered under the Lease on the Delivery Date.  The QEC includes the following components and parts delivered with the Engine on the Delivery Date to the Lessee:

1.  Neutral Engine QEC Kit (Optimum)

2.  [Right][Left] Hand Engine QEC Kit (Optimum)

3.  Consumables

and the specific items included in each of the preceding categories is as identified in the Canadair Regional Jet CF34-3A1/3B1 Quick Engine Kit Listing Document (issue date: 25/03/01).]

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EXHIBIT B

CRJ-200/440 Delivery Schedule

Aircraft	Delivery Date

1.	September 2005

2.	September 2005

3.	***

4.	***

5.	***

6.	***

7.	***

8.	***

9.	***

10.	***

11.	***

12.	***

13.	***

14.	***

15.	***

B-1

EXHIBIT C

ARJ PAYMENT TERMS

Defined terms in this Exhibit C shall have the meanings assigned to such terms in Attachment B.

Section 1.01                                Block Hour Payment to Mesaba

(a)                                  Block Hours Reports.  Mesaba shall provide to Northwest periodic reports with respect to the number of block hours of Jet Services flown by Mesaba in accordance with the following schedule in each calendar month during the term of this Agreement:

Day of the Month Report Due	Period Covered by Report
22	1st-15th of Month
4th Business Day	Complete Previous Month

(b)                                 Payment Schedule.  Northwest shall remit to Mesaba by wire transfer of immediately available funds by the close of business on the 26th day of each calendar month (or the next banking day if the 26th is a bank holiday), as a provisional payment, Mesaba’s Block Hour Payment for Jet Services for the period covered by the Block Hours Report furnished by Mesaba on the 22nd day of the month.  Northwest shall remit to Mesaba by wire transfer of immediately available funds by the close of business on the 11th day of each month (or the next banking day if the 11th is a bank holiday), as a final payment, Mesaba’s Block Hour Payment for the preceding month, less the amount of the provisional payment made on the 26th day of the preceding month.  For purposes of this Section 1.01, Mesaba’s Block Hour Payment for any period will be computed by multiplying the then applicable rate set forth in Attachment A attached hereto by the number of block hours reported in Mesaba’s Block Hours Report for such period for Jet Services.  Adjustments arising from Northwest’s audit of the Block Hours Report may be made within forty-five (45) days following the end of each month.

Section 1.02                                Ownership Cost Reimbursement for Spare and Maintenance Aircraft.  Northwest shall pay to Mesaba in respect of each month an amount determined in accordance with the following formula:

***

The payment due to Mesaba pursuant to this Section 1.02 shall be paid to Mesaba pursuant to Section 1.01(b) on the twenty-sixth (26th) day of the month immediately following the month with respect to which such payment is made.

Section 1.03                                IOP Program Incident Adjustment.  If during any month commencing on or after October 1, 1999 during the term of this Agreement, Mesaba cancels one or more flights in connection with one or more IOP Program Incidents, Northwest shall pay to Mesaba an amount determined in accordance with the following formula:

***

Any payment due to Mesaba as a result of this Section 1.03 shall be paid to Mesaba pursuant to Section 1.01(b) on the twenty-sixth (26th) day of the month immediately following the month in which such IOP Program Incident(s) occurred.

Section 1.04                                Incentives and Penalties.  Mesaba shall be subject to certain performance incentives and penalties described in Sections 1.04(a), 1.04(b) and 1.04(e) below (“Performance Criteria”) which shall be added to or deducted from the Block Hour Payment.  If Mesaba exceeds any operational criterion an incentive payment shall be made by Northwest.  If Mesaba does not achieve the performance criterion, then a penalty shall be charged against amounts owing to Mesaba.  Any incentive payment or penalty charge incurred by meeting or failing to meet Performance Criteria shall be made in the wire transfer due on the 26th day of the month following the end of the Performance Period in question pursuant to Section 1.01(b) above.

(a)                                  Completion Factor.  If Mesaba’s completion factor (calculated in accordance with Section 2.10(b)(i) of the Agreement) is less than ***% for a Performance Period, Northwest shall receive from Mesaba $*** per enplaned Revenue Passenger during the applicable Performance Period.  If Mesaba’s completion factor is greater than ***% for a Performance Period, Northwest shall pay to Mesaba $*** per enplaned Revenue Passenger during the applicable Performance Period.

(b)                                 Minimum On-Time Reliability.  If Mesaba’s On-Time Factor (calculated in accordance with Section 2.10(b)(ii) of the Agreement) is less than ***% for a Performance Period, Northwest shall receive from Mesaba $*** per enplaned Revenue Passenger during the applicable Performance Period.  If Mesaba’s On-Time Factor is equal to or greater than ***% for a Performance Period, Northwest shall pay to Mesaba $*** per enplaned Revenue Passenger during the applicable Performance Period.  The parties acknowledge and agree that the foregoing performance levels are based on Northwest’s internal on-time goal of ***%.  In the event Northwest’s on-time goal changes from ***%, the on-time performance levels that determine minimum reliability (in Section 2.10(b)(ii)), and penalty and bonus levels (in Section 1.04 of this Exhibit C) will be modified to correspond to the change made by Northwest.  Northwest and Mesaba will meet and confer on all components of on-time metrics on an as-needed basis.

(c)                                  Reconciliation of Performance Standards.  For each Performance Period, Mesaba shall prepare a reconciliation of its actual performance to the targeted performance.  This reconciliation will be completed and delivered to Northwest on the 22nd day of the month after the end of each Performance Period.  Northwest will remit or setoff any incentive or penalty payment in the next wire transfer due to Mesaba.  Northwest will have the right to audit the reconciliation and shall report any discrepancies to Mesaba.  Any discrepancy not reported to Mesaba in writing within sixty (60) days of the end of any Performance Period shall be deemed waived.  The payment of any discrepancy from Mesaba shall be handled as a disputed amount in accordance with Section 5.03 of the Agreement.

(d)                                 Limitations on Incentives and Penalties.  In no event shall the “net aggregate incentives” paid to Mesaba by Northwest or “net aggregate penalties” paid to Northwest by Mesaba during any calendar year pursuant to this Exhibit C exceed $***.  For the purposes of this Section 1.04(d), the difference between the sum of all incentive payments made by Northwest during any calendar year to Mesaba pursuant to this Section 1.04 less the aggregate of all payments due to Northwest during the same calendar year by Mesaba with Northwest for its failure to achieve the Performance Criteria shall be the “net aggregate incentives” if the difference is a positive number and shall be “net aggregate penalties” if the difference is a negative number.

(e)                                  Additional Performance Criteria.  During the term of this Agreement, Northwest may introduce other performance criteria for Mesaba’s operations pursuant to this Agreement.  The parties agree that upon the introduction of such additional performance goals for Northwest’s operations, they will meet to develop similar performance targets for Mesaba, taking into account the differences in operations between the two companies, and shall use their best commercially reasonable efforts to develop a system of incentives and penalties for Mesaba’s performance with respect thereto in a manner consistent with the performance standards agreed to herein.

Section 1.05                                Annual Payment with Respect to the Margin.

(a)                                  Calculation of the Margin.  Not later than ninety (90) days following the end of each fiscal year of Mesaba ending during the term of this Agreement, Mesaba shall calculate and deliver to Northwest its *** for Jet Services provided under this Agreement for the fiscal year then ended (the “Margin”) by dividing (x) *** by (y) ***.  The result shall be expressed as a decimal rounded to the fourth place (e.g., .111171 shall be expressed as .1112).  The calculation shall be derived from Mesaba’s audited financial statements for such fiscal year, shall be determined in accordance with GAAP, and shall take into account ***; provided, however, in no event shall the amount of *** used to calculate *** exceed $*** in the first such fiscal year or such amount adjusted for any increase in the PPI occurring during any subsequent fiscal year.

(b)                                 Margin Payment.  If the Margin is greater than *** but is less than or equal to ***, Northwest shall receive from Mesaba an amount determined as follows:

***

If the Margin is greater than ***, Northwest shall receive from Mesaba an amount determined as follows:

***

The amount payable by Mesaba pursuant to this Section 1.05(b) is the “Margin Payment.”  Northwest shall setoff any Margin Payment in the next wire transfer due to Mesaba.

(c)                                  Audit of the Margin.  Northwest will have the right to audit the calculation of the Margin and the Margin Payment, and shall report any disputes to Mesaba.  Any dispute not reported to Mesaba in writing within sixty (60) days of the receipt of the Margin calculation by Northwest shall be deemed waived.  The payment in respect of any dispute shall be handled as a disputed amount in accordance with Section 5.03 of the Agreement.

Section 1.06                                Fuel.  With respect to the Jet Services operated by Mesaba pursuant to this Agreement, Northwest shall provide or cause to be provided, at Northwest’s sole expense, fuel for the Aircraft and into plane fueling services.  Mesaba shall operate the Avro Regional Jet Aircraft in accordance with all manufacturer and vendor standards and requirements for optimal fuel burn performance and shall promptly remedy any operating factors that cause or contribute to fuel burn in excess of such optimal burn performance.  Mesaba shall provide to Northwest such fuel burn information as is necessary or desirable to allow Northwest to monitor compliance with any manufacturer or vendor agreement.

Section 1.07                                Property Taxes.  Northwest will reimburse Mesaba for property taxes paid by Mesaba on the Aircraft in an amount not to exceed USD$*** per Aircraft per month.

Section 1.08                                Weight and Balance Payment.  Northwest will pay Mesaba USD$*** per month for weight and balance services performed by Mesaba with respect to the Aircraft, and such payment shall annually be adjusted for CPPI.

Section 1.09                                Airport Fees.  Mesaba shall pay all Airport Landing Fees associated with Scheduled Flights using the Aircraft, and Northwest shall reimburse Mesaba for such fees in a timely manner.

Attachment A

Block Hours Payment Rate and Adjustments

A.                                   The Block Hours Payment Rate

***

The Block Hours Payment Rate shall be interpolated based on the foregoing schedule when scheduled *** is between two ***.

B.                                     Adjustments for ***

The calculation of the Block Hour Payment Rate is based upon an ***.  The Block Hour Payment Rate shall be adjusted to reflect *** in accordance with the following formula:

***

C.                                     Adjustments based on the Producer Price Index:

On January 1 of each year during the term of this Agreement beginning on January 1, 2006, the portion of the Block Hours Payment Rate *** will be adjusted for the following twelve (12) months by increasing the then current portion of the Block Hour Payment Rate *** by CPPI.  The portion of the Block Hours Payment Rate *** shall be determined as follows:

***

Attachment B

Definitions

For purposes of this Exhibit C, the following terms are defined as set forth below.

“Aircraft” shall mean up to thirty-six (36) Avro Regional Jet aircraft which are operated by Mesaba pursuant to this Agreement.

“Airport Landing Fees” shall mean all landing fees, custom fees, airport user fees and assessments and amounts payable or assessed for joint or common use facilities to the extent such fees and assessments are attributable to or result from Jet Services.

“Block Hour Payment” shall mean the payment to be made pursuant to Section 1.01, the amount of which is determined in accordance with Attachment A attached hereto.

“Block Hours Report” shall mean the reports to be prepared by Mesaba pursuant to Section 1.01(a).

“CPPI” means the percent increase, if any, in the PPI, which increase occurred during the immediately preceding calendar year, defined as (the simple average of the monthly PPI figures from the prior calendar year/the simple average of the monthly PPI figures from two years prior)-1, but in no event in excess of *** and in no event less than ***.

“GAAP” means generally accepted accounting practice and principles at the time prevailing in the United States for companies engaged in businesses similar to that of Mesaba, consistently applied.

“IOP Program Incidents” shall mean Northwest’s request that Mesaba cancel one or more Scheduled Flights as a result of Northwest’s initiation of its Irregular Operating Procedures Program.

“Jet Services” shall mean the provisioning by Mesaba to Northwest of Scheduled Flights using the Aircraft in accordance with this Agreement.

“Maintenance Aircraft” shall mean one Aircraft, unless both Mesaba and Northwest agree that it shall mean *** Aircraft.

“Performance Period” shall mean each six (6) month period ending on a June 30 or December 31 occurring during the term of this Agreement.

“PPI” means Producer Price Index for Commodities, Item Finished Goods - not seasonably adjusted, published by the United States Department of Labor, Bureau of Labor Statistics, and, if no longer published, any comparable successor index selected by Northwest.

“Revenue Passenger” means a revenue passenger flown on a Scheduled Flight or a Charter Flight.

“Scheduled Aircraft” shall mean with respect to any month the total number of Aircraft which are scheduled to operate Scheduled Flights pursuant to this Agreement during such month; without limiting the foregoing, (i) Spare Aircraft and Maintenance Aircraft during the time period an Aircraft has such status shall not be counted as a Scheduled Aircraft and (ii) if during a portion of a month an Aircraft is a Maintenance Aircraft or Spare Aircraft, such Aircraft shall be counted as a Scheduled Aircraft as a fraction, the numerator of which shall be the number of days during such month such Aircraft is scheduled to operate Scheduled Flights and the denominator of which shall be the number of days in the applicable month, expressed as decimal rounded to the second place (e.g., 8/30 shall be expressed as 0.27).

“Scheduled Flights” shall mean (i) revenue passenger flights operated using the Aircraft which, regardless of frequency, are held out to the public and published in the customary and applicable schedule distribution systems, such as the OAG, or published by Northwest in its own system time tables or (ii) any Northwest scheduled charter flight operated using the Aircraft.

“Spare Aircraft” shall mean one Spare Aircraft, unless both Mesaba and Northwest shall agree that it means *** Spare Aircraft.

EXHIBIT D

SAAB PAYMENT TERMS

Defined terms in this Exhibit D shall have the meanings assigned to such terms in Attachment C.

Section 1.01                                ASM/Passenger Payment to Mesaba.

(a)                                  ASM/Passenger Reports.  Mesaba shall provide to Northwest periodic reports with respect to the number of actual completed ASMs and enplaned Revenue Passengers (each in respect of Regional Airline Services) in accordance with the following schedule in each calendar month during the term of this Agreement:

Day of the Month Report Due	Period Covered by Report
22	1st-15th of Month
4th Business Day	Complete Previous Month

(b)                                 Payment Schedule.  Northwest shall remit to Mesaba by wire transfer of immediately available funds by the close of business on the 26th day of each calendar month (or the next banking day if the 26th is a bank holiday), as a provisional payment, Mesaba’s ASM/Passenger Payment for the period covered by the ASM/Passenger Report furnished by Mesaba on the 22nd day of the month.  Northwest shall remit to Mesaba by wire transfer of immediately available funds by the close of business on the 11th day of each month (or the next banking day if the 11th is a bank holiday), as a final payment, Mesaba’s ASM/Passenger Payment for the preceding month, less the amount of the provisional payment made on the 26th day of the preceding month, less the Offset Amount.  For purposes of this Section 1.01, Mesaba’s ASM/Passenger Payment for any period will be equal to (i) the then applicable Fleet Adjusted ASM Rate multiplied by the number of actual, completed ASMs reported in Mesaba’s ASM/Passenger Report for such period for Regional Airline Services plus (ii) the then applicable Passenger Stipend Rate multiplied by the number of enplaned Revenue Passengers reported in Mesaba’s ASM/Passenger Report for such period for Regional Airline Services.  Adjustments arising from Northwest’s audit of the ASM/Passenger Report may be made within forty-five (45) days following the end of each month.

(c)                                  Passenger Amenities.  With respect to Scheduled Flights, Mesaba agrees to provide passenger amenities, including, without limitation, denied boarding compensation, which Northwest provides under Rule 245 of the Domestic General Rules No. 1 issued by Airline Tariff Publishing Co. and ATA Resolution No. 120.20 or pursuant to any similar contractual arrangement now existing or hereafter in effect or applicable to Northwest.  In any Mesaba Service City or Hub City, Mesaba agrees (i) to handle oversold Scheduled Flights and the payment of denied boarding compensation in accordance with Northwest’s standard policies and procedures, (ii) to pay the full cost of providing passenger amenities (either directly to the affected passengers or to Northwest as reimbursement for the amounts paid by Northwest to such passengers, provided that Northwest provides Mesaba with sufficient detail and supporting documentation to allow Mesaba to verify the invoiced amount) with the exception of denied boarding compensation resulting from inventory oversales or other actions of Northwest, and (iii) to report all denied boarding data to Northwest via both the standard Northwest Ticket Agent Report (“TAR”) and the standard Northwest Yield Management Flight Close-Out Denied Boarding Mask (“MASK”).  In any Mesaba Service City or Hub City, for denied boarding compensation resulting from inventory oversales or the actions of Northwest, Mesaba will pay the appropriate amount of denied boarding compensation to the affected passengers and will invoice Northwest for such amount pursuant to Section 5.03 of the Agreement.  Any such invoice will include sufficient detail and supporting documentation to allow Northwest to verify the invoiced amount.  Notwithstanding the foregoing, Mesaba shall be responsible for any discrepancy between the TAR and the MASK, and Northwest will invoice Mesaba for any amounts due based on reconciliation of those two reports; provided that Northwest shall invoice Mesaba at the current applicable breakage percentages used by Northwest in its accounting for denied boarding compensation.  In Northwest Service Cities, Northwest will provide all passenger amenities, including but not limited to baggage delivery, at its sole cost.

(d)                                 Destination By Other Means.  With respect to the Regional Airline Services, if Mesaba transports a Revenue Passenger to his or her destination by another means (bus, train, taxi, etc.) due to a flight cancellation, Northwest shall reimburse Mesaba for ***.  Mesaba shall include such reimbursement request in its ASM/Passenger Report pursuant to Section 1.01(a) and payment of the reimbursement amount shall be included with the next wire transfer in accordance with Section 1.01(b).  Mesaba shall use its best efforts to minimize the transportation of passengers by other means and the costs associated therewith.

Section 1.02                                ASM and ***.

(a)                                  ***.  The *** shall be determined in accordance with the following formula:

***

(b)                                 ***.  The *** shall be determined on a monthly basis in accordance with the following formula:

***

Attachment B sets forth an example of the calculation of the ***.

(c)                                 ***.  For any quarter during the term of this Agreement, where Mesaba’s ***, the *** for such *** shall be determined in accordance with the following formula:

***

For the purposes of this Section 1.02(c), the following definitions shall also apply:

***

Attachment B sets forth an example of the calculation of the ***.  Any adjustment to the payment due to Mesaba as a result of the difference between the *** and the applicable *** shall be ***.  The percentage factors by which *** and *** are multiplied may be amended from time to time upon the agreement of Northwest and Mesaba.

(d)                                ***.  The *** shall be $*** for the twelve month period ending March 31, 2006, and thereafter the *** shall increase $*** for each subsequent twelve (12) month period.  ***  As of the Effective Date, the *** includes $*** as compensation for ***, and $*** as compensation for ***.

Section 1.03                                Weather Related Adjustment.  If during the first quarter of any calendar year *** due to weather cancellations, ***:

***

Mesaba shall report the number of *** during the first quarter on or before the fifteenth (15th) day of May.  Any *** as a result of this Section 1.03 shall be ***.

Section 1.04                                IOP Program Incident Adjustment.  If during any quarter commencing on or after October 1, 1999 during the term of this Agreement, Mesaba cancels one or more flights in connection with one or more IOP Program Incidents, ***:

***

Any *** as a result of this Section 1.04 shall be ***.

Section 1.05                                Incentives and Penalties.  Mesaba shall be subject to certain performance incentives and penalties described in Sections 1.05(a), 1.05(b), 1.05(c), 1.05(d), 1.05(e) and 1.05(f) (“Performance Criteria”) which shall be added to or deducted from the ASM/Passenger Payment.  If Mesaba exceeds any operational criterion an incentive payment shall be made by Northwest.  If Mesaba does not achieve the performance criterion, then a penalty shall be charged against amounts owing to Mesaba.  Any incentive payment or penalty charge incurred by meeting or failing to meet Performance Criteria shall be made in the wire transfer due on the 26th day of the month following the end of the Performance Period in question pursuant to Section 1.01(b), except that any amount due with respect to the Performance Criteria for customer complaints shall be made in the wire transfer on the 26th day of the second month following the end of the Performance Period in question pursuant to Section 1.01(b).

(a)                                  Completion Factor.  If Mesaba’s completion factor (calculated in accordance with the Section 2.10(c)(i) of the Agreement) is less than ***% for a Performance Period, Northwest shall receive from Mesaba $*** per enplaned Revenue Passenger during the applicable Performance Period.  If Mesaba’s completion factor is greater than ***% for a Performance Period, Northwest shall pay to Mesaba $*** per enplaned Revenue Passenger during the applicable Performance Period, and if Mesaba’s completion factor is greater than ***% for such Performance Period, Northwest shall also pay to Mesaba an additional $*** per enplaned Revenue Passenger during such Performance Period.

(b)                                 Minimum On-Time Reliability.  If Mesaba’s On-Time Factor (calculated in accordance with the Section 2.10(c)(ii) of the Agreement) is less than ***% for a Performance Period, Northwest shall receive from Mesaba $*** per enplaned Revenue Passenger during the applicable Performance Period.  If Mesaba’s On-Time Factor is equal to or greater than ***% for a Performance Period, Northwest shall pay to Mesaba $*** per enplaned Revenue Passenger during the applicable Performance Period, and if Mesaba’s On-Time Factor is greater than ***% for such Performance Period, Northwest shall also pay to Mesaba an additional $*** per enplaned Revenue Passenger during such Performance Period.  The parties acknowledge and agree that the foregoing performance levels are based on Northwest’s internal on-time goal of ***%.  In the event Northwest’s on-time goal changes from ***%, the on-time performance levels that determine minimum reliability (in Section 2.10(c)(ii) of the Agreement), and penalty and bonus levels (in Section 1.05(b) of this Exhibit D) will be modified to correspond to the change made by Northwest.  Northwest and Mesaba will meet and confer on all components of on-time metrics on an as-needed basis.

(c)                                  Mishandled Luggage Factor.  If Mesaba’s incidences of mishandled luggage (calculated in accordance with Section 2.10(c)(iii) of the Agreement) is greater than *** per *** enplaned Revenue Passengers for a Performance Period, Northwest shall receive from Mesaba $*** per enplaned Revenue Passenger during the applicable Performance Period.  If Mesaba’s incidences of mishandled luggage is less than *** per *** enplaned Revenue Passengers for a Performance Period, Northwest shall pay to Mesaba $*** per enplaned Revenue Passenger during the applicable Performance Period, and if Mesaba’s incidences of mishandled luggage is less than *** per *** passengers for such Performance Period, Northwest shall also pay to Mesaba additional $*** per enplaned Revenue Passenger during such Performance Period.

(d)                                 Customer Complaints Factor.  If Mesaba’s number of customer complaints (calculated in accordance with the Section 2.10(c)(iv) of the Agreement) is greater than *** per *** enplaned Revenue Passengers for a Performance Period, Northwest shall receive from Mesaba $*** per enplaned Revenue Passenger during the applicable Performance Period.  If Mesaba’s number of customer complaints is less than *** per *** enplaned Revenue Passengers, Northwest shall pay to Mesaba $*** per enplaned Revenue Passenger, and if Mesaba’s number of customer complaints is less than *** per *** enplaned Revenue Passengers for such Performance Period, Northwest shall also pay to Mesaba an additional $*** per enplaned Revenue Passenger during such Performance Period.

(e)                                 Reconciliation of Performance Standards.  For each Performance Period, (i) Mesaba shall prepare a reconciliation of its actual performance to the targeted performance with respect to its completion factor and its on-time factor and (ii) Northwest shall prepare a reconciliation of Mesaba’s actual performance to targeted performance with respect to Mesaba’s incidences of mishandled luggage and its number of customer complaints.  Such reconciliations will be completed and delivered to the other within thirty (30) days after the end of each Performance Period.  Northwest and Mesaba will have the right to audit the reconciliation prepared by the other and shall report any discrepancies to the other.  Any discrepancy not reported in writing within sixty (60) days of the end of any Performance Period shall be deemed waived.  The payment of any discrepancy from Mesaba shall be handled as a disputed amount in accordance with Section 5.03 of the Agreement.

(f)                                   Additional Performance Criteria.  During the term of this Agreement, Northwest may propose other performance criteria for Mesaba’s operations pursuant to this Agreement.  The parties agree that they will meet upon the introduction of such additional performance goals for Northwest’s operations, to develop similar performance targets for Mesaba, taking into account the differences in operations between the two companies, and shall use their best commercially reasonable efforts to develop a system of incentives and penalties for Mesaba’s performance with respect thereto in a manner consistent with the performance standards agreed to herein.

Section 1.06                                Annual Payments with Respect to the ***.

(a)                                  Calculation of the ***.  Not later than ninety (90) days following the end of each fiscal year of Mesaba ending during the term of this Agreement, Mesaba shall calculate and deliver to Northwest its *** for Regional Airline Services provided under this Agreement for the fiscal year then ended *** and its *** for Regional Airline Services provided under this Agreement for the fiscal year then ended *** by dividing (x) *** by (y) ***.  The *** and the *** shall be expressed as a decimal rounded to the fourth place.  The calculation of the *** and the *** shall be derived from Mesaba’s audited financial statements for such fiscal year and shall be determined in accordance with GAAP.  Attachment B sets forth an example of the calculation of the ***.

(b)                                 ***.  If the *** for such fiscal year is less than the applicable *** determined as follows:

***

(c)                                  ***.  If the *** is greater than *** determined as follows:

***

(d)                                 Audit of the ***.  Northwest shall have the right to audit the calculation of the ***, and shall report any disputes to Mesaba.  Any dispute not reported to Mesaba in writing within thirty (30) days of the receipt of the Margin calculation by Northwest shall be deemed waived.  The payment in respect of any dispute shall be handled as a disputed amount in accordance with Section 5.03 of the Agreement.

Section 1.07                                Fuel.  Northwest shall provide to Mesaba the following administrative services:  (i) Northwest’s negotiation of fuel supply, fuel storage and into-plane service contracts for the Aircraft, (ii) payment of all into-plane and fuel invoices in respect of the Aircraft, (iii) monthly reconciliations with respect to fuel usage, inventory and purchases, and (iv) monthly reports with respect to fuel usage by station, Aircraft type and Aircraft.  Mesaba shall pay to Northwest each month during the term of this Agreement $*** plus an amount equal to $*** multiplied by the number of gallons of aircraft fuel used by Mesaba during such month.  Northwest shall bill Mesaba on a monthly basis and payment shall be made in accordance with Section 5.03 of the Agreement.  Mesaba shall have the right to audit on a semi-annual basis the determination of the number of gallons of aircraft fuel used and shall report any disputes to Northwest.  Any dispute not reported to Northwest in writing within ninety (90) days of the conclusion of such audit shall be deemed waived.

Section 1.08                                Deicing and Glycol.  Mesaba shall provide, ***, all deicing services for its Aircraft at the Hub Cities and the Primary Service Cities and Northwest shall provide, ***, all deicing services at Complementary Service Cities.  Northwest and Mesaba shall negotiate a separate agreement whereby *** will provide glycol and back-up deicing services at the Hub Cities to *** and *** on a monthly basis in accordance with Section 5.03 of the Agreement for the *** of glycol used and deicing services provided.  If the amount of glycol used cannot be calculated, then such invoices shall reflect estimates based on average glycol use by Aircraft type and number of applications.

Attachment A

***

Attachment B

Sample Calculations

***

Attachment C

Definitions

For purposes of this Exhibit D, the following terms are defined as set forth below.

“Aircraft” shall mean up to sixty-three Saab 340 turboprop aircraft which are operated by Mesaba pursuant to this Agreement.

“ASM” means an available seat mile, i.e. one aircraft seat scheduled to be flown one statute mile on a Scheduled Flight.

“ASM/Passenger Payment” means the payment to be made pursuant to Section 1.01(b) of this Exhibit D.

“ASM/Passenger Report” means the reports to be prepared by Mesaba pursuant to Section 1.01(a) of this Exhibit D.

“***” means the amount determined in accordance with Section 1.02(a) of this Exhibit D.

“***” shall mean the *** set forth on Attachment A.

“CPPI” means the percent increase, if any, in the PPI, which increase occurred during the immediately preceding Fiscal Year, defined as (the simple average of the monthly PPI figures from the prior Fiscal Year/the simple average of the monthly PPI figures from two Fiscal Years prior)-1, but in no event in excess of *** and in no event less than ***.

“Fiscal Year” means the twelve-month period beginning April 1st of each year and ending March 31st of the following year.

“***” means the amount determined in accordance with Section 1.02(b) of this Exhibit D.

“GAAP” means generally accepted accounting practice and principles at the time prevailing in the United States for companies engaged in businesses similar to that of Mesaba, consistently applied.

“Hub Cities” means Minneapolis/St. Paul, Minnesota (“MSP”); Detroit, Michigan (DTW); and Memphis, Tennessee (MEM).

“IOP Program Incident” means Northwest’s request that Mesaba cancel one or more Scheduled Flights as a result of Northwest’s initiation of its Irregular Operating Procedures Program.

“Offset Amount” means (i) for purposes of determining the final payment in respect of each month in 1999, $***, and (ii) for purposes of determining the final payment in respect of each month in a year after 1999, an amount equal to the prior year’s Offset Amount multiplied by the sum of one plus the percent increase, if any but not decrease, in the average annual PPI for the previous year, which increase occurred from January 1 of the prior year to January 1 of the applicable year.

“***” means the amount determined in accordance with Section 1.02(d) of this Exhibit D.

“Performance Period” means each six (6) month period ending on a June 30 or December 31 occurring during the term of this Agreement.

“PPI” means Producer Price Index for Commodities, Item Finished Goods – not seasonally adjusted, published by the United States Department of Labor, Bureau of Labor Statistics, and, if no longer published, any comparable successor index selected by Northwest.

“***” means the amount determined in accordance with Section 1.02(c) of this Exhibit D.

“Regional Airline Services” means the provisioning by Mesaba to Northwest of Scheduled Flights using the Aircraft in accordance with this Agreement.

“Scheduled Flights” means revenue passenger flights (other than charters) operated using the Aircraft which, regardless of frequency, are held out to the public and published in the customary and applicable schedule distribution systems, such as the OAG, or published by Northwest in its own system timetables.

EXHIBIT E

CRJ PAYMENT TERMS

Unless otherwise indicated, all section references in this Exhibit E refer to the corresponding section of this Exhibit E.

Section 1.01.

(d)                                 Reports.  Mesaba shall provide to Northwest periodic reports with respect to estimated and actual: Direct Expenses, Aircraft Days, Block Hours, and Cycles of Regional Airline Service and Non-Scheduled Flights flown by Mesaba with CRJ-200/440 Aircraft (each in respect of Scheduled Flights, Charter Flights and Non-Scheduled Flights) in accordance with the following schedule in each calendar month during the term of this Agreement:

Day of Month Report Due	Information Included in Report

25	Estimated Block Hours and Cycles for 1st – 15th of the following month and estimated Direct Expenses and Aircraft Days for the entire following month

4th Business Day	Estimated Block Hours and Cycles for the 16th to the end of the current month and actual Aircraft Days, Block Hours and Cycles for the entire preceding month

14	Actual Direct Expenses for the entire preceding month

(b)                                 Payment Schedule.  Northwest shall remit to Mesaba by wire transfer of immediately available funds by the close of business on the 1st day of each calendar month (or the next banking day if the 1st is a bank holiday), as a pre-payment, Mesaba’s estimated Block Hour Payment, Cycle Payment, Aircraft Days Payment, Monthly Payment,  Direct Expense Payment, associated Margin Payment and any payments due pursuant to Section 1.04 below for the period covered by the report furnished by Mesaba on the 25th day of the preceding month.

Northwest shall remit to Mesaba by wire transfer of immediately available funds by the close of business on the 16th day of each month (or the next banking day if the 16th is a bank holiday), as a pre-payment Mesaba’s estimated Block Hour Payment, Cycle Payment, any payments due pursuant to Section 1.04, and associated Margin Payment for the period covered by the report furnished by Mesaba on the 4th business day of the month.  In addition, the payment due on the 16th of the month shall include an adjustment to true-up the Block Hour Payment, Cycle Payment, Aircraft Day Payment, Direct Expense Payment and Margin Payment made in the preceding month to reflect actual information for the entire month with respect to Block Hours, Cycles, Aircraft Days, Direct Expenses and Margin Payment.  Any underpayment or overpayment for the prior month will be treated as an increase or decrease to the payment on the 16th of the current month.

Northwest shall review the estimates of Block Hours, Cycles, Direct Expenses and Aircraft Days for reasonableness.  To the extent estimates are deemed unreasonable, Mesaba, upon request from Northwest, shall provide supporting documentation for the estimates.

For purposes of this Section 1.01, the above-referenced payments to Mesaba shall be calculated as follows for any applicable period:

the Block Hour Payment, which will be equal to the then applicable Block Hour Rate multiplied by Block Hours provided pursuant to Section 1.01 (a) for such period for Scheduled Flights, Non-Scheduled Flights and Charter Flights, plus the Cycle Payment, which will be equal to the then applicable Cycle Rate multiplied by Cycles provided pursuant to Section 1.01(a) for such period for Scheduled Flights, Non-Scheduled Flights and Charter Flights, plus the Aircraft Days Payment, which will be equal to the then applicable Aircraft Days Rate multiplied by Aircraft Days provided pursuant to Section 1.01 (a) for such period for Scheduled Flights, Non-Scheduled Flights and Charter Flights, plus the Monthly Payment, which will be equal to the then applicable Monthly Rate, plus the Direct Expense Payment, which will be determined in accordance with Section 1.03 below, plus the IOP Payment, if any, which will be determined in accordance with Section 1.05 below, plus the Monthly Margin Payment, which will be determined in accordance with Section 1.06.

Adjustments arising from Northwest’s audit of Block Hours, Cycles, Direct Expenses or Aircraft Days may be made within forty-five (45) days following the end of the fiscal year.  Any reference to the 30th day of a month in this Section 1.01 will be deemed to mean the last day of February with respect to that month.

Notwithstanding the foregoing, the only payment to Mesaba associated with operations in August 2005 and September 2005 will be the Direct Expense payment for Equipment Rental Expense pursuant to Section 1.03(a) of this Exhibit E and the associated Margin Payment pursuant to Section 1.06 of this Exhibit E.

Section 1.02                                Payment Rates

(a)                                  Block Hour Rate.  The Block Hour Rate for the time period through March 31, 2006 shall be $***. For each 12-month period beginning with April 1, 2006, the Block Hour

Rate shall be equal to the Block Hour Rate for the immediately preceding 12-month period multiplied by ***.

(b)                                 Cycle Rate.  The Cycle Rate for the time period through March 31, 2006 shall be $***.  For each 12-month period beginning with April 1, 2006, the Cycle Rate shall be equal to the Cycle Rate for the immediately preceding 12-month period multiplied by ***.

(c)                                  Aircraft Day Rate.  The Aircraft Days Rate for as delivered CRJ-200/440 Aircraft *** through ***, and CRJ-200/440 Aircraft *** up to *** shall be $***.  The Aircraft Days Rate for as delivered CRJ-200/440 Aircraft *** through *** shall be $***.  These rates are applicable for the time period through March 31, 2006.  For each 12-month period beginning with April 1, 2006, the Aircraft Days Rate shall be equal to the Aircraft Days Rate for the immediately preceding 12-month period multiplied by ***.

(d)                                 Monthly Rate.  The Monthly Rate for the time period through March 31, 2006 shall be $***.  For each 12-month period beginning with April 1, 2006, the Monthly Rate shall be equal to the Monthly Rate for the immediately preceding 12-month period multiplied by ***.

Section 1.03                                Direct Expenses.  Northwest will reimburse Mesaba for the following accrued or paid expenses (“Direct Expenses”) at the Direct Cost to Mesaba.  Accruals shall be made in accordance with GAAP.  At the request of Northwest, Mesaba will be responsible for providing Northwest with a copy of all third party invoices and evidence of payment needed to determine the expense amount and the timeliness of payment.

(a)                                  Equipment Rental Expense.  Equipment Rental Expense will be reimbursed less any performance guarantee payments or credits that Mesaba receives from the manufacturers.

(b)                                 Engine maintenance.  The CRJ 200/440 Aircraft engine maintenance performed pursuant to Section 3.07 of the Agreement less any warranty payments or credits that Mesaba receives, including but not limited to those from Northwest-selected vendors.  In addition, the cost of materials and components used in connection with unscheduled off-wing maintenance performed by Mesaba (not including maintenance or replacement of line replaceable units or QEC items) will be reimbursed to Mesaba as a Direct Expense.  Mesaba shall provide to Northwest, upon reasonable request, documentation detailing the unscheduled event and cost of each of the components.  If Northwest and Mesaba agree at any time to have such engine work performed by a vendor other than General Electric, the reimbursement amount will be adjusted to take into account the new arrangement.  Notwithstanding the foregoing, Northwest will not reimburse Mesaba for engine maintenance performed pursuant to Section 3.07 of the Agreement which is accomplished unreasonably in advance of the time such maintenance is required in accordance with the Maintenance Program or which is accomplished for the sole purpose of satisfying return conditions under the Lease, which will be split 50/50 pursuant to Section 3.02(c) of the Agreement.

(c)                                  Airframe maintenance.  The CRJ 200/440 airframe maintenance performed pursuant to Section 3.07 of the Agreement less any warranty payments or credits that Mesaba receives, including but not limited to those from Northwest-selected vendors.  If Northwest and Mesaba agree at any time to have the maintenance work performed by a vendor other than

Bombardier, the reimbursement amount will be adjusted to take into account the new arrangement.  Notwithstanding the foregoing, Northwest will not reimburse Mesaba for airframe maintenance performed pursuant to Section 3.07 of the Agreement which is accomplished unreasonably in advance of the time such maintenance is required in accordance with the Maintenance Program or which is accomplished for the sole purpose of satisfying return conditions under the Lease, *** pursuant to Section 3.02(c) of the Agreement.

(d)                                 CRJ-200/440 Aircraft auxiliary power unit (APU) maintenance expense less any warranty payments or credits that Mesaba receives with respect to any of the foregoing expenses.

(e)                                  CRJ-200/440 Aircraft avionics maintenance expense less any warranty payments or credits that Mesaba receives with respect to any of the foregoing expenses.

(f)                                    CRJ-200/440 Aircraft landing gear overhaul expense less any warranty payments or credits that Mesaba receives with respect to any of the foregoing expenses.

(g)                                 Airport Landing Fees.  For the avoidance of doubt, Airport Landing Fees do not include airport joint or common use fees for Regional Airline Services operated by Mesaba with CRJ-200/440 Aircraft.

(h)                                 Fuel expense determined in accordance with Section 1.04 below.

Notwithstanding the foregoing, Northwest will not reimburse Mesaba for any late payment charges, penalties and/or fees which Mesaba incurs in connection with payment of the Direct Expenses listed above.

Section 1.04                                Fuel

(a)                                  Fuel Administration.  Mesaba will join the fuel consortium at a Service City upon Northwest’s request.  Northwest will provide to Mesaba the following fuel-related administrative services:  (i) negotiation of fuel supply, fuel storage and into-plane service contracts for the CRJ-200/440 Aircraft, (ii) payment of all into-plane and fuel invoices in respect of the CRJ-200/440Aircraft, (iii) monthly reconciliations (by the 15th of the following month) with respect to fuel boarded, inventory and purchases, and (iv) monthly reports with respect to fuel boarded by station, flight and CRJ-200/440 Aircraft.

(b)                                 Fuel Payment.  Mesaba will pre-pay for fuel for the 1st-15th of the month through a set-off of the amount due from the Section 1.01(b) wire transfer on the 1st of the month for which the prepay is occurring.  Northwest will reimburse Mesaba for this pre-pay amount through the Section 1.01(b) wire transfer on the 1st of the month.  Likewise, Mesaba will pre-pay for fuel for the 16th-end of the month through a set-off of the Section 1.01(b) wire transfer on the 16th of the month for which the prepay is occurring.  Northwest will reimburse Mesaba for this pre-pay amount through the Section 1.01(b) wire transfer on the 16th of the month.  By the 16th of the following month, Northwest will reconcile the pre-paid fuel expense for the preceding month with the actual expense (at a price, including into-plane fees and taxes, of $***/gallon, the “Fuel Price”), and charge or credit Mesaba with the difference.  This month end adjustment for the preceding month will be handled via the Section 1.01(b) wire transfer occurring the 16th day of the following month through additional payment or set-off.

The pre-pay will be based on using half of Mesaba’s prior month actual boarded volume at the Fuel Price.

Mesaba shall have the right to audit on a semi-annual basis the determination of the number of gallons of aircraft fuel boarded and payment of all into-plane and fuel invoices in respect of the CRJ-200/440 Aircraft and shall report any disputes to Northwest.  Any dispute not reported to Northwest within thirty (30) days of the conclusion of such audit shall be deemed waived.

(c)                                  Mesaba’s Reporting Procedures.  Mesaba will provide to Northwest the following fuel administrative service assistance where Mesaba is responsible for ground handling the CRJ-220/440 Aircraft:  (i) timely Fuel Management System (“FMS”) data entry at Service Cities, including month-end reconciling to the fixed base operator (“FBO”) by the end of the second business day, (ii) FMS coverage when regular FMS person is on vacation, leave, etc., (iii) training new Mesaba employees on FMS due to turnover, vacation, etc., (iv) addressing problems at FBO regarding supply of fuel slips and bill of lading receipts before involving the Northwest Fuel Department.  Northwest’s Fuel Department shall have the right to audit on a monthly basis the determination of the number of gallons of aircraft fuel boarded and fuel price paid and shall report any disputes to Mesaba.  Any dispute not reported to Mesaba within thirty (30) days of the conclusion of such audit shall be deemed waived.

(d)                                 Fuel Burn Review Procedures.  Northwest and Mesaba agree to review the fuel burn performance (defined as gallons per block hour) of the CRJ-200/440 Aircraft for compliance with annual performance measures including, but not limited to:

(i)                                     Planned Fuel On Arrival (FOA)

(ii)                                  Auxiliary Power Unit (APU) Usage

Mesaba will be responsible for the development and setting of the annual performance measure targets for the CRJ-200/440 Aircraft, each as defined in Attachment B, and an annual budgeted fuel burn rate expressed in gallons per block hour (“All-in Rate”), in a timeframe consistent with the development of the annual operating expense budget of each party.  The All-in Rate shall encompass all scheduled and non-scheduled burned gallons and include the measures defined in (d)(i-ii) above and those measures the parties may agree to subsequently add.  The annual targets for the performance measures and All-in Rate will be subject to Northwest’s review.  The parties agree to work in good faith to resolve any differences that may exist with respect to setting annual targets.  In the event agreement can not be reached on an FOA target, the target will be based on the then-applicable Northwest Domestic FOA target.  Additional performance measures may be identified and added at a future date by mutual agreement of the parties for purposes of reviewing the Aircraft’s annual fuel burn.  In the event data is not yet available for a given measure, no annual target will be set.  The parties agree to use reasonable best efforts in researching and collecting data for purposes of adding performance measures and cooperation may not be unreasonably withheld by either party.

Not later than sixty (60) days following the end of the year for which the targets applied, Mesaba shall (i) deliver to Northwest the analysis and conclusion of Mesaba’s performance for the year then ended with respect to each of the performance measures and the All-in Rate, and (ii) provide Northwest with the data used by Mesaba to determine variances to each of the performance measure targets and the All-in Rate in a format specified by Northwest.  The analysis shall include, but not be limited to, adjustment for changes in the operating schedule from the Annual Operating Plan.  For example, adjusting planned taxi time or average length of flight to actual experience for the year completed.  Northwest shall have thirty (30) days from the receipt of Mesaba’s analysis to complete its review.  If it is determined that Mesaba exceeded one or more of the targets for the annual performance measures, and the cause of exceeding the targets was within the control of Mesaba, a fuel penalty shall be assessed per the formulas set forth in Attachment B (a “Fuel Burn Penalty Payment”).  If it is mutually determined by Mesaba and Northwest that Mesaba exceeded the budget for the All-in Rate, after adjusting for variances to target for the performance measures, and the cause of exceeding the budget was within the control of Mesaba, a fuel penalty shall be assessed per the formula set forth in Attachment B (a “Fuel Burn Penalty Payment”).  Such Fuel Burn Penalty Payment(s) shall be made in accordance with Section 5.03 of the Agreement.

Mesaba and Northwest agree to negotiate in good faith to set a goal for Planned FOA and APU usage by January 2006, and performance measurement and compliance with such goal (including any penalties associated therewith) shall begin as of January 1, 2006.  Mesaba and Northwest shall, immediately following the Effective Date, begin collecting necessary data to establish a goal for the All-in Rate, and such goal shall be set by January 1, 2007, at which time performance measurement and compliance with such goal (including any penalties associated therewith) shall begin.

Section 1.05                                IOP Program Incident Adjustment.  If during any month during the term of this Agreement Mesaba cancels one or more Scheduled Flights in connection with one or more IOP Program Incidents, *** an amount determined in accordance with the following formula:

***

Section 1.06                                Monthly Margin Calculation and Payment.

The monthly Margin Payment for the time period through March 31, 2007 shall be calculated as follows:

***

Effective April 1, 2007, the monthly Margin Payment shall be calculated as follows:

***

Section 1.07                                Non-Scheduled Flight Refund.

With respect to each calendar year during the term of this Agreement, Northwest shall within ninety (90) days from the receipt of the final Block Hour Report and Cycle Report received pursuant to Section 1.01 of this Exhibit E for the immediately preceding year, calculate and notify Mesaba of the ratio of actual Block Hours for Non-Scheduled Flights to actual Block Hours for Scheduled Flights and the ratio of actual Cycles for Non-Scheduled Flights to actual Cycles for Scheduled Flights.  In the event that either ratio exceeds ***, Mesaba shall remit to Northwest (through a set-off of the next wire transfer of amounts due pursuant to this Exhibit E) an amount equal to the following:

Refund Calculation:

***

Section 1.08                                Performance Levels and Incentives/Penalties.

(a)                                  With respect to Scheduled Flights operated with CRJ-200/440 Aircraft, Mesaba shall be subject to certain performance levels and incentives/penalties as described in this Section 1.08(a) (“Performance Criteria”).  If Mesaba does/does not achieve the performance criterion, then an incentive/penalty shall be applied to amounts owing to Mesaba, provided that the amount of the incentive/penalty for each of the Performance Criterion shall not exceed one (1) percentage point of the sum of the Block Hour Payment, Cycle Payment, Aircraft Days Payment, Monthly Payment, Direct Expense Payment and IOP Payment, if any. Any incentive/penalty incurred shall be paid or deducted in the wire transfer due on the 16th day of the month following the end of the Performance Period in question pursuant to Section 1.01(b) of this Exhibit E.  The applicable performance levels and incentives/penalties are as follows:

(i)                                     Completion Factor (calculated in accordance with Section 2.10 (a)(i) of the Agreement):

	Additional Penalty	Penalty	Current Calendar Year Goal Percentage	Incentives	Additional Incentives
Performance Level	Less than goal less ***	Less than goal less ***	TBD	Greater than or equal to goal but less than *** above goal	Greater than or equal to goal plus ***
Penalty per enplaned Revenue Passenger	***	***	0	***	***

(ii)                                  On-Time Reliability Factors (calculated in accordance with Section 2.10(a)(ii) of the Agreement):

Departure [(within zero minutes)]

	Additional Penalty	Penalty	Current Calendar Year Goal Percentage	Incentives	Additional Incentives
Performance Level	Less goal less ***	Less than goal less ***	TBD	Greater than or equal to goal but less than goal plus ***	Greater than or equal to goal plus ***
Penalty per enplaned Revenue Passenger	***	***	0	***	***

Arrival [(within zero Minutes)]

	Additional Penalty	Penalty	Current Calendar Year Goal Percentage	Incentives	Additional Incentives
Performance Level	Less than goal less ***	Less than goal less ***	TBD	Greater than or equal to goal but less than goal plus ***	Greater than or equal to goal plus ***
Penalty per enplaned Revenue Passenger	***	***	0	***	***

(b)                                 Reconciliation of Performance Standards.  For each Performance Period, (i) Northwest shall determine the total number of enplaned Revenue Passengers on Scheduled Flights operated by Mesaba and (ii) Mesaba shall prepare a reconciliation of its actual performance to the targeted performance with respect to its completion factor and its on-time factor. Such reconciliations will be completed and delivered to the other within thirty (30) days after the end of each Performance Period.  Northwest and Mesaba will have the right to audit the reconciliation prepared by the other and shall report any discrepancies to the other.  Any discrepancy not reported in writing within sixty (60) days of the end of any Performance Period shall be deemed waived.  The payment of in respect of any discrepancy shall be handled as a disputed amount in accordance with Section 5.03 of the Agreement.

(c)                                  Additional Performance Criteria.  During the term of this Agreement, Northwest may propose other performance criteria for Mesaba’s operations pursuant to this Agreement.  The parties agree that they will meet upon the introduction of additional performance levels for Northwest’s operations, to develop similar performance targets for Mesaba, taking into account the differences in operations between the two companies, and shall use their best commercially reasonable efforts to develop a system of performance levels and penalties for Mesaba’s performance with respect thereto in a manner consistent with the performance standards agreed to herein.

Section 1.09                                Aviation Insurance.  In the event Mesaba obtains aviation insurance coverage as part of Northwest’s aviation insurance placement, the rates used to determine aircraft hull insurance and aviation liability insurance, including war risk liability and hull war risk insurance, shall be adjusted in a manner consistent with the rate changes experienced by Northwest, when and if the rates are revised, whether it be calendar year or otherwise.

Attachment A

Definitions

For purposes of this Exhibit E, the following terms are defined as set forth below.  (Other defined terms are set forth in Article I of the Agreement).

“Aircraft Days” means a CRJ-200 or CRJ-440 Aircraft each day after such Aircraft has been placed in service by Mesaba and remains in service for Northwest (including non-scheduled Aircraft).  A CRJ-200/440 Aircraft placed in service by Mesaba on January 1st would have 31 Aircraft Days in January.

“Aircraft Days Payment” means the payment for Aircraft Days to be made pursuant to Section 1.01 (b) of Exhibit E.

“Aircraft Days Rate” shall have the meaning ascribed to such term in Section 1.02 of this Exhibit E.

“Block Hour Payment” means the payment for Block Hours to be made pursuant to Section 1.01(b) of this Exhibit E.

“Block Hour Rate” shall have the meaning ascribed to such term in Section 1.02 of this Exhibit E.

“Block Hour Report” means the report to be prepared by Mesaba pursuant to Section 1.01(a) of this Exhibit E.

“Charter Flights” means revenue passenger flights using the CRJ-200/440 Aircraft (other than Scheduled Flights); provided, however, that the operational arrangements and the compensation to be received by Mesaba in respect of such Charter Flights are subject to the same procedures and remuneration as a Scheduled Flight hereunder, unless otherwise mutually agreed by Northwest and Mesaba.  To the extent that inflight catering (food and beverage) exceeds that normally provided for on a Scheduled Flight, the incremental cost and coordination of the catering will be the sole responsibility of Northwest.

“CPPI” means the percent increase, if any, in the PPI, which increase occurred during the immediately preceding Fiscal Year, defined as (the simple average of the monthly PPI figures from the prior Fiscal Year/the simple average of the monthly PPI figures from two Fiscal Years prior)-1, but in no event in excess of *** and in no event less than ***.

“Cycle” means an actual takeoff at an origin city and landing at a destination city of a CRJ-200/440 Aircraft in connection with a Scheduled Flight, a Non-Scheduled Flight or a Charter Flight.

“Cycle Payment” means the payment for Cycles to be made pursuant to Section 1.01(b) of this Exhibit E.

“Cycle Rate” shall have the meaning ascribed to such term in Section 1.02 of this Exhibit E.

“Cycle Report” means the report to be prepared by Mesaba pursuant to Section 1.01(a) of this Exhibit E.

“Direct Expenses” shall have the meaning ascribed to such term in Section 1.03 of this Exhibit E.

“Direct Expense Payment” means the payment for Direct Expenses to be made pursuant to Section 1.01(b) of this Exhibit E.

“Equipment Rental Expense” means the Aircraft Rental Expense for the CRJ-200/440 Aircraft and the CRJ Spare Engine Rental Expense.

“Fiscal Year” means the twelve-month period beginning April 1st of each year and ending March 31st of the following year.

“Fuel Burn Penalty Payment” shall have the meaning ascribed to such term in Section 1.04(d) of this Exhibit E.

“Fuel Price” shall have the meaning ascribed to such term in Section 1.04(b) of this Exhibit E.

“GAAP” means generally accepted accounting practice and principles at the time prevailing in the United States for companies engaged in businesses similar to that of Mesaba, consistently applied.

“IOP Payment” means the payment for IOP Program Incidents to be made pursuant to Section 1.05 of Exhibit E.

“IOP Program Incident” shall mean Northwest’s request that Mesaba cancel one or more Scheduled Flights as a result of Northwest’s initiation of its Irregular Operating Procedures Program.

“Margin” means the operating margin determined in accordance with Section 1.06 of Exhibit E.

“Margin Payment” means the payment to be made pursuant to Sections 1.01(b) of Exhibit E.

“Market Margin Rate” or “MMR” means the weighted (by revenue) average full year operating margin for the twelve-month period ended March 31, 2007 of the publicly traded U.S. domestic regional airlines operating primarily regional jet aircraft, excluding Pinnacle and any regional carrier under bankruptcy protection; provided, however, that if the result of this calculation is greater than ***, the MMR shall be ***, and if the result is less than ***, the MMR shall be ***.  The MMR shall be calculated with respect to the twelve (12) month period ending March 31, 2007.

“Monthly Payment” means the payment to be made pursuant to Section 1.01(b) of Exhibit E.

“Monthly Rate” shall have the meaning ascribed to such term in Section 1.02 of this Exhibit E.

“Non-Scheduled Flights” means all flights using the CRJ-200/440 Aircraft which are not Scheduled Flights or Charter Flights.

“Performance Criteria” shall have the meaning ascribed to such term in Section 1.08(a) of Exhibit E.

“Performance Period” means each six (6) month period ending on a June 30 or December 31 occurring during the term of this Agreement.

“PPI” means Producer Price Index for Commodities, Item Finished Goods – not seasonally adjusted, published by the United States Department of Labor, Bureau of Labor Statistics, and, if no longer published, any comparable successor index selected by Northwest.

“QECs” means quick engine change kits.

“Scheduled Flights” means revenue passenger flights (other than Charter Flights) using the CRJ-200/440 Aircraft which, regardless of frequency, are held out to the public and published in the customary and applicable schedule distribution systems, such as the Official Airline Guide, or published by Northwest in its own system timetables.  In addition, Scheduled Flights shall include all regularly scheduled flights which are not revenue passenger flights as determined by Northwest in its sole discretion.

Attachment B

CRJ Fuel Burn (Penalty) Formulas

Note: The formulas below are to be used for the calculation of Fuel Burn Penalty Payments as they pertain to each performance measure and the All-in Rate in Section 1.04 of Exhibit E.  The Penalty, while settled on an annual basis, is based on a monthly calculation.  The result of the calculation for each performance measure shall be netted together to produce a net Penalty, if one should exist.  To the extent that formulas do not yet exist (i.e. Cruise Speed and Altitude), the parties mutually agree to document those formulas when those performance measures are implemented.  Per Section 1.04, the All-in Rate is first adjusted for the variances that exist with respect to each performance measure, and then to the extent an unfavorable variance to budget exists, the penalty formula below for the All-in Rate is applied. A Penalty is assessed if the cause of variance is deemed within the control of Mesaba.  An example for a month is illustrated below in Attachment C hereto.

1.              Excess Planned Fuel on Arrival (PFOA)

Monthly Penalty:

***

Definition:

Planned Fuel On Arrival (PFOA) is comprised of:

1)              Domestic Reserve Fuel. This is a fixed amount of fuel required by FAR to be carried on all operations.

2)              Alternate Fuel.  This is the fuel required to fly from the intended destination to an alternate destination. This fuel is required on some but not all flights according to FAR and Mesaba’s policies related to destination weather.

3)              Holding fuel (Contingency). This fuel is required, by FAR and Mesaba’s policies, for expected holding, potential delays and deviations.

2.              Excess Auxiliary Power Unit (APU) Burn

Monthly Penalty:

***

3.                                      All-in Rate (to be applied after adjusting for known variances to performance measures above as shown in the sample calculation set forth in Attachment B hereto)

Monthly Penalty:

***

Attachment C

Example of One Month Penalty Calculation

***

EXHIBIT F

Pass Travel Privileges

I.                                         Overview

It is understood and agreed that Northwest has purchased and therefore controls all seat inventory on Northwest coded flights operated by Mesaba subject to the Airline Services Agreement (the “Agreement”) entered into by Northwest and Mesaba.  Northwest, in its sole discretion, shall set all prices and control all seat inventory on Mesaba flights operated under the Northwest code.

Seats on Northwest coded flights operated by Mesaba have an intrinsic value to Northwest and by definition persons occupying perishable seats, either on a positive space or space available basis, have revenue opportunity costs (displacement, dilution, etc.) to Northwest.  Northwest will therefore establish the policies for utilizing its valuable and perishable product inventory.  Northwest shall have the right, in its sole discretion, to establish pass travel policies for all persons on all Northwest Flights, including those operated by Mesaba.

Travel privileges of employees, officers and directors of Mesaba and Mesaba’s parent company, MAIR Holdings, Inc. (“MAIR”), shall be governed by this Exhibit F.

Definitions

“Northwest Flights” shall mean all flights operated by Northwest, Mesaba (regional jets and turboprops) and Pinnacle Airlines, Inc. (“Pinnacle”) under the Northwest designator code.  If and to the extent Northwest enters into an agreement with any regional carrier other than Mesaba that provides for pass travel on the terms set forth herein, the term “Northwest Flights” shall include the flights operated by such carrier under the Northwest designator code.

“Mesaba/MAIR Business Travel” shall mean employee travel that is required to run Mesaba’s or MAIR’s operations, perform employee job functions, meet with vendors, attend company/industry meetings/training, or conduct company business.

By definition, Mesaba/MAIR Business Travel to conduct company business would require a meeting with another person (internal or external) and the vast majority of the trip’s duration should be related to the business objective.  If a pleasure trip is taken in conjunction with a business trip, the pleasure portion must be flown space available.  Examples:

1.                                       Extend business trip for personal reasons before/after.
Example: Business trip from city A to city B.  After meeting is complete, employee extends trip by 2 days in city B for personal reasons.  Return flight from city B is leisure space available at the employee’s normal boarding priority.

2.                                       Round Robin.  Business trip from city A to B.  After business is complete, employee travels from city B to city C for personal reasons, then returns to city A.

•                                          Flights from B to C and C to A are leisure space available.

Things that would not qualify as “Business” would be

•                                          Emergency travel, funeral travel, etc.

•                                          Familiarization trips to visit cities where no business is conducted

•                                          Employee recognition/rewards

•                                          Any travel related to personal reasons

•                                          Any travel by any person who is not an employee, such as a spouse or family member

In enforcing Northwest’s business travel policies, Mesaba must exercise good faith in determining what is valid company business and in doing so must comply with Northwest’s business travel definition and policies, as such definitions and policies may be changed from time to time by Northwest in its sole discretion.

“Leisure Travel” shall mean any travel that does not qualify as Mesaba/MAIR Business Travel.

Travel Privileges of Mesaba/MAIR Employees on Northwest Flights

1.               Travel Authority Privileges (Cards).

Northwest shall have the sole authority to issue travel authority privileges for travel on Northwest Flights (which by definition includes Northwest coded flights operated by Mesaba and Pinnacle).  Mesaba and MAIR will not be entitled to issue travel authority privileges on Northwest Flights; however, Mesaba or MAIR may submit a request for travel on Northwest to the Northwest Pass Bureau and Northwest, in its sole discretion, shall determine whether or not to grant any such request.

2.               Requests for Business and Leisure Travel Passes on Behalf of Any Person Other Than employees/retirees/family members of employees of Mesaba/MAIR.

Any request for pass travel (positive and space available) on Northwest Flights for any person other than employees, retirees or family members of employees of Mesaba or MAIR (for example, employees of airlines other than Mesaba, or travel agents) may be submitted to the Northwest Pass Bureau for approval and Northwest, in its sole discretion, shall determine whether or not to grant any such request.  In this regard, on or before September 15, 2005 Mesaba will terminate any pass travel program it may have for travel agents.  Any pass travel arrangements that Mesaba may have with other airlines are subject to approval by Northwest, and Mesaba shall promptly terminate any such arrangements which are in effect as of the date of this Agreement and which are not approved by Northwest.

3.               Ticket Donations.

Northwest agrees to provide Mesaba/MAIR with *** tickets per year for charitable donations to be made at Mesaba’s discretion.

4.               Collateral (i.e., free tickets, upgrades, Worldclub passes, elite memberships, etc.).

Northwest agrees to provide Mesaba/MAIR with $*** per year of collateral to be used for Mesaba’s business purposes (i.e., for sales, marketing, service recovery, etc.).  Northwest shall determine from time to time the types of collateral to be made available to Mesaba and the unit cost for each type of collateral product.  The list of collateral products and the unit costs thereof as of the date hereof are set forth on Attachment A attached hereto.  Ordering will be handled via Northwest’s GMS process.

Other Management (exempt) Employees of Mesaba/MAIR.

1)              Mesaba/MAIR may designate up to *** management (exempt) employees who will be eligible for *** Business Travel on Northwest Flights.  Mesaba shall submit the list of such employees to Northwest annually and Northwest may, in its sole discretion, approve or disapprove any employee whose name appears on such list for such travel privileges.

2)              All other management (exempt) employees of Mesaba/MAIR who are not entitled to the travel privileges described in Section 5(1) above may travel on Northwest Flights with boarding priority ***, and, to the extent Mesaba/MAIR desire that any such employee travel on a Northwest Flight for Mesaba/MAIR business purposes with higher priority, Mesaba may submit its request for positive space travel to the Northwest Pass Bureau for approval.  Northwest, in its sole discretion, shall determine whether or not to grant any such request.

Non-Management (Non-Exempt) and Contract Employees of Mesaba

Non-management (non-exempt) and contract employees of Mesaba/MAIR must request approval from the Northwest Pass Bureau for any positive space travel on Northwest Flights for Mesaba/MAIR business purposes.  Northwest, in its sole discretion, shall determine whether or not to grant any such request.  Any such approved travel for Mesaba/MAIR business purposes by such employees shall be on a positive space basis.

Mesaba Operational Travel Requirements.

Deadhead travel and travel for pilot or flight attendant FAA-mandated training.  Mesaba may book travel on Northwest Flights with boarding priority of *** for pilot and flight attendant deadhead and FAA-mandated travel.  The purpose of such travel must be supported by crew scheduling, crew bid reports, training schedules or other records of Mesaba’s operations.  Such records must be maintained for not less than one (1) year and made available for audit by Northwest upon request.

Any deadhead booking must contain the following restriction:  “No origin/dest or date changes allowed, per Revenue Management.”  Any booking without the above stated restriction will be subject to a $*** fee.

Any *** booking must be pre-approved by Northwest.  Any *** booking made without Northwest’s pre-approval will be subject to a $*** one-way fee.

*** exceptions should be requested from Northwest Day-of-Departure (DoD) desk.

Upon no circumstance may positive space bookings be used to transport Mesaba flight crews to or from their home (i.e., commuting or “Call in Honest”) or for other non-operational purposes.

Aircraft on Ground (AOG).

In the event Mesaba’s operations require the transportation of Mesaba’s mechanics or other required personnel due to AOG, Mesaba shall request approval from the Northwest DoD desk for such travel at boarding priority ***, or if necessary, ***.  Northwest, in its sole discretion, shall determine whether or not to grant any such request.

Travel by Interview Candidates, Consultants or Vendors of Mesaba/MAIR.

Mesaba and MAIR will be entitled to purchase positive space travel on Northwest Flights for consultants, vendors and interview candidates of Mesaba or MAIR to attend meetings at Mesaba or MAIR locations for Mesaba/MAIR business purposes only on the terms and conditions set forth in the Northwest Pricing Bulletin BN139, attached hereto as Attachment 1.  This Pricing Bulletin is subject to change by Northwest on an annual basis.  In addition, Mesaba or MAIR may utilize space available travel for interview candidates, consultants or vendors paying a service fee equal to parents (see service fee chart under leisure travel) with a boarding priority of ***.  For boarding purposes, the date of travel will be used for the seniority date.

Leisure Travel by Employees of Mesaba and Employees of MAIR.

It is understood that Northwest maintains complete control over the grant of all travel privileges on all Northwest Flights, including non-revenue space available boarding priority.  Northwest shall be entitled to all fees and charges collected for pass travel and Mesaba/MAIR shall not under any circumstances impose any fees, charges or surcharges on any pass travel on Northwest Flights operated by Mesaba other than those set forth herein or specifically authorized by Northwest.  Mesaba shall be responsible for the payment to Northwest of pass travel fees and charges and the annual pass travel registration fees relating to travel by employees of Mesaba and MAIR or their family members, registered domestic partners or companions, and all amounts collected by Mesaba from its employees and MAIR employees shall be collected on behalf of Northwest and payable to Northwest on a monthly basis as provided in Section III.11.

Leisure Travel by Mesaba and MAIR Employees on Northwest Flights Operated by Mesaba:

Mesaba shall administer pass travel policies on Northwest Flights operated by Mesaba and Pinnacle in a manner that is wholly consistent with Northwest’s policies as they currently exist and may in the future be changed by Northwest in its sole discretion and shall communicate clearly such policies to the Mesaba and MAIR employees.  Mesaba shall be responsible for enforcing such pass policies with respect to travel by Mesaba and MAIR employees on Northwest Flights and shall notify Northwest in the event of any violations.

Mesaba agrees to conform its existing pass travel policies and programs to those of Northwest as soon as reasonably practicable after the date of the Agreement.  Such conforming changes include but are not limited to the following:

1) The space available boarding priority for Mesaba and MAIR employees on Northwest Flights will be as follows:

Mesaba	Flights Operated By
Employee Category	Northwest	Mesaba	Pinnacle
Active management (exempt)	*** Seniority date	*** Seniority date	*** Seniority date
Active non-management (non-exempt) and contract	*** Seniority date	*** Seniority date	*** Seniority date
Retired management	***	***	***
Retired non-management (non-exempt) and contract	***	***	***
Parents	*** Seniority date	*** Seniority date	*** Seniority date

Mesaba shall under no circumstances grant travel privileges on any Northwest Flights at a boarding priority that deviates from that stated above.

A retired employee is an employee who retired from Mesaba while in an active employee status or retired from Mesaba while in an inactive status (i.e. layoff status) and met the definition of early/normal or disability retirement when last on active payroll.

Early retirement – employee must attain age 55 (pilots age 50) and have ten or more years of vesting service.

Normal retirement – employee must attain age 65 (pilots age 60) and have at least five years of vesting service.

Disability retirement – employee – management/non-management-must be a participant in the plan and have ten or more years of vesting service and be approved by Mesaba for service and be approved by Mesaba for disability retirement.

Service Fees for travel by active and retired employees and parents of active employees.  Northwest’s current pass travel policies provide for the following fees for pass travel by active and retired employees and parents of active employees:

Active management (exempt): No service charge.  International taxes apply.

Active non-management (non-exempt) and contract employees shall be subject to the following fees:  (see below)

Retirement management (exempt):  No service charge for the employee, spouse or domestic partner.  International taxes apply.  Service fees for eligible dependents are subject to the same service fees as non-management with less than five years of service as noted below.

Retirement non-management (non-exempt) and contract employees and eligible family members shall be subject to the same service fees as non-management with less than five years of service as noted below.

Services Fees
	Domestic		International		International
	Coach*	First*	Coach	First	Taxes
Employee less than 5 years service	$*** OW	$ *** OW	See Attachment 2	See Attachment 2	As applicable
Employee > 5 years service	***	$***	***	See Attachment 2	As applicable
Parent	$***	$***	See Attachment 2	See Attachment 2	As applicable

*Fares above are base fare only and do not include applicable travel taxes.  Travel taxes are subject to change by the U.S. Government or applicable country.

All pass travel fees and charges shall be subject to change at Northwest’s discretion, provided that fees and charges applicable to employees of Mesaba and MAIR shall be no higher than those applicable to comparable employees of Northwest, and no fees for Northwest employees will be higher than those for Mesaba and MAIR employees.

Pass travel fees shall apply to all Northwest Flights (including Mesaba and MAIR employees flying on Northwest Flights operated by Mesaba – including regional jets and turboprops).

Parents are eligible for travel only for active employees.  Upon retirement, parents of the employee are no longer eligible for travel.

Annual registration fee applies for all Mesaba and MAIR employees, including officers, using Leisure Travel privileges.  In addition, the annual registration fee applies to registered travel companions.

3) Companion/Buddy Travel Program.

Mesaba must terminate its existing companion/buddy pass travel program as of October 1, 2005.

Mesaba must terminate all pass travel by any persons who are not employees of Mesaba/MAIR or family members of Mesaba/MAIR employees (including without limitation employees of airlines other than Mesaba or Northwest) on Northwest Flights operated by Mesaba unless such travel is specifically permitted hereunder or an authorized officer of Northwest approves such pass travel in writing.  Northwest shall provide Mesaba with a list of officers of Northwest who are authorized to approve pass travel not provided for herein.

Mesaba will be entitled to establish a new companion/buddy program for Mesaba and MAIR employees for travel on Northwest Flights as follows:

Each employee of Mesaba and MAIR will receive *** one-way trips each calendar year on all Northwest Flights.

The companion of the Mesaba and MAIR employee must travel with the employee.

Registered Travel Companions:  Registered travel companions of Mesaba and MAIR employees will be entitled to pass privileges on Northwest flights in accordance with Northwest’s registered travel companion program.  The registered travel companion of the Mesaba/MAIR employee may travel unaccompanied at a boarding priority of *** on Northwest Flights.

Fees:  The fees payable by Mesaba and MAIR employees for companion/buddy travel on Northwest Flights shall be consistent with the fees payable by Northwest employees for companion travel on Northwest Flights operated by Northwest, Mesaba and Pinnacle.

Boarding priority:

Flights Operated By
	Northwest	Mesaba	Pinnacle
Boarding Priority	***	***	***

Registered Domestic Partners.  Registered domestic partners of Mesaba and MAIR employees will be entitled to pass privileges on Northwest Flights in accordance with Northwest’s registered domestic partner program, provided that registered domestic partners of Mesaba’s flight attendants will be eligible for pass privileges in accordance with the terms of the applicable collective bargaining agreement, and Mesaba will use its good faith efforts to conform such provision of the collective bargaining agreement to Northwest’s registered domestic partner program.

Mesaba/MAIR employees are eligible for the “Fly Confirmed with Perks” program and the “Fly Confirmed for Less” program under the same terms and conditions as Northwest employees.

Booking/Ticketing:

Mesaba agrees to maintain a link between its employee database system and that of Northwest to facilitate the automated booking of travel by Mesaba and MAIR employees.

With the automated linking of Mesaba’s and MAIR’s employee database systems, Mesaba and MAIR employees will be permitted to book positive space and space available travel in accordance with the provisions hereof using Northwest automated system (IVR) and via Northwest Reservations, as needed.

All travel must be by electronic tickets.  The use of paper tickets, trip passes, Mesaba ticket stock, or other such documents for travel on Northwest Flights operated by Mesaba shall be strictly prohibited unless arranged by the Northwest pass bureau.

Payment of Fees

Northwest shall invoice Mesaba on a monthly basis for all travel pass fees, registration fees and charges applicable to travel by employees of Mesaba and MAIR, family members, companions and registered domestic partners of such employees.  Travel by Mesaba vendors, interview candidates, etc. hereunder on any Northwest Flight will be paid at the time of ticketing and billed to a corporate credit card.  Mesaba shall pay to Northwest all invoiced amounts within 30 days after the date of the invoice. Mesaba may elect not to collect from its own employees and MAIR’s employees the pass travel fees and charges applicable to travel on Northwest Flights so long as Mesaba pays such fees and charges to Northwest on behalf of Mesaba’s/MAIR’s employees pursuant to the foregoing.  Any amounts collected by Mesaba for pass travel on Northwest Flights operated by Mesaba shall be collected on behalf of and for the benefit of Northwest and remitted to Northwest on a monthly basis within thirty (30) business days after the end of each month.  Mesaba shall have no right or interest in and to such amounts.

Revocation/Termination/Modification/Amendment of Pass Privileges.

All pass travel benefits described herein are deemed to be privileges and are subject to revocation by Northwest in the event of a failure to comply with the provisions hereof and the terms and conditions of Northwest’s pass travel policies, as the same may be changed from time to time by Northwest in its sole discretion.  Notwithstanding the foregoing, Northwest agrees that any changes in Northwest’s pass travel policies during the term of the Airline Services Agreement between Northwest and Mesaba shall not (i) reduce the relative boarding priority to which Mesaba/MAIR employees are entitled to travel on Northwest

Flights pursuant to Sections 9 hereof, or (ii) increase the fees and charges payable by Mesaba/MAIR employees for pass travel benefits on Northwest Flights above those amounts payable by comparable employees of Northwest for the same benefits.

Audit

Northwest shall be entitled to audit all records of Mesaba to verify compliance with the provisions hereof.

Travel Privileges of Persons Other than Mesaba Employees on Northwest Flights

Northwest shall have the right, in is sole discretion, to establish pass travel policies for all persons on all Northwest Flights, including those operated by Mesaba.  Mesaba shall administer travel and accommodate passengers on Northwest Flights operated by Mesaba consistent with all such policies established by Northwest.

It is understood and agreed that leisure travel benefits for Northwest employees will include boarding priority equal to Mesaba employees on Northwest Flights operated by Mesaba, based on seniority.  Northwest employees traveling with companions/buddies will board with priority ***.  Northwest’s employee travel fee structure will apply to all leisure travel by Northwest employees on Northwest Flights operated by Mesaba and Mesaba shall under no circumstances charge any additional fees, surcharges or other amounts to Northwest or Northwest employees traveling on Northwest Flights operated by Mesaba.

V.                                     Travel Privileges of Officers and Board of Directors of Mesaba/MAIR

Northwest agrees to issue to the President and CEO of MAIR an *** travel card that is valid for travel on Northwest Flights by such officer and his or her spouse and eligible dependent children so long as he or she is employed by MAIR.  This card will be valid for Business Travel or Leisure Travel.

Mr. Paul Foley, the current President and CEO of MAIR, shall, after his retirement, have the same retirement pass privileges as are granted to Northwest officers as of the Effective Date of the Agreement.

Northwest agrees to issue to Carl Pohlad, Chairman of the Board of MAIR, an *** travel card that is valid for travel on Northwest Flights by Mr. Pohlad and his spouse and eligible dependent children for so long as he is Chairman of the Board of MAIR.  This card will be valid for Business Travel or Leisure Travel.

Northwest agrees to issue to John Spanjers, President and Chief Operating Officer of Mesaba, an *** travel card that is valid for travel on Northwest Flights by Mr. Spanjers and his spouse and eligible dependent children so long as he is employed by Mesaba.  This card will be valid for Business Travel or Leisure Travel.

Northwest will issue to other officers of Mesaba and MAIR travel privileges (up to a maximum of *** or a maximum of *** trip events per year) on Northwest Flights consistent with the travel privileges to which managing directors of Northwest are entitled from time to time.  Currently such privileges are as follows:

Business Travel:	*** travel card.

Leisure Travel:	*** trip events per year plus unlimited *** space available travel as provided to Northwest management employees.

Members of the Board of Directors of Mesaba/MAIR who are not employees will be entitled to receive a *** travel card that is valid for travel by such Board member and his or her spouse and eligible dependent children on Northwest Flights operated by Northwest, Mesaba and Pinnacle.  The card will be valid for Mesaba/MAIR Business Travel and for Leisure Travel consistent with the travel privileges to which managing directors of Northwest are entitled from time to time.  The card will not be valid for business travel on behalf of any person, company or entity other than Mesaba or MAIR.

VI.                                 Travel Privileges of MLT Employees; Vacation Package Discount for Mesaba/MAIR Employees

As long as MLT is a wholly owned subsidiary of Northwest, MLT’s employees and eligible family members will have the following travel privileges for travel on Northwest Flights including those operated by Mesaba:

Employees traveling on company business are entitled to *** travel ***.

Employees and eligible family members are eligible for leisure travel on Northwest Flights operated by Mesaba and travel at priority *** or *** (parents without employees) and Northwest’s fee structure will apply.

Companions and registered travel companions are eligible for leisure travel at priority *** and Northwest’s fee structure will apply.

MLT will extend to Mesaba and MAIR employees the same discount program provided to Northwest employees for vacation packages booked with MLT.

Attachment A

Collateral Product/Unit Prices

***

Attachment 1

Pricing Bulleting BN 139

BN139, REVISION 1 / XJ VENDOR FARES

***

Attachment 2

International Service Fees

***

EXHIBIT G

NORTHWEST SERVICE CITIES

ABE	ALLENTOWN/BETHLEHAM/EASTON, PENNSYLVANIA, USA	PA
ABQ	ALBUQUERQUE-INTERNATIONAL, NEW MEXICO, USA	NM
ALB	ALBANY INTERNATIONAL AIRPORT, NEW YORK, USA	NY
ANC	ANCHORAGE-INTERNATIONAL, ALASKA, USA	AK
ASE	ASPEN, COLORADO, USA	CO
ATL	ATLANTA-HARTSFIELD INTERNATIONAL, GEORGIA, USA	GA
AUS	AUSTIN-ROBERT MUELLER FIELD, TEXAS, USA	TX
AZO	KALAMAZOO/BATTLE CREEK-INTL, MICHIGAN, USA	MI
BDL	HARTFORD/SPRNGFIELD-BRADLEY INTL, CONNECTICUT,	CT
BHM	BIRMINGHAM, ALABAMA, USA	AL
BIL	BILLINGS-LOGAN INTERNATIONAL, MONTANA, USA	MT
BIS	BISMARCK/MANDAN, NORTH DAKOTA, USA	ND
BNA	NASHVILLE, TENNESSEE, USA	TN
BOI	BOISE-GOWEN FIELD, IDAHO, USA	ID
BOS	BOSTON-LOGAN INTERNATIONAL, MASSACHUSETTS, USA	MA
BTR	BATON ROUGE, LOUISIANA, USA	LA
BUF	BUFFALO NIAGARA INTERNATIONAL, NEW YORK, USA	NY
BWI	BALTIMORE/WASHINGTON-INTERNATIONAL, MARYLAND, USA	MD
BZN	BOZEMAN, MONTANA, USA	MT
CID	CEDAR RAPIDS/IOWA CITY, IOWA, USA	IA
CLE	CLEVELAND-HOPKINS INTERNATIONAL, OHIO, USA	OH
CLT	CHARLOTTE, NORTH CAROLINA, USA	NC
CMH	COLUMBUS-INTERNATIONAL, OHIO, USA	OH
COS	COLORADO SPRINGS, COLORADO, USA	CO
CVG	CINCINNATI-CINCINNATI & N KENTUCKY INTL, OHIO, USA	OH
DAY	DAYTON-INTERNATIONAL, OHIO, USA	OH
DCA	WASHINGTON-NATIONAL, DISTRICT OF COLUMBIA, USA	DC
DEN	DENVER-INTERNATIONAL, COLORADO, USA	CO
DFW	DALLAS/FORT WORTH-INTERNATIONAL, TEXAS, USA	TX
DLH	DULUTH/SUPERIOR-INTERNATIONAL, MINNESOTA, USA	MN
DSM	DES MOINES-ARPT, IOWA, USA	IA
DTW	DETROIT-WAYNE COUNTY INTERNATIONAL, MICHIGAN, USA	MI
EGE	VAIL-EAGLE COUNTY, COLORADO, USA	CO
EWR	NEWARK LIBERTY INTERNATIONAL, NEW JERSEY, USA	NJ
FAI	FAIRBANKS-INTERNATIONAL, ALASKA, USA	AK
FAR	FARGO, NORTH DAKOTA, USA	ND
FCA	KALISPELL/GLACIER PARK-INTERNATIONAL, MONTANA, USA	MT
FLL	FORT LAUDERDALE-INTERNATIONAL, FLORIDA, USA	FL
FNT	FLINT, MICHIGAN, USA	MI
FSD	SIOUX FALLS, SOUTH DAKOTA, USA	SD

FWA	FORT WAYNE, INDIANA, USA	IN
GEG	SPOKANE-INTERNATIONAL, WASHINGTON, USA	WA
GFK	GRAND FORKS-INTERNATIONAL, NORTH DAKOTA, USA	ND
GPT	GULFPORT/BILOXI, MISSISSIPPI, USA	MS
GRB	GREEN BAY/CLINTONVILLE, WISCONSIN, USA	WI
GRR	GRAND RAPIDS-GERALD R FORD INTL, MICHIGAN, USA	MI
GSO	GREENSBORO/HIGH POINT-INT’L, NORTH CAROLINA, USA	NC
GSP	GREENVILLE/SPARTANBURG, SOUTH CAROLINA, USA	SC
GTF	GREAT FALLS-INTERNATIONAL, MONTANA, USA	MT
HDN	STEAMBOAT SPRINGS/HAYDEN/CRAIG, COLORADO, USA	CO
HNL	HONOLULU-INTERNATIONAL, HAWAII, USA	HI
HPN	NEW YORK-WESTCHESTER COUNTY, NEW YORK, USA	NY
IAD	WASHINGTON-DULLES INT’L, DISTRICT OF COLUMBIA, USA	DC
IAH	HOUSTON-INTERCONTINENTAL, TEXAS, USA	TX
ICT	WICHITA, KANSAS, USA	KS
IND	INDIANAPOLIS-INTERNATIONAL, INDIANA, USA	IN
JAC	JACKSON HOLE, WYOMING, USA	WY
JAN	JACKSON-INTERNATIONAL, MISSISSIPPI, USA	MS
JAX	JACKSONVILLE-INTERNATIONAL, FLORIDA, USA	FL
JFK	NEW YORK-JOHN F. KENNEDY INTL, NEW YORK, USA	NY
KOA	KONA/KAILUA, HAWAII, HAWAII, USA	HI
LAN	LANSING, MICHIGAN, USA	MI
LAS	LAS VEGAS-MCCARRAN INTERNATIONAL, NEVADA, USA	NV
LAX	LOS ANGELES INTERNATIONAL, CALIFORNIA, USA	CA
LGA	NEW YORK-LA GUARDIA, NEW YORK, USA	NY
LIT	LITTLE ROCK, ARKANSAS, USA	AR
LSE	LA CROSSE, WISCONSIN, USA	WI
MBS	SAGINAW/BAY CITY/MIDLAND, MICHIGAN, USA	MI
MCI	KANSAS CITY-INTERNATIONAL, MISSOURI, USA	MO
MCO	ORLANDO-INTERNATIONAL, FLORIDA, USA	FL
MDT	HARRISBURG-INTERNATIONAL, PENNSYLVANIA, USA	PA
MDW	CHICAGO-MIDWAY INTERNATIONAL, ILLINOIS, USA	IL
MEM	MEMPHIS-INTERNATIONAL, TENNESSEE, USA	TN
MEX	MEXICO CITY, MEXICO
MHT	MANCHESTER/CONCORD, NEW HAMPSHIRE, USA	NH
MIA	MIAMI-INTERNATIONAL, FLORIDA, USA	FL
MKE	MILWAUKEE-GENERAL MITCHELL INT’L, WISCONSIN, USA	WI
MOT	MINOT-INTERNATIONAL, NORTH DAKOTA, USA	ND
MSN	MADISON, WISCONSIN-DANE COUNTY REGIONAL, USA	WI
MSO	MISSOULA-JOHNSON/BELL FIELD, MONTANA, USA	MT
MSP	MINNEAPOLIS/ST. PAUL-INTERNATIONAL, MINNESOTA, USA	MN
MSY	NEW ORLEANS LOUIS ARMSTRONG INTL, LOUISIANA, USA	LA
MYR	MYRTLE BEACH-MYRTLE BEACH AFB, SOUTH CAROLINA,	SC
OGG	MAUI, HAWAII, USA	HI
OKC	OKLAHOMA CITY, OKLAHOMA, USA	OK
OMA	OMAHA, NEBRASKA, USA	NE

ONT	ONTARIO-INTERNATIONAL, CALIFORNIA, USA	CA
ORD	CHICAGO-O’HARE INTERNATIONAL, ILLINOIS, USA	IL
ORF	NORFOLK/VIRGINA BEACH-INTERNATIONAL, VIRGINIA, USA	VA
PBI	WEST PALM BEACH-INTERNATIONAL, FLORIDA, USA	FL
PDX	PORTLAND-INTERNATIONAL, OREGON, USA	OR
PHL	PHILADELPHIA-INTERNATIONAL, PENNSYLVANIA, USA	PA
PHX	PHOENIX-SKY HARBOR INTERNATIONAL, ARIZONA, USA	AZ
PIT	PITTSBURGH, PENNSYLVANIA, USA	PA
PSP	PALM SPRINGS-MUNICIPAL, CALIFORNIA, USA	CA
PVD	PROVIDENCE, RHODE ISLAND, USA	RI
PWM	PORTLAND-INTERNATIONAL, MAINE, USA	ME
RAP	RAPID CITY, SOUTH DAKOTA, USA	SD
RDU	RALEIGH/DURHAM-INTERNATIONAL, NORTH CAROLINA, USA	NC
RIC	RICHMOND-INTERNATIONAL, VIRGINIA, USA	VA
RNO	RENO/TAHOE-INTERNATIONAL, NEVADA, USA	NV
ROC	ROCHESTER, NEW YORK, USA	NY
RST	ROCHESTER, MINNESOTA, USA	MN
RSW	FORT MYERS INTERNATIONAL, FLORIDA, USA	FL
SAN	SAN DIEGO-LINDBERGH FIELD, CALIFORNIA, USA	CA
SAT	SAN ANTONIO-INTERNATIONAL, TEXAS, USA	TX
SBN	SOUTH BEND REGIONAL, INDIANA, USA	IN
SDF	LOUISVILLE INTERNATIONAL AIRPORT, KENTUCKY, USA	KY
SEA	SEATTLE-SEATTLE TACOMA INTL, WASHINGTON, USA	WA
SFO	SAN FRANCISCO-INTERNATIONAL, CALIFORNIA, USA	CA
SJC	SAN JOSE, CALIFORNIA, USA	CA
SJU	SAN JUAN-INTERNATIONAL, PUERTO RICO
SLC	SALT LAKE CITY-INTERNATIONAL, UTAH, USA	UT
SMF	SACRAMENTO, CALIFORNIA, USA	CA
SNA	SANTA ANA JOHN WAYNE AIRPORT, CALIFORNIA, USA	CA
SRQ	SARASOTA/BRADENTON, FLORIDA, USA	FL
STL	ST. LOUIS-LAMBERT INTERNATIONAL, MISSOURI, USA	MO
SUX	SIOUX CITY, IOWA, USA	IA
SYR	SYRACUSE-INTERNATIONAL, NEW YORK, USA	NY
TPA	TAMPA-INTERNATIONAL, FLORIDA, USA	FL
TUS	TUCSON-INTERNATIONAL, ARIZONA, USA	AZ
TVC	TRAVERSE CITY, MICHIGAN, USA	MI
TYS	KNOXVILLE, TENNESSEE, USA	TN
VPS	VALPARAISO/FORT WALTON BEACH, FLORIDA, USA	FL
YEG	EDMONTON-INTERNATIONAL, ALBERTA, CANADA	AB
YQR	REGINA, SASKATCHEWAN, CANADA	SK
YUL	MONTREAL-DORVAL INTERNATIONAL, QUEBEC, CANADA	PQ
YVR	VANCOUVER-INTERNATIONAL, BRITISH COLUMBIA, CANADA	BC
YWG	WINNIPEG INT., MANITOBA, CANADA	MB
YXE	SASKATOON, SASKATCHEWAN, CANADA	SK
YYC	CALGARY-INTERNATIONAL, ALBERTA, CANADA	AB
YYZ	TORONTO-PEARSON INTERNATIONAL, ONTARIO, CANADA	ON

EXHIBIT H

FACILITIES USE AGREEMENT

This FACILITIES USE AGREEMENT (the “Agreement”) is made and entered into as of this      day of August, 2005 (the “Effective Date”) by and between Northwest Airlines, Inc., a Minnesota corporation (“Northwest”) and Mesaba Aviation, Inc. d/b/a “Mesaba Airlines”, a Minnesota corporation (“Mesaba”).

WITNESSETH:

WHEREAS, Northwest and Mesaba entered into an Airline Services Agreement dated as of                             ,          , (as amended, modified or supplemented from time to time, the “Airline Services Agreement”); and

WHEREAS, pursuant to Section 4.03 of the Airline Services Agreement, Northwest agreed to grant Mesaba the right to use certain premises and facilities leased by Northwest at the                                Airport (the “Airport”) pursuant to that certain                                                    Agreement dated as of                     ,            by and between the                                                    (the “Lessor”) and Northwest (as may be amended, modified and supplemented from time to time, the “Northwest Lease”) on the terms and conditions set forth herein.

NOW, THEREFORE, Northwest and Mesaba, each in consideration of the agreements of the other and intending to be legally bound, agree as follows:

Section 1.  Use of Premises.  During the term of this Agreement, Northwest hereby agrees to provide Mesaba and its officers, employees, representatives, contractors and agents, on and subject to the terms, conditions and covenants hereinafter set forth, with access to certain of the Premises leased by Northwest pursuant to the Northwest Lease.  Northwest, in its sole discretion, shall designate from time to time the portion of such premises and facilities to be used by Mesaba hereunder (said premises and facilities so designated by Northwest, and together with all improvements and fixtures located thereon, are hereinafter referred to as the “Premises”).  Mesaba’s use of the Premises shall be on a non-exclusive, non-preferential, shared-use basis, said use to be coordinated with Northwest’s Manager at the Airport.  Nothing in this Agreement shall be deemed to confer upon Mesaba any interest in the Premises, right to possess or control the use of the Premises, or any other rights with respect to the Premises other than those expressly provided herein.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, USE OF THE PREMISES IS PROVIDED ON AN “AS IS, WHERE IS” BASIS AND WITH ALL DEFICIENCIES AND FAULTS BOTH KNOWN AND UNKNOWN.  MESABA ACKNOWLEDGES THAT IT HAS MADE A THOROUGH INSPECTION OF THE PREMISES AND ACCEPTS THE USE OF SUCH PREMISES “AS IS, WHERE IS” AND THAT, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, NORTHWEST MAKES NO REPRESENTATIONS OR WARRANTIES, AND MESABA EXPRESSLY WAIVES ALL WARRANTIES, EXPRESSED OR IMPLIED, RELATING TO THE SUITABILITY, FITNESS FOR USE

OR FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN OR CONDITION OF THE PREMISES.

Section 2.  Incorporation of the Northwest Lease.  Mesaba expressly acknowledges and agrees that this Agreement is subject to and conditioned upon all of the terms, covenants and conditions of the Northwest Lease, which terms, covenants and conditions, except as modified or deleted herein, are expressly incorporated into this Agreement by reference as if set forth in full herein to the extent the same apply to the Premises.  Upon request from Mesaba, Northwest shall provide Mesaba with a full and complete copy of the Northwest Lease.  Mesaba agrees to assume, faithfully perform, carry out and be bound by all of the terms, covenants and conditions of the Northwest Lease with respect to its use of the Premises at the time and in the manner provided therein as if Mesaba was expressly named as the Lessee under the Northwest Lease.  Unless otherwise provided herein, all references to the “Lessor” in the Northwest Lease shall be deemed to include both the Lessor and Northwest, and Northwest shall have against Mesaba all rights and remedies conferred upon the Lessor therein, provided, however, that Mesaba agrees to look solely to the Lessor for performance of the Lessor’s obligations under the Northwest Lease. Northwest shall not be liable to Mesaba for the failure of the Lessor to perform its obligations under the Northwest Lease, provided that within a reasonable period of time after receipt of notice from Mesaba that Lessor has failed to so perform, Northwest shall use its reasonable efforts to cause the Lessor to perform such obligations to the extent that the failure of Lessor to do so could adversely affect Mesaba’s use of the Premises.  Mesaba agrees that it will not do or fail to do anything with respect to the Premises which would cause a default to occur under the terms of the Northwest Lease.  If approval of this Agreement by the Lessor is required pursuant to the provisions of the Northwest Lease, this Agreement is conditioned upon receipt of such approval. In the event the Lessor does not approve this Agreement, this Agreement shall be canceled immediately and all rights and obligations of the parties hereunder shall terminate immediately.

Section 3.  Term.  This Agreement commences on the Effective Date and shall continue in effect until the earlier of the expiration or termination of the Northwest Lease or the expiration or termination of the Airline Services Agreement, subject to earlier termination upon the occurrence of any of the following:  (i) if the Northwest Lease expires or is terminated for any reason whatsoever, in which event this Agreement shall terminate immediately upon the expiration or termination of the Northwest Lease; (ii) if Northwest terminates this Agreement pursuant to Section 12 hereof; (iii) if the Airline Services Agreement is terminated for any reason; (iv) in the event Mesaba no longer operates flights pursuant to the Airline Services Agreement to or from the Airport; or (v) upon mutual agreement of the parties hereto.

Section 4.  Use Fees. During the term of this Agreement, Mesaba shall pay to Northwest for use of the Premises the amounts set forth in Exhibit A attached hereto and incorporated herein by reference (the “Fee”).  Fees or rents shall be paid by Mesaba within thirty (30) days following the date of Northwest’s invoice to Mesaba, at Northwest’s address as herein set forth.   The Fee for any fractional month following the commencement or preceding the end of this Agreement shall be prorated by days.  If any payment due hereunder is not received by Northwest on or before the date on which said payment is due, Mesaba agrees to pay interest on any overdue amounts at the rate of one and one-half percent (1½%) per month, but not to exceed the maximum interest rate legally permissible in the State of Minnesota, in addition to the amounts due.

Section 5.  Taxes, Fees and Other Charges; Liens.  Except as otherwise provided in the Airline Services Agreement, Mesaba shall be responsible for the payment of all taxes (other than taxes based on or measured by Northwest’s net income), fees and other charges, including without limitation port or percentage fees assessed against this Agreement, which are imposed by the Airport or any governmental authority against the Lessor, Northwest or Mesaba with respect to this Agreement or Mesaba’s use of the Premises or on any tangible personal property owned by Mesaba, plus all interest and penalties attributable to such taxes, fees or other charges. Mesaba’s obligations in this Section 5 pertain to all taxes (other than taxes based on or measured by Northwest’s net income), fees and other charges incurred or arising during the term of this Agreement, and shall not include or obligate Mesaba to pay or indemnify Northwest for an any Pre-Existing Tax Liabilities (as hereinafter defined).  The term “Pre-Existing Tax Liabilities” shall mean any taxes, fees and other charges incurred by or related to the Premises or Northwest’s use or possession thereof prior to the Effective Date of this Agreement.  In the event that Mesaba enters this Agreement in the middle of any annual taxation period, the tax liabilities will be prorated accordingly between Northwest and Mesaba.  At all times during the term of this Agreement, Mesaba shall keep the Premises free and clear of all liens, levies and encumbrances arising from or related to any act or omission of Mesaba or any party acting by or through Mesaba.  Mesaba will provide to Northwest copies of all reports provided to the Airport with respect to all fees and charges, including without limitation, landing fees, payable with respect to flights operated at the Airport.

Section 6.  Use of Premises; Compliance with Laws and Regulations.  Mesaba shall use the Premises solely for its Northwest Airlink operations in accordance with the Airline Services Agreement and for no other purpose without Northwest’s prior written consent. The Premises may not be sublet, subdivided or used to provide services to other air transportation companies whether or not such companies are affiliates of Mesaba unless approved in advance by Northwest. Mesaba shall conduct its operations on the Premises in a reasonable manner and shall not commit or suffer to be committed any nuisance or act or thing which may disturb the quiet enjoyment of Northwest or any other tenant at the Airport.  Mesaba acknowledges that Northwest reserves the right to establish from time to time reasonable rules, regulations and procedures for the use of the Premises and Mesaba agrees to and shall cause its employees, agents and all persons using the Premises under it to comply with all such rules, regulations and procedures. At all times during the term of this Agreement, Mesaba’s operations and activities on the Premises shall be in strict compliance with all laws, rules and regulations of any federal, state, county, city or other governmental authority having jurisdiction over the operation of the Airport.  Mesaba shall pay when due all costs, fines, fees and assessments that may be levied against it with respect to its operations and activities on the Premises during the Term of this Agreement.

Section 7.  Improvements.  Mesaba shall not erect any structures, make any improvements to or do any other construction work on the Premises or alter, modify, make additions or improvements to or install any fixtures in any building or structure now existing on the Premises at any time during the term hereof, without the prior written consent of both

Northwest and the Lessor.  The costs of any such construction, improvements, alterations, additions or modifications shall be borne solely by Mesaba.  In the event any construction, improvement, alteration, modification or addition is made without such approvals, Northwest may require Mesaba to remove the same and restore the Premises to their condition prior to such construction, improvement, alteration, modification or addition, and if Mesaba fails to do the same, Northwest may effect the removal and restoration and Mesaba shall pay the cost thereof to Northwest plus an administrative charge of fifteen percent (15%) of such costs.  Mesaba shall not remove any improvements made or fixtures installed on the Premises during the term of this Agreement (unless Northwest requires their removal pursuant to this Section 7).  At the expiration or earlier termination of this Agreement, title to such improvements and fixtures shall automatically vest in Northwest.

Section 8.  Maintenance and Repair. Mesaba shall promptly repair any and all damage to the Premises caused by its employees, agents, guests and invitees, or resulting from Mesaba’s use of the Premises and shall provide, at its sole expense, janitorial and trash removal services necessary to maintain a sanitary condition and neat appearance within the Premises. In the event Mesaba fails to perform such obligations and such failure continues for at least ten (10) days following Mesaba’s receipt of written notice of such failure from Northwest, Northwest may elect, but shall have no obligation, to perform any work on the Premises that may be necessary by reason of Mesaba’s failure to perform and in such event Mesaba shall pay to Northwest immediately upon demand therefor the full cost associated with such work plus an administrative fee of fifteen percent (15%).  Nothing herein shall imply any duty upon the part of Northwest to do any such work and performance thereof by Northwest shall not constitute a waiver of Mesaba’s default in failing to perform the same.  Northwest shall not be liable for inconvenience, annoyance, disturbance, loss of business or other damage to Mesaba as a result of any interference with Mesaba’s use of the Premises by Northwest.

Section 9.  Security Procedures.  Mesaba agrees to fully implement all procedures and comply with all regulations of the Airport’s security program.  Mesaba will instruct its employees and any other representatives of Mesaba including those under contract, as to the security procedures to be followed and responsibilities required to be performed by Mesaba with respect to its use of the Premises.  Northwest may, from time to time, evaluate Mesaba’s compliance with the Airport’s security program.  In the event Mesaba shall fail to implement, perform or observe any of the security procedures on its part to be performed, observed and kept with respect to the Premises, Northwest shall have the right to immediately take any corrective measures deemed necessary by Northwest, including but not limited to termination of this Agreement in accordance with Section 12 hereof.  Mesaba shall indemnify and hold harmless Northwest, its directors, officers, agents and employees, from and against any and all costs, claims, judgments and expenses (including attorneys’ fees) incurred by Northwest due to any investigation commenced, or penalties or fines imposed, by the Federal Aviation Administration, Transportation Security Administration, the Airport or any other governmental agency having jurisdiction with respect to the Airport’s security program arising out of or in connection with Mesaba’s use of the Premises.

Section 10.  Limitation of Liability and Indemnity.  Notwithstanding any provision of the Northwest Lease to the contrary, Northwest shall not be liable to Mesaba, or any of Mesaba’s agents, employees, servants or invitees, and Mesaba agrees to release, indemnify, hold harmless and defend Northwest, the Lessor, and their respective officers, directors, employees, agents, successors and assigns, from and against any and all suits, claims, actions, damages, liabilities and expenses (including, without limitation, attorneys’ fees, costs and related expenses) for bodily or personal injury or death to any persons and for any loss of, damage to, or destruction of any property, including loss of use, incidental and consequential damage thereof, arising out of or in any manner connected with the breach, violation, performance or nonperformance of any provision of this Agreement or of the Northwest Lease or the use of the Premises by Mesaba or any of Mesaba’s agents, representatives, employees, contractors or invitees, whether or not occurring or arising out of the negligence, whether sole, joint, concurrent, comparative, active, passive, imputed or any other type, of Northwest, the Lessor or their respective officers, directors, employees or agents; however, the foregoing indemnification shall not apply to any claim or liability resulting from the gross negligence or willful misconduct of Northwest, its officers, directors, employees or agents.  Mesaba’s aforementioned indemnification obligations to Northwest shall not include or obligate Mesaba to indemnify Northwest for any Pre-Existing Liabilities (as hereinafter defined) or Post-Termination Liabilities (as hereinafter defined).  The term “Pre-Existing Liabilities” shall mean any suits, claims, actions and liabilities (including without limitation any attorneys’ fees, costs and related expenses incurred in connection therewith) related to the condition or design and any defect of the Premises or Northwest’s use or possession thereof prior to the Effective Date.  The term “Post-Termination Liabilities” shall mean any suits, claims, actions and liabilities (including without limitation any attorneys’ fees, costs and related expenses incurred in connection therewith) related to the condition or design and any defect of the Premises or Northwest’s or any other party’s use or possession thereof after Termination, unless such “Post-Termination Liabilities” are found to have been caused by Mesaba, or unless Mesaba assigns this Agreement pursuant to Section 17(c) below.

Section 11.  Insurance.

(a)                                  Sublessee shall at all times during the term of this Agreement maintain in full force and effect the following insurance coverages:

(i)                                     Workers’ compensation and occupational disease coverage in the form of and in the minimum amounts required by the laws of the states in which Sublessee operates.  Such coverage shall include employer’s liability coverage with limits of not less than $*** per incident.

(ii)                                  Commercial general liability coverage with limits no less than $*** combined single limit per occurrence.  Such coverage shall include endorsements for personal injury and contractual liability.

(iii)                               Comprehensive aviation bodily injury and property damage liability coverage with limits of not less than $*** combined single limit per occurrence, including but not limited to aircraft liability, passenger legal liability, premises and property damage liability, hangar keepers liability and baggage and cargo liability.  Such coverage shall include personal injury and contractual liability, and shall also include war risk and allied perils, hijack and confiscation coverage with a limit of not less than $*** per incident.

(b)                                 Commercial general liability and comprehensive airline liability insurance coverages shall provide coverage for events which occur during the policy period, are continuing in nature and not on a claims made basis, and shall include endorsements that:

(i)                                     Underwriters acknowledge that the indemnification and hold harmless provisions of this Agreement are insured under Sublessee’s blanket contractual liability coverage;

(ii)                                  Northwest and the Lessor are named as additional insureds on such insurance to the extent of the contractual liability assumed by Sublessee hereunder;

(iii)                               Said insurance is primary with respect to the matters within such coverage, irrespective of any insurance carried by Northwest;

(iv)                              Provide that, as respects the interests of Northwest and the Lessor, this insurance shall not be invalidated by any breach of warranty by Sublessee;

(v)                                 Provide a severability of interests/cross liability endorsement; and

(vi)                              Provide that the insurer shall waive its subrogation rights against Northwest and the Lessor.

(c)                                  Prior to the commencement of this Agreement, Mesaba shall cause to be delivered to Northwest certificates of insurance evidencing compliance with the provisions of this Section 11.  All of the insurance coverages referenced in this Section 11 shall be written through a company or companies satisfactory to Northwest, and the certificates of insurance shall unconditionally obligate the insurer to notify Northwest in writing at least thirty (30) days in advance of the effective date of any material change in or cancellation of such insurance.

Section 12.  Default and Remedies.  Northwest may terminate this Agreement or pursue any other remedy provided to the Lessor under the Northwest Lease if Mesaba fails to cure any default of this Agreement within ten (10) days following receipt of written notice of default from Northwest, or under any circumstances in which the Northwest Lease permits the Lessor to pursue any such remedies.  Termination of this Agreement by Northwest pursuant to this Section 12 shall not be construed as a waiver by Northwest of any other rights or remedies it may have at law or in equity.  Notwithstanding any other provision of this Agreement, in addition to the remedies provided herein and in the Northwest Lease, Northwest shall have all other rights and remedies available at law or in equity.

Section 13.  Environmental Matters.

(a)  Covenants.  Mesaba hereby acknowledges and agrees that:

(i) Mesaba shall comply with all applicable Environmental Laws, properly handle, label and dispose of all Hazardous Substances utilized by or generated from operations on the Premises, and shall ensure that all persons utilized by Mesaba in its operations on the Premises have been fully and properly trained in the handling of Hazardous Substances.

(ii)  Mesaba shall be responsible for obtaining all permits and authorizations required for its operations on the Premises.

(iii)  Northwest shall be permitted access to the Premises at all times to inspect Mesaba’s operations thereon.  Northwest may perform an environmental audit of the Premises at any time during the term hereof and Mesaba agrees to implement any changes to its operations or practices and procedures requested by Northwest following such audit.

(iv)  Mesaba shall provide Northwest with copies of any notice, correspondence or other communication to or from any governmental entity or agency thereof that relates in any way with the condition of the Premises.

(b)  Indemnity.  Mesaba shall be responsible for and shall indemnify, defend and hold Northwest harmless from and against all Losses associated with (i) any Release from, in, on or to the Premises of a Hazardous Substance during the Term of this Agreement (or any holdover by Mesaba after expiration of the term), (ii) any violation of any Environmental Law in connection with the use of the Premises during the term of this Agreement (or any holdover by Mesaba after the expiration of the term), or (iii) any investigation of Mesaba ordered by a governmental entity with appropriate jurisdiction over the Premises.  The indemnity obligations of this Section 13 shall survive the expiration or termination of this Agreement.

(c)  Definitions.  For purposes of this Agreement, the following terms shall have the meanings noted:

(i)  “Environmental Law” shall mean all applicable federal, state and local laws, rules, code, regulations, ordinances and orders with respect to environmental protection or worker health and safety, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Hazardous Materials Transportation Act, as amended; the Resources Conservation and Recovery Act, as amended; the Toxic Substance Control Act of 1976, as amended; the Federal Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the National Environmental Policy Act, as amended; any so-called “Superfund” or “Superlien” law; the Occupational Safety and Health Act, as amended; all regulations promulgated by the United States Environmental Protection Agency; all regulations promulgated by the Occupational Safety and Health Administration; and all rules adopted pursuant thereto.

(ii)  “Hazardous Substance” shall mean all substances defined or listed as “hazardous substances,” “toxic substances,” “hazardous waste,” “toxic pollutants” in, or otherwise regulated under, any Environmental Law, including without limitation petroleum products and wastes and asbestos-containing materials.

(iii)  “Release” shall mean any actual or threatened escape, seepage, leakage, spillage, discharge, emission, pumping, emptying or release.

Section 14.  Notices. All notices and other communications under this Agreement shall be effective two (2) business days after deposit with the United States Postal Service, first class, postage prepaid, or one (1) business day after delivery via overnight courier, or when hand delivered or transmitted by facsimile, and shall be in writing and addressed to the parties at the following addresses:

To Northwest:	Northwest Airlines, Inc.
2700 Lone Oak Parkway (Dept. A1135)
Eagan, MN 55121-1534
Fax No. (612) 727-6041
Attention: Managing Director - Facilities & Airport Affairs

To Mesaba:	Mesaba Aviation, Inc.
1000 Blue Gentian Road, Suite 200
Eagan,
Fax No. 651-367-5360
Attention: President and Chief Operating Officer
With copy to: Vice President of Financer

Either party may change the address at which notice is to be made by providing notice of the change to the other party, in writing, in the manner provided for in this Section 14.

Section 15.  Force Majeure.  Neither party shall be liable for any failure to perform its obligations under this Agreement, except for Mesaba’s payment obligations set forth herein, if such failure is due to causes beyond its control and not the result of its fault or neglect, including without limitation, acts of God, war, the public enemy, epidemics, quarantine restrictions, fire, fog, flood or other abnormally severe weather condition, epidemics, riots or civil commotion, strikes, lockouts or labor disputes, actions of governments or agencies thereof.

Section 16.  Nondiscrimination.  Mesaba agrees that it shall not discriminate against any worker, employee or applicant or any member of the public because of race, color, creed, religion, national origin, ancestry, age or sex.  Mesaba agrees to undertake an affirmative action program as required by 14 CFR Part 152, Subpart E, to ensure that no persons shall on the grounds of race, color, creed, national origin or sex be excluded from participating in any employment activities covered in 14 CFR Part 152, Subpart E.

Section 17.  Miscellaneous.

(a)                                  Litigation Expenses.  In the event of any legal action between Northwest and Mesaba to enforce any of the provisions and/or rights hereunder, the unsuccessful party in such action agrees to pay to the other party all reasonable costs and expenses incurred by the successful party in connection therewith, including, without limitation, court costs and reasonable attorneys’ fees.

(b)                                 Integration; Amendment and Modification.  This Agreement embodies the entire agreement between the parties hereto relative to the subject matter hereof and shall not be modified, changed or altered in any respect except in writing.

(c)                                  Assignment.  Mesaba shall not assign its rights or obligations pursuant to this Agreement or permit any third party to use any portion of the Premises without the prior written consent of Northwest and the Lessor (if required under the Northwest Lease).  In the event Northwest consents to any such assignment, Mesaba shall be fully responsible to Northwest and the Lessor for and shall indemnify and hold Northwest and the Lessor harmless with respect to compliance by the assignee with all of the provisions of this Agreement and the Northwest Lease, except and unless Mesaba’s assignment is to Northwest, or to another direct Northwest or Northwest Airlink affiliate.

(d)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

(e)                                  Successors and Assigns.  The covenants, agreements and obligations herein contained shall extend to, bind and inure to the benefit not only of the parties hereto but their successors and permitted assigns.

(f)                                    Survival.  The obligations of Mesaba contained in Sections 5, 7, 9, 10, 11, 14 and 17 hereof shall remain in effect and survive the expiration or termination of this Agreement.

(g)                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one agreement.

(h)                                 Severability.  If any term of this Agreement shall be judicially determined to be illegal, invalid or unenforceable at law or in equity, it shall be deemed to be void and of no force and effect to the extent necessary to bring such term within the provisions of any such applicable law or laws, and such terms as so modified and the balance of the terms of this Agreement shall remain enforceable.

IN WITNESS WHEREOF, Northwest and Mesaba have executed this Agreement as of the day and year first above written.

NORTHWEST AIRLINES, INC.	MESABA AVIATION, INC.

By:	By:
(Signature)	(Signature)
Name:	Name:

Its:	Its:

ACKNOWLEDGMENT AND CONSENT

                                                               , which is the Lessor under the Northwest Lease, hereby acknowledges receipt of an executed copy of the foregoing Facilities Use Agreement and consents to the terms thereof.

By:

Name:

Title:

Date:

Attachment A

Use Fees

EXHIBIT I

CANCELLATION CODES

XNO – Northwest Requested Cancellation

XPO – Passenger Overfly

XSO – Airlink Special Cancel

XOZ – Overflight

XNS – Northwest Caused Cancellation

XDS* – Aircraft Damage Station

XQS* – Equipment Station

XVS* – Serving Station

XXS* – Regional Jet / Saab Substitution

XSZ – Schedule Cancellation / Change (approved by Northwest)

*only at Northwest Service Cities

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